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TABLE OF CONTENTS 2
TABLE OF CONTENTS 3

As filed with the Securities and Exchange Commission on October 18, 2016.

Registration No. 333-213532

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST MIDWEST BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	36-3161078 (IRS Employer Identification Number)

One Pierce Place, Suite 1500
Itasca, Illinois 60143-9768
(630) 875-7463
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Nicholas J. Chulos
Executive Vice President, Corporate Secretary and General Counsel
First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143-9768
(630) 875-7345
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mark J. Menting, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Lawrence P. Kelley President and Chief Executive Officer Standard Bancshares, Inc. 7800 West 95th Street Hickory Hills, IL 60457 (708) 598-7400	Edwin S. del Hierro, Esq. Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 (312) 862-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01	23,378,660 shares(1)	N/A	$281,618,806(2)	$28,359(3)(4)

(1)
Represents the estimated maximum number of shares of common stock of the registrant estimated to be issued upon completion of the merger described in the joint proxy statement/prospectus contained herein. This number is based upon the product of (x) 53,744,047, which represents the sum of (A) 37,982,220 shares of voting common stock, par value $0.01 per share, of Standard Bancshares, Inc. outstanding as of August 19, 2016, plus (B) 10,434,045 shares of non-voting common stock, par value $0.01 per share, of Standard Bancshares, Inc. outstanding as of August 19, 2016, plus (C) 5,327,782 shares reserved for outstanding awards under various Standard plans as of August 19, 2016 and issuable upon the exercise of options, multiplied by (y) 0.435, which is the number of shares of the registrant's common stock to be issued per share of Standard Bancshares, Inc. common stock under the Agreement and Plan of Merger, dated as of June 28, 2016, by and among First Midwest Bancorp, Inc., Standard Bancshares, Inc. and Benjamin Acquisition Corporation, which is attached to the joint proxy statement/prospectus as Appendix A.

(2)
Pursuant to Rule 457(f)(2), the proposed maximum offering price was computed as follows: the product of (x) the estimated maximum number of shares of common stock that may be received by the registrant pursuant to the merger (53,744,047 shares) multiplied by (y) the book value per share of common stock of Standard Bancshares, Inc. as of June 30, 2016 ($5.24).

(3)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by First Midwest Bancorp, Inc. by 0.0001007.

(4)
Previously paid.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to First Midwest Bancorp, Inc.'s common stock to be offered in this transaction has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell, or the solicitation of an offer to buy, in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 18, 2016

[                        ], 2016

Dear Stockholders of First Midwest Bancorp, Inc. and Shareholders of Standard Bancshares, Inc.:

         On June 28, 2016, First Midwest Bancorp, Inc. ("First Midwest") and Standard Bancshares, Inc. ("Standard") entered into an Agreement and Plan of Merger ("merger agreement") that provides for the combination of the two companies. Under the merger agreement, Benjamin Acquisition Corporation, a newly formed, direct, wholly owned subsidiary of First Midwest will merge with and into Standard, with Standard being the surviving company (the "merger"). Immediately following the completion of the merger and as part of a single integrated transaction, Standard will merge with and into First Midwest, with First Midwest being the surviving company (the "parent merger" and, together with the merger, the "mergers"). Following the parent merger at such time as First Midwest may determine in its sole discretion, Standard Bank & Trust Company, an Illinois state chartered bank and a wholly owned subsidiary of Standard, will merge with and into First Midwest Bank, an Illinois state chartered bank and a wholly owned subsidiary of First Midwest, with First Midwest Bank being the surviving bank (the "bank merger"). Following the bank merger, First Midwest Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois.

         Upon completion of the merger, each holder of Standard voting common stock and Standard non-voting common stock (collectively, "Standard common stock") will receive 0.435 of a share of First Midwest common stock (the "exchange ratio") in exchange for each share of Standard voting common stock or Standard non-voting common stock held immediately prior to the completion of the merger (the "merger consideration"), which will be subject to adjustment, as described further in the accompanying joint proxy statement/prospectus, if certain environmental conditions and/or title defects exist with respect to Standard's real property and the total after-tax cost to remediate and/or cure such conditions or defects is greater than $2,000,000. Based on the number of shares of Standard common stock outstanding on [                        ], 2016, we expect that the payment of the merger consideration will require First Midwest to issue approximately [            ] shares of First Midwest common stock in connection with the merger. Based on First Midwest's closing price of $16.11 on June 28, 2016 (the last trading day before the announcement of the merger), each share of Standard voting common stock and Standard non-voting common stock exchanged for 0.435 shares of First Midwest common stock would have a value of $7.01, with a proposed aggregate value of approximately $365 million. Based on First Midwest's closing price of $[            ] on [                        ], 2016 (the last practicable trading day before the printing of the accompanying joint proxy statement/prospectus), each share of Standard voting common stock and Standard non-voting common stock exchanged for 0.435 shares of First Midwest common stock would have a value of $[            ], with a proposed aggregate value of approximately $[            ] million. In addition, based on the number of issued and outstanding shares of First Midwest common stock and Standard common stock as of [                        ], 2016, and based on the exchange ratio of 0.435, holders of shares of Standard common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately [            ]% of the issued and outstanding shares of First Midwest common stock immediately following the effectiveness of the merger.

         First Midwest common stock trades on the NASDAQ Stock Market under the symbol "FMBI". The following table shows the implied value of the merger consideration that would be received by Standard shareholders in exchange for each share of Standard voting common stock and Standard non-voting common stock if the per share price of First Midwest common stock was $17.35, which was the per share volume weighted average price of First Midwest common stock on the NASDAQ Stock Market for the 15 trading days ending on and including June 28, 2016, the last trading day before the announcement of the merger, and if such price was $[            ], which was the per share volume weighted average price of First Midwest common stock on the NASDAQ Stock Market for the 15 trading days ending on and including [                        ], 2016, the latest practicable trading day before the printing of the accompanying joint proxy statement/prospectus.

	15-Day Volume Weighted Average Price of First Midwest Common Stock on NASDAQ		Exchange Ratio	Total Consideration Per Share of Standard Common Stock(1)
June 28, 2016		$17.35	0.435		$7.55
[ ], 2016	$	[ ]	0.435	$	[ ]

(1)
Computed as the 15 day volume weighted average price of First Midwest common stock on the NASDAQ Stock Market ending on the date specified multiplied by the exchange ratio. The information presented does not reflect the actual value of the merger consideration that will be received by holders of Standard common stock in the merger. The exchange ratio is fixed (subject to potential adjustment for certain environmental conditions and/or title defects, as described above), and therefore neither the 15-day volume weighed average price of First Midwest common stock nor any other measure of the value of the First Midwest common stock will be used to determine the number of shares of First Midwest common stock received by holders of Standard common stock in the merger. The value of the merger consideration at the closing of the merger will be based on the price of First Midwest common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the 15-day volume weighed average price of First Midwest common stock on the dates set forth above.

         Upon completion of the merger, each outstanding stock settled right of Standard (each, a "Standard stock settled right") will be redeemed at a redemption price equal to the amount by which the following clause (1) exceeds clause (2), where: (1) is the sum of (x) the product of the exchange ratio and $17.99 and (y) all cash dividends paid on a share of Standard common stock from February 22, 2013 until the effective time of the merger (which as of the date of the accompanying joint proxy statement/prospectus is $[            ]); and (2) is $4.65, accreting on a daily basis at a rate of 12% from February 22, 2013 until three days after the date on which (A) First Midwest has received all required regulatory approvals, (B) Standard has received all required approvals from its shareholders and (C) Standard has otherwise satisfied or is capable of satisfying its conditions to closing the merger (which accretion as of the date of the accompanying joint proxy statement/prospectus results in a value of $[            ]).

         First Midwest will hold a special meeting of its stockholders and Standard will hold a special meeting of its shareholders in connection with the merger. First Midwest stockholders will be asked to approve the issuance of First Midwest common stock in the merger, as described in the accompanying joint proxy statement/prospectus. Approval of the issuance of First Midwest common stock in the merger requires the affirmative vote of a majority of the total votes cast by holders of First Midwest common stock at the First Midwest special meeting. Holders of Standard voting common stock will be asked to vote to approve the merger agreement and the transactions contemplated thereby, as described in the accompanying joint proxy statement/prospectus. Approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least 55% of the outstanding shares of Standard voting common stock. Holders of Standard non-voting common stock will also be asked to vote to approve the conversion of Standard non-voting common stock into First Midwest common stock in the merger, as described in the accompanying joint proxy statement/prospectus. Approval of the conversion of Standard non-voting common stock into First Midwest common stock in the merger requires the affirmative vote of a majority of the outstanding shares of Standard non-voting common stock. All of the directors and certain officers and large shareholders of Standard, collectively holding an aggregate [            ] shares of Standard voting common stock (or approximately [      ]% of the outstanding shares) and [            ] shares of Standard non-voting common stock (or approximately [      ]% of the outstanding shares) as of the Standard record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby and the conversion of Standard non-voting common stock into First Midwest common stock in the merger.

         The special meeting of First Midwest stockholders will be held at [            ], located at [                ] on [                        ], 2016 at [            ] [a.m.][p.m.] Central time. The special meeting of holders of Standard voting common stock and non-voting common stock will be held at [            ], located at [            ] on [                        ], 2016 at [            ] [a.m.][p.m.] Central time.

         First Midwest's board of directors unanimously recommends that First Midwest stockholders vote "FOR" the issuance of First Midwest common stock in the merger and "FOR" one or more adjournments of the First Midwest special meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the issuance of First Midwest common stock in the merger.

         Standard's board of directors unanimously recommends that holders of Standard voting common stock vote "FOR" the approval of the merger agreement and the transactions contemplated thereby, that holders of Standard's non-voting common stock vote "FOR" the conversion of Standard non-voting common stock into First Midwest common stock in the merger and that holders of Standard voting common stock and Standard non-voting common stock vote "FOR" one or more adjournments of the Standard special meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposals.

         We cannot complete the mergers without the approval of the issuance of First Midwest common stock in the merger by First Midwest's stockholders, the approval of the merger agreement and the transactions contemplated thereby by holders of Standard's voting common stock and the approval of the conversion of Standard non-voting common stock into First Midwest common stock in the merger by holders of Standard's non-voting common stock. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the special meeting of First Midwest stockholders or the special meeting of holders of Standard voting common stock and non-voting common stock, we urge you to submit a proxy to have your shares voted in advance of the respective special meetings by using one of the methods described in the accompanying joint proxy statement/prospectus.

         The accompanying joint proxy statement/prospectus provides important information regarding the special meetings and a detailed description of the merger agreement, the mergers, certain related transactions and agreements and the matters to be presented at the special meetings. We encourage you to read the entire accompanying joint proxy statement/prospectus carefully (including any documents incorporated therein by reference). Please pay particular attention to "Risk Factors" beginning on page 24, for a discussion of the risks relating to the proposed merger.

         We hope to see you at the special meetings and look forward to the successful completion of the merger.

Sincerely,

Michael L. Scudder President, Chief Executive Officer, and Director First Midwest Bancorp, Inc.	Lawrence P. Kelley President, Chief Executive Officer, and Director Standard Bancshares, Inc.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The date of the accompanying joint proxy statement/prospectus is [                        ], 2016, and it is first being mailed or otherwise delivered to the stockholders of First Midwest and the shareholders of Standard on or about [                        ], 2016.

One Pierce Place, Suite 1500
Itasca, Illinois 60143

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2016

To the Stockholders of First Midwest Bancorp, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of First Midwest Bancorp, Inc., a Delaware corporation ("First Midwest"), will be held at [                    ] on [                    ], 2016 at [            ] [a.m.][p.m.] Central time (the "First Midwest special meeting") for the purpose of considering and voting upon the following matters:

  1.
  Approval of the issuance of First Midwest common stock in the merger as contemplated by the Agreement and Plan of Merger, dated as of June 28, 2016, a copy of which is attached as Appendix A to the accompanying joint proxy statement/prospectus (the "merger agreement"), by and among First Midwest, Standard Bancshares, Inc. and Benjamin Acquisition Corporation (which we refer to as the "stock issuance proposal");

  2.
  Approval of one or more adjournments of the First Midwest special meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the stock issuance proposal (the "First Midwest adjournment proposal"); and

  3.
  Transaction of such other business as may properly come before the First Midwest special meeting and any adjournments or postponements thereof.

        We have fixed the close of business on [                    ], 2016, as the record date for determining those stockholders entitled to notice of and to vote at the First Midwest special meeting and any adjournments of the First Midwest special meeting. Only First Midwest stockholders of record at the close of business on that date are entitled to notice of and to vote at the First Midwest special meeting and any adjournments of the First Midwest special meeting. Approval of each of the stock issuance proposal and the First Midwest adjournment proposal requires the affirmative vote of a majority of the total votes cast by holders of First Midwest common stock on each such proposal at the First Midwest special meeting. As a result, abstentions will have the same effect as votes against approval of the stock issuance proposal and the First Midwest adjournment proposal, and broker non-votes will have no effect on either the stock issuance proposal or the First Midwest adjournment proposal.

        If you wish to attend the First Midwest special meeting and your shares are held in the name of a bank, broker, trust or other nominee, you must bring with you an account statement showing that you owned shares of First Midwest common stock as of the record date and a "legal proxy" form from the bank, broker, trustee or other nominee to confirm your beneficial ownership of the shares.

        Your vote is very important. Whether or not you plan to attend the First Midwest special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope to ensure that your shares of First Midwest common stock will be represented at the First Midwest special meeting if you are unable to attend. You may also submit a proxy by telephone or via the Internet by following the instructions printed on the proxy card. If you hold your shares in street name, you may vote by following your broker's instructions.

        The First Midwest board of directors has unanimously approved the merger agreement, the merger and the stock issuance, has determined that the merger agreement and the transactions contemplated thereby, including the merger and the stock issuance, are advisable and in the best interests of First Midwest, and recommends that First Midwest stockholders vote "FOR" the stock issuance proposal and "FOR" the First Midwest adjournment proposal (if necessary or appropriate).

        We encourage you to read the entire accompanying joint proxy statement/prospectus carefully (including any documents incorporated therein by reference). Please pay particular attention to "Risk Factors" beginning on page 24, for a discussion of the risks relating to the proposed merger.

By Order of the Board of Directors,
Nicholas J. Chulos Executive Vice President, Corporate Secretary and General Counsel
Itasca, Illinois [ ], 2016

7800 West 95th Street
Hickory Hills, Illinois 60457

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2016

To the Shareholders of Standard Bancshares, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of the holders of voting and non-voting common stock of Standard Bancshares, Inc., an Illinois corporation ("Standard"), will be held at [                    ], located at [                    ] on [                    ], 2016 at [            ] [a.m.][p.m.] Central time (the "Standard special meeting"), for the purpose of considering and voting upon the following matters:

  1.
  Approval by the holders of Standard voting common stock of the Agreement and Plan of Merger, dated as of June 28, 2016, a copy of which is attached as Appendix A to the accompanying joint proxy statement/prospectus (the "merger agreement"), by and among First Midwest Bancorp, Inc. ("First Midwest"), Standard and Benjamin Acquisition Corporation ("Merger Sub"), for purposes of the Illinois Business Corporation Act of 1983 (the "IBCA"), Sections 8.1 and 8.2 of Standard's amended and restated articles of incorporation and Section 2.8 of the shareholders agreement, dated as of February 22, 2013, by and among Standard, Standard Bank & Trust Company and certain of Standard's shareholders (the "Standard shareholders agreement"), which sections are attached as Appendix B to the accompanying joint proxy statement/prospectus, and the transactions contemplated by the merger agreement (the "merger proposal"), including the merger of Merger Sub with and into Standard, with Standard being the surviving company (the "merger"), and immediately thereafter and as part of a single integrated transaction, the merger of Standard with and into First Midwest, with First Midwest being the surviving company (the "parent merger" and, together with the merger, the "mergers");

  2.
  Approval by the holders of Standard non-voting common stock of the conversion of Standard non-voting common stock into First Midwest common stock in the merger, for purposes of Section 4.2(a)(ii) of Standard's amended and restated articles of incorporation, which is attached as Appendix C to the accompanying joint proxy statement/prospectus (the "stock conversion proposal");

  3.
  Approval by the holders of Standard voting common stock and Standard non-voting common stock of one or more adjournments of the Standard special meeting, if necessary or appropriate, including adjournments to permit the further solicitation of proxies in favor of the merger proposal or the stock conversion proposal (the "Standard adjournment proposal"); and

  4.
  Transaction of such other business as may properly come before the Standard special meeting and any adjournments or postponements thereof.

        We have fixed the close of business on [                    ], 2016, as the record date for determining those shareholders entitled to notice of and to vote at the Standard special meeting and any adjournments of the Standard special meeting. Only holders of record of Standard voting common stock and Standard non-voting common stock at the close of business on that date are entitled to notice of and to vote on the respective proposals applicable to such holders at the Standard special meeting and any adjournments of the Standard special meeting. Approval of the merger proposal is required pursuant to the IBCA, Sections 8.1 and 8.2 of Standard's amended and restated articles of incorporation and Section 2.8 of the Standard shareholders agreement. Approval of the merger proposal requires the affirmative vote of the holders of at least 55% of the outstanding shares of Standard voting common stock. Solely for purposes of Standard's amended and restated articles of incorporation and the Standard shareholders agreement, holders of more than 55% of the outstanding shares of Standard voting common stock have already consented to the entry by Standard into the merger agreement prior to the execution by Standard thereof. Approval of the stock conversion proposal is required by Section 4.2(a)(ii) of Standard's amended and restated articles of incorporation. Approval of the stock conversion proposal requires the affirmative vote of a majority of the outstanding shares of Standard non-voting common stock. Approval of the Standard adjournment proposal requires the affirmative vote of a majority of the shares of Standard voting common stock and Standard non-voting common stock present in person or represented by proxy. As a result, abstentions and broker non-votes will have the same effect as votes against approval of the merger proposal, the stock conversion proposal and the Standard adjournment proposal.

        If you wish to attend the Standard special meeting and your shares are held in the name of a bank, broker, trustee or other nominee, you must bring with you an account statement showing that you owned shares of Standard common stock as of the record date and a "legal proxy" form from the bank, broker, trustee or other nominee to confirm your beneficial ownership of the shares.

        Under Illinois law, holders of Standard voting common stock who do not vote in favor of the merger proposal will have the right to elect to be paid cash for such shareholders' shares in accordance with the IBCA, but only if they deliver to Standard before the vote is taken at the Standard special meeting a written demand for payment of their shares if the proposed action is consummated.

        Your vote is very important. Whether or not you plan to attend the Standard special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope to ensure that your shares of Standard voting common stock and/or Standard non-voting common stock, as applicable, will be represented at the Standard special meeting if you are unable to attend.

        The Standard board of directors has unanimously approved the merger agreement and the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Standard and its shareholders, as well as Standard's other respective constituencies, and unanimously recommends that holders of Standard voting common stock vote "FOR" the merger proposal, that holders of Standard non-voting common stock vote "FOR" the stock conversion proposal and that all Standard shareholders vote "FOR" the Standard adjournment proposal (if necessary or appropriate).

        We encourage you to read the entire accompanying joint proxy statement/prospectus carefully (including any documents incorporated therein by reference). Please pay particular attention to "Risk Factors" beginning on page 24, for a discussion of the risks relating to the proposed merger.

By Order of the Board of Directors,
Lawrence P. Kelley Vice Chairman of the Board of Directors
Hickory Hills, Illinois [ ], 2016

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about First Midwest from documents filed with the Securities and Exchange Commission ("SEC") that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Midwest at no cost from the SEC's website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this joint proxy statement/prospectus, at no cost by contacting First Midwest in writing at the address or by telephone as specified below:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
One Pierce Place, Suite 1500
Itasca, IL 60143
(630) 875-7463

        You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than three business days before the date of your special meeting. This means that First Midwest stockholders requesting documents must do so by [                    ], 2016 in order to receive them before the First Midwest special meeting, and Standard shareholders requesting documents must do so by [                    ], 2016 in order to receive them before the Standard special meeting.

        See "Where You Can Find More Information" on page 154 of this joint proxy statement/prospectus.

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC, constitutes a prospectus of First Midwest under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of First Midwest common stock to be issued to shareholders of Standard as consideration in the merger of Standard with and into First Midwest, as more fully described herein. This joint proxy statement/prospectus also constitutes a proxy statement for First Midwest and Standard. In addition, it constitutes a notice of meeting with respect to the special meetings of both First Midwest stockholders and Standard shareholders.

        You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                    ], 2016, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to First Midwest stockholders and Standard shareholders nor the issuance by First Midwest of shares of First Midwest common stock in connection with the merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the merger between First Midwest and Standard. In addition, we incorporate by reference into this document important business and financial information about First Midwest. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled "Where You Can Find More Information". Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, references in this joint proxy statement/prospectus to "First Midwest" refer to First Midwest Bancorp, Inc., a Delaware corporation; references to "First Midwest Bank" refer to First Midwest Bank, an Illinois-state chartered bank and wholly owned subsidiary of First Midwest; references to "Standard" refer to Standard Bancshares, Inc., an Illinois corporation; references to "SB&T" refer to Standard Bank and Trust Company, an Illinois-state chartered bank and wholly owned subsidiary of Standard; references to the "merger agreement" refer to the Agreement and Plan of Merger, dated as of June 28, 2016, among First Midwest, Standard and Benjamin Acquisition Corporation; and references to "we," "our" or "us" refer to First Midwest and Standard.

We Propose a Merger of First Midwest and Standard (Page 39)

        We propose that Benjamin Acquisition Corporation, a newly formed, direct, wholly owned subsidiary of First Midwest ("Merger Sub") will merge with and into Standard, with Standard being the surviving company (the "merger"). Immediately following the merger and as part of a single integrated transaction, Standard will merge with and into First Midwest, with First Midwest being the surviving company (the "parent merger" and, together with the merger, the "mergers"). As a result of the parent merger, the separate existence of Standard will terminate. Following the parent merger at such time as First Midwest may determine in its sole discretion, Standard's wholly owned bank subsidiary, SB&T, will merge with and into First Midwest's wholly owned bank subsidiary, First Midwest Bank, with First Midwest Bank being the surviving bank (the "bank merger"). Following the bank merger, First Midwest Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois. We expect to complete the mergers and the bank merger in the fourth quarter of 2016 or the first quarter of 2017, although delays may occur.

Special Meeting of First Midwest (Page 30)

        First Midwest plans to hold its special meeting of stockholders at [                    ], located at [                    ] on [                    ], 2016 at [            ] [a.m.][p.m.] Central time (the "First Midwest special meeting"). At the First Midwest special meeting, First Midwest stockholders will be asked to approve the issuance of First Midwest common stock in the merger (the "stock issuance proposal").

        You can vote at the First Midwest special meeting if you owned First Midwest common stock at the close of business on [                    ], 2016 (the "First Midwest record date"). As of that date, there were [            ] shares of First Midwest common stock outstanding and entitled to vote. A First Midwest stockholder can cast one vote for each share of First Midwest common stock owned on that date.

Special Meeting of Standard (Page 34)

        Standard plans to hold its special meeting of shareholders at [                    ], located at [                    ] on [                    ], 2016 at [            ] [a.m.][p.m.] Central time (the "Standard special meeting"). At the Standard special meeting, holders of Standard voting common stock will be asked to approve the merger agreement and the transactions contemplated thereby, including the merger (the "merger proposal"). Holders of Standard non-voting common stock will be asked to approve the conversion of

Standard non-voting common stock into First Midwest common stock in the merger (the "stock conversion proposal").

        You can vote at the Standard special meeting to approve the merger proposal if you owned Standard voting common stock at the close of business on [                    ], 2016 (the "Standard record date"). As of that date, there were [            ] shares of Standard voting common stock outstanding and entitled to vote. A holder of Standard voting common stock can cast one vote for each share of Standard voting common stock owned on that date.

        You can vote at the Standard special meeting to approve the stock conversion proposal if you owned Standard non-voting common stock at the close of business on the Standard record date. As of that date, there were [            ] shares of Standard non-voting common stock outstanding and entitled to vote. A holder of Standard non-voting common stock can cast one vote for each share of Standard non-voting common stock owned on that date.

First Midwest's Board Unanimously Recommends That First Midwest Stockholders Vote "FOR" the Stock Issuance Proposal (Page 30)

        First Midwest's board of directors (i) believes that the merger agreement and the transactions contemplated thereby are consistent with, and will further, the business strategies of First Midwest and are in the best interests of First Midwest's stockholders, (ii) has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and (iii) unanimously recommends that First Midwest stockholders vote "FOR" the stock issuance proposal.

Standard's Board Unanimously Recommends That Holders of Standard Voting Common Stock Vote "FOR" the Merger Proposal and That Holders of Standard Non-Voting Common Stock Vote "FOR" the Stock Conversion Proposal (Page 34)

        Standard's board of directors (i) believes that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interest of Standard and its shareholders, as well as Standard's other respective constituencies, (ii) has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, (iii) unanimously recommends that holders of Standard voting common stock vote "FOR" the merger proposal and (iv) unanimously recommends that holders of Standard non-voting common stock vote "FOR" the stock conversion proposal.

Standard Shareholders Will Receive Shares of First Midwest Common Stock in the Merger (Page 39)

        Upon completion of the merger, each holder of Standard voting common stock and Standard non-voting common stock (collectively, "Standard common stock") will receive 0.435 of a share of First Midwest common stock (the "exchange ratio") in exchange for each share of Standard voting common stock or Standard non-voting common stock held immediately prior to the completion of the merger (the "merger consideration"), which will be fixed (subject to adjustment for certain environmental conditions and/or title defects, as described below). Instead of fractional shares of First Midwest common stock, Standard shareholders will receive a check for the cash value of any fractional shares based on the per share volume weighted average price of First Midwest common stock on the NASDAQ Stock Market for the 15 trading days immediately prior to the effective date of the merger (the "First Midwest common stock 15-day VWAP").

        The merger consideration may be subject to adjustment if certain environmental conditions and/or title defects exist with respect to Standard's real property and the total cost to remediate and/or cure such conditions or defects (after taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree are reasonably likely to be available) is greater than $2,000,000 (such excess, the "real property adjustment amount"). In that case, the exchange ratio will be reduced by an amount equal to (i) the lesser of (x) the real property adjustment amount and (y) $8,000,000, divided by (ii) the fully diluted number of shares of Standard common stock immediately prior to the effective time of the merger, divided by (iii) the First Midwest common stock 15-day VWAP. If the real property adjustment amount exceeds $8,000,000, First Midwest may terminate the merger agreement.

        The following table shows the implied value of the merger consideration that would be received by Standard shareholders in exchange for each share of Standard voting common stock and Standard non-voting common stock if the per share price of a share of First Midwest common stock was $17.35, which was the per share volume weighted average price of First Midwest common stock on the NASDAQ Stock Market for the 15 trading days ending on and including June 28, 2016, the last trading day before the announcement of the merger, and if such price was $[            ], which was the per share volume weighted average price of First Midwest common stock on the NASDAQ Stock Market for the 15 trading days ending on and including [                    ], 2016, the latest practicable trading day before the printing of this joint proxy statement/prospectus.

	15 Day Volume Weighted Average Price of First Midwest Common Stock on NASDAQ		Exchange Ratio	Total Consideration Per Share of Standard Common Stock(1)
June 28, 2016		$17.35	0.435		$7.55
[ ]	$	[ ]	0.435	$	[ ]

(1)
Computed as the 15 day volume weighted average price of First Midwest common stock on the NASDAQ Stock Market ending on the date specified multiplied by the exchange ratio. The information presented does not reflect the actual value of the merger consideration that will be received by holders of Standard common stock in the merger. The exchange ratio is fixed (subject to potential adjustment for certain environmental conditions and/or title defects, as described above), and therefore neither the 15-day volume weighed average price of First Midwest common stock nor any other measure of the value of the First Midwest common stock will be used to determine the number of shares of First Midwest common stock received by holders of Standard common stock in the merger. The value of the merger consideration at the closing of the merger will be based on the price of First Midwest common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the 15-day volume weighed average price of First Midwest common stock on the dates set forth above.

        Upon completion of the merger, each outstanding stock settled right of Standard (each, a "Standard stock settled right") will be redeemed at a redemption price equal to the amount by which the following clause (1) exceeds clause (2), where: (1) is the sum of (x) the product of the exchange ratio and $17.99 and (y) all cash dividends paid on a share of Standard common stock from February 22, 2013 until the effective time of the merger (which as of the date of this joint proxy statement/prospectus is $[            ]); and (2) is $4.65, accreting on a daily basis at a rate of 12% from February 22, 2013 until three days after the date on which (A) First Midwest has received all required regulatory approvals, (B) Standard has received all required approvals from its shareholders and (C) Standard has otherwise satisfied or is capable of satisfying its conditions to closing the merger (which accretion as of the date of this joint proxy statement/prospectus results in a value of $[            ]).

        Upon completion of the merger, each outstanding stock option (vested or unvested) to purchase Standard common stock (each, a "Standard stock option") will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the product of the exchange ratio and the per share volume weighted average price of First Midwest common stock on the NASDAQ Stock Market for the 15 trading days immediately prior to the effective date of the merger (the product of the exchange ratio and such volume weighted average price, the "merger consideration value per share"), minus the applicable exercise price per share of such outstanding Standard stock option. In the event that the exercise price of any Standard stock option outstanding immediately prior to the completion of the merger is greater than or equal to the merger consideration value per share, no cash payment or other consideration for such Standard stock option will be due or payable in respect thereof and such Standard stock option will be cancelled as of the completion of the merger. In addition, upon completion of the merger, each outstanding share or fractional share of "phantom stock," as defined under the Standard Bancshares, Inc. Phantom Stock and Stock Appreciation Rights Plan ("Standard phantom stock"), will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the merger consideration value per share, or an equivalent fraction thereof in the case of fractional shares of Standard phantom stock.

Tax Consequences of the Mergers (Page 74)

        Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the mergers, in the opinion of Sullivan & Cromwell LLP ("Sullivan & Cromwell") and Kirkland & Ellis LLP ("Kirkland & Ellis"), for United States federal income tax purposes, the mergers, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        Provided that the mergers qualify as a reorganization for United States federal income tax purposes, Standard shareholders generally will not recognize any gain or loss upon receipt of First Midwest common stock in exchange of Standard common stock in the merger (except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of First Midwest common stock that a Standard shareholder would otherwise be entitled to receive).

        For a complete description of the material United States federal income tax consequences of the transaction, see "The Merger—Material Federal Income Tax Consequences of the Mergers". You should consult your own tax advisor for a full understanding of the tax consequences of the mergers to you.

Prohibition on Standard Dividends; First Midwest's Dividend Policy Will Continue After the Merger (Pages 98 and 103)

        Standard is generally prohibited from paying cash dividends to holders of its common stock prior to completion of the merger, except for the declaration and payment of quarterly cash dividends in the ordinary course of business consistent with past practice as follows, and in accordance with the following terms of the merger agreement:

  •
  Standard may declare in the last two weeks of August 2016 for payment in September 2016 its third quarter 2016 dividend in the amount of $0.05 per share of Standard common stock. This dividend has been declared and paid.

  •
  Standard may declare in the last two weeks of November 2016 for payment in December 2016 its fourth quarter 2016 dividend in the amount of $0.04 per share of Standard common stock.

  •
  Standard may declare in the last two weeks of February 2017 for payment in March 2017 its first quarter 2017 dividend in the amount of $0.05 per share of Standard common stock.

  •
  Standard may declare in the last two weeks of May 2017 for payment in June 2017 its second quarter 2017 dividend in the amount of $0.05 per share of Standard common stock.

  •
  Standard may declare in the last two weeks of August 2017 for payment in September 2017 its third quarter 2017 dividend in the amount of $0.05 per share of Standard common stock.

        First Midwest expects to continue its common stock dividend practice after the merger, but this practice is subject to the determination and discretion of First Midwest's board of directors and may change at any time. In each of the first three quarters of 2016, First Midwest declared a quarterly cash dividend of $0.09 per share of First Midwest common stock.

        In each of the first three quarters of 2016, Standard declared a quarterly cash dividend of $0.05 per share of Standard common stock. For comparison, Standard shareholders would receive a regular quarterly cash dividend following the merger equivalent to approximately $0.04 per share of Standard common stock, which equals approximately $0.16 annually, based on First Midwest's current quarterly dividend rate of $0.09 per share and assuming that there is no adjustment to the exchange ratio as provided in the merger agreement. Holders of Standard common stock have been paid a cash dividend for the third quarter of 2016 in the amount of $0.05 per share of Standard common stock in September 2016, and may, if and only if declared by Standard's board of directors in the last two weeks of November 2016, be entitled to a cash dividend for the fourth quarter of 2016 in the amount of up to $0.04 per share of Standard common stock, for payment in December 2016.

        The payment of dividends by First Midwest or Standard on their common stock in the future, either before or after the merger is completed, is subject to the determination and discretion of our respective boards of directors and depends on a variety of factors, including cash requirements, financial condition and earnings, legal and regulatory considerations and other factors.

The Merger Will Be Accounted for as a Purchase (Page 77)

        The merger will be treated as a purchase by First Midwest of Standard under generally accepted accounting principles ("GAAP").

First Midwest's Reasons for the Merger (Page 45)

        For a discussion of the factors considered by First Midwest's board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see "The Merger—First Midwest's Reasons for the Mergers".

Opinion of First Midwest's Financial Advisor (Page 47)

        At the June 20, 2016 meeting at which the First Midwest board of directors considered the merger agreement, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), delivered to the First Midwest board of directors its oral opinion, which was subsequently confirmed in writing on June 28, 2016, as to the fairness, from a financial point of view and as of the date of the opinion, to First Midwest of the merger consideration in the proposed merger, subject to procedures followed, assumptions made, matters considered and qualifications and limitations described in Sandler O'Neill's opinion.

        The full text of Sandler O'Neill's opinion is attached as Appendix F to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O' Neill in rendering its opinion.

        Holders of First Midwest common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

        The opinion was for the information of, and was directed to, the First Midwest board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First Midwest to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Midwest board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Midwest common stock or any shareholder of any other entity as to how to vote in connection with the stock issuance proposal, the merger or any other matter.

Standard's Reasons for the Merger (Page 60)

        For a discussion of the factors considered by Standard's board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see "The Merger—Standard's Reasons for the Merger and Recommendations of the Board of Standard".

Opinion of Standard's Financial Advisor (Page 63)

        On June 27, 2016, J.P. Morgan Securities LLC ("J.P. Morgan") rendered its oral and written opinion to the board of directors of Standard that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Standard common stock.

        The full text of the written opinion of J.P. Morgan, dated June 27, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Appendix G to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Standard shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Standard board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger and was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Standard or as to the underlying decision by Standard to engage in the merger. The issuance of J.P. Morgan's opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any Standard shareholders as to how such shareholder should vote with respect to the proposed mergers or any other matter.

Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page 78)

        Certain directors and executive officers of Standard and/or SB&T have interests in the merger other than their interests as shareholders, including:

  •
  Per the terms of certain employment agreements, retention agreements and benefit plans, and upon the termination of certain compensation plans under the terms of the merger agreement, Standard and/or SB&T executive officers may become entitled to change in control, severance, or other payments, including acceleration of deferred compensation, upon the occurrence of the merger.

  •
  Standard has entered into employment agreements with Lawrence Kelley, its President and Chief Executive Officer, and Timothy Gallagher, its Chairman. The employment agreements provide for certain severance benefits in the event of a qualifying termination of employment in connection with a change in control of Standard. In such instance, Messrs. Kelley and Gallagher, respectively, will be entitled to a payment equal to one times the sum of their respective then-current salary plus one-twelfth of their respective then-current salary if terminated without 30 days' notice plus their pro-rated annual bonus for the current year, if earned based on actual performance. In addition, their eligible dependents would be entitled to company paid health insurance coverage for 12 months. Following termination for any reason, Messrs. Kelley and

    Gallagher would be subject to non-competition and non-solicitation restrictions for 18 months. Additionally, upon completion of the merger, Messrs. Kelley and Gallagher will receive accelerated vesting and payout of their accounts in certain Standard compensation plans, including deferred bonuses and salary, and to the extent each holds outstanding stock options immediately prior to the completion of the merger, the options will be cancelled and terminated in exchange for a cash payment. It is estimated that Messrs. Kelley and Gallagher will receive a cash payment or stock resulting from the respective cancellation or exercise of their Standard stock options equal to a net cash value of approximately $5,583,667, in the case of Mr. Kelley, and $719,306, in the case of Mr. Gallagher, and a special cash payment of $0.10 per outstanding Standard stock option that is unvested as of immediately prior to the completion of the merger.

  •
  In connection with the execution of the merger agreement, First Midwest and Mr. Kelley entered into an employment agreement with respect to Mr. Kelley's proposed employment by First Midwest Bank as its Market President of the Southern Region of Illinois, and a confidentiality and restrictive covenants agreement, each effective immediately following the completion of the merger. The employment agreement provides for the termination of his prior employment agreement with Standard, described above, following the merger. In recognition of termination of his existing agreement with Standard, his agreement to enter into a new confidentiality and restrictive covenants agreement, and as a retention incentive, the new employment agreement with First Midwest will provide for a cash payment to Mr. Kelley by First Midwest of $250,000 following the merger and for a restricted stock award by First Midwest having a grant date value of $335,000 and a vesting period of three years. In addition to Mr. Kelley's proposed employment by First Midwest Bank as its Market President of the Southern Region of Illinois, it is anticipated that upon the closing of the merger, Mr. Kelley will serve on the board of directors of First Midwest Bank, but will not receive any additional compensation for such board service.

  •
  In addition to the agreement with Mr. Kelley described above, First Midwest entered into employment agreements with two other SB&T executive officers setting forth employment and compensation arrangements that will become effective as of the effective date of the merger. Those employment agreements provide for the executive officers to enter into new confidentiality and restrictive covenants agreements, in return for a cash payment of $50,000 and a restricted stock award of $100,000 by First Midwest to each executive officer.

  •
  Certain executive officers with one year or more of service with SB&T, and who are not otherwise eligible to receive severance under an employment agreement, are eligible to receive severance benefits upon a termination of employment. Under the SB&T severance policy, if a covered executive officer is terminated due to a reduction in force, downsizing or change in company business strategy, whether before or after the completion of the merger, or resigns within one year following the completion of the merger due to either a reduction in base salary of 10% or greater or a requirement to relocate principal offices to a location more than 25 miles from their current office location, the executive officer will be entitled to severance payments of one week severance per year of service, up to a maximum of 26 weeks' severance, subject to a minimum of four weeks' severance, in addition to other benefits.

  •
  To the extent a director or executive officer holds outstanding Standard stock options immediately prior to the completion of the merger, the Standard stock options will be cancelled and terminated in exchange for a cash payment, as discussed in "The Merger Agreement—Interest of Certain Persons in the Merger—Treatment of Standard Equity-Based Awards". As of the date of the merger agreement, directors and executive officers of Standard and SB&T, as a group, held 4,681,940 outstanding Standard stock options. Option holders will also be entitled to receive a special cash payment upon the completion of the merger, equal to $0.10 per each outstanding Standard stock option that is unvested as of immediately prior to the completion of the merger.

  •
  Pursuant to the terms of the merger agreement, directors and officers of Standard will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the merger. See "The Merger—Interests of Certain Persons in the Merger".

        Standard's board of directors was aware of these additional interests and considered them when they adopted the merger agreement and approved the merger.

Holders of Standard Voting Common Stock Have Dissenters' Rights of Appraisal (Page 99)

        Holders of Standard voting common stock may elect to dissent from the merger and obtain payment for their shares of Standard voting common stock by following the procedures set forth in Section 11.65 and Section 11.70 of the Illinois Business Corporation Act of 1983 (the "IBCA"). For more information regarding the right of holders of Standard voting common stock to dissent from the merger and exercise the right to obtain payments for shares of Standard voting common stock, see "The Merger Agreement—Dissenters' Rights of Appraisal of Holders of Standard Voting Common Stock". We have also attached a copy of Section 11.65 and Section 11.70 of the IBCA as Appendix H to this joint proxy statement/prospectus.

We Have Agreed When and How Standard Can Consider Third-Party Acquisition Proposals (Page 89)

        We have agreed that Standard will not, and will cause its subsidiaries and its and its subsidiaries' representatives, agents, advisors and affiliates not to, solicit or encourage proposals from other parties regarding acquiring Standard or its businesses. In addition, we have agreed that Standard will not engage in negotiations with or provide confidential information to a third party regarding acquiring Standard or its businesses. However, if Standard receives an unsolicited acquisition proposal from a third party, Standard can participate in negotiations with and provide confidential information to the third party if, among other steps, Standard's board of directors concludes in good faith that the proposal is superior to First Midwest's merger proposal. Standard's receipt of a superior proposal or participation in such negotiations does not give Standard the right to terminate the merger agreement.

Approval of the Stock Issuance Proposal Requires the Affirmative Vote of Holders of a Majority of the Votes Cast at the First Midwest Special Meeting

        In order to approve the stock issuance proposal, the majority of the total votes cast by holders of First Midwest common stock at the First Midwest special meeting must vote in favor of the stock issuance proposal. As of the First Midwest record date, [                    ], 2016, First Midwest's directors and executive officers and their affiliates held approximately [        ]% of the outstanding shares of First Midwest common stock entitled to vote at the First Midwest special meeting.

Approval of the Merger Proposal Requires the Affirmative Vote of the Holders of 55% of the Outstanding Shares of Standard Voting Common Stock and Approval of the Stock Conversion Proposal Requires the Affirmative Vote of the Holders of a Majority of the Outstanding Shares of Standard Non-Voting Common Stock (Page 35)

        Pursuant to Sections 8.1 and 8.2 of Standard's amended and restated articles of incorporation and Section 2.8 of the shareholders agreement, dated as of February 22, 2013, by and among Standard, SB&T and certain of Standard's shareholders (the "Standard shareholders agreement"), in order to complete the mergers, Standard must obtain (i) the "primary requisite approval", which is the prior affirmative vote or written consent of at least a majority of the entire board of directors of Standard and at least 55% of the outstanding shares of Standard voting common stock and (ii) the "secondary requisite approval", which is either (A) the prior affirmative vote or written consent of at least two-thirds of the entire board of directors of Standard or (B) the prior affirmative vote or written consent of at least a majority of the entire board of directors of Standard and at least a majority of the outstanding shares of Standard voting common stock. The board of directors of Standard has unanimously approved the merger agreement and the transactions contemplated thereby, and, therefore, the secondary requisite approval has been obtained. Accordingly, in order to approve the merger agreement and the transactions contemplated thereby, including the merger, the holders of at least 55% of the outstanding shares of Standard voting common stock as of the record date of [      ], 2016 must vote in favor of the merger proposal.

        Pursuant to Section 4.2(a)(ii) of Standard's amended and restated articles of incorporation, the affirmative vote of holders of a majority of the outstanding shares of Standard non-voting common stock is required to amend, alter, change or repeal (including by merger, consolidation or otherwise) any provision of Standard's amended and restated articles of incorporation that significantly and adversely affects the powers, preferences, rights or privileges of Standard non-voting common stock. The conversion of Standard non-voting common stock into First Midwest common stock will constitute such a change to the powers, preferences, rights or privileges of Standard non-voting common stock. Accordingly, in order to approve the stock conversion proposal, the holders of a majority of the outstanding shares of Standard non-voting common stock as of the record date of [      ], 2016 must vote in favor of the stock conversion proposal.

        As of the Standard record date, Standard's directors and executive officers and their affiliates held approximately [        ]% of the outstanding shares of Standard voting common stock entitled to vote at the Standard special meeting and [        ]% of the outstanding shares of Standard non-voting common stock entitled to vote at the Standard special meeting. All of the directors and certain officers and large shareholders of Standard, collectively holding an aggregate [            ] shares of Standard voting common stock (or approximately [        ]% of the outstanding shares) and [            ] shares of Standard non-voting common stock (or approximately [        ]% of the outstanding shares) as of the Standard record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger proposal and the stock conversion proposal.

        Per the terms of the Standard Bancshares, Inc. Stock Option Incentive Plan (and its predecessors), and award agreements thereunder, holders of Standard stock options do not have voting rights with respect to the shares underlying unexercised stock options. Per the terms of the Standard Bank and Trust Company 401(k) and Profit Sharing Plan, participants who hold shares of Standard common stock do not have voting rights with respect to such shares held under the plan.

        For a list of the number of shares of Standard common stock held by (i) each director of Standard, (ii) each shareholder that is known to Standard as of the date of this joint proxy statement/prospectus to beneficially own more than 5% percent of the outstanding shares of Standard voting common stock and (iii) all directors and executive officers of Standard as a group, see "Security Ownership of Certain Standard Beneficial Owners and Management".

The Entry into the Merger Agreement Has Been Approved by Certain Shareholders of Standard and Certain Shareholders of Standard Have Agreed to Vote Their Shares "FOR" the Merger (Page 101 and Appendix D)

        Pursuant to Sections 8.1 and 8.2 of Standard's amended and restated articles of incorporation and Section 2.8 of the Standard shareholders agreement, the primary requisite approval and secondary requisite approval were required for the entry by Standard into the merger agreement. Therefore, solely for purposes of Standard's amended and restated articles of incorporation and the Standard shareholders agreement, holders of more than 55% of the outstanding shares of Standard voting common stock consented to the entry by Standard into the merger agreement prior to the execution by Standard thereof.

        In addition, as an inducement to and condition of First Midwest's willingness to enter into the merger agreement, all of the directors and certain officers and large shareholders of Standard who beneficially owned in the aggregate approximately 52.0% of Standard's outstanding voting common stock and approximately 97.2% of Standard's non-voting common stock, in each case as of June 28, 2016, entered into voting agreements, pursuant to which, among other things, they agreed to vote all of their shares of Standard voting common stock in favor of approval of the merger proposal and all of their shares of Standard non-voting common stock in favor of approval of the stock conversion proposal, as applicable, and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement.

We Must Meet Several Conditions to Complete the Merger (Page 93)

        Our obligations to complete the merger depend on a number of conditions being met. These include:

  •
  the approval of the issuance of First Midwest common stock in the merger by holders of First Midwest common stock;

  •
  the approval of the merger agreement and the merger by holders of Standard voting common stock, and the approval of the conversion of Standard non-voting common stock into First Midwest common stock in the merger by holders of Standard non-voting common stock;

  •
  the receipt of the required approvals of federal and state regulatory authorities;

  •
  the listing on the NASDAQ Stock Market of the shares of First Midwest common stock to be issued in the merger;

  •
  the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, for the registration of the shares of First Midwest common stock to be issued in the merger;

  •
  the absence of any government action or other legal restraint or prohibition that would prohibit the merger or make it illegal;

  •
  as to each of us, the representations and warranties of the other party to the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on the other party, and the other party to the merger agreement having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement;

  •
  the receipt of legal opinions that, for United States federal income tax purposes, the mergers, taken together, will be treated as a reorganization described in Section 368(a) of the Code and that both First Midwest and Standard will be a party to that reorganization. These opinions will be based on customary assumptions and on factual representations made by First Midwest and Standard and will be subject to various limitations;

  •
  with regard to First Midwest's obligation (but not Standard's), the number of dissenting shares of Standard common stock must not exceed 10% of the total number of shares of Standard common stock;

  •
  with regard to First Midwest's obligation (but not Standard's), the receipt by Standard of certain required third-party approvals;

  •
  with regard to First Midwest's obligation (but not Standard's), Standard's closing tangible common equity, as defined in the merger agreement, must be greater than or equal to $251,000,000 (as of September 30, 2016, Standard's tangible common equity was $256,956,632);

  •
  with regard to First Midwest's obligation (but not Standard's), Standard's consolidated total loans (excluding loans held for sale) must be greater than or equal to $1,600,000,000;

  •
  with regard to First Midwest's obligation (but not Standard's), the receipt by First Midwest of a certificate by Standard stating that it and SB&T are not and have not been United States real property holding corporations (provided that First Midwest's only remedy for failure of this condition will be to withhold from the exchange agent any required withholding tax under Section 1445 of the Code); and

  •
  with regard to First Midwest's obligation (but not Standard's), the receipt by First Midwest of a certificate from Standard representing the shares of common stock of SB&T held by Standard.

        Where the law permits, either of First Midwest or Standard could choose to waive a condition to its obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the merger agreement allows both parties to waive the tax opinion condition, neither party currently anticipates doing so.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 97)

        The merger and the related transactions require approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and an application has been filed. The bank merger must also be approved by the Illinois Department of Financial and Professional Regulation (the "IDFPR"), and an application has been filed. In addition, notice of the merger and the related transactions must be provided to the Indiana Department of Financial Institutions ("IDFI"), and such notice has been provided.

We May Terminate the Merger Agreement (Page 95)

        We can mutually agree at any time to terminate the merger agreement without completing the merger, even if First Midwest has received approval of the stock issuance proposal by its stockholders and Standard has received approval of the merger proposal and the stock conversion proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

  •
  if there is a final denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such governmental authority would not accept the refiling of such application;

  •
  if the merger is not completed on or before the 12 month anniversary of the date of the signing of the merger agreement;

  •
  if there is a continuing breach of the merger agreement by a party, and the breaching party has not cured the breach within the earlier of the 12 month anniversary of the date of the signing of the merger agreement and 15 days' written notice to the breaching party, as long as that breach would entitle the non-breaching party not to complete the merger; or

  •
  if holders of Standard voting common stock fail to approve the merger proposal or holders of Standard non-voting common stock fail to approve the stock conversion proposal.

        In addition, First Midwest may terminate the merger agreement:

  •
  if Standard's board of directors fails to recommend approval of the merger agreement and the transactions contemplated thereby, including the merger, and the stock conversion proposal to its shareholders, or withdraws or materially and adversely modifies its recommendation;

  •
  if Standard's board of directors recommends an acquisition proposal other than the merger, or if Standard's board of directors negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days;

  •
  if Standard has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement;

  •
  if the number of dissenting shares exceeds 10% of the outstanding shares of Standard common stock;

  •
  if the real property adjustment amount exceeds $8,000,000, as discussed under "The Merger Agreement—Merger Consideration"; or

  •
  if the tangible common equity at the expected closing date is less than $251,000,000 (as of September 30, 2016, Standard's tangible common equity was $256,956,632).

        In addition, Standard may terminate the merger agreement if First Midwest's stockholders fail to approve the First Midwest common stock issuance.

        Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will each pay one-half of the costs and expenses that we incur in preparing, printing and mailing this joint proxy statement/prospectus and filing fees paid in connection with the registration statement of which the joint proxy statement/prospectus is a part and all applications for government approvals, except fees paid to counsel, financial advisors and accountants.

        The merger agreement also provides that Standard must pay First Midwest a fee and reimburse expenses in certain situations. In particular, Standard will pay First Midwest a fee of $15,000,000 if, on or prior to the termination of the merger agreement or the 12 month anniversary of the termination of the merger agreement in certain circumstances set forth in the merger agreement, both (i) the merger agreement is terminated and (ii) any of the following occurs:

  •
  Standard's board of directors submits the merger agreement and the transactions contemplated thereby, including the merger, to Standard shareholders without a recommendation for approval or with material and adverse conditions on such approval, or withdraws or materially and adversely modifies its recommendation;

  •
  Standard enters into an agreement to engage in a competing acquisition proposal with any person other than First Midwest or any of First Midwest's subsidiaries;

  •
  Standard authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any person other than First Midwest or its subsidiaries or recommends that Standard shareholders approve or accept such a competing acquisition proposal;

  •
  Standard fails to convene a shareholder meeting to approve the merger agreement and the transactions contemplated thereby, including the merger, within 45 days of the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

  •
  Standard breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the merger agreement, which covenant is described below under "The Merger Agreement—Acquisition Proposals by Third Parties";

  •
  any of Standard's principal shareholders (as defined in the merger agreement) breach, and remain in breach, of its obligations in the voting agreement entered into by such shareholder to (i) vote in favor of the merger proposal and/or the stock conversion proposal and (ii) comply with certain restrictions on transfer of Standard common stock during the period prior to the effective time of the merger, in each case after being provided with notice of such breach and a 30 day cure period; or

  •
  holders of Standard voting common stock fail to approve the merger proposal or holders of Standard non-voting common stock fail to approve the stock conversion proposal.

We May Amend or Waive Merger Agreement Provisions (Page 97)

        At any time before completion of the merger, either First Midwest or Standard may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. However, once First Midwest stockholders have approved the stock issuance proposal or holders of Standard voting common stock have approved the merger proposal and holders of Standard non-voting common stock have approved the stock conversion proposal, no waiver of any condition may be made that would require further approval by Standard shareholders unless that approval is obtained.

        First Midwest may also change the structure of the merger or the method of effecting the merger before the effective time of the merger, subject to the approval of the board of directors of Standard, so long as any change does not: (i) change the kind, amount or economic value of consideration to be received by Standard shareholders; (ii) adversely affect the tax consequences of the mergers to Standard shareholders; (iii) adversely affect the timing of or capability of completion of the merger; or (iv) cause or could not be reasonably expected to cause any of the conditions to complete the merger to be incapable of being satisfied.

The Rights of Standard Shareholders Following the Mergers Will Be Different (Page 142)

        The rights of First Midwest stockholders are governed by Delaware law and by First Midwest's restated certificate of incorporation, as amended, and amended and restated by-laws. The rights of Standard's shareholders are governed by Illinois law, and by Standard's amended and restated articles of incorporation, as amended, and amended and restated by-laws. Upon our completion of the merger, the rights of both stockholder groups will be governed by Delaware law and First Midwest's restated certificate of incorporation and amended and restated by-laws.

Information About the Companies (Page 113)

  First Midwest Bancorp, Inc.
  One Pierce Place, Suite 1500
  Itasca, Illinois 60143
  (630) 875-7463

        First Midwest is a Delaware corporation headquartered in the Chicago suburb of Itasca, Illinois. It is a relationship-based financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in the Midwest. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers through over 110 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. At June 30, 2016, First Midwest had consolidated total assets of approximately $11.0 billion and over $8.3 billion in trust assets under management. First Midwest common stock trades on the NASDAQ Stock Market under the symbol "FMBI".

  Standard Bancshares, Inc.
  7800 West 95th Street
  Hickory Hills, Illinois 60457
  (708) 598-7400

        Standard, a corporation incorporated in Illinois, is a registered bank holding company headquartered in Hickory Hills, Illinois. Its primary business is operating its bank subsidiary, SB&T, an Illinois banking organization headquartered in Hickory Hills, Illinois. SB&T is a relationship-focused bank that serves local businesses and individuals through a full range of services, including business and retail banking and trust and wealth management. It provides these financial services through 34 banking locations throughout southwest Chicago and northwest Indiana. At June 30, 2016, SB&T had approximately $2.5 billion in total assets, $2.2 billion in deposits and $1.8 billion in loans. SB&T also had approximately $300 million under management for their wealth management clients at June 30, 2016. Standard common stock is not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, the company does not file periodic or current reports with the SEC.

  Benjamin Acquisition Corporation
  c/o First Midwest Bancorp, Inc.
  One Pierce Place, Suite 1500
  Itasca, Illinois 60143
  (630) 875-7463

        Merger Sub is an Illinois corporation and a direct wholly-owned subsidiary of First Midwest. Merger Sub was incorporated on June 17, 2016, for the sole purpose of effecting the merger. As of the date of this joint proxy statement/prospectus, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the merger agreement and the transactions contemplated by the merger agreement.

        See "Information About the Companies" in this joint proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST MIDWEST

        You should read the selected consolidated financial data set forth below in conjunction with First Midwest's Management's Discussion and Analysis of Financial Condition and Results of Operations and the First Midwest consolidated financial statements and related notes incorporated by reference into this joint proxy statement/prospectus. The financial data as of and for the fiscal years ended December 31, 2015, 2014, 2013, 2012, and 2011 is derived from First Midwest's audited financial statements. The financial data as of and for the six month periods ended June 30, 2016 and 2015 is derived from First Midwest's unaudited financial statements incorporated by reference into this joint proxy statement/prospectus, which have been prepared on the same basis as First Midwest's audited financial statements. See "Where You Can Find More Information". First Midwest's historical results may not be indicative of First Midwest's future performance. In addition, results for the six month periods ended June 30, 2016 and 2015 may not be indicative of the results that may be expected for the full fiscal year or future periods.

	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(dollars in thousands, except per share information)
Operating Results
Net income (loss)	$43,229	$42,456	$82,064	$69,306	$79,306	$(21,054)	$36,563
Net income (loss) applicable to common shares	42,727	41,979	81,182	68,470	78,199	(20,748)	25,437
Per Common Share Data
Basic earnings (loss) per common shares	$0.54	$0.55	$1.05	$0.92	$1.06	$(0.28)	$0.35
Diluted earnings (loss) per common shares	0.54	0.55	1.05	0.92	1.06	(0.28)	0.35
Common dividends declared	0.18	0.18	0.36	0.31	0.16	0.04	0.04
Book value at period end	15.38	14.43	14.70	14.17	13.34	12.57	12.93
Market price at period end	17.56	18.97	18.43	17.11	17.53	12.52	10.13
Performance Ratios
Return on average common equity	7.12%	7.56%	7.17%	6.56%	8.04%	(2.14)%	2.69%
Return on average assets	0.83%	0.90%	0.85%	0.80%	0.96%	(0.26)%	0.45%
Net interest margin—tax-equivalent	3.69%	3.77%	3.68%	3.69%	3.68%	3.86%	4.04%
Non-performing loans to total loans(1)	0.53%	0.70%	0.45%	0.92%	1.14%	1.80%	3.86%
Non-performing assets to total loans plus other real estate owned ("OREO")(1)	0.93%	1.10%	0.86%	1.37%	2.13%	2.68%	4.85%
Balance Sheet Highlights
Total assets	$10,995,810	$9,863,027	$9,732,676	$9,445,139	$8,253,407	$8,099,839	$7,973,594
Total loans	7,979,537	6,850,185	7,161,715	6,736,853	5,714,360	5,387,570	5,348,615
Deposits	8,971,316	8,212,671	8,097,738	7,887,758	6,766,101	6,672,255	6,479,175
Senior and subordinated debt	162,876	201,039	201,208	200,869	190,932	214,779	252,153
Stockholders' equity	1,250,889	1,124,957	1,146,268	1,100,775	1,001,442	940,893	962,587
Financial Ratios
Allowance for credit losses to loans(2)	1.02%	1.07%	1.05%	1.11%	1.52%	1.91%	2.28%
Net loan charge-offs to average loans, annualized	0.24%	0.41%	0.29%	0.52%	0.55%	3.26%	1.91%
First Midwest Regulatory Capital Ratios(3)
Total capital to risk-weighted assets	10.68%	11.37%	11.15%	11.23%	12.39%	11.90%	13.68%
Tier 1 capital to risk-weighted assets	9.83%	10.49%	10.28%	10.19%	10.91%	10.28%	11.61%
Common equity Tier 1 to risk-weighted assets (CET1)	9.32%	9.93%	9.73%	N/A	N/A	N/A	N/A
Tier 1 capital to average assets	8.94%	9.34%	9.40%	9.03%	9.18%	8.40%	9.28%

(1)
Due to the protection provided by loss share agreements between First Midwest and the Federal Deposit Insurance Corporation, covered loans and covered OREO are excluded from these metrics to provide for improved comparability to prior periods and better perspective into asset quality trends. For a discussion of covered loans, see Notes 1 and 6 of "Notes to the Consolidated Financial Statements" in Item 8 of First Midwest's Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated into this proxy statement/prospectus by reference.

(2)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established as necessary to reflect credit deterioration. For a discussion of the allowance for acquired loan losses and the related acquisition adjustment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of First Midwest's Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated into this proxy statement/prospectus by reference.

(3)
Basel III Capital Rules became effective for First Midwest on January 1, 2015. These rules revised the risk-based capital requirements and introduced a new capital measure, common equity Tier 1 to risk-weighted assets. As a result, ratios subsequent to December 31, 2014 are computed using the new rules and prior periods presented are reported using the regulatory guidance applicable at that time.

SELECTED CONSOLIDATED FINANCIAL DATA OF STANDARD

        You should read the selected consolidated financial data set forth below in conjunction with the section titled "Management's Discussion and Analysis of Standard's Financial Condition and Results of Operations" included in this joint proxy statement/prospectus and with Standard's consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The financial data as of and for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011 is derived from Standard's audited financial statements. The financial data as of and for the six month periods ended June 30, 2016 and 2015 is derived from Standard's unaudited financial statements, which have been prepared on the same basis as Standard's audited financial statements. Standard's historical results may not be indicative of Standard's future performance. In addition, results for the six month periods ended June 30, 2016 and 2015 have not been audited and may not be indicative of the results that may be expected for the full fiscal year or future periods.

	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(dollars in thousands, except per share information)
Operating Results
Net income (loss)(1)	$8,667	$9,508	$20,454	$14,294	$7,049	$(34,852)	$(9,346)
Per Common Share Data
Basic earnings per average common share	$0.18	$0.20	$0.42	$0.29	$0.16	$(1.86)	$(0.50)
Diluted earnings per average common share	0.18	0.20	0.42	0.29	0.16	(1.86)	(0.50)
Common dividends declared	0.10	0.04	0.78	—	—	—	—
Book value at period end	5.24	5.64	5.13	5.47	5.18	6.05	7.92
Market price at period end	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Performance Ratios
Return on average common equity(2)	6.88%	7.02%	7.95%	5.52%	3.86%	(26.61)%	(6.24)%
Return on average assets(2)	0.70%	0.78%	0.83%	0.63%	0.33%	(1.60)%	(0.42)%
Net interest margin—tax-equivalent(2)(3)	3.53%	3.44%	3.51%	3.66%	3.61%	3.68%	3.78%
Non-performing loans to total loans(4)	1.37%	1.65%	1.73%	2.39%	2.84%	3.39%	3.70%
Non-performing assets to total loans plus OREO	2.23%	2.66%	2.60%	3.26%	3.59%	4.41%	4.39%
Balance Sheet Highlights
Total assets	$2,451,974	$2,438,147	$2,444,692	$2,288,203	$2,185,250	$2,155,786	$2,141,967
Total loans—net	1,779,945	1,788,573	1,835,341	1,744,331	1,619,995	1,505,942	1,505,544
Deposits	2,171,594	2,131,399	2,160,140	1,993,572	1,919,105	1,918,969	1,869,538
Advances from Federal Home Loan Bank	—	15,000	15,000	15,000	—	23,466	32,081
Senior and subordinated debt	—	—	—	—	—	16,100	16,100
Shareholder's equity	253,674	273,373	248,396	266,048	251,907	175,610	210,059
Financial Ratios
Allowance for credit losses as a percentage of loans	1.04%	1.39%	1.22%	1.49%	2.46%	3.78%	2.40%
Net loan charge-off to average loans, annualized	0.87%	0.51%	0.45%	1.02%	1.71%	0.72%	2.64%
Dividend payout ratio	27.78%	10.26%	185.71%	N/A	N/A	N/A	N/A
Average equity to average assets ratio	10.22%	11.21%	10.16%	11.63%	11.54%	8.14%	9.80%
Standard Regulatory Capital Ratios(5)
Total capital to risk-weighted assets	12.87%	13.93%	12.54%	14.28%	13.84%	9.55%	10.44%
Tier 1 capital to risk-weighted assets	11.97%	12.74%	11.48%	13.03%	12.56%	8.27%	9.18%
Common equity Tier 1 to risk-weighted assets (CET1)	11.97%	12.74%	11.48%	N/A	N/A	N/A	N/A
Tier 1 leverage to average assets	10.19%	10.85%	10.07%	10.76%	10.34%	6.47%	7.19%

(1)
Represents the amount of net income (loss) available to holders of Standard voting common stock and Standard non-voting common stock after payment of preferred dividends in connection with the Troubled Asset Relief Program prior to 2013, in applicable years.

(2)
Ratios for the six months ended June 30, 2016 and 2015 are annualized.

(3)
Net interest margin represents net interest income as a percentage of average interest earning assets.

(4)
Non-performing loans include loans accounted for on a non-accrual basis and accruing loans contractually past due 90 days or more.

(5)
Basel III Capital Rules became effective for Standard on January 1, 2015. These rules revise the risk-based capital requirements and introduce a new capital measure, Tier 1 common equity capital to risk-weighted assets (CET1). As a result, ratios subsequent to December 31, 2014 are computed using the new rules and prior periods presented are reported using the regulatory guidance applicable at that time.

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of First Midwest giving effect to the merger with Standard. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting, with First Midwest treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Standard, as of the effective date of the merger, will be recorded by First Midwest at their respective estimated fair values, and the excess of the merger consideration over the fair value of Standard's net assets will be allocated to goodwill.

        The unaudited pro forma condensed combined income statement information for the year ended December 31, 2015 and the six months ended June 30, 2016 is presented as if the merger was consummated on January 1, 2015, the first business day of First Midwest's 2015 fiscal year, and combines the historical results of First Midwest and Standard. The unaudited pro forma condensed combined balance sheet information as of June 30, 2016 gives effect to the merger as if it occurred on June 30, 2016, and combines the historical balance sheets of First Midwest and Standard as of June 30, 2016.

        The selected unaudited pro forma condensed combined financial data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under "Unaudited Pro Forma Condensed Combined Financial Statements".

        The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, as explained in more detail in the notes accompanying the more detailed unaudited pro forma condensed combined financial information included under "Unaudited Pro Forma Condensed Combined Financial Information," the pro forma allocation of the purchase price reflected in the selected unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the adjustments made in the unaudited pro forma condensed financial information, which are described in those notes, are preliminary and may be revised.

Selected Unaudited Pro Forma Financial Information

	As of or for the six months ended June 30, 2016	For the year ended December 31, 2015
	(dollars in thousands)
Total interest income	$229,760	$427,437
Total interest expense	15,651	28,639

Net interest income	214,109	398,798
Provision for loan losses	19,578	25,752

Net interest income after provision for loan losses	194,531	373,046
Total non-interest income	85,188	162,507
Total non-interest expense	199,874	378,316

Income before income tax expense	79,845	157,237
Income tax expense	26,654	51,138

Net Income	$53,191	$106,099

Balance Sheet
Total assets	$13,557,938
Investment securities	2,031,607
Loans, net of allowance for loan losses	9,629,276
Total deposits	11,142,910
Total borrowings and other debt	612,620
Total stockholders' equity	1,620,758

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        Presented below are First Midwest's and Standard's historical per share data for the year ended December 31, 2015 and for the six months ended June 30, 2016, and unaudited pro forma combined per share data for the year ended December 31, 2015 and for the six months ended June 30, 2016. Except for the historical information as of and for the year ended December 31, 2015, the information provided in the table below is unaudited. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on June 30, 2016. This information should be read together with the historical consolidated financial statements and related notes of First Midwest and Standard, incorporated by reference or included in this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included under "Unaudited Pro Forma Condensed Combined Financial Statements".

        The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	First Midwest Historical	Standard Historical	Combined Pro Forma Amounts for First Midwest		Pro Forma Standard Equivalent Share(1)
Book value per common share at June 30, 2016	$15.38	$5.24	$15.83	(2)	$6.89
Book value per common share at December 31, 2015	14.70	5.13	15.26	(2)	6.64
Cash dividends paid per common share for the six months ended June 30, 2016	0.18	0.10	0.18	(3)	0.08
Cash dividends paid per common share for the year ended December 31, 2015	0.36	0.78	0.36	(3)	0.16
Basic earnings per common share for the six months ended June 30, 2016	0.54	0.18	0.53		0.23
Basic earnings per common share for the year ended December 31, 2015	1.05	0.42	1.07		0.47
Diluted earnings per common share for the six months ended June 30, 2016	0.54	0.18	0.53		0.23
Diluted earnings per common share for the year ended December 31, 2015	1.05	0.42	1.07		0.47

(1)
Calculated by multiplying the "Combined Pro Forma Amounts for First Midwest" due by 0.435, which is the exchange ratio for the stock consideration payable to the holders of Standard common stock in the merger.

(2)
Calculated based on pro forma total stockholders' equity of $1,620,785,000 and $1,510,859,000 as of June 30, 2016 and December 31, 2015, respectively, divided by pro forma shares of common stock outstanding of 102,375,594 and 99,015,528 at June 30, 2016 and December 31, 2015, respectively.

(3)
The combined pro forma cash dividends per common share for the six months ended June 30, 2016 and the year ended December 31, 2015 represent the actual cash dividends per share paid by First Midwest for those periods.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, as well as First Midwest's other filings with the SEC and Standard's other communications with its shareholders, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any results, levels of activity, performance, or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below.

        In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance or outcomes, but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. We caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this joint proxy statement/prospectus, and First Midwest and Standard undertake no obligation to update any forward-looking statements to reflect new information or events or conditions after the date hereof.

        In connection with the safe harbor provisions of the PSLRA, we are hereby identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any forward-looking statements.

        Among the factors that could have an impact on our ability to achieve operating results, growth plan goals, and the beliefs expressed or implied in forward-looking statements are:

  •
  the risk that the business of First Midwest and Standard will not be integrated successfully or such integration may be more difficult, time consuming or costly than expected;

  •
  expected revenue synergies, cost savings and other financial or other benefits of the proposed transaction between First Midwest and Standard might not be realized within the expected time frames or might be less than projected;

  •
  revenues following the mergers may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following the mergers, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

  •
  the ability to obtain governmental approvals of the mergers, or the ability to obtain such regulatory approvals in a timely manner;

  •
  the potential impact of announcement or completion of the mergers on relationships with third parties, including customers, employees, and competitors;

  •
  business disruption following the mergers, including diversion of management's attention from ongoing business operations and opportunities;

  •
  the failure of First Midwest's stockholders to approve the stock issuance proposal;

  •
  the failure of holders of Standard voting common stock to approve the merger proposal or the failure of holders of Standard non-voting common stock to approve the stock conversion proposal;

  •
  changes in the level of non-performing assets and charge offs;

  •
  First Midwest's potential exposure to unknown contingent liabilities of Standard;

  •
  any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  changes in First Midwest's stock price before closing, including as a result of the financial performance of Standard prior to closing;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  credit and interest rate risks associated with First Midwest's and Standard's respective businesses, customer borrowing, repayment, investment and deposit practices;

  •
  general economic conditions, either internationally, nationally or in the market areas in which First Midwest and Standard operate or anticipate doing business, may be less favorable than expected;

  •
  changes in the economic environment, competition or other factors that may influence the anticipated growth of loans and deposits, the quality of the loan portfolio and loan and deposit pricing;

  •
  changes in the competitive environment among financial holding companies and banks;

  •
  new regulatory or legal requirements or obligations with which First Midwest and Standard must comply; and

  •
  other economic, competitive, governmental, regulatory and technological factors affecting First Midwest's and Standard's operations, products, services and prices.

        The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to First Midwest and Standard, see "Risk Factors" in this joint proxy statement/prospectus and First Midwest's other filings with the SEC incorporated by reference into this joint proxy statement/prospectus.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this joint proxy statement/prospectus, including in particular the risk factors associated with First Midwest's business contained under the heading "Risk Factors" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2015. See "Where You Can Find More Information".

Because the market price of First Midwest common stock will fluctuate, Standard shareholders cannot be certain of the market value of the merger consideration they will receive.

        Upon completion of the merger, Standard shareholders will receive for each share of Standard voting common stock and Standard non-voting common stock they hold immediately prior to the completion of the merger a fixed exchange ratio of 0.435 of a share of fully paid and non-assessable First Midwest common stock (subject to potential adjustment for certain environmental conditions and/or title defects, as described under "The Merger—Terms of the Merger"). Any change in the market price of First Midwest common stock prior to completion of the merger will affect the value of any shares of First Midwest common stock Standard shareholders receive as consideration in the merger. The market price of First Midwest common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are outside our control. Accordingly, at the time of the Standard special meeting, Standard shareholders will not know or be able to calculate the market price of First Midwest common stock that they will receive upon completion of the merger.

Standard will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Standard and consequently on First Midwest. These uncertainties may impair Standard's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Standard to seek to change existing business relationships with Standard. Retention of certain employees may be challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with First Midwest. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First Midwest, First Midwest's business following the merger could be harmed. In addition, the merger agreement restricts Standard from making certain acquisitions and taking other specified actions without the consent of First Midwest, and generally requires Standard to continue its operations in the ordinary course, until the merger occurs. These restrictions may prevent Standard from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which Standard is subject, see "The Merger Agreement—Conduct of Business Pending the Merger".

Combining our two companies may be more difficult, costly or time-consuming than we currently expect, and we may fail to realize the anticipated benefits and cost savings of the merger.

        First Midwest and Standard have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on First Midwest's ability to successfully combine and integrate the Standard business into its own in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the mergers and the bank merger may depend, in part, on the ability of First Midwest to integrate the two businesses, business models and cultures. If First Midwest experiences difficulties in the integration process, including those listed above, First Midwest may fail to realize the anticipated benefits of the merger in a timely manner or at all. First Midwest's business or results of operations or the value of its common stock may be materially and adversely affected as a result.

The market price of First Midwest common stock after the merger may be affected by factors different from those currently affecting First Midwest common stock.

        The businesses of First Midwest and Standard differ in some respects and, accordingly, the results of operations of the combined company and the market price of First Midwest common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Midwest or Standard. For a discussion of the business of First Midwest and of certain factors to consider in connection with the business of First Midwest, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under "Where You Can Find More Information," including in particular the section titled "Risk Factors" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2015.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.

        Before the mergers and the bank merger may be completed, First Midwest and Standard must obtain approvals from the Federal Reserve and the IDFPR. Prior notice of the mergers and the bank merger must also be provided to the IDFI. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under "The Merger—Regulatory Approvals Required for the Mergers". An adverse development in either party's regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the mergers or the bank merger or require changes to the terms of the mergers or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the mergers or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the mergers and the bank merger, any of which might have an adverse effect on the combined company following the mergers. See "The Merger Agreement—Regulatory Approvals Required for the Mergers". Regulatory approvals could also be adversely impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations, by a federal, state or local governmental agency. We cannot guarantee that we will be able to obtain all required regulatory approvals, the timing of those approvals or whether any conditions will be imposed.

Some Standard directors and officers may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

        Standard's shareholders should be aware that some of Standard's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Standard's shareholders generally. These interests and arrangements may create potential conflicts of interest. Standard's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that holders of Standard voting common stock vote in favor of the merger proposal and that holders of Standard non-voting common stock vote in favor of the stock conversion proposal.

        For a more complete description of these interests, see "The Merger—Interests of Certain Persons in the Merger".

The merger agreement limits Standard's ability to pursue alternatives to the merger.

        The merger agreement contains provisions that limit Standard's ability to solicit, encourage or discuss competing third-party proposals to acquire all or a significant part of Standard. These provisions, which include a $15,000,000 termination fee, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Standard from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Standard than it might otherwise have proposed to pay.

Termination of the merger agreement could negatively impact First Midwest or Standard.

        In the event the merger agreement is terminated, First Midwest's or Standard's business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the mergers. The market price of First Midwest common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and Standard's board of directors seeks another merger or business combination, Standard shareholders cannot be certain that Standard will be able to find a party willing to offer equivalent or more attractive consideration than the merger consideration provided in the merger. If the merger agreement is terminated under certain circumstances, Standard may be required to pay First Midwest a termination fee of $15,000,000. If the merger agreement is terminated, First Midwest or Standard may experience negative reactions from its customers, vendors and employees. See "The Merger Agreement—Termination of the Merger Agreement".

If the merger is not completed, First Midwest and Standard will have incurred substantial expenses without realizing the expected benefits of the merger.

        Each of First Midwest and Standard has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Midwest and Standard would have to recognize these expenses without realizing the expected benefits of the merger.

Holders of Standard common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Holders of Standard voting common stock currently have the right to vote on matters affecting Standard. Upon the completion of the merger, each Standard shareholder who receives shares of First Midwest common stock will become a stockholder of First Midwest with a percentage ownership of First Midwest with respect to such shares that is smaller than the shareholder's current percentage ownership of Standard. Upon receiving 0.435 of a share of First Midwest common stock per issued and outstanding share of Standard voting common stock and Standard non-voting common stock following the effective time of the merger, the former shareholders of Standard as a group would receive shares in the merger constituting approximately [        ]% of the outstanding shares of First Midwest common

stock immediately after the merger based on the number of shares of First Midwest common stock and Standard common stock outstanding as of [            ], 2016, the latest practicable date before the printing of this joint proxy statement/prospectus. Because of this, Standard shareholders will have less influence on the management and policies of First Midwest than they now have on the management and policies of Standard.

The opinions of First Midwest's financial advisor and of Standard's financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        First Midwest and Standard have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus. The opinions of First Midwest's and Standard's financial advisors were each based on certain facts and assumptions regarding the operations and prospects of First Midwest and Standard, general market and economic conditions and other factors as of the dates of such opinions. Changes in the operations and prospects of First Midwest or Standard, general market and economic conditions and other factors that may be beyond the control of First Midwest or Standard may significantly alter the value of First Midwest or Standard, the prices of the shares of First Midwest common stock by the time the merger is completed or the future price at which First Midwest common stock trades. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because First Midwest and Standard do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration or exchange ratio, as applicable, from a financial point of view at the time a First Midwest stockholder or Standard shareholder votes or at the time the merger is completed. However, First Midwest's board of directors' recommendation that First Midwest stockholders vote "FOR" the First Midwest stock issuance, and Standard's board of directors' recommendations that holders of Standard voting common stock vote "FOR" the merger proposal and that holders of Standard non-voting common stock vote "FOR" the stock conversion proposal, are made as of the date of this joint proxy statement/prospectus. For descriptions of the opinions that First Midwest and Standard received from their respective financial advisors, please refer to "The Merger—Opinion of First Midwest's Financial Advisor" and "The Merger—Opinion of Standard's Financial Advisor".

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operation after the merger may differ materially.

        The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that First Midwest and Standard currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Standard's net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Standard as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. See "Unaudited Pro Forma Condensed Combined Financial Information".

First Midwest's and Standard's unaudited prospective financial information is based on various assumptions that may not prove to be correct.

        The unaudited prospective financial information set forth in the financial forecasts included under "The Mergers—Certain Unaudited Prospective Financial Information of First Midwest and Standard" is based on assumptions of, and information available to, First Midwest and Standard at the time they were prepared and provided to their respective financial advisors. Neither First Midwest nor Standard knows whether the assumptions they made will prove correct. Any or all of such information may turn out to be wrong. Such information can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond First Midwest's and Standard's control. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in "Risk Factors", the events and/or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements" and the information with respect to First Midwest provided in the reports that First Midwest files with the SEC from time to time, and the information about Standard provided in "Management's Discussion and Analysis of Standard's Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk" will be important in determining the future results of First Midwest or Standard. As a result of these contingencies, actual future results may vary materially from First Midwest's and Standard's estimates. In view of these uncertainties, the inclusion of certain First Midwest and Standard unaudited prospective financial information in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

        The unaudited prospective financial information presented herein was prepared solely for internal use and not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made. Neither First Midwest nor Standard undertakes any obligation to update the unaudited prospective financial information herein to reflect events or circumstances after the date such unaudited prospective financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

        The unaudited prospective financial information included in this joint proxy statement/prospectus has been prepared separately by each of First Midwest and Standard. Neither First Midwest's financial advisor, Sandler O'Neill, nor any other financial advisors or independent accountants have compiled, examined or performed any procedures with respect to First Midwest's unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, Sandler O'Neill assumes no responsibility for First Midwest's unaudited prospective financial information. Moreover, neither Standard's financial advisor, J.P. Morgan, nor any other financial advisors or independent accountants have compiled, examined or performed any procedures with respect to Standard's unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, J.P. Morgan assumes no responsibility for Standard's unaudited prospective financial information. The report of Ernst & Young LLP related to the First Midwest financial statements and related notes for the year ended December 31, 2015, which is included in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2015 that is incorporated herein by reference, relates to the historical financial information of First Midwest. It does not extend to the unaudited prospective financial information and should not be read to do so. The RSM US LLP report included in this joint proxy statement/prospectus related to the Standard financial statements and related notes for the year ended December 31, 2015, which appear in this document under the heading "Index to Financial Statements", relates to the historical financial information of Standard. It does not extend to the unaudited prospective financial information and should not be read to do so. See "The Mergers—Certain Unaudited Prospective Financial Information" for more information.

The shares of First Midwest common stock that Standard shareholders will receive as a result of the merger will have different rights from shares of Standard common stock.

        The rights associated with Standard common stock are different from the rights associated with First Midwest common stock. For a discussion of the different rights associated with First Midwest common stock, see "Comparison of Stockholder Rights".

Under certain circumstances, the merger consideration may be reduced due to environmental conditions and/or title defects on Standard's real property.

        Under certain circumstances, if certain environmental conditions and/or title defects exist with respect to Standard's real property and the total cost to remediate and/or cure such conditions or defects (after taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree are reasonably likely to be available) is greater than $2,000,000, the exchange ratio will be reduced by an amount equal to (i) the lesser of (x) the real property adjustment amount and (y) $8,000,000, divided by (ii) the fully diluted number of shares of Standard common stock immediately prior to the effective time of the merger, divided by (iii) the First Midwest common stock 15-day VWAP. If the real property adjustment amount exceeds $8,000,000, First Midwest may terminate the merger agreement. If the merger is approved by holders of Standard voting common stock, the merger consideration to be received by individual shareholders may be subject to this reduction without their further consent. See "The Merger Agreement—Merger Consideration".

Completion of the merger is subject to certain conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

        The obligations of First Midwest and Standard to complete the merger are subject to satisfaction or waiver (if permitted) of a number of conditions. The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the merger is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See "The Merger Agreement—Conditions to Completion of the Merger".

        In addition, if the merger is not completed on or before June 28, 2017, either First Midwest or Standard may choose not to proceed with the merger. First Midwest and/or Standard may also terminate the merger agreement under certain circumstances. See "The Merger Agreement—Termination of the Merger Agreement".

FIRST MIDWEST SPECIAL MEETING

        This section contains information from First Midwest for First Midwest stockholders about the special meeting First Midwest has called to consider and approve the issuance of First Midwest common stock in the merger. We are mailing this joint proxy statement/prospectus to First Midwest stockholders on or about [            ], 2016. Together with this joint proxy statement/prospectus, we are also sending to First Midwest stockholders a notice of the First Midwest special meeting and a form of proxy card that First Midwest's board of directors is soliciting for use at the special meeting of First Midwest stockholders and at any adjournments of the meeting.

Date, Time and Place

        The special meeting of First Midwest stockholders will be held at [            ], located at [            ] on [            ], 2016 at [            ] [a.m.][p.m.] Central time.

Matters to Be Considered

        At the First Midwest special meeting, First Midwest stockholders as of the First Midwest record date will be asked to consider and vote on the following matters:

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  Approval of the issuance of First Midwest common stock in the merger as contemplated by the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus.

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  Approval of one or more adjournments of the First Midwest special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the stock issuance proposal.

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  Transaction of such other business as may properly come before the First Midwest special meeting and any adjournments or postponements thereof.

Recommendation of First Midwest's Board of Directors

        First Midwest's board of directors recommends that you vote "FOR" the stock issuance proposal and "FOR" the First Midwest adjournment proposal (if necessary or appropriate).

First Midwest Record Date and Quorum

        First Midwest's board of directors has fixed the close of business on [            ], 2016 as the record date for determining the First Midwest stockholders entitled to receive notice of and to vote at the First Midwest special meeting. Each share of First Midwest common stock held of record at the close of business on the First Midwest record date entitles the holder thereof to one vote on each matter considered and voted on at the First Midwest special meeting. As of the First Midwest record date, [            ] shares of First Midwest common stock were issued and outstanding and held by approximately [            ] record holders.

        If you hold shares of First Midwest common stock that are registered in your name through First Midwest's transfer agent, Computershare Trust Company, N.A., as of the First Midwest record date, you are the stockholder of record with respect to those shares. If you hold shares of First Midwest common stock indirectly through a bank, broker, trustee or other nominee (a "broker"), you are considered a beneficial owner of those shares but are not the stockholder of record. In this circumstance, you are a stockholder whose shares are held in "street name" and your broker is considered the stockholder of record. We sent copies of this joint proxy statement/prospectus directly to all stockholders of record. If you are a beneficial owner whose shares are held in street name, these materials were sent to you by the broker through which you hold your shares. As the beneficial owner, you may direct your broker how to vote your shares at the First Midwest special meeting, and the broker is obligated to provide you with a voting instruction form for you to use for this purpose.

        A quorum is required to transact business at the First Midwest special meeting. The holders of a majority of the outstanding shares of First Midwest common stock on the First Midwest record date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the First Midwest special meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

Vote Required; Treatment of Abstentions and Failure to Vote

        Approval of each of the stock issuance proposal and the First Midwest adjournment proposal requires the affirmative vote of a majority of the total votes cast by holders of First Midwest common stock on each such proposal at the First Midwest special meeting. If a First Midwest stockholder marks "ABSTAIN" with respect to the stock issuance proposal or the First Midwest adjournment proposal, it will have the same effect as a vote "AGAINST" the stock issuance proposal or the First Midwest adjournment proposal, respectively. If a First Midwest stockholder fails to submit a proxy card or vote in person at the First Midwest special meeting or fails to instruct the stockholder's broker with respect to the stock issuance proposal or the First Midwest adjournment proposal, it will have no effect on such proposal.

Shares Held by Directors and Officers

        As of the First Midwest record date, directors and officers of First Midwest and their affiliates owned and were entitled to vote [            ] shares of First Midwest common stock, representing approximately [        ]% of the shares of First Midwest common stock outstanding on that date. First Midwest currently expects that its directors and executive officers will vote their shares in favor of the stock issuance proposal and the First Midwest adjournment proposal (if necessary or appropriate), although none of them has entered into any agreements obligating them to do so. As of the First Midwest record date, Standard and its subsidiaries beneficially owned [            ] shares of First Midwest common stock.

Shares Held in First Midwest Benefit Plans

        Employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, First Midwest Bancorp, Inc. Nonqualified Retirement Plan, First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan and/or the First Midwest Bancorp, Inc. Dividend Reinvestment Plan, and have a First Midwest e-mail address, will receive an e-mail from Broadridge Financial Solutions, Inc. describing how to access this joint proxy statement/prospectus and proxy card and vote via the Internet or by telephone. One e-mail will be sent for all accounts registered in the same employee name. If the employee's accounts are registered in different names, he or she will receive a separate e-mail for each account. This e-mail will be titled: FIRST MIDWEST BANCORP, INC. SPECIAL MEETING OF STOCKHOLDERS AND PROXY VOTE.

        The trustees under these plans are the stockholders of record of all shares of First Midwest common stock held in the plans, and the trustees will vote the shares held for the account of each employee in accordance with the instructions received from the employee. Employees should instruct the trustees how to vote their shares by using the instructions provided in the e-mail and vote via the Internet or by telephone. If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the employees are not the record owners of the related shares, the employees may not vote these shares in person at the First Midwest special meeting. Individual voting instructions to the plan trustees will be kept confidential and will not be disclosed to any of First Midwest's directors, officers or employees.

Solicitation of Proxies; Payment of Solicitation Expenses

        Proxies are being solicited by First Midwest's board of directors from First Midwest stockholders. Shares of First Midwest common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" approval of the stock issuance proposal, "FOR" the First Midwest adjournment proposal (if necessary or appropriate), and in the discretion of the individuals named as proxies as to any other matter that may come before the First Midwest special meeting, which will be voted in accordance with the best judgment of the named proxies.

        First Midwest and Standard have agreed to each pay for one-half of the costs and expenses (excluding the fees and disbursements of counsel, financial advisors and accountants) of copying, printing and distributing this joint proxy statement/prospectus and all listing, filing or registration fees, including fees paid for filing the registration statement of which this joint proxy statement/prospectus is a part with the SEC and any other fees paid for filings with governmental authorities. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of First Midwest or its affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Although First Midwest does not anticipate using a paid proxy solicitor in connection with the First Midwest special meeting, First Midwest may do so if it believes this to be appropriate. First Midwest will reimburse brokers for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

Voting Your Shares

        First Midwest stockholders may vote in person or by proxy at the First Midwest special meeting. If you hold your shares of First Midwest common stock in your name as a stockholder of record, you may cast your vote in one of four ways:

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  By Internet.  The web address for Internet voting can be found on the enclosed proxy card. Internet voting is available 24 hours a day. To be valid, your vote by Internet must be received by the deadline specified on the proxy card.

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  By Telephone.  The telephone number for telephone voting can be found on the enclosed proxy card and is available 24 hours a day. To be valid, your vote by telephone must be received by the deadline specified on the proxy card.

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  By Mail.  Mark the enclosed proxy card, sign and date it, and return it in the postage prepaid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the proxy card.

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  At the First Midwest Special Meeting.  You can vote your shares in person at the First Midwest special meeting. You must present an acceptable form of identification (such as a valid driver's license) in order to enter the First Midwest special meeting and vote in person.

        If you hold your shares in street name, you may vote by following your broker's instructions or, in order to vote in person at the First Midwest special meeting, you must obtain from the broker through which you hold your shares, both an account statement showing that you owned shares of First Midwest common stock as of the First Midwest record date and a "legal proxy" form, and bring them to the meeting. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIRST MIDWEST COMMON STOCK YOU OWN. Accordingly, each First Midwest stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the First Midwest stockholder plans to attend the First Midwest special meeting in person.

Shares Held in Street Name

        Under stock exchange rules, brokers who hold shares of First Midwest common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker that are represented at the First Midwest special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker holds your shares of First Midwest common stock in "street name," your broker will vote your shares of First Midwest common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. We believe that the stock issuance proposal and the First Midwest adjournment proposal are both "non-routine" proposals and your broker can vote your shares of First Midwest common stock only with your specific voting instructions.

Revocability of Proxies and Changes to First Midwest Stockholder's Vote

        If you have submitted a proxy and would like to revoke it, you may revoke your proxy or change your vote at any time before your shares are voted at the First Midwest special meeting by timely:

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  resubmitting your vote via the Internet or by telephone;

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  executing and mailing a proxy card that is dated and received on a later date;

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  giving written notice of revocation to First Midwest's Corporate Secretary at One Pierce Place, Suite 1500, Itasca, Illinois 60413; or

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  voting in person at the First Midwest special meeting.

        If your shares are held in street name, you should contact your broker to change your vote.

Attending the First Midwest Special Meeting

        All First Midwest stockholders of record, are invited to attend the First Midwest special meeting. All stockholders must bring an acceptable form of identification, such as a valid driver's license, in order to attend the First Midwest special meeting in person. If you hold shares in street name and would like to attend the First Midwest special meeting, you also will need to bring an account statement and a "legal proxy" form from the broker, or other acceptable evidence of ownership of First Midwest common stock as of the close of business on the First Midwest record date.

STANDARD SPECIAL MEETING

        This section contains information from Standard for Standard shareholders about the special meeting Standard has called to consider and approve (i) the merger agreement and the transactions contemplated thereby, by holders of Standard voting common stock, and (ii) the conversion of Standard non-voting common stock into First Midwest common stock in the merger, by holders of Standard non-voting common stock. We are mailing this joint proxy statement/prospectus to Standard shareholders on or about [                        ], 2016. Together with this joint proxy statement/prospectus, we are also sending to Standard shareholders a notice of the Standard special meeting and a form of proxy card that Standard's board of directors is soliciting for use at the special meeting of Standard shareholders and at any adjournments of the meeting.

        This joint proxy statement/prospectus is also being furnished by First Midwest to Standard shareholders as a prospectus in connection with the issuance of shares of First Midwest common stock upon completion of the merger.

Date, Time and Place

        The special meeting of holders of Standard voting common stock and Standard non-voting common stock will be held at [            ], located at [                ] on [                        ], 2016 at [            ] [a.m.][p.m.] Central time.

Matters to Be Considered

        At the Standard special meeting, holders of Standard voting common stock and Standard non-voting common stock as of the Standard record date will be asked to consider and vote on the following matters:

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  Approval by the holders of Standard voting common stock of the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus, and the transactions contemplated by the merger agreement, including the mergers, for purposes of the IBCA, Sections 8.1 and 8.2 of Standard's amended and restated articles of incorporation and Section 2.8 of the Standard shareholders agreement, which sections are attached as Appendix B to this joint proxy statement/prospectus.

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  Approval by the holders of Standard non-voting common stock of the conversion of Standard non-voting common stock into First Midwest common stock in the merger, for purposes of Section 4.2(a)(ii) of Standard's amended and restated articles of incorporation, which is attached as Appendix C to this joint proxy statement/prospectus.

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  Approval by the holders of Standard voting common stock and Standard non-voting common stock of one or more adjournments of the Standard special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal or the stock conversion proposal.

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  Transaction of such other business as may properly come before the Standard special meeting and any adjournments or postponements thereof.

Recommendation of Standard's Board

        The Standard board of directors recommends that holders of Standard voting common stock vote "FOR" the merger proposal, that holders of Standard non-voting common stock vote "FOR" the stock conversion proposal and that all Standard shareholders vote "FOR" the Standard adjournment proposal (if necessary or appropriate).

Standard Record Date and Quorum

        Standard's board of directors has fixed the close of business on [                        ], 2016 as the record date for determining the Standard shareholders entitled to receive notice of and to vote at the Standard special meeting. Each share of Standard voting common stock or Standard non-voting common stock held of record at the close of business on the Standard record date entitles the holder thereof to one vote on each matter considered and voted on by holders of Standard voting common stock or Standard non-voting common stock, respectively, at the Standard special meeting. As of the Standard record date, [            ] shares of Standard voting common stock were issued and outstanding and held by approximately [            ] record holders, and [            ] shares of Standard non-voting common stock were issued and outstanding and held by approximately [            ] record holders.

        If you hold shares of Standard common stock indirectly through a broker, you are considered a beneficial owner of those shares but are not the shareholder of record. In this circumstance, you are a shareholder whose shares are held in "street name" and your broker is considered the shareholder of record. We sent copies of this joint proxy statement/prospectus directly to all shareholders of record. If you are a beneficial owner whose shares are held in street name, these materials were sent to you by the broker through which you hold your shares. As the beneficial owner, you may direct your broker how to vote your shares at the Standard special meeting, and the broker is obligated to provide you with a voting instruction form for you to use for this purpose.

  Quorum Requirements

        A quorum is required to transact business and consider each proposal at the Standard special meeting.

  •
  The holders of a majority of the outstanding shares of Standard voting common stock on the Standard record date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the consideration of the merger proposal.

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  The holders of a majority of the outstanding shares of Standard non-voting common stock on the Standard record date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the consideration of the stock conversion proposal.

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  The holders of a majority of the outstanding shares of Standard common stock on the Standard record date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the consideration of the Standard adjournment proposal.

        All shares of Standard common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Standard special meeting but shares represented by a proxy from a broker indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares, which we refer to as "broker non-votes," will not be counted as shares present.

Vote Required; Treatment of Abstentions and Failure to Vote

  Merger Proposal

        Pursuant to Sections 8.1 and 8.2 of Standard's amended and restated articles of incorporation and Section 2.8 of the Standard shareholders agreement, in order to complete the mergers, Standard must obtain the "primary requisite approval", which is the prior affirmative vote or written consent of at least a majority of the entire board of directors of Standard and at least 55% of the outstanding shares of Standard voting common stock and (ii) the "secondary requisite approval", which is either (A) the prior affirmative vote or written consent of at least two-thirds of the entire board of directors of

Standard or (B) the prior affirmative vote or written consent of at least a majority of the entire board of directors of Standard and at least a majority of the outstanding shares of Standard voting common stock. The board of directors of Standard has unanimously approved the merger agreement and the transactions contemplated thereby, and, therefore, the secondary requisite approval has been obtained. Sections 8.1 and 8.2 of Standard's amended and restated articles of incorporation and Section 2.8 of the Standard shareholders agreement also required the primary requisite approval and secondary requisite approval in order for Standard to enter into the merger agreement. Therefore, solely for purposes of Standard's amended and restated articles of incorporation and the Standard shareholders agreement, holders of more than 55% of the outstanding shares of Standard voting common stock consented to the entry by Standard into the merger agreement prior to the execution by Standard thereof.

        Accordingly, approval of the merger proposal requires the affirmative vote of the holders of at least 55% of the outstanding shares of Standard voting common stock. If a holder of Standard voting common stock fails to submit a proxy card or vote in person at the Standard special meeting, marks "ABSTAIN" on the shareholder's proxy card or fails to instruct the shareholder's broker with respect to the merger proposal, it will have the same effect as a vote "AGAINST" approval of the merger proposal.

  Stock Conversion Proposal

        Pursuant to Section 4.2(a)(ii) of Standard's amended and restated articles of incorporation, the affirmative vote of holders of a majority of the outstanding shares of Standard non-voting common stock is required to amend, alter, change or repeal (including by merger, consolidation or otherwise) any provision of Standard's amended and restated articles of incorporation that significantly and adversely affects the powers, preferences, rights or privileges of Standard non-voting common stock. The conversion of Standard non-voting common stock into First Midwest common stock will constitute such a change to the powers, preferences, rights or privileges of Standard non-voting common stock. Accordingly, in order to approve the stock conversion proposal, the holders of a majority of the outstanding shares of Standard non-voting common stock as of the Standard record date must vote in favor of the stock conversion proposal.

        Accordingly, approval of the stock conversion proposal requires the affirmative vote of a majority of the outstanding shares of Standard non-voting common stock. If a holder of Standard non-voting common stock fails to submit a proxy card or vote in person at the Standard special meeting, marks "ABSTAIN" on the shareholder's proxy card or fails to instruct the shareholder's broker with respect to the proposal to approve the stock conversion proposal, it will have the same effect as a vote "AGAINST" approval of the stock conversion proposal.

  Standard Adjournment Proposal

        Approval of the Standard adjournment proposal requires the affirmative vote of a majority of the shares of Standard voting common stock and Standard non-voting common stock present in person or represented by proxy at the Standard special meeting. If a Standard shareholder marks "ABSTAIN" with respect to the Standard adjournment proposal, it will have the same effect as a vote "AGAINST" the Standard adjournment proposal. If a Standard shareholder fails to submit a proxy card or vote in person at the Standard special meeting or fails to instruct the shareholder's broker with respect to the Standard adjournment proposal, it will have no effect on such proposal.

Shares Held by Directors and Officers

        As of the Standard record date, Standard's directors and executive officers and their affiliates held approximately [            ]% of the outstanding shares of Standard voting common stock entitled to vote

at the Standard special meeting and [            ]% of the outstanding shares of Standard non-voting common stock entitled to vote at the Standard special meeting. All of the directors and certain officers and large shareholders of Standard, collectively holding an aggregate [            ] shares of Standard voting common stock (or approximately [            ]% of the outstanding shares) and [            ] shares of Standard non-voting common stock (or approximately [            ]% of the outstanding shares) as of the Standard record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger proposal and the stock conversion proposal. See "The Merger—Interests of Certain Persons in the Merger".

        As of the Standard record date, First Midwest and its subsidiaries held [            ] shares of Standard common stock and [            ] of its directors and executive officers and their affiliates held, collectively, [            ] shares of Standard common stock.

Shares Held in the Standard Bank and Trust Company 401(k) and Profit Sharing Plan

        The trustees of the Standard Bank and Trust Company 401(k) and Profit Sharing Plan are the shareholders of record for the shares of Standard voting common stock held by the plan. Under the terms of the plan, the trustees will vote the shares of Standard voting common stock held in the plan in their discretion, subject to their fiduciary duties. Standard employees may not vote, or instruct the trustees how to vote, the shares of Standard voting common stock credited to their accounts under the plan with respect to any of the proposals to be voted upon by holders of Standard voting common stock at the Standard special meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

        Proxies are being solicited by Standard's board of directors from Standard shareholders. Shares of Standard common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies representing shares of Standard voting common stock will be voted "FOR" the merger proposal, proxies representing shares of Standard non-voting common stock will be voted "FOR" the stock conversion proposal and proxies representing shares of Standard voting common stock and Standard non-voting common stock will be voted "FOR" the Standard adjournment proposal (if necessary or appropriate), and in the discretion of the individuals named as proxies as to any other matter that may come before the Standard special meeting, which will be voted in accordance with the best judgment of the named proxies.

        First Midwest and Standard have agreed to each pay for one-half of the costs and expenses (excluding the fees and disbursements of counsel, financial advisors and accountants) of copying, printing and distributing this joint proxy statement/prospectus and all listing, filing or registration fees, including fees paid for filing the registration statement of which this joint proxy statement/prospectus is a part with the SEC and any other fees paid for filings with governmental authorities. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Standard or its affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation.

Voting Your Shares

        Standard shareholders may vote in person or by proxy at the Standard special meeting on the proposals upon which they are entitled to vote. Standard shareholders may also vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the proxy card.

        YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF STANDARD VOTING COMMON STOCK AND/OR STANDARD NON-VOTING COMMON STOCK

YOU OWN. Accordingly, each Standard shareholder should sign, date and return the enclosed proxy card whether or not the Standard shareholder plans to attend the Standard special meeting in person.

Revocability of Proxies and Changes to a Standard Shareholder's Vote

        A Standard shareholder who has submitted a proxy may revoke it or change the shareholder's vote at any time before the shares are voted at the Standard special meeting by (i) giving a written notice of revocation to Patrick J. Hunt, Secretary of the Board of Standard, (ii) attending the Standard special meeting in person and voting by ballot at the Standard special meeting, or (iii) by properly submitting to Standard a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Standard as follows: 7800 West 95th Street, Hickory Hills, IL 60457, Attention: Patrick J. Hunt, Secretary of the Board.

Attending the Standard Special Meeting

        All holders of record of Standard voting common stock and Standard non-voting common stock are invited to attend the Standard special meeting. All shareholders must bring an acceptable form of identification, such as a valid driver's license, in order to attend the Standard special meeting in person. If you hold shares in street name and would like to attend the Standard special meeting, you will also need to bring an account statement and a "legal proxy" form from the broker, or other acceptable evidence of ownership of Standard common stock as of the close of business on the Standard record date.

THE MERGER

        The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement, the financial advisor opinion of Sandler O'Neill delivered to the First Midwest board of directors and the financial advisor opinion of J.P. Morgan delivered to the Standard board of directors, attached as Appendices A, F and G, respectively, to this joint proxy statement/prospectus, for a more complete understanding of the merger.

Terms of the Merger

        First Midwest's board of directors and Standard's board of directors have each unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides for combining our companies through the merger of Merger Sub with and into Standard, with Standard being the surviving company, and immediately thereafter and as part of a single integrated transaction, the merger of Standard with and into First Midwest, with First Midwest being the surviving company. As a result of the mergers, the separate existence of Standard will terminate. Following the parent merger at such time as First Midwest may determine in its sole discretion, SB&T, Standard's wholly owned bank subsidiary, will merge with and into First Midwest Bank, First Midwest's wholly owned bank subsidiary, with First Midwest Bank being the surviving bank. Following the bank merger, First Midwest Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois. We expect to complete the mergers and the bank merger in the fourth quarter of 2016 or the first quarter of 2017, although delays may occur.

        Upon completion of the merger, each holder of Standard voting common stock and Standard non-voting common stock will receive for each share of Standard voting common stock or Standard non-voting common stock that they own immediately prior to the completion of the merger, 0.435 of a fully paid and non-assessable share of First Midwest common stock. However, if certain environmental conditions and/or title defects exist with respect to Standard's real property and the total cost to remediate and/or cure such conditions or defects (after taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree are reasonably likely to be available) is greater than $2,000,000, the exchange ratio will be reduced by an amount equal to (i) the lesser of (x) the real property adjustment amount and (y) $8,000,000, divided by (ii) the fully diluted number of shares of Standard common stock immediately prior to the effective time of the merger, divided by (iii) the First Midwest common stock 15-day VWAP. If the real property adjustment amount exceeds $8,000,000, First Midwest may terminate the merger agreement. First Midwest will not issue fractional shares of First Midwest common stock in the merger. Instead, First Midwest will pay to each Standard shareholder who would otherwise be entitled to receive fractional shares an amount in cash for the cash value of any fractional shares based on the First Midwest common stock 15-day VWAP.

        Upon completion of the merger, each outstanding Standard stock settled right will be redeemed at a redemption price equal to the amount by which the following clause (1) exceeds clause (2), where: (1) is the sum of (x) the product of the exchange ratio and $17.99 and (y) all cash dividends paid on a share of Standard common stock from February 22, 2013 until the effective time of the merger (which as of the date of this joint proxy statement/prospectus is $[            ]); and (2) is $4.65, accreting on a daily basis at a rate of 12% from February 22, 2013 until three days after the date on which (A) First Midwest has received all required regulatory approvals, (B) Standard has received all required approvals from its shareholders and (C) Standard has otherwise satisfied or is capable of satisfying its conditions to closing the merger (which accretion as of the date of this joint proxy statement/prospectus results in a value of $[            ]).

        Upon completion of the merger, each outstanding Standard stock option (vested or unvested) will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the merger consideration value per share minus the applicable exercise price per share of such outstanding Standard stock option. In the event that the exercise price of any Standard stock option outstanding immediately prior to the completion of the merger is greater than or equal to the merger consideration value per share, no cash payment or other consideration for such Standard stock option will be due or payable in respect thereof and such Standard stock option will be cancelled as of the completion of the merger. In addition, upon completion of the merger, each outstanding share or fractional share of Standard phantom stock will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the merger consideration value per share, or an equivalent fraction thereof in the case of fractional shares of Standard phantom stock.

        For additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement, see "The Merger Agreement".

Background of the Merger

        The board of directors of Standard has engaged in a periodic strategic review process during which the board discusses Standard's strategic direction, performance and prospects in the context of trends and developments in the markets that Standard serves, the banking industry and the regulatory environment. Among other things, these discussions have focused on the competitive landscape and recent bank acquisition transactions in the Chicago metropolitan market, and possible strategic alternatives available to Standard. From time to time, the Standard board has invited J.P. Morgan to participate in these discussions.

        On November 17, 2015, J.P. Morgan was invited to a strategic review meeting of the Standard board of directors and was asked to present information regarding the current market for initial public offerings, mergers and acquisitions of financial institutions in the United States and in the Chicago metropolitan market and J.P. Morgan's views concerning the valuation that the Company may receive in the context of the foregoing. In its evaluation of strategic alternatives, the Standard board of directors considered the information presented by J.P. Morgan at the November 17 meeting of the board, the apparent accelerating pace of acquisition activity in the Chicago metropolitan market and the perceived interest in a potential transaction with Standard conveyed by financial institutions at a banking industry conference hosted by J.P. Morgan.

        Following the year-end holidays, the Standard board determined that it would be in the best interests of Standard and its shareholders to continue its evaluation of strategic alternatives, including pursuing discussions with possible merger partners. In connection with this on-going initiative, the board assembled a "working group" consisting of four members of the board of directors. The working group met telephonically on an as-needed basis in order to manage the on-going discussions and with J.P. Morgan and Kirkland & Ellis, Standard's outside legal counsel, as well as to make decisions concerning Standard's strategic efforts. Although all the members of the Standard board were invited to join this effort, the working group consisted of Messrs. Lawrence Kelley, Timothy Gallagher, Christopher Doody and Charles Shomo.

        In early January, with the concurrence of the board, certain members of Standard senior management had discussions with a number of institutions that they thought might have an interest in entering into a strategic transaction with Standard. At the direction of the Standard board of directors, on January 5, 2016, J.P. Morgan contacted one institution based on the Standard board of directors' understanding of such institutions' interest and financial capacity to complete a possible acquisition of Standard, prior to engaging in a broader process, to give the institution an opportunity to submit a pre-emptive non-binding proposal. As part of this invitation, the institution entered into a confidentiality agreement and was granted early access to a limited amount of due diligence materials, including financial information concerning Standard.

        During mid-January 2016, following discussions with the working group, J.P. Morgan contacted seven additional financial institutions that it believed were potentially interested in an acquisition of Standard, including First Midwest. J.P. Morgan spoke with First Midwest on January 15, 2016, in advance of reaching out to the other six institutions. First Midwest and two of the other institutions expressed interest in conducting due diligence on Standard. After confidentiality agreements were signed with these three interested parties, including First Midwest, information was made available to permit the interested parties the opportunity to conduct preliminary due diligence.

        J.P. Morgan reached out to various other parties on January 27 and 28 and no other party that was contacted at that time expressed an interest in pursuing a potential transaction with Standard.

        On February 9, 2016, Standard held multiple meetings with First Midwest. At those meetings Standard management made presentations to First Midwest management regarding its operations, financial condition and prospects. In addition, First Midwest was given the opportunity to conduct supplemental due diligence prior to the February 17 deadline that had been established for the presentation of preliminary expressions of interest. Two of the other institutions that had executed confidentiality agreements and had expressed an initial interest in conducting diligence also were invited to participate in similar meetings, but after initially agreeing to attend, both elected not to move forward with similar meetings. Ultimately, each of the other potentially interested parties to whom J.P. Morgan reached out indicated it was not interested in proceeding in a process for a potential acquisition of Standard.

        On February 17, 2016, First Midwest submitted an initial non-binding indication of interest. First Midwest's initial indication of interest was submitted in the form requested by J.P. Morgan and proposed a stock for stock exchange at an exchange ratio that would range from 0.4200 to 0.4400 shares of First Midwest common stock for each share of Standard common stock, which represented an implied valuation range of $7.07 to $7.41 per share of Standard common stock based on First Midwest's closing stock price of $16.83 on February 16, 2016. Stock options and other common stock equivalents would be paid out in cash. The initial indication of interest also requested that Standard enter into an exclusivity period to permit the parties to more fully explore and negotiate the terms of a potential transaction. No other indications of interest were received by Standard.

        On February 18, 2016, Standard convened a meeting of its board and J.P. Morgan described First Midwest's proposal. Kirkland & Ellis explained to the directors their fiduciary duties in connection with their review and consideration of the proposed transaction with First Midwest. At the conclusion of the meeting, the Standard board instructed J.P. Morgan to discuss and ask for clarification concerning various aspects of the proposal with First Midwest's financial adviser, Sandler O'Neill. Also on February 18, 2016, the Standard board approved, and Standard executed, the engagement letter with J.P. Morgan.

        Following the discussions between J.P. Morgan and Sandler O'Neill that occurred over the next few days, J.P. Morgan reported to the working group of the Standard board of directors that Sandler O'Neill confirmed the exchange ratio included in the non-binding indication of interest submitted by First Midwest on February 17, and further confirmed the possibility that the exchange ratio might be increased to 0.4550 shares of First Midwest common stock for each share of Standard common stock subject to further due diligence.

        On February 24, 2016, the Standard board met and following extensive discussion of a potential transaction with First Midwest, including the financial terms of First Midwest's proposal and the expected impact on Standard and its shareholders, employees and other constituencies, the Standard board determined to pursue the indication of interest submitted by First Midwest and authorized and directed the working group of the Standard board of directors and Standard management to pursue further discussions with First Midwest regarding the terms of its proposal. Kirkland & Ellis reviewed with directors their fiduciary duties in connection with their review and consideration of the proposed transaction with First Midwest. Although First Midwest again requested exclusivity, it was not granted at this time.

        During March and April 2016, First Midwest conducted extensive due diligence on Standard. On April 1, 2016, First Midwest submitted a revised non-binding indication of interest, updating its exchange ratio range to 0.4250 to 0.4400 shares of First Midwest common stock for each share of Standard common stock, which represented an implied valuation range of $7.66 to $7.93 per share of Standard common stock based on First Midwest's closing stock price of $18.02 on March 31, 2016. On April 5, 2016, the Standard board agreed to proceed with a limited, 30-day exclusivity period, if First Midwest would agree to increase its range. On April 7, 2016, First Midwest increased the lower end of the range to 0.4300 and the parties began to negotiate the terms of the exclusivity arrangements.

        On April 11, 2016, the Standard board met and after extensive discussion regarding the merits of First Midwest's indication of interest, the board authorized senior management to continue to negotiate the terms of a sale transaction with First Midwest. Standard and First Midwest entered into exclusive negotiations on April 22, 2016.

        During April, May and early June 2016, First Midwest continued to conduct extensive due diligence of non-public information related to Standard, including through face-to-face meetings and conference calls between First Midwest management and selected officers of Standard and SB&T who were responsible for various aspects of Standard's and SB&T's operations. During the same time period, Standard and Kirkland & Ellis conducted reverse due diligence concerning First Midwest, which included meetings with management, accountants, and legal officers of First Midwest and further documentary due diligence including both non-public and public information.

        On May 6, 2016, Sullivan & Cromwell, First Midwest's legal counsel, sent a draft merger agreement to Kirkland & Ellis, which included drafts of a form voting agreement, pursuant to which Standard directors, officers and large shareholders would vote in favor of the merger and other matters to be voted upon in connection with the merger, and a form confidentiality, non-solicitation and non-competition agreement. Following receipt of the initial draft, Kirkland & Ellis worked with Sullivan & Cromwell towards negotiating the merger agreement and the other transaction documents.

        On May 9, 2016, members of the senior management teams of First Midwest and Standard met at the offices of First Midwest, along with representatives of Sandler O'Neill and J.P. Morgan, to facilitate First Midwest's due diligence investigation of Standard.

        On May 17, 2016 and May 18, 2016, during regularly scheduled meetings of the First Midwest board of directors, First Midwest management discussed the potential transaction with Standard with the First Midwest board of directors. During the meeting, First Midwest management described the discussions, meetings and activities relating to the potential transaction to date, including due diligence findings and meetings, and provided the First Midwest board of directors with a high level overview of Standard. The First Midwest board of directors determined that First Midwest should continue a comprehensive due diligence review and work towards a potential transaction with Standard.

        On May 21, 2016, Kirkland & Ellis provided a revised draft of the merger agreement to Sullivan & Cromwell.

        On May 24, 2016, First Midwest sent Standard a revised pricing letter proposing an exchange ratio of 0.4300 shares of First Midwest common stock for each share of Standard common stock, which represented an implied value of $7.71 per share of Standard common stock based on First Midwest's closing stock price of $17.94 on May 23, 2016. On May 30, 2016, Mr. Kelley met with Michael Scudder, the President and Chief Executive Officer of First Midwest, to discuss open transaction action issues and agreed that Messrs. Scudder and Mark Sander, the Chief Operating Officer of First Midwest, should meet with the Standard board to discuss the proposed transaction, the shareholder value that could be created by combining First Midwest and Standard and any other matters that any member of the Standard board desired to discuss.

        On May 31, 2016, First Midwest agreed to a revised exchange ratio of 0.435, subject to Standard's agreement on certain outstanding transaction terms, including (i) the execution of employment agreements by Messrs. Kelley, Robert Kelly and Kelly Beaty upon execution of the merger agreement, (ii) the adjustment to the merger consideration proposed by First Midwest in the event that certain environmental conditions and/or title defects exist with respect to Standard's real property, (iii) the terms during which the non-solicitation and non-competition obligations would be applicable for various signatories of the confidentiality, non-solicitation and non-competition agreements (a final form of which is attached as Appendix E) and (iv) the applicability of certain transfer restrictions for various signatories of the voting agreements (a final form of which is attached as Appendix D).

        On May 31, 2016, the Standard board of directors met and J.P. Morgan presented an updated analysis on the proposed exchange ratio and the merits of the First Midwest proposal. After extensive discussions, the Standard board instructed the working group, J.P. Morgan and Kirkland & Ellis to continue discussions with First Midwest and its representatives with a goal of increasing the proposed exchange ratio, then finalizing the definitive transaction documents.

        During the week of May 30, 2016, Standard continued its reverse due diligence investigation of First Midwest through meetings with First Midwest management and the review of documents at the offices of First Midwest.

        On June 6, 2016, Messrs. Scudder and Sander met with the Standard board and separately with certain significant shareholders and senior executives to discuss the proposed transaction, as discussed between Messrs. Kelley and Scudder at their May 30 meeting.

        Throughout the month of June, the parties negotiated drafts of the transaction documents and Kirkland & Ellis coordinated the review of the proposed documents by Standard, Standard's officers and directors and certain significant shareholders of Standard. As proposed by First Midwest, at the time of the execution of the merger agreement, directors and certain executive officers and significant shareholders of Standard would be required to agree to non-compete and non-solicitation arrangements and to voting requirements, transfer and disposition restrictions and standstill arrangements with respect to their respective holdings of Standard common stock, as reflected in a form of voting agreement and form of confidentiality, non-solicitation and non-competition agreement being negotiated by the parties. Similarly, Messrs. Kelley, Kelly and Beaty would be required to enter into employment agreements with First Midwest, and non-compete and non-solicitation obligations relating to their employment with First Midwest, in each case, that would become effective concurrently with the completion of the merger with First Midwest.

        On June 20, 2016, the First Midwest board of directors met with members of First Midwest's executive management team and its financial and legal advisors to review the proposed transaction. Members of First Midwest's executive management discussed with the First Midwest board of directors the strategic rationale, financial terms, consideration and integration risk for the proposed transaction with Standard. Members of First Midwest's executive management team and representatives of Sullivan & Cromwell updated the First Midwest board of directors on the progression of negotiations with Standard and the material open negotiation points remaining with respect to these transaction documents. Representatives of Sandler O'Neill presented to the First Midwest board of directors on the financial aspects of the proposed transaction, and delivered its oral opinion to the First Midwest board of directors, subsequently confirmed in writing on June 28, 2016, as to the fairness, from a financial point of view and as of the date of the opinion, to First Midwest of the merger consideration in the proposed merger, subject to procedures followed, assumptions made, matters considered and qualifications and limitations described in Sandler O'Neill's opinion. See "—Opinion of First Midwest's Financial Advisor". Sullivan & Cromwell reviewed the key terms of the draft merger agreement and other transaction documents, and reviewed with the First Midwest board of directors its fiduciary duties in connection with a potential transaction.

        Following these discussions, as well as review and discussion among First Midwest's directors, including consideration of the factors described under "—First Midwest's Reasons for the Merger," and consideration of the above referenced presentations, the First Midwest board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and declared the merger and other transactions contemplated by the merger agreement to be advisable and in the best interests of First Midwest and its stockholders. The First Midwest board of directors then directed management and its advisors to finalize and execute a definitive merger agreement, subject to further approval by the advisory committee of the board of directors, so long as the definitive merger agreement resolved the material open negotiation points in a manner materially consistent with the discussion at the meeting and contained substantially the same economic terms for Standard shareholders as set forth in the draft merger agreement reviewed at the meeting.

        Over the course of the next week, Sullivan & Cromwell and Kirkland & Ellis continued to engage in negotiations to finalize the terms of the proposed transaction.

        On June 27, 2016, the advisory committee of the First Midwest board of directors met with members of First Midwest's management team and representatives from Sandler O'Neill. Members of First Midwest's executive management discussed the terms of the revised merger agreement, and the resolution of the material open negotiation points discussed with the First Midwest board of directors at the June 20, 2016 meeting. Representatives of Sandler O'Neill updated the advisory committee on the financial aspects of the proposed transaction. Following review and discussion among the members of the advisory committee, the advisory committee of the First Midwest board of directors approved a revised merger agreement, consistent with the terms of approval approved by the First Midwest board of directors at its meeting on June 20, 2016.

        On June 27, 2016, Standard held a board meeting to consider the transaction with First Midwest and the definitive transaction documents, including the merger agreement. As an initial matter, Kirkland & Ellis reviewed with directors their fiduciary duties in connection with their review and consideration of the transaction and the terms of the proposed merger agreement with First Midwest. The board was reminded that this information had been provided and discussed at prior board meetings.

        During the meeting, Standard's management and legal advisors reported on, and the Standard board of directors discussed in detail, the reverse due diligence process undertaken by Standard and its advisors with respect to First Midwest. Management reported favorably regarding the complementary culture and business objectives of First Midwest and Standard, noting that the respective customer focus, geographic coverage and historical relationships with borrowers and customers of First Midwest and Standard evidenced that the two companies shared a similar business orientation.

        Following this discussion, representatives of J.P. Morgan reviewed the financial aspects of the proposed merger and discussed in detail their financial analyses as of the date of the meeting, including those described under "—Opinion of Standard's Financial Advisor". At this meeting, J.P. Morgan delivered its oral opinion to the board, subsequently confirmed in writing, to the effect that as of June 27th and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Standard common stock, as described under "—Opinion of Standard's Financial Advisor".

        After further discussion among members of the board, Kirkland & Ellis led a comprehensive review of the definitive transaction documents, including the merger agreement, and directed the Standard board's attention to a comprehensive summary of the merger agreement, the voting agreements, and the confidentiality, non-solicitation and non-competition agreements that had been provided to each member of the board.

        Following extensive discussion at the June 27, 2016 meeting and after considering the foregoing and the proposed terms of the transaction documents, and taking into consideration the factors described under "The Merger—Standard's Reasons for the Merger and Recommendations of the Board of Standard," the Standard board of directors, having determined that the terms of First Midwest's proposal, the related merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of Standard and its shareholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the exchange ratio of 0.435. The board directed that the merger agreement be submitted to its shareholders for approval, and recommended that shareholders vote in favor of the approval of the merger agreement.

        The merger agreement and related documents were executed by the parties on June 28, 2016. The transaction was announced the evening of June 28, 2016 by a press release issued by First Midwest.

First Midwest's Reasons for the Merger and Recommendation of the Board of First Midwest

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the stock issuance proposal, the First Midwest board of directors evaluated the merger in consultation with First Midwest management, as well as First Midwest's financial and legal advisors, and considered a number of factors, including the following material factors:

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  management's view that the acquisition of Standard provides an attractive opportunity to strengthen First Midwest's presence in south metropolitan Chicago and further expand into desirable markets in Northwest Indiana;

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  Standard's community banking orientation and its compatibility with First Midwest and its subsidiaries;

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  management's assessment that Standard presents a strong commercial banking franchise that is consistent with First Midwest Bank's relationship-based banking model while adding talent and depth to First Midwest Bank's operations;

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  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Standard and SB&T;

  •
  management's due diligence review of Standard and SB&T and the discussions thereof with Sandler O'Neill and Sullivan & Cromwell;

  •
  the projected earnings per share accretion of $0.18 expected to occur as a result of the proposed transactions;

  •
  the projected dilution of $0.57 in First Midwest's tangible book value per share, which is an important investor metric, and projected earn-back period;

  •
  the expectation of management that First Midwest will maintain its strong capital ratios upon completion of the proposed transactions;

  •
  the commitment of Standard's and SB&T's key executives to First Midwest Bank in leadership positions following closing of the proposed transaction;

  •
  the fact that shareholders of Standard who hold Standard voting common stock will have an opportunity to approve the merger, and that First Midwest's stockholders will have an opportunity to vote on the issuance of First Midwest's common stock in connection with the merger;

  •
  projected efficiencies to come from integrating certain of Standard's operations into First Midwest's existing operations;

  •
  the financial and other terms of the merger agreement, including the exchange ratio for the merger consideration, the expected tax treatment and the deal protection and termination fee provisions, which First Midwest reviewed with its outside financial and legal advisors;

  •
  the opinion, dated June 28, 2016, of Sandler O'Neill to the First Midwest board of directors (which was delivered orally to the board of directors on June 20, 2016) as to the fairness, from a financial point of view as of the date of the opinion, to First Midwest of the merger consideration in the proposed merger, subject to procedures followed, assumptions made, matters considered and qualifications and limitations described in Sandler O'Neill's opinion, as more fully described under "—Opinion of First Midwest's Financial Advisor" below;

  •
  SB&T's compatibility with First Midwest Bank, which First Midwest management believes should facilitate integration and implementation of the mergers and the bank merger, and the complementary nature of the products and customers of SB&T and First Midwest Bank, which First Midwest management believes should provide the opportunity to mitigate integration risks and increase potential returns;

  •
  the nature and amount of payments and other benefits to be received by Standard and SB&T management in connection with the transactions pursuant to existing Standard benefit plans and compensation arrangements and the merger agreement;

  •
  The fact that, concurrently with the execution of the merger agreement, all of the directors and certain officers and large shareholders of Standard who beneficially owned in the aggregate approximately 52.0% of Standard's outstanding voting common stock and approximately 97.2% of Standard's non-voting common stock, in each case as of June 28, 2016, were entering into (i) voting agreements with First Midwest agreeing to vote for approval of the merger proposal and the stock conversion proposal and (ii) confidentiality, non-solicitation and, except with respect to certain shareholders, non-competition agreements with First Midwest;

  •
  The potential impact of the "Brexit" referendum in the United Kingdom in June 2016, in which the majority of voters voted in favor of an exit from the European Union, on the global financial markets and the market for mergers and acquisitions; and

  •
  the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

        First Midwest's board of directors believes that the merger and the merger agreement are advisable and in the best interests of First Midwest and its stockholders and recommends that First Midwest stockholders vote "FOR" the stock issuance proposal and "FOR" the First Midwest adjournment proposal.

        The above discussion of the information and factors considered by First Midwest's board of directors is not intended to be exhaustive, but includes a description of all material factors considered by First Midwest's board. First Midwest's board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the mergers. In view of the wide variety of factors considered by First Midwest's board of directors in connection with its evaluation of the mergers, First Midwest's board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. First Midwest's board of directors collectively made its determination with respect to the mergers based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the mergers are in the best interests of First Midwest stockholders and that the benefits expected to be achieved from the mergers outweigh the potential risks and vulnerabilities.

        It should be noted that this explanation of the First Midwest board of directors' reasoning and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements".

Opinion of First Midwest's Financial Advisor

        By letter dated June 16, 2016, First Midwest and its board of directors retained Sandler O'Neill to act as an independent financial advisor to First Midwest and its board of directors in connection with First Midwest's consideration of a possible business combination involving the acquisition of Standard by First Midwest. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is advising financial institutions and First Midwest selected Sandler O'Neill as its financial advisor on that basis. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 20, 2016 meeting at which the First Midwest board of directors considered and approved the merger agreement and the transactions contemplated thereby (subject to the subsequent approval by the advisory committee of the First Midwest board of directors of any changes to the merger agreement following the June 20, 2016 meeting of the full board of directors), Sandler O'Neill delivered to the First Midwest board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration per share of Standard common stock was fair to First Midwest from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix F to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of First Midwest common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed issuance of First Midwest common stock in the merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the First Midwest board of directors in connection with its consideration of the merger agreement and is directed only to the fairness, from a financial point of view, of the merger consideration per share of Standard common stock to First Midwest. Sandler O'Neill's opinion does not constitute a recommendation to any holder of First Midwest common stock as to how such holder of First Midwest common stock should vote at any meeting of stockholders called to consider and vote upon the proposed issuance of First Midwest common stock in the merger or any other matter. It does not address the underlying business decision of First Midwest to engage in the merger, the form or structure of the merger or any other transactions contemplated by the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for First Midwest or other terms contemplated by the merger agreement. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any First Midwest or Standard officer, director, or employee, or class of such persons, if any, relative to the amount of any compensation to be received by any other shareholder. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the merger agreement dated June 17, 2016, for purposes of Sander's O'Neill's oral opinion, and a draft of the merger agreement dated June 28, 2016, for purposes of Sandler O'Neill's written opinion;

  •
  certain publicly available financial statements and other historical financial information of First Midwest that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Standard that Sandler O'Neill deemed relevant;

  •
  publicly available consensus mean and median analyst earnings per share estimates for First Midwest for the years ending December 31, 2016 and December 31, 2017;

  •
  internal financial projections for First Midwest for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of First Midwest;

  •
  internal financial projections for Standard for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of First Midwest;

  •
  the pro forma financial impact of the merger on First Midwest based on assumptions related to transaction expenses, purchase accounting adjustments, the cost of cancelling the outstanding Standard stock options, Standard phantom stock and Standard stock settled rights, cost savings, the reversal of certain consolidated loan loss provision expense of Standard, a core deposit intangible asset, a possible debt refinancing by First Midwest, and the consolidation or closure of certain branch offices following the closing of the merger, as provided by and confirmed with the senior management of First Midwest;

  •
  the publicly reported historical price and trading activity for First Midwest common stock, including a comparison of certain stock market information for First Midwest common stock with a certain stock index, as well as similar publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for First Midwest and Standard with similar banks for which information is publicly available;

  •
  the financial terms of certain recent mergers and business combinations in the commercial banking industry (on a regional and nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the commercial banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the executive management of First Midwest the business, financial condition, results of operations and prospects of First Midwest and held similar discussions with certain members of the senior management of Standard regarding the business, financial condition, results of operations and prospects of Standard.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by First Midwest, Standard or their respective representatives or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill also relied on the assurances of the respective managements of First Midwest and Standard that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Midwest or Standard, or any of their respective subsidiaries, and Sandler O'Neill was not furnished with any such evaluations or appraisals prepared by others. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of First Midwest or Standard, or any of their respective subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of First Midwest or Standard, or any of their respective subsidiaries, or the combined entity after the merger and did not review any individual credit files relating to First Midwest or Standard, or any of their respective subsidiaries. Sandler O'Neill assumed, with First Midwest's consent, that the respective consolidated allowances for loan losses for both First Midwest and Standard were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for First Midwest for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of First Midwest. In addition, in preparing its analyses Sandler O'Neill used internal financial projections for Standard for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of First Midwest. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, the cost of cancelling the outstanding Standard stock options, Standard phantom stock and Standard stock settled rights, cost savings, the reversal of certain consolidated loan loss provision expense of Standard, a core deposit intangible asset, a possible debt refinancing by First Midwest, and the consolidation or closure of certain branch offices following the closing of the merger, as provided by and confirmed with the senior management of First Midwest. With respect to the foregoing information, the respective managements of First Midwest and Standard confirmed to Sandler O'Neill that such information reflected the best currently available projections, estimates and judgments of those respective managements of the future financial performance of First Midwest and Standard, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. Sandler O'Neill also assumed that there has been no material change in First Midwest's or Standard's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that First Midwest and Standard will remain as going concerns for all periods relevant to its analyses.

        In arriving at its opinion, Sandler O'Neill assumed that the executed merger agreement would be in all material respects identical to the last draft reviewed by it. Sandler O'Neill also assumed, with First Midwest's consent, in all respects material to its analysis, that (i) each of the parties to the merger agreement will comply with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are, subject to the standards contained therein, true and correct, that each of the parties to such agreements will timely perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements have not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the mergers, no delay, limitation, restriction or condition will be imposed that would, individually or in the aggregate, have a material adverse effect on

First Midwest, Standard or the contemplated benefits of the merger or any related transaction, (iii) the merger and any related transaction would be completed in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the mergers will qualify as a tax-free reorganization for federal income tax purposes. Sandler O'Neill, with the consent of First Midwest, has relied upon the advice that First Midwest has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

        Sandler O'Neill's analyses and opinion are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof. Events occurring after the date thereof could materially affect its opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading values of First Midwest common stock or Standard common stock at any time or what the value of First Midwest common stock would be once it is actually received by the holders of Standard common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of all of the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to the First Midwest board of directors, but is a summary of the material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to First Midwest or Standard and no transaction is identical to the mergers. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Midwest and Standard and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the merger consideration to First Midwest on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Midwest, Standard and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the First Midwest board of directors at its June 20, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of First Midwest common stock or the prices at which First Midwest common stock or Standard common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by the First Midwest board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the First Midwest board of directors or senior management with respect to the fairness of the merger.

        Summary of Proposed Merger Consideration and Implied Transaction Metrics.    Sandler O'Neill reviewed the financial terms of the merger. As described in the merger agreement, each share of Standard common stock issued and outstanding immediately prior to the effective time, other than certain shares described in the merger agreement, will be converted into the right to receive 0.435 of a share of First Midwest common stock. Using the closing stock price of First Midwest common stock as of June 28, 2016, or $16.11, Sandler O'Neill calculated an aggregate implied transaction value (inclusive of the value of the cash to be paid the holders of currently outstanding in-the-money Standard stock options and Standard stock settled rights pursuant to the terms of the merger agreement) of approximately $364.7 million,1 or a transaction price per share of approximately $7.01. Based upon financial information for Standard as of or for the 12-month period ending March 31, 2016 (unless otherwise indicated), Sandler O'Neill calculated the following implied transaction metrics:

Transaction price per share/LTM earnings	18.4x
Transaction price per share/2016 estimated earnings(1)	19.2x
Transaction price per share/2017 estimated earnings(1)	19.2x
Transaction price per share/book value per share	135%
Transaction price per share/tangible book value per share	135%
Transaction price per share/normalized tangible book value per share(2)	140%
Tangible book premium/core deposits(3)	5.8%

(1)
Calculated using estimated earnings for Standard, as provided by First Midwest management following due diligence review.

(2)
Calculated using a tangible book value of $4.53 per share for Standard (based on 8.94% tangible common equity/tangible assets level, consistent with Standard's publicly-traded peer median) and total per share consideration of $6.35, excluding per share consideration of $0.66 for "excess capital" (capital above Standard's publicly-traded peer median).

(3)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.

        Stock Trading History.    Sandler O'Neill reviewed the history of the publicly reported trading prices of First Midwest common stock for the one-year period ended June 28, 2016. Sandler O'Neill then compared the relationship between the movements in the price of First Midwest common stock to

1
Reflects stock consideration with a value of $339.3 million to the holders of 48,416,265 shares of Standard common stock, cash value of $14.8 million to the holders of 5,327,782 Standard stock options with a weighted average strike price of $4.30 (inclusive of special stock option cash payments in the aggregate amount of $357,000 concurrent with the merger), aggregate cash redemption price with a value of $10.6 million to the holders of 7,293,407 stock settled rights, and cash consideration with immaterial aggregate value to the holders of Standard phantom stock.

movements in its peer group (as described in the "Comparable Company Analysis" section), as well as a certain stock index.

	First Midwest's One-Year Stock Performance
	Beginning Value June 28, 2015	Ending Value June 28, 2016
First Midwest	100%	83.3%
First Midwest peer group	100%	94.1%
SNL U.S. Bank Index	100%	80.8%

Source: SNL Financial

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial information for First Midwest with a group of financial institutions selected by Sandler O'Neill. The First Midwest peer group included 11 Midwest banks whose securities are publicly traded on major United States exchanges with assets between $5.0 billion and $20.0 billion, excluding mutual holding companies, merger targets and thrifts. The First Midwest peer group consisted of the following companies:

Chemical Financial Corporation	MB Financial, Inc.
First Financial Bancorp	Old National Bancorp
First Merchants Corporation	Park National Corporation
1st Source Corporation	PrivateBancorp, Inc.
Great Western Bancorp, Inc.	UMB Financial Corporation
Heartland Financial USA, Inc.

        The analysis compared publicly available financial information for First Midwest with the corresponding data for the First Midwest Peer Group as of or for the 12-month period ending March 31, 2016 (unless otherwise indicated), with pricing data as of June 28, 2016. The table below sets forth the data for First Midwest and the high, low, mean and median data for the First Midwest peer group. Regulatory data was used when GAAP data was unavailable.

	Comparable Company Analysis
		First Midwest Peer Group
	First Midwest
		High	Low	Mean	Median
Total assets (in millions)	$10,729	$19,303	$5,246	$10,877	$9,304
Tangible common equity/tangible assets	8.25%	10.96%	6.32%	8.59%	8.72%
Leverage ratio	9.56%	12.10%	8.22%	9.49%	9.20%
Total risk-based capital ratio	10.64%	14.94%	11.53%	13.12%	12.85%
LTM return on average assets(1)	0.81%	1.26%	0.64%	1.04%	1.06%
LTM return on average tangible common equity(1)	10.1%	16.5%	7.9%	12.9%	12.5%
LTM net interest margin	3.65%	4.02%	2.73%	3.60%	3.67%
LTM efficiency ratio(1)	63.3%	75.9%	46.0%	61.4%	61.5%
Loan loss reserves/gross loans	0.99%	2.21%	0.72%	1.12%	0.97%
Non-performing assets(2)/total assets	0.57%	1.62%	0.30%	0.71%	0.63%
Net charge-offs/average loans	0.22%	0.25%	(0.02)%	0.09%	0.08%
Price/tangible book value	153%	207%	142%	174%	171%
Price/book value	107%	183%	90%	129%	124%
Price/LTM EPS	15.6x	20.8x	11.3x	14.7x	14.6x
Price/2016 estimated EPS	13.9x	16.3x	10.8x	13.7x	13.3x
Price/2017 estimated EPS	12.3x	15.5x	10.5x	12.6x	12.3x
Current dividend yield	2.2%	4.4%	0.1%	2.5%	2.3%
LTM dividend ratio	35.0%	71.8%	1.7%	34.6%	32.5%
Market value (in millions)	$1,310	$2,852	$803	$1,603	$1,362

(1)
Based on exclusion of $15.0 million of pre-tax non-recurring expense, First Midwest LTM return on average assets, First Midwest LTM return on average tangible common equity, and First Midwest LTM efficiency ratio would have been 0.91%, 11.3% and 60.0%, respectively.

(2)
Non-performing assets defined as nonaccrual loans, real estate owned and repossessed assets.

Source: SNL Financial

        Sandler O'Neill used publicly available information to perform a similar analysis for Standard and a group of financial institutions selected by Sandler O'Neill. The Standard peer group consisted of 21 Midwest banks whose securities are publicly traded on major United States exchanges with assets between $1.5 billion and $3.5 billion, excluding mutual holding companies, merger targets and thrifts. The Standard peer group consisted of the following companies:

Civista Bancshares, Inc.	Macatawa Bank Corporation
Equity Bancshares, Inc.	MainSource Financial Group, Inc.
Farmers Capital Bank Corporation	Mercantile Bank Corporation
Farmers National Banc Corporation	Midland States Bancorp, Inc.
First Business Financial Services, Inc.	MidwestOne Financial Group, Inc.
First Financial Corporation	Old Second Bancorp, Inc.
First Internet Bancorp	People's Bancorp, Inc.
First Mid-Illinois Bancshares, Inc.	QCR Holdings, Inc.
German American Bancorp, Inc.	Stock Yards Bancorp, Inc.
Horizon Bancorp	West Bancorporation, Inc.
Independent Bank Corporation

        The analysis compared publicly available financial information for Standard with the corresponding data for the Standard peer group as of or for the 12-month period ending March 31, 2016 (unless otherwise indicated), with pricing data as of June 28, 2016. The table below sets forth the data for Standard and the high, low, mean and median data for the Standard peer group. Regulatory data was used when GAAP data was unavailable.

	Comparable Company Analysis
		Standard Peer Group
	Standard	High	Low	Mean	Median
Total assets (in millions)	$2,455	$3,414	$1,507	$2,357	$2,487
Tangible common equity/tangible assets	10.23%	12.92%	5.38%	8.67%	8.94%
Leverage ratio	10.12%	13.05%	7.25%	9.77%	9.45%
Total risk-based capital ratio	12.78%	19.09%	11.24%	13.94%	13.57%
LTM return on average assets	0.80%	1.43%	0.61%	0.93%	0.90%
LTM return on average tangible common equity	7.9%	18.4%	8.2%	11.4%	11.5%
LTM net interest margin	3.54%	4.22%	2.84%	3.60%	3.61%
LTM efficiency ratio	65.3%	76.7%	46.7%	64.0%	64.2%
Loan loss reserves/gross loans	1.06%	1.46%	0.64%	1.04%	1.02%
Non-performing assets(1)/total assets	1.69%	1.61%	0.07%	0.65%	0.58%
Net charge-offs/average loans	0.99%	0.49%	(0.12)%	0.08%	0.04%
Price/tangible book value	—	209%	101%	142%	140%
Price/book value	—	207%	91%	123%	115%
Price/LTM EPS	—	21.5x	9.9x	14.1x	13.5x
Price/2016 estimated EPS	—	15.8x	8.9x	12.6x	12.4x
Price/2017 estimated EPS	—	15.3x	7.8x	11.7x	11.7x
Current dividend yield	—	3.8%	0.0%	2.0%	2.3%
LTM dividend ratio	—	56.1%	0.0%	26.6%	31.7%
Market value (in millions)	—	$614	$102	$304	$298

(1)
Non-performing assets defined as nonaccrual loans, real estate owned and repossessed assets.

Source: SNL Financial

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed two groups of recent merger and acquisition transactions consisting of a national group as well as a regional group. The national group consisted of 21 nationwide bank and thrift transactions announced between January 1, 2015 and June 28, 2016 with reported deal values of $200 million to $1 billion and where the price to tangible book value was disclosed (the "Nationwide Precedent Transactions"). The regional group consisted of 11 Midwest bank and thrift transactions announced between January 1, 2014 and June 28, 2016 with reported deal values of $150 million to $1.5 billion (the "Regional Precedent Transactions").

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Bank of the Ozarks, Inc.	C1 Financial Inc.
Bank of the Ozarks, Inc.	Community & Southern Holdings Inc.
Capital Bank Financial Corporation	CommunityOne Bancorp
First Busey Corporation	Pulaski Financial Corporation
F.N.B. Corporation	Metro Bancorp Inc.
MB Financial, Inc.	American Chartered Bancorp Inc.
Mechanics Bank	California Republic Bancorp
OceanFirst Financial Corporation	Cape Bancorp Inc.
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
PacWest Bancorp	Square 1 Financial Inc.
People's United Financial Inc.	Suffolk Bancorp
Pinnacle Financial Partners	Avenue Financial Holdings, Inc.
South State Corporation	Southeastern Bank Financial Corporation
TowneBank	Monarch Financial Holdings
United Bankshares Inc.	Bank of Georgetown
United Community Banks Inc.	Palmetto Bancshares Inc.
Univest Corporation of Pennsylvania	Fox Chase Bancorp Inc.
Valley National Bancorp	CNLBancshares Inc.
WesBanco Inc.	Your Community Bankshares Inc.
Western Alliance Bancorp	Bridge Capital Holdings
Yadkin Financial Corporation	NewBridge Bancorp

        Using the latest publicly available information prior to the announcement of the merger, Sandler O'Neill reviewed the following transaction metrics: transaction price to last 12 months earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and gross mark on loan portfolio. Sandler O'Neill compared the indicated transaction metrics for the merger, based on an aggregate implied transaction value of approximately $364.7 million, or a transaction price per share of $7.01, resulting from the closing stock price of First Midwest common stock on June 28, 2016 of $16.11, to the high, low, mean and median metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	First Midwest/ Standard
		High	Low	Mean	Median
Transaction price/LTM earnings per share	18.4x	29.0x	14.5x	21.7x	22.9x
Transaction price/estimated earnings per share	19.2x (1)	32.0x	13.7x	21.5x	20.0x
Transaction price/book value per share	135%	262%	119%	182%	179%
Transaction price/tangible book value per share	135%	263%	123%	186%	191%
Core deposit premium(2)	5.8%	20.5%	4.7%	12.2%	11.7%
Gross mark/loans	2.75%	4.90%	0.99%	2.15%	1.90%

(1)
Calculated using 2016 estimated earnings for Standard, as provided by First Midwest management.

(2)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.

Source: SNL Financial

        The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
BB&T Corp.	Bank of Kentucky Financial Corp.
Chemical Financial Corp.	Lake Michigan Financial Corp.
Chemical Financial Corp.	Talmer Bancorp Inc.
First Busey Corp.	Pulaski Financial Corp.
MB Financial, Inc.	American Chartered Bancorp Inc.
Northwest Bancshares, Inc.	LNB Bancorp Inc.
Old National Bancorp	Anchor BanCorp Wisconsin Inc.
Old National Bancorp	United Bancorp Inc.
Simmons First National Corp.	Liberty Bancshares Inc.
UMB Financial Corp.	Marquette Financial Companies
WesBanco Inc.	Your Community Bankshares Inc.

        Using the latest publicly available information prior to the announcement of the merger, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-12-months earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and gross mark on loan portfolio. Sandler O'Neill compared the indicated transaction metrics for the merger, based on an aggregate implied transaction value of approximately $364.7 million, or a transaction price per share of $7.01, resulting from the closing stock price of First Midwest common stock on June 28, 2016 of $16.11, to the high, low, mean and median metrics of the Regional Precedent Transactions group.

		Regional Precedent Transactions
	First Midwest/ Standard
		High	Low	Mean	Median
Transaction price/LTM earnings per share	18.4x	25.8x	13.2x	18.4x	17.4x
Transaction price/estimated earnings per share	19.2x (1)	27.5x	13.1x	18.6x	17.4x
Transaction price/book value per share	135%	221%	123%	177%	171%
Transaction price/tangible book value per share	135%	221%	123%	187%	195%
Core deposit premium(2)	5.8%	18.0%	4.7%	11.3%	11.2%
Gross mark/loans	2.75%	8.60%	0.97%	2.67%	2.10%

(1)
Calculated using 2016 estimated earnings for Standard, as provided by First Midwest management.

(2)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.

Source: SNL Financial

        Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of First Midwest common stock, assuming that First Midwest performed in accordance with internal financial projections for First Midwest for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of First Midwest. To approximate the terminal value of First Midwest common stock at December 31, 2020, Sandler O'Neill applied price to 2020 earnings multiples ranging from 13.0x to 18.0x and multiples of December 31, 2020 tangible book value ranging from 150% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Midwest common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Midwest common stock of $12.30 to $20.25 when applying earnings multiples and $14.00 to $24.95 when applying multiples of tangible book value.

	Earnings Per Share Multiples
Discount Rate
	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
8.0%	$15.09	$16.12	$17.16	$18.19	$19.22	$20.25
9.0%	$14.48	$15.46	$16.45	$17.44	$18.42	$19.41
10.0%	$13.89	$14.83	$15.78	$16.73	$17.67	$18.62
11.0%	$13.33	$14.24	$15.14	$16.05	$16.96	$17.86
12.0%	$12.80	$13.67	$14.54	$15.41	$16.28	$17.14
13.0%	$12.30	$13.13	$13.97	$14.80	$15.63	$16.46

	Tangible Book Value Multiples
Discount Rate
	150%	165%	180%	195%	210%	225%
8.0%	$17.20	$18.75	$20.30	$21.85	$23.40	$24.95
9.0%	$16.49	$17.97	$19.46	$20.94	$22.43	$23.91
10.0%	$15.82	$17.24	$18.66	$20.08	$21.50	$22.93
11.0%	$15.18	$16.54	$17.90	$19.27	$20.63	$21.99
12.0%	$14.57	$15.88	$17.18	$18.49	$19.79	$21.10
13.0%	$14.00	$15.25	$16.50	$17.75	$19.00	$20.25

        Sandler O'Neill also considered and discussed with the First Midwest board of directors how the analysis above would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming First Midwest's net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for First Midwest common stock, applying the price to 2019 earnings multiples range of 13.0x to 18.0x referred to above and a discount rate of 10.0%.

	Earnings Per Share Multiples
Annual Estimate Variance
	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(25.0)%	$10.82	$11.53	$12.24	$12.94	$13.65	$14.36
(20.0)%	$11.43	$12.19	$12.94	$13.70	$14.46	$15.21
(15.0)%	$12.05	$12.85	$13.65	$14.46	$15.26	$16.06
(10.0)%	$12.66	$13.51	$14.36	$15.21	$16.06	$16.91
(5.0)%	$13.27	$14.17	$15.07	$15.97	$16.87	$17.77
0.0%	$13.89	$14.83	$15.78	$16.73	$17.67	$18.62
5.0%	$14.50	$15.50	$16.49	$17.48	$18.47	$19.47
10.0%	$15.12	$16.16	$17.20	$18.24	$19.28	$20.32
15.0%	$15.73	$16.82	$17.91	$18.99	$20.08	$21.17
20.0%	$16.35	$17.48	$18.62	$19.75	$20.88	$22.02
25.0%	$16.96	$18.14	$19.32	$20.51	$21.69	$22.87

        Sandler O'Neill also performed two analyses that estimated the net present value per share of Standard common stock under various circumstances. The first analysis assumed Standard performed in accordance with internal financial projections for Standard for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of First Midwest ("Standard Stand Alone NPV Analysis"). For the second analysis, Sandler O'Neill used the same assumptions as the Standard Stand Alone NPV Analysis, but also included assumptions related to after-tax cost savings to First Midwest as a result of the mergers, as provided by the senior management of First Midwest ("Standard Adjusted NPV Analysis").

        For both the Standard Stand Alone NPV Analysis and Standard Adjusted NPV Analysis, to approximate the terminal value of Standard common stock at December 31, 2020, Sandler O'Neill applied price to 2020 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2020 tangible book value ranging from 120% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Standard common stock.

        As illustrated in the following tables, the Standard Stand Alone NPV Analysis indicated an imputed range of values per share of Standard common stock of $4.25 to $7.26 when applying multiples of earnings and the Standard Adjusted NPV Analysis indicated an imputed range of values per share of Standard common stock of $6.76 to $11.86 when applying multiples of earnings. In addition, as illustrated in the following tables, the Standard Stand Alone NPV Analysis indicated an imputed range of values per share of Standard common stock of $4.65 to $7.97 when applying multiples of tangible book value and the Standard Adjusted NPV Analysis indicated an imputed range of values per share of Standard common stock of $5.89 to $10.23 when applying multiples of tangible book value.

	Earnings Per Share Multiples (Standard Stand Alone NPV Analysis)
Discount Rate
	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
9.0%	$5.39	$5.76	$6.14	$6.14	$6.89	$7.26
10.0%	$5.17	$5.53	$5.89	$6.25	$6.61	$6.97
11.0%	$4.97	$5.31	$5.66	$6.00	$6.34	$6.69
12.0%	$4.77	$5.10	$5.43	$5.76	$6.09	$6.42
13.0%	$4.59	$4.91	$5.22	$5.54	$5.85	$6.17
14.0%	$4.41	$4.72	$5.02	$5.32	$5.63	$5.93
15.0%	$4.25	$4.54	$4.83	$5.12	$5.41	$5.70

	Earnings Per Share Multiples (Standard Adjusted NPV Analysis)
Discount Rate
	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
9.0%	$8.63	$9.27	$9.92	$10.57	$11.21	$11.86
10.0%	$8.28	$8.90	$9.51	$10.13	$10.75	$11.37
11.0%	$7.94	$8.53	$9.13	$9.72	$10.31	$10.90
12.0%	$7.62	$8.19	$8.76	$9.33	$9.89	$10.46
13.0%	$7.32	$7.87	$8.41	$8.95	$9.50	$10.04
14.0%	$7.04	$7.56	$8.08	$8.60	$9.12	$9.64
15.0%	$6.76	$7.26	$7.76	$8.26	$8.76	$9.26

	Tangible Book Value Multiples (Standard Stand Alone NPV Analysis)
Discount Rate
	120%	130%	140%	150%	160%	170%
9.0%	$5.90	$6.31	$6.73	$7.14	$7.56	$7.97
10.0%	$5.66	$6.06	$6.46	$6.85	$7.25	$7.65
11.0%	$5.44	$5.82	$6.20	$6.58	$6.96	$7.34
12.0%	$5.23	$5.59	$5.95	$6.32	$6.68	$7.05
13.0%	$5.02	$5.37	$5.72	$6.07	$6.42	$6.77
14.0%	$4.83	$5.17	$5.50	$5.84	$6.17	$6.51
15.0%	$4.65	$4.97	$5.29	$5.61	$5.93	$6.25

	Tangible Book Value Multiples (Standard Adjusted NPV Analysis)
Discount Rate
	120%	130%	140%	150%	160%	170%
9.0%	$7.50	$8.04	$8.59	$9.14	$9.69	$10.23
10.0%	$7.19	$7.72	$8.24	$8.77	$9.29	$9.81
11.0%	$6.90	$7.41	$7.91	$8.41	$8.91	$9.42
12.0%	$6.63	$7.11	$7.59	$8.07	$8.56	$9.04
13.0%	$6.37	$6.83	$7.29	$7.75	$8.22	$8.68
14.0%	$6.12	$6.57	$7.01	$7.45	$7.89	$8.34
15.0%	$5.89	$6.31	$6.74	$7.16	$7.59	$8.01

        Sandler O'Neill also considered and discussed with the First Midwest board of directors how the analysis above would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis, assuming Standard's net income varied from 25% above projections to 25% below projections for the Standard Stand Alone NPV Analysis and Standard Adjusted NPV Analysis. This analysis resulted in the following range of per share values for Standard common stock, applying the price to 2020 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 12.0%.

	Earnings Per Share Multiples (Standard Stand Alone NPV Analysis)
Annual Estimate Variance
	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.0)%	$3.78	$4.03	$4.28	$4.53	$4.77	$5.02
(20.0)%	$3.98	$4.25	$4.51	$4.77	$5.04	$5.30
(15.0)%	$4.18	$4.46	$4.74	$5.02	$5.30	$5.58
(10.0)%	$4.38	$4.67	$4.97	$5.27	$5.56	$5.86
(5.0)%	$4.58	$4.89	$5.20	$5.52	$5.83	$6.14
0.0%	$4.77	$5.10	$5.43	$5.76	$6.09	$6.42
5.0%	$4.97	$5.32	$5.66	$6.01	$6.36	$6.70
10.0%	$5.17	$5.53	$5.89	$6.26	$6.62	$6.98
15.0%	$5.37	$5.75	$6.13	$6.50	$6.88	$7.26
20.0%	$5.56	$5.96	$6.36	$6.75	$7.15	$7.54
25.0%	$5.76	$6.17	$6.59	$7.00	$7.41	$7.82

	Earnings Per Share Multiples (Standard Adjusted NPV Analysis)
Annual Estimate Variance
	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.0)%	$6.64	$7.12	$7.61	$8.09	$8.58	$9.06
(20.0)%	$6.83	$7.33	$7.84	$8.34	$8.84	$9.34
(15.0)%	$7.03	$7.55	$8.07	$8.58	$9.10	$9.62
(10.0)%	$7.23	$7.76	$8.30	$8.83	$9.37	$9.90
(5.0)%	$7.43	$7.98	$8.53	$9.08	$9.63	$10.18
0.0%	$7.62	$8.19	$8.76	$9.33	$9.89	$10.46
5.0%	$7.82	$8.41	$8.99	$9.57	$10.16	$10.74
10.0%	$8.02	$8.62	$9.22	$9.82	$10.42	$11.02
15.0%	$8.22	$8.83	$9.45	$10.07	$10.69	$11.30
20.0%	$8.42	$9.05	$9.68	$10.32	$10.95	$11.58
25.0%	$8.61	$9.26	$9.91	$10.56	$11.21	$11.86

        In connection with its analyses, Sandler O'Neill considered and discussed with the First Midwest board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes on December 31, 2016 and (ii) 100% of the outstanding shares of Standard common stock are converted into the merger consideration at the fixed exchange ratio of 0.435. Sandler also utilized the following: (a) estimated earnings per share for First Midwest and Standard for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of First Midwest; (b) purchase accounting adjustments provided by the senior management of First Midwest consisting of (i) a negative credit mark on loans, (ii) a negative interest rate mark on loans, accreted through earnings over three years, (iii) other net negative purchase accounting marks, and (iv) a core deposit intangible asset amortized over 10 years using the straight line method; (c) cost savings projections as provided by First Midwest senior management; (d) estimated pre-tax one-time transaction costs and expenses as provided by First Midwest senior management; (e) a possible debt refinancing by First Midwest; and (f) the consolidation or closure of certain branch offices following the closing of the merger. The analysis indicated that the merger could be accretive to First Midwest's estimated earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2017 through 2020, dilutive to estimated tangible book value per share at close and at the year-end of 2017 through 2019, and accretive to estimated tangible book value per share at the year-end of 2020.

        In connection with this analysis, Sandler O'Neill considered and discussed with the First Midwest board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Relationship.    Sandler O'Neill is acting as First Midwest's financial advisor in connection with the merger and First Midwest has agreed to pay Sandler O'Neill a fee for such services in an amount equal to $2.7 million, which fee is contingent upon the closing of the merger. Sandler O'Neill also received a fee from First Midwest in an amount equal to $250,000 upon rendering its opinion, which opinion fee will be credited in full towards the fee that will become payable on the day of closing of the merger. First Midwest has also agreed to indemnify Sandler O'Neill against certain liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

        In the two years preceding the date of its opinion, Sandler O'Neill provided certain other investment banking services to First Midwest, including acting as the financial advisor in connection with First Midwest's acquisition of Popular, Inc.'s Chicago branches, which closed on August 8, 2014, acting as the financial advisor in connection with First Midwest's acquisition of Great Lakes Financial Resources, Inc., which closed on December 2, 2014, and acting as the financial advisor in connection with First Midwest's acquisition of NI Bancshares Corporation, which closed on March 8, 2016, for which Sandler received fees of $1.5 million in the aggregate. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from or sell securities to First Midwest, Standard or their respective affiliates. Sandler O'Neill may also actively trade the equity or debt securities of First Midwest or its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Standard's Reasons for the Merger and Recommendation of the Board of Standard

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that holders of Standard voting common stock approve the merger proposal and that holders of Standard non-voting common stock approve the stock conversion proposal, the Standard board of directors evaluated the merger in consultation with Standard management, as well as Standard's financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  the approximately $364.7 million implied value of the merger consideration as of June 28, 2016, based on the closing price of First Midwest common stock on that date of $16.11. The implied value of the merger consideration as of the date of this joint proxy statement/prospectus is $[            ];

  •
  the fact that the merger consideration offers Standard shareholders the opportunity to participate in the future growth and opportunities of the combined company, and the receipt of the merger consideration will generally be tax-free to Standard's shareholders based on the expected tax treatment of the mergers as a "reorganization" for U.S. federal income tax purposes, as further described under "The Merger—Material Federal Income Tax Consequences of the Mergers";

  •
  the opportunity for Standard shareholders to have increased liquidity upon receipt of First Midwest common stock in exchange for their shares of Standard common stock because Standard is a private company with no public trading market for its shares whereas First Midwest common stock trades on the NASDAQ Stock Market under the symbol "FMBI";

  •
  the reverse due diligence conducted on First Midwest during the negotiation of the transaction and its understanding of First Midwest's business, operations, financial condition, earnings and prospects;

  •
  the complementary aspects of the Standard and First Midwest businesses, including customer focus, geographic coverage, business orientation and historical relationships with borrowers and customers;

  •
  the similarity of Standard's and First Midwest's company cultures and their commitments to employees and other constituencies in the communities in which they operate, including the compatibility of the companies' management and operating styles;

  •
  First Midwest's understanding of Standard's business, operations, financial condition, earnings and prospects;

  •
  First Midwest's understanding of the current environment in the financial services industry, including national and regional economic conditions, regulatory environment, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Standard's and First Midwest's development, productivity, profitability and strategic options following the completion of the mergers;

  •
  the potential expense saving opportunities in connection with the merger, the related potential impact on the combined company's earnings, and the fact that Standard's shareholders would receive First Midwest common stock, which would allow former Standard shareholders to participate as First Midwest stockholders in the benefits of such savings opportunities and the future performance of the combined company generally;

  •
  the financial presentation of Standard's financial advisor, J.P. Morgan, to the Standard board of directors on June 27, 2016, and the delivery of the written opinion of J.P. Morgan, dated June 27, 2016, to the Standard board, to the effect that as of such date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the exchange ratio was fair, from a financial point of view, to holders of Standard common stock, as further described under "—Opinion of Standard's Financial Advisor";

  •
  the Standard board's evaluation, with the assistance of management and Standard's financial and legal advisors, of strategic alternatives available to Standard for facilitating liquidity and enhancing value over the long term for Standard shareholders and the potential risks, rewards and uncertainties associated with such alternatives, and the Standard board's belief that the proposed merger with First Midwest was the best option available to Standard and its shareholders;

  •
  the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties' evaluation of those factors (including First Midwest's record of successfully receiving regulatory approvals for acquisitions), and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

  •
  the course of negotiations of the merger agreement, the fiduciary duties of the board in negotiating and entering into the merger agreement, and the terms and conditions of the merger agreement, all of which it reviewed with its outside legal advisor;

  •
  the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party's control;

  •
  the potential risk of diverting management attention and resources from the operation of Standard's business to the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

  •
  the potential risks and costs associated with successfully integrating Standard's business, operations and workforce with those of First Midwest, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected time frame; and

  •
  the other risks described under the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements".

        Standard's board of directors believes that the merger and the merger agreement are fair to, and in the best interests of, Standard and its shareholders and recommends that the holders of Standard voting common stock vote "FOR" the merger proposal, holders of Standard non-voting common stock "FOR" the stock conversion proposal and all Standard shareholders vote "FOR" the Standard adjournment proposal (if necessary or appropriate). In considering the recommendation of the Standard board of directors, you should be aware that the directors and executive officers of Standard have interests in the merger that are different from, or in addition to, interests of shareholders of Standard generally and may create potential conflicts of interest. The Standard board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending that holders of Standard voting common stock vote in favor of the merger proposal. See "The Merger—Interests of Certain Persons in the Merger".

        This discussion of the information and factors considered by the Standard board of directors includes the material factors considered by the board, but it is not intended to be exhaustive and may not include all the factors considered by the board. In view of the wide variety of factors considered, and the complexity of these matters, the Standard board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the Standard board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Standard's management and its financial and legal advisors. In addition, individual members of the Standard board may have given differing weights to different factors.

        It should be noted that this explanation of the reasoning of the Standard board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements".

Opinion of Standard's Financial Advisor

        Pursuant to an engagement letter dated February 18, 2016, Standard retained J.P. Morgan as its financial advisor in connection with the proposed merger.

        On June 27, 2016, J.P. Morgan rendered its oral and written opinion to the board of directors of Standard that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Standard common stock.

        The full text of the written opinion of J.P. Morgan, dated June 27, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Appendix G to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Standard shareholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Standard board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger and was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Standard or as to the underlying decision by Standard to engage in the merger. The issuance of J.P. Morgan's opinion was approved by a fairness opinion committee of J.P. Morgan. The opinion does not constitute a recommendation to any Standard shareholders as to how such shareholder should vote with respect to the proposed mergers or any other matter.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft of the merger agreement dated June 24, 2016;

  •
  reviewed certain publicly available business and financial information concerning Standard and First Midwest and the industries in which they operate;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

  •
  compared the financial and operating performance of Standard and First Midwest with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of First Midwest common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts relating to Standard prepared by the management of Standard and certain financial analyses and forecasts relating to First Midwest prepared by the management of First Midwest, as adjusted by the management of Standard, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the "Synergies"); and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of Standard and First Midwest with respect to certain aspects of the merger, the past and current business operations of Standard and First Midwest, the financial condition, future prospects and operations of Standard and First Midwest, the expected effects of the merger on the financial condition and future prospects of Standard and First Midwest, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Standard or First Midwest or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and pursuant to its engagement letter did not assume any obligation to undertake any such independent verification) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of Standard or First Midwest, nor did J.P. Morgan conduct any review of individual credit files of Standard or First Midwest or evaluate the solvency of Standard or First Midwest under any applicable laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in the evaluation of loan and lease portfolios or assessing the adequacy of the allowances for losses with respect thereto and, accordingly, J.P. Morgan did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of Standard or First Midwest and J.P. Morgan assumed, with Standard's consent, that the respective allowances for loan and lease losses for both Standard and First Midwest, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Standard and First Midwest to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement and this joint proxy statement/prospectus and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan, that the representations and warranties made by Standard and First Midwest in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis, and that the potential exchange ratio adjustment for certain expenses related to environmental conditions and/or title defects with respect to Standard's real property will not result in any adjustment to exchange ratio that is material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Standard with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Standard or First Midwest or on the contemplated benefits of the merger.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the exchange ratio in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Standard or as to the underlying decision by Standard to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio applicable to the holders of Standard common stock in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which First Midwest common stock will trade at any future time.

        The terms of the merger, including the consideration, were determined through arm's-length negotiations between Standard and First Midwest, and the decision to enter into the merger agreement was solely that of the Standard board of directors and the First Midwest board of directors. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by the Standard board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Standard board of directors or management with respect to the proposed merger or the exchange ratio.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Standard board of directors and contained in the presentation delivered to the Standard board of directors in connection with rendering such opinion. The following summary, however, does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

Standard Public Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of Standard with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Standard. The companies selected by J.P. Morgan were:

  •
  1st Source Corporation;

  •
  First Merchants Corporation;

  •
  First Midwest;

  •
  MB Financial, Inc.;

  •
  PrivateBancorp, Inc.; and

  •
  Wintrust Financial Corporation.

        Multiples were based on closing stock price on June 24, 2016. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' public filings and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  multiple of price to estimated earnings per share for the fiscal year 2016 (Price/2016E EPS);

  •
  multiple of price to estimated earnings per share for the fiscal year 2017 (Price/2017E EPS);

  •
  multiple of price to tangible book value per share (Price/TBV); and

  •
  the 2017 estimated return on average tangible common equity (2017E ROATCE).

        In the case of MB Financial, the financial information was pro forma for a pending acquisition, and, in the case of Wintrust, the financial information was pro forma for an equity securities offering. Results of the analysis were presented for the selected companies, as indicated in the following table:

Selected Companies' Median
Price/2016E EPS	14.3x
Price/2017E EPS	13.2x
Price/2016Q1 TBV	1.62x
2017E ROATCE	11.5%

        J.P. Morgan also performed a regression analysis to review, for the selected companies identified above, the relationship between (i) Price/2016Q1 TBV and (ii) the 2017E ROATCE based on available estimates obtained from public filings, SNL Financial and FactSet Research Systems and Standard management projections. Based on this analysis, J.P. Morgan derived a reference range for the implied Price/2016Q1 TBV multiple of Standard common stock of 1.24x to 1.54x.

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 13.0x to 15.0x for Price/2016E EPS, 12.0x to 13.5x for Price/2017E EPS, and 1.24x to 1.54x for Price/2016Q1 TBV to Standard's management estimate of Standard's earnings for the fiscal years 2016 and 2017 and Standard's tangible book, respectively. The analysis indicated the following equity values per share of Standard common stock, as compared to the implied value of the merger consideration of $7.28 per share of Standard common stock based on the closing price of First Midwest common stock on June 24, 2016 and $7.75 per share of Standard common stock based on the 15-day volume weighted average price of First Midwest common stock through June 24, 2016:

Equity Value Per Share
Price/2016E EPS	$6.25 - $7.05
Price/2017E EPS	$6.36 - $7.03
Price/2016Q1 TBV	$6.22 - $7.48

Standard Dividend Discount Analysis

        J.P. Morgan calculated a range of implied values for Standard common stock by discounting to present value estimates of Standard's future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Standard management:

  •
  December 31, 2016 valuation date, which was discounted to June 24, 2016;

  •
  a terminal value based on 2027 estimated net income and a multiple range of 12.0x to 14.0x;

  •
  earnings and asset assumptions based on Standard management long-term projections for 2016-2019 and on growth rates provided by Standard management thereafter;

  •
  cost of excess capital of 2.0% (pre-tax);

  •
  35% marginal tax rate, based on Standard management projections;

  •
  dividends per share of $0.19 in 2016 and increasing yearly to $0.28 in 2019 with a constant 42.9% dividend payout ratio thereafter;

  •
  discount rates from 7.25% to 9.25%;

  •
  target tangible common equity to tangible assets ratio of 8.0%; and

  •
  mid-year discounting convention.

        These calculations resulted in a range of implied values of $7.67 to $9.36 per share of Standard common stock, as compared to the implied value of the merger consideration of $7.28 per share of Standard common stock based on the closing price of First Midwest common stock on June 24, 2016 and $7.75 per share of Standard common stock based on the 15-day volume weighted average price of First Midwest common stock through June 24, 2016, as illustrated by the following table:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x
7.25%	$8.66	$9.01	$9.36
8.25%	8.14	8.46	8.77
9.25%	7.67	7.96	8.24

        Sensitivity of Standard Dividend Discount Analysis to Variations in Target Tangible Common Equity to Tangible Assets Ratio

        J.P. Morgan also performed a dividend discount analysis to determine the sensitivity of Standard's equity value to variations in Standard's target tangible common equity to tangible assets ratio upward and downward from the assumed ratio of 8.0% referred to above. The analysis was based on a discount rate of 8.25% and indicated a range of equity values by varying the target tangible common equity to tangible assets ratio from 7.5% to 8.5%. The analysis indicated the following equity values per share of Standard common stock, as compared to the implied value of the merger consideration of $7.28 per share of Standard common stock based on the closing price of First Midwest common stock on June 24, 2016 and $7.75 per share of Standard common stock based on the 15-day volume weighted average price of First Midwest common stock through June 24, 2016:

	Terminal Multiple
Target Tangible Common Equity/Tangible Assets	12.0x	13.0x	14.0x
7.5%	$8.40	$8.71	$9.03
8.0%	8.14	8.46	8.77
8.5%	7.88	8.19	8.51

First Midwest Public Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of First Midwest with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to First Midwest. The companies selected by J.P. Morgan were:

  •
  1st Source Corporation;

  •
  Associated Banc-Corp;

  •
  First Merchants Corporation;

  •
  MB Financial, Inc.;

  •
  PrivateBancorp, Inc.; and

  •
  Wintrust Financial Corporation.

        Multiples were based on closing stock price on June 24, 2016. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' public filings and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  Price/2016E EPS;

  •
  Price/2017E EPS;

  •
  Price/2016Q1 TBV; and

  •
  2017E ROATCE.

        In the case of MB Financial, the financial information was pro forma for a pending acquisition, and, in the case of Wintrust, the financial information was pro forma for an equity securities offering. Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies' Median	First Midwest (Management Estimates, As Adjusted By Standard Management)	First Midwest (Street Estimates)
Price/2016E EPS	14.1x	14.8x	14.4x
Price/2017E EPS	13.2x	13.1x	12.8x
Price/2016Q1TBV	1.54x	1.59x	1.59x
2017E ROATCE	10.8%	11.1%	11.4%

        J.P. Morgan also performed a regression analysis to review, for the selected companies identified above, the relationship between (i) Price/2016Q1 TBV and (ii) the 2017E ROATCE based on available estimates obtained from public filings, SNL Financial and FactSet Research Systems and First Midwest management projections as adjusted by Standard management. Based on this analysis, J.P. Morgan derived a reference range for the implied Price/2016Q1 TBV multiple of First Midwest common stock of 1.42x to 1.73x.

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 13.0x to 15.0x for Price/2016E EPS, 12.0x to 13.5x for Price/2017E EPS and 1.42x to 1.73x for Price/2016 Q1 TBV to First Midwest management's estimated earnings per share, as adjusted by Standard's management, for the fiscal years 2016 and 2017 and First Midwest's tangible book value per share, respectively. The analysis indicated the following equity values per share of First Midwest common stock, as compared to the closing price of First Midwest common stock of $16.73 on June 24, 2016 and the 15-day volume weighted average price of First Midwest common stock through June 24, 2016 of $17.82:

Equity Value Per Share
Price/2016E EPS	$14.67 - $16.93
Price/2017E EPS	$15.36 - $17.28
Price/2016Q1 TBV	$14.94 - $18.19

First Midwest Dividend Discount Analysis

        J.P. Morgan calculated a range of implied values for First Midwest common stock by discounting to present value estimates of First Midwest's future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Standard management:

  •
  December 31, 2016 valuation date, which was discounted to June 24, 2016;

  •
  a terminal value based on 2027 estimated net income and a multiple range of 12.0x to 14.0x;

  •
  earnings and asset assumptions based on First Midwest management long-term projections, as adjusted by Standard management, for 2016-2018 and on growth rates provided by Standard management thereafter;

  •
  cost of excess capital of 2.0% (pre-tax);

  •
  35% marginal tax rate;

  •
  dividends per share of $0.34 in 2016, $0.43 in 2017 and $0.46 in 2018 with a constant 32.8% dividend payout ratio thereafter;

  •
  discount rates from 7.25% to 9.25%;

  •
  target tangible common equity to tangible assets ratio of 8.0%; and

  •
  mid-year discounting convention.

        These calculations resulted in a range of implied values of $18.56 to $23.56 per share of First Midwest common stock, as compared to the closing price of First Midwest common stock of $16.73 on June 24, 2016 and the 15-day volume weighted average price of First Midwest common stock through June 24, 2016 of $17.82 as illustrated by the following table:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x
7.25%	$21.52	$22.54	$23.56
8.25%	19.97	20.89	21.81
9.25%	18.56	19.39	20.23

        Sensitivity of First Midwest Dividend Discount Analysis to Variations in Target Tangible Common Equity to Tangible Assets Ratio

        J.P. Morgan also performed a dividend discount analysis to determine the sensitivity of First Midwest's equity value to variations in First Midwest's target beginning common equity ratio upward and downward from the assumed beginning ratio of 8.0% referred to above. The analysis used a discount rate of 8.25% and indicated a range of equity values by varying the target tangible common to tangible assets ratio from 7.5% to 8.5%. The analysis indicated the following equity values per share of First Midwest common stock:

	Terminal Multiple
Target Tangible Common Equity/Tangible Assets	12.0x	13.0x	14.0x
7.5%	$20.70	$21.62	$22.54
8.0%	19.97	20.89	21.81
8.5%	19.23	20.15	21.08

Relative Valuation Analysis

        Based upon the implied valuations for each of Standard and First Midwest as derived above under "Standard Public Trading Multiples Analysis," "—Standard Dividend Discount Analysis," "—First Midwest Public Trading Multiples Analysis" and "—First Midwest Dividend Discount Analysis," J.P. Morgan calculated a range of implied exchange ratios of a share of Standard common stock to an First Midwest common stock, and then compared that range of implied exchange ratios to the exchange ratio

        For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each range of implied equity values of Standard by the high end of each range of implied equity values of First Midwest. J.P. Morgan also calculated the ratio implied by dividing the high end of each range of implied equity values of Standard by the low end of each range of implied equity values of First Midwest.

        In each case, the implied exchange ratios were compared to the exchange ratio of 0.4350x and did not include any Synergies. This analysis indicated the following implied exchange ratios:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiple Analysis
Price/2016E EPS	0.3689x - 0.4804x
Price/2017E EPS	0.3681x - 0.4576x
Price/2016Q1 TBV	0.3419x - 0.5011x
Dividend Discount Analysis	0.3255x - 0.5041x

Value Creation Analysis

        At Standard management's direction and based on Standard management's projections, First Midwest's projections as adjusted by Standard's management, Standard and First Midwest public filings, SNL Financial and FactSet Research Systems, J.P. Morgan prepared a value creation analysis that compared the equity value of Standard (based on the dividend discount analysis) to the Standard shareholders' portion of the pro forma combined company equity value plus the aggregate cash consideration to be paid to holders of Standard stock options, Standard phantom stock and Standard stock settled rights. J.P. Morgan determined the pro forma combined company equity value by calculating (x) the sum of (i) the equity value of First Midwest derived using the midpoint value determined in J.P. Morgan's dividend discount analysis described above in "—First Midwest Dividend Discount Analysis," (ii) the equity value of Standard derived using the midpoint value determined in J.P. Morgan's dividend discount analysis described above in "—Standard Dividend Discount Analysis" (the "Standalone Value") and (iii) the estimated present value of expected Synergies, net of restructuring charges (using synergy net of restructuring charges amounts reviewed and approved by Standard management, the midpoint of a discount rate range of 7.25-9.25% and the midpoint of an exit multiple range of 12.0x-14.0x), less (y) the aggregate cash consideration to be paid to holders of stock options, phantom stock and stock settled rights of Standard in the merger. There can be no assurance that the Synergies and transaction-related expenses will not be substantially greater or less than the estimate described above. The value creation analysis, at the exchange ratio of 0.4350x with $27 million of cash consideration to be paid to holders of stock options, phantom stock and stock settled rights of Standard, and cost savings of 40% of 2016E forecasted Standard non-interest expense, yielded accretion to the holders of Standard common stock of 15.3% or $68 million in aggregate, as compared to the Standalone Value.

Certain Other Information

        J.P. Morgan also reviewed and presented other information, solely for informational purposes, including:

  •
  information with respect to certain Midwest bank transactions with transaction values in excess of $150 million since 2013, based on which information J.P. Morgan applied a reference range of transaction price to next 12 months (NTM) earnings per share multiples of 13.0x to 16.5x to Standard management's estimate of NTM earnings of $24.8 million to derive a range of equity values per share of Standard common stock of $6.39 to $7.83;

  •
  historical trading prices of First Midwest common stock for the one-year period ending June 24, 2016 and for the period from November 11, 2015 (which is the date of J.P. Morgan's analyses that were presented to the Standard board of directors at its meeting on November 17, 2015, as described in "The Merger—Background of the Merger" in this joint proxy statement/prospectus) through June 24, 2016;

  •
  analyst share price targets for First Midwest common stock in recently published, publicly available research analysts' reports, with share price targets ranging from $18.00 to $21.00 and noting a median share price target of $19.00.

Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Standard or First Midwest. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Standard or First Midwest, and none of the selected transactions reviewed is identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of Standard or First Midwest, as applicable. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Standard and First Midwest and the transactions compared to the merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Standard with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Standard, First Midwest and the industries in which they operate.

        For financial advisory services rendered in connection with the merger, Standard has agreed to pay J.P. Morgan a fee of 0.95% of the total consideration in the merger plus an additional 1.00% of any amount of consideration in excess of $450 million, which includes the merger consideration to be issued to holders of Standard common stock and the cash to be paid to holders of Standard stock options, Standard phantom stock and Standard stock settled rights at the completion of the merger. Based on the closing stock price of First Midwest common stock on June 24, 2016, the J.P. Morgan fee would be approximately $3.6 million, of which $1 million was payable at the time J.P. Morgan delivered its opinion to the Standard board of directors and the remainder of which will become payable if the merger is consummated. In addition, Standard has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan's engagement, including liabilities arising under the federal securities laws.

        During the two years preceding the date of J.P. Morgan's opinion, J.P. Morgan and its affiliates have not had any other material financial advisory or other material commercial or investment banking relationships with Standard or First Midwest. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of First Midwest for its or their own accounts or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities. In addition, J. P. Morgan and its affiliates owned on a proprietary basis on June 27, 2016 less than 1% of the outstanding common stock of Standard and First Midwest.

Certain Unaudited Prospective Financial Information of First Midwest and Standard

        Neither First Midwest nor Standard, as a matter of course, makes public projections as to future earnings or other results due to, among other reasons, the uncertainty of and changes to the underlying assumptions and estimates. In connection with the proposed transaction, however, First Midwest senior management provided to the First Midwest board of directors and Sandler O'Neill, its financial advisor, for purposes of performing its financial analyses described above under "The Merger—Opinion of First Midwest's Financial Advisor," certain unaudited prospective financial information with respect to First Midwest and Standard. Further, Standard senior management provided to First Midwest, the Standard board of directors and J.P. Morgan, its financial advisor, for purposes of performing its financial analyses described above under "The Merger—Opinion of Standard's Financial Advisor," certain unaudited prospective financial information of Standard on a standalone, pre-merger basis.

        This non-public unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements or GAAP, but, in the view of First Midwest's and Standard's management, was prepared on a reasonable basis, reflected the best then-available estimates and judgments and presented, to the best of First Midwest and Standard's respective management's knowledge and belief, the expected course of action and the expected future financial performance of First Midwest and Standard on a standalone basis. A summary of certain significant elements of the unaudited prospective financial information prepared by the management of each of First Midwest and Standard is set forth below, and is included in this joint proxy statement/prospectus solely because such information was made available to the respective boards of directors of First Midwest and Standard and to Sandler O'Neill and J.P. Morgan, respectively, in connection with the preparation of their fairness opinions. The information included below does not comprise all of the prospective financial information provided by First Midwest to Sandler O'Neill or by Standard to J.P. Morgan.

        The financial forecasts prepared by First Midwest management and set forth below were presented to the First Midwest advisory committee of the board of directors on June 28, 2016. Financial forecasts prepared by Standard management were presented to the Standard board of directors on November 17, 2015. On January 18, 2016, Standard management provided to First Midwest an updated financial forecast set forth below and such forecasts were subsequently updated to reflect changes in the underlying assumptions with respect to the status of the financial markets and provided to J.P. Morgan on May 12, 2016. Although each set of financial forecasts is presented with numeric specificity, they each reflect numerous estimates and assumptions of the respective management teams of First Midwest and Standard that were made at the time they were prepared, which involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which First Midwest and Standard operate, and the risks and uncertainties described under "Risk Factors", "Cautionary Statement Regarding Forward-Looking Statements", and, with respect to First Midwest, in the reports that First Midwest files with the SEC from time to time, and with respect to Standard, in "Management's Discussion and Analysis of Standard's Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk" included in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of First Midwest or Standard and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that management could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that First Midwest, Standard, their respective boards of directors, or Sandler O'Neill or J.P. Morgan considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which First Midwest would operate the Standard business after the merger.

        Neither First Midwest's nor Standard's independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such information. The reports of the independent registered public accounting firms either incorporated by reference or included in this joint proxy statement/prospectus relate to the historical financial information of First Midwest and Standard, respectively. Such reports do not extend to the financial forecasts and should not be read to do so.

        By including in this joint proxy statement/prospectus a summary of certain financial forecasts, neither First Midwest nor Standard nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of First Midwest or Standard compared to the information contained in the financial forecasts. Neither First Midwest, Standard nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

        The summary of the unaudited prospective financial information prepared by each of First Midwest and Standard is not being included to influence the decision by holders of Standard voting common stock as to whether to vote for the approval of the merger proposal, the decision by holders of Standard non-voting common stock as to whether to vote for the approval of the stock conversion proposal or the decision by First Midwest stockholders as to whether to vote for the approval of the stock issuance proposal, but is being provided because such information was considered in connection with the merger and was provided to the respective boards of directors and financial advisors of First Midwest and Standard.

        The unaudited prospective financial information set forth below constitutes forward-looking statements. For more information on factors which may cause future financial results to materially vary from those projected in the forecasts, see "Where You Can Find More Information," "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

        In addition, the unaudited prospective financial information set forth below was prepared as of June 2016 and contemplated, in First Midwest's view at that time, the impact of the United Kingdom's vote to exit the European Union (commonly referred to as Brexit), the uncertainty of the future interest rate environment, the Federal Reserve's possible actions relating to interest rates and monetary policies and other economic factors, and does not contemplate actions taken by First Midwest subsequent to June 2016.

  Projections Prepared by First Midwest Management

        The following tables present selected unaudited prospective financial information of First Midwest and Standard on a standalone basis (without giving effect to the proposed merger) for the years ending December 31, 2016 through December 31, 2020 prepared by First Midwest's management as of June 28, 2016:

	At or for the Year Ended December 31,
First Midwest (dollars in millions, except per share data)	2016	2017	2018	2019	2020
Total Assets	$11,031.9	$11,510.4	$11,929.5	$12,367.4	$12,819.5
Net Income	90.0	102.5	105.1	112.7	120.9
Earnings Per Share	1.11	1.26	1.29	1.39	1.49

	At or for the Year Ended December 31,
Standard (dollars in millions, except per share data)	2016	2017	2018	2019	2020
Total Assets	$2,589.2	$2,676.8	$2,760.2	$2,893.0	$3,002.3
Net Income	19.0	19.0	21.0	25.9	28.6
Earnings Per Share	0.37	0.37	0.41	0.51	0.56

  Projections Prepared by Standard Management

        The following tables presents selected unaudited prospective financial information of Standard for the years ending December 31, 2016 through December 31, 2019 prepared by Standard's management as of January 2016:

	At or for the Year Ended December, 31
Standard Bancshares, Inc. (dollars in millions, except per share data)	2016	2017	2018	2019
Total Assets	$2,643.7	$2,802.9	$2,974.2	$3,155.0
Net Income	25.2	28.1	32.1	36.9
Earnings Per Share(1)	0.52	0.58	0.66	0.76

(1)
Based on a basic share count as of December 16, 2015 (excluding Company Stock Options, Company Phantom Stock, and Company Stock Settled Rights).
Material Federal Income Tax Consequences of the Mergers

        The following discussion addresses the material United States federal income tax consequences of the mergers to U.S. holders (as defined below) of Standard common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, local or federal laws other than those pertaining to income tax are not addressed in this joint proxy statement/prospectus.

        For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to United States federal income taxation on its income regardless of its source.

        This discussion applies only to Standard shareholders that hold their Standard common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of United States federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws, including:

  •
  financial institutions;

  •
  investors in pass-through entities;

  •
  persons liable for the alternative minimum tax;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold Standard common stock as part of a straddle, hedge, constructive sale or conversion transaction;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  persons whose "functional currency" is not the U.S. dollar;

  •
  persons who are not citizens or residents of the United States; and

  •
  stockholders who acquired their shares of Standard common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds Standard common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the mergers to them.

        The actual tax consequences of the mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

        Tax Consequences of the Mergers.    Based upon the facts and representations contained in the representation letters received from First Midwest and Standard in connection with the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, it is the opinion of Sullivan & Cromwell and Kirkland & Ellis, that the mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code, and accordingly, the material United States federal income tax consequences will be as follows:

  •
  no gain or loss will be recognized by First Midwest or Standard as a result of the mergers;

  •
  no gain or loss will be recognized by shareholders of Standard who receive shares of First Midwest common stock in exchange for shares of Standard common stock pursuant to the merger (except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of First Midwest common stock that the shareholder of Standard would otherwise be entitled to receive as discussed below under "—Cash Received In Lieu of a Fractional Share of First Midwest Common Stock");

  •
  the aggregate basis of the First Midwest common stock received in the merger will be the same as the aggregate basis of the Standard common stock for which it is exchanged, decreased by any basis attributable to fractional share interests in First Midwest common stock for which cash is received; and

  •
  the holding period of First Midwest common stock received in exchange for shares of Standard common stock will include the holding period of the Standard common stock for which it is exchanged.

        If U.S. holders of Standard common stock acquired different blocks of shares of Standard common stock at different times or at different prices, such holders' basis and holding period may be determined with reference to each block of Standard common stock. Any such holders should consult their tax advisors regarding the manner in which First Midwest common stock received in the exchange should be allocated among different blocks of Standard common stock and with respect to identifying the bases or holding periods of the particular shares of First Midwest common stock received in the merger.

        It is a condition to Standard's obligation to complete the merger that Standard receives a written opinion of its counsel, Kirkland & Ellis, dated as of the closing date, to the effect that the mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to First Midwest's obligation to complete the merger that First Midwest receives an opinion of its counsel, Sullivan & Cromwell, dated as of the closing date, to the effect that the mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and on representation letters provided by First Midwest and Standard to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of First Midwest and Standard. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the mergers, the United States federal income tax consequences of the mergers could be adversely affected.

        In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part will be binding on the Internal Revenue Service or any court. Neither First Midwest nor Standard intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the mergers, and consequently, there is no guarantee that the Internal Revenue Service will treat the merger as a "reorganization" within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein.

        Cash Received In Lieu of a Fractional Share.    A U.S. holder of Standard common stock who receives cash in lieu of a fractional share of First Midwest common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by First Midwest. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder's holding period for such shares is greater than one year. For U.S. holders of Standard common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. In addition, net investment income of certain high-income taxpayers may also be subject to an additional 3.8% tax (i.e., the net investment income tax). The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.

        Backup Withholding and Information Reporting.    Payments of cash to a U.S. holder of Standard common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless such shareholder provides First Midwest with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Standard common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder's federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service.

        A U.S. holder of Standard common stock who receives First Midwest common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Standard common stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives First Midwest common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder's basis in the Standard common stock surrendered and the fair market value of First Midwest common stock and cash received in the merger. A "significant holder" is a holder of Standard common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Standard or securities of Standard with a basis for federal income tax purposes of at least $1 million.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the mergers. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the mergers, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

        First Midwest will account for the merger as a purchase by First Midwest of Standard under GAAP. Under the purchase method of accounting, the total consideration paid in connection with the merger is allocated among Standard's assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Standard will be included in First Midwest's results of operations from the date of acquisition.

Interests of Certain Persons in the Merger

  General

        In considering the recommendations of Standard's board of directors with respect to the mergers, you should be aware that certain directors and executive officers of Standard and/or SB&T have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of Standard. Standard's board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend that holders of Standard voting common stock vote in favor of the merger proposal (and thereby approve the transactions contemplated by the merger agreement, including the merger) and that holders of Standard non-voting common stock vote in favor of the stock conversion proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below.

  Stock Ownership

        As of August 19, 2016, Standard's directors and executive officers beneficially owned, in the aggregate, 19,049,236 shares of Standard voting common stock, representing approximately 50.2% of the outstanding shares of Standard voting common stock, and 9,606,623 shares of Standard non-voting common stock, representing approximately 92.1% of the outstanding shares of Standard non-voting common stock. For more information, see "Security Ownership of Certain Standard Beneficial Owners and Management".

  Treatment of Standard Equity-Based Awards

        Stock Options.    To the extent a director or executive officer of Standard and/or SB&T holds outstanding Standard stock options, upon completion of the merger, such Standard stock options, whether vested or unvested, will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the merger consideration value per share, minus the applicable exercise price of such outstanding Standard stock option, multiplied by the number of shares of Standard common stock covered by such outstanding Standard stock option as discussed in the "The Merger—Merger Consideration". As of the date of the merger agreement, directors and executive officers of Standard and SB&T, as a group, held 4,681,940 outstanding Standard stock options, and, assuming the closing of the merger occurred on June 28, 2016 and merger consideration of $7.43 per share of Standard common stock (based on the volume-weighted average price per share of First Midwest common stock as quoted on NASDAQ over the first five business days following the first public announcement of the merger on June 28, 2016 multiplied by 0.435, the exchange ratio), with an estimated aggregate net cash value of approximately $14,708,358. In the event that the exercise price of any such Standard stock option outstanding immediately prior to the completion of the merger is greater than the merger consideration value per share, no cash payment or other consideration for such Standard stock option will be due or payable in respect thereof and such Standard stock option will be cancelled as of the completion of the merger. It is anticipated that Messrs. Kelley and Gallagher will receive accelerated vesting and payout of outstanding Standard stock options upon completion of the merger, as described below in "—Employment Agreements and Selected Standard Director and Executive Officer Compensation".

        Stock Option Special Cash Payment.    To the extent a director or executive officer of Standard and/or SB&T holds outstanding Standard stock options, upon completion of the merger, such director or executive officer will be entitled to a special cash payment of $0.10 per Standard stock option that is unvested as of immediately prior to completion of the merger. It is estimated that upon completion of the merger, special cash payments to directors and executive officers will total approximately $310,405. It is anticipated that Messrs. Kelley and Gallagher will receive special cash payments related to the acceleration of their outstanding Standard stock options upon completion of the merger, as described below in "—Employment Agreements and Selected Standard Director and Executive Officer Compensation".

        Phantom Stock.    To the extent a director or executive officer of Standard and/or SB&T holds Standard phantom stock, upon completion of the merger, each outstanding share or fractional share of Standard phantom stock will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the merger consideration value per share, or an equivalent fraction thereof in the case of fractional shares of phantom stock.

  Other Compensation Matters

        Bonus Deferral Plan.    Other than James Carroll and Matthew Dana, all of Standard and SB&T's executive officers are participants in the SB&T Bonus Deferral Plan, which provides for mandatory deferral of one-third of the annual bonuses of $50,000 or more awarded under the SB&T Annual Incentive Compensation Plan. Under the SB&T Bonus Deferral Plan, deferred amounts vest ratably over two years. Upon the completion of the merger, all unvested participant accounts will immediately vest and be paid out within 30 days of vesting. It is anticipated that Messrs. Kelley and Gallagher will receive payout of their accounts in the SB&T Bonus Deferral Plan upon completion of the merger, as described below in "—Employment Agreements and Selected Standard Director and Executive Officer Compensation".

        Non-Qualified Deferred Compensation Plan.    Other than Mr. Beaty, Thomas Marvinac and Messrs. Carroll and Dana, all of Standard and SB&T's executive officers are participants in the Standard Bancshares, Inc. Non-Qualified Deferred Compensation Plan, which provides for elective compensation deferrals and company contributions. In accordance with the merger agreement, it is anticipated that this plan will be terminated upon the completion of the merger, and all accounts will be paid out promptly after the completion of the merger. It is anticipated that Messrs. Kelley and Gallagher will receive payout of their accounts in the Standard Bancshares, Inc. Non-Qualified Deferred Compensation Plan upon completion of the merger, as described below in "—Employment Agreements and Selected Standard Director and Executive Officer Compensation".

        Stay Bonuses.    Standard has entered into a stay bonus agreement with one SB&T executive officer, Mr. Marvinac, which provides for a cash payment of $55,000 in return for continued service with Standard through the completion of the merger, and following the merger, with First Midwest and/or First Midwest Bank until the later of 120 days after the completion of the merger or February 28, 2017.

  Employment Agreements and Selected Standard Director and Executive Officer Compensation

        Standard is party to two employment agreements: (i) with its President and CEO, Mr. Kelley, and (ii) with its Chairman, Mr. Gallagher (whom we will refer to both individually and collectively as the "senior executive"). The employment agreements provide for certain severance benefits in the event the senior executive's employment is terminated by Standard without cause or by the senior executive for good reason. Good reason includes a materially adverse assignment of duties inconsistent with the senior executive's position, authority, duties or responsibilities, a material reduction in annual base salary or target bonus opportunity (other than a reduction generally applicable to all senior executive officers or as required by a regulator's final order, and in the case of annual base salary, a reduction of not more than 20%), or a requirement for the senior executive to relocate, in the case of Mr. Kelley, to an office 15 miles or more from Mr. Kelley's current office location and his principal residence, and in the case of the Mr. Gallagher, to any other office or location other than Mr. Gallagher's current office. In the event of a qualifying termination, among other benefits, the senior executive would be entitled to one times his base salary plus one-twelfth of his base salary if terminated without 30 days' notice, plus his pro-rated annual bonus, if earned based on actual performance. In addition, as described above under "—Treatment of Standard Equity-Based Awards," the senior executives will receive accelerated vesting of any outstanding Standard stock options at the completion of the merger, which to the extent not otherwise exercised, such Standard stock options will be converted to cash, as discussed in "The Merger Agreement—Merger Consideration". The merger will constitute a change in control under the employment agreements.

        As a result, if Mr. Kelley has a qualifying termination under his employment agreement in 2016, he would be entitled to a severance payment equal to approximately $480,000 in base salary plus $288,000 target bonus opportunity for 2016 (pro-rated based on when the termination date falls within the calendar year), if earned, subject to potential reduction for compliance with Code section 280G. In addition, he would be entitled to company paid health insurance coverage for the greater of 12 months or the remainder of his term of employment, but not more than 36 months. Mr. Kelley would be subject to non-competition and non-solicitation restrictions for 18 months following termination of employment for any reason. Further, upon the completion of the merger, Mr. Kelley would receive, (i) a cash payment or stock resulting from the respective cancellation or exercise of his Standard stock options for the purchase of shares of Standard common stock in the estimated net amount of $5,583,667, (ii) a special cash payment related to the acceleration of his outstanding Standard stock options of approximately $117,725, (iii) automatic vesting and payment of the unvested portion of company contributions to his bonus deferral account worth approximately $130,639, and (iv) accelerated vesting and payout of his accounts upon termination of the Standard Bancshares, Inc. Non-Qualified Deferred Compensation Plan, as contemplated by the merger agreement, in the amount of $32,228, each as described above in "—Treatment of Standard Equity-Based Awards" and "—Other Compensation Matters".

        If Mr. Gallagher has a qualifying termination under his employment agreement in 2016, he would be entitled to a severance payment equal to approximately $299,000 in base salary plus $179,000 target bonus opportunity for 2016 (pro-rated based on when the termination date falls within the calendar year), if earned, subject to potential reduction for compliance with Code section 280G. In addition, he would be entitled to company paid health insurance coverage for the greater of 12 months or the remainder of his term of employment, but not more than 36 months. Mr. Gallagher would be subject to non-competition and non-solicitation restrictions for 18 months following termination of employment for any reason. Further, upon the occurrence of a change in control, Mr. Gallagher would receive, (i) a cash payment or stock resulting from the respective cancellation or exercise of his Standard stock options for the purchase of shares of Standard common stock in the estimated net amount of $719,306, (ii) a special cash payment related to the acceleration of his outstanding Standard stock options of approximately $15,271, (iii) automatic vesting and payment of the unvested portion of company contributions to his bonus deferral account worth approximately $80,199, and (iv) accelerated vesting and payout of his accounts upon termination of the Standard Bancshares, Inc. Non-Qualified Deferred Compensation Plan, as contemplated by the merger agreement, in the amount of $23,070, each as described above in "—Treatment of Standard Equity-Based Awards" and "—Other Compensation Matters".

        In connection with the execution of the merger agreement, First Midwest and Mr. Kelley entered into an employment agreement with respect to Mr. Kelley's proposed employment by First Midwest

Bank as its Market President of the Southern Region of Illinois and his compensation arrangements, that will become effective immediately following the completion of the merger. The employment agreement provides for the termination of his existing employment agreement with Standard as described above, following the merger. The proposed compensation arrangements for Mr. Kelley as an employee of First Midwest include an initial annual base salary of $300,000, participation in First Midwest's customary short-term cash incentive compensation and long-term equity incentive compensation programs, perquisites of up to $20,000 annually, as well as participation in other customary employee benefits for employees at Mr. Kelley's level. Mr. Kelley will be eligible to receive initial awards in 2017 under the short-term and long-term compensation programs at target levels of 40% and 35% of his annual base salary, respectively. In addition, First Midwest and Mr. Kelley entered into a confidentiality and restrictive covenants agreement, which in addition to other obligations contained therein, provides for a non-solicitation of First Midwest customers and employees and a non-competition restriction for a period of 24 months, to be reduced by each full month Mr. Kelley serves as an employee of First Midwest beyond 24 months, up to a maximum reduction of 12 months following termination of his employment. In addition to Mr. Kelley's proposed employment by First Midwest Bank as its Market President of the Southern Region of Illinois, it is anticipated that upon the closing of the mergers, Mr. Kelley will serve on the board of directors of First Midwest Bank, but will not receive any additional compensation for such board service.

        In recognition of the cancellation of Mr. Kelley's existing employment agreement with Standard, his agreement to enter into a new confidentiality and restrictive covenants agreement, and as a retention incentive, the new employment agreement with First Midwest will provide for a cash payment to Mr. Kelley by First Midwest of $250,000 following the merger and for a restricted stock award by First Midwest having a grant date value of $335,000 and a vesting period of three years. Under Mr. Kelley's employment agreement with First Midwest, he is also entitled to receive an aggregate amount equal to 100% of the severance benefit Mr. Kelley would have been entitled to receive upon a qualifying termination in connection with the merger under the terms of his existing employment agreement with Standard, comprised of the following amounts: (i) a lump sum payment of $480,000; (ii) an amount equal to the pro-rated bonus payable under the SB&T Annual Incentive Compensation Plan for the year in which the completion of the merger occurs, based on achievement of pre-determined annual performance goals; and (iii) an amount equal to 12 months of health insurance coverage at the existing rate applicable to Mr. Kelley as of immediately prior to the completion of the merger for Mr. Kelley and his dependents.

        In connection with the execution of the merger agreement, two other SB&T executive officers, Kelly Beaty and Robert Kelly, entered into employment agreements with First Midwest setting forth the terms and conditions of employment with First Midwest Bank following the merger, in addition to new confidentiality and restrictive covenants agreements. As such, following the merger and employment with First Midwest, Messrs. Beaty and Kelly will not be entitled to any cash termination payments under the severance policy described below. The terms and conditions of the employment agreements include base salaries of $240,000 for Mr. Beaty and $262,500 for Mr. Kelly, and participation in First Midwest's short-term and long-term incentive programs. In recognition of their individual agreements to enter into a new confidentiality and restrictive covenants agreement, and as a retention incentive, the new employment agreements with First Midwest provide for a cash payment to Messrs. Beaty and Kelly by First Midwest of $50,000 each and for restricted stock awards by First Midwest having a grant date value of $100,000, each, and a vesting period of three years.

  Potential Severance Payments and Benefits to Executive Officers

        SB&T maintains a severance policy applicable to all employees with one year or more of service with SB&T, including those executive officers who do not have employment agreements with Standard. Executive officers with employment agreements are eligible to receive severance under those agreements, as described above under "—Employment Agreements and Selected Standard Director and Executive Officer Compensation".

        Under the SB&T severance policy, in the event that (i) an eligible executive officer's employment is terminated by SB&T due to a reduction in force, downsizing or change in company business strategy, whether before or after the completion of the merger, or (ii) during the one-year period following the completion of the merger, if an eligible executive officer resigns from employment following either (a) a reduction of 10% or more in base salary or (b) a requirement to relocate to an office more than 25 miles from the executive officer's current office location, each within 30 days after the occurrence of such reduction in base salary or requirement to relocate, then the executive officer will be entitled to the following compensation and benefits under the severance policy:

  •
  one week of severance for each full year of service up to a maximum of 26 weeks' severance pay, subject to a minimum of four weeks of severance pay;

  •
  all accrued, unused vacation days through the date of the executive officer's termination of employment;

  •
  commissions earned as of the date of the executive officer's termination of employment will be paid in accordance with the terms of the applicable commission plan; and

  •
  a lump sum payment (less applicable taxes) paid to those electing continued COBRA coverage equal to the amount by which the COBRA premium for medical and dental continuation coverage for the first three months of such COBRA coverage exceeds the amount the executive officer would pay for such coverage if still employed.

  Indemnification and Insurance

        The merger agreement provides that, upon completion of the merger, First Midwest will indemnify, defend and hold harmless the directors and officers of Standard and SB&T (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Standard's restated certificate of incorporation and amended and restated by-laws to the extent permitted by law.

        The merger agreement also provides that for a period of six years after the merger is completed, First Midwest will maintain directors' and officers' liability insurance that provides at least the same coverage and amounts, and contains terms and conditions no less advantageous, as that portion of coverage currently provided by Standard that serves to reimburse the present and former officers and directors of Standard and/or SB&T with respect to claims against such directors and officers arising from facts or events which occurred before the completion of the merger, provided that the total premium therefor is not in excess of 250% of the last annual premium paid prior to the date of the merger agreement.

THE MERGER AGREEMENT

        The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this joint proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this joint proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure

        Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into Standard, with Standard being the surviving company, and immediately thereafter and as part of a single integrated transaction, Standard will merge with and into First Midwest, with First Midwest being the surviving company. As a result, the separate existence of Standard will terminate. Following the parent merger at such time as First Midwest may determine in its sole discretion, SB&T will merge with and into First Midwest Bank. First Midwest Bank will be the surviving bank and will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois.

Merger Consideration

        In connection with the merger, Standard shareholders will receive for each share of Standard voting common stock and Standard non-voting common stock they hold immediately prior to the completion of the merger 0.435 of a fully paid and non-assessable share of First Midwest common stock. However, if certain environmental conditions and/or title defects exist with respect to Standard's real property and the total cost to remediate and/or cure such conditions or defects (after taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree are reasonably likely to be available) is greater than $2,000,000, the exchange ratio will be reduced by an amount equal to (i) the lesser of (x) the real property adjustment amount and (y) $8,000,000, divided by (ii) the fully diluted number of shares of Standard common stock immediately prior to the effective time of the merger, divided by (iii) the First Midwest common stock 15-day VWAP. If the real property adjustment amount exceeds $8,000,000, First Midwest may terminate the merger agreement.

        Upon completion of the merger, each outstanding Standard stock settled right will be redeemed at a redemption price equal to the amount by which the following clause (1) exceeds clause (2), where: (1) is the sum of (x) the product of the exchange ratio and $17.99 and (y) all cash dividends paid on a share of Standard common stock from February 22, 2013 until the effective time of the merger (which as of the date of this joint proxy statement/prospectus is $[            ]); and (2) is $4.65, accreting on a daily basis at a rate of 12% from February 22, 2013 until three days after the date on which (A) First Midwest has received all required regulatory approvals, (B) Standard has received all required approvals from its shareholders and (C) Standard has otherwise satisfied or is capable of satisfying its conditions to closing the merger (which accretion as of the date of this joint proxy statement/prospectus results in a value of $[            ]).

        Upon completion of the merger, each outstanding Standard stock option will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the merger consideration value per share, minus the applicable exercise price per share of such outstanding Standard stock option. In the event that the exercise price of any Standard stock option outstanding immediately prior to the completion of the merger is greater than or equal to the merger consideration value per share, no cash payment or other consideration for such Standard stock option will be due or payable in respect thereof and such Standard stock option will be cancelled as of the completion of the merger. In addition, upon completion of the merger, each outstanding share or fractional share of Standard phantom stock will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the merger consideration value per share, or an equivalent fraction thereof in the case of fractional shares of Standard phantom stock.

        The exchange ratio is subject to adjustment if First Midwest changes the number or kind of shares of its common stock outstanding by way of stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction.

Conversion of Shares; Exchange of Certificates; Fractional Shares

        Conversion.    The conversion of Standard common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

        Exchange Procedures.    Prior to the completion of the merger, First Midwest will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to Standard, which we refer to as the "exchange agent," (i) evidence of shares in book-entry form or, if requested by any holder of certificates formerly representing shares of Standard common stock, certificates, representing the shares of First Midwest common stock to be issued under the merger agreement and (ii) cash payable as part of the merger consideration and instead of any fractional shares of First Midwest common stock to be issued under the merger agreement. At or before completion of the merger, First Midwest will also deposit with the exchange agent an amount in cash equal to the aggregate cash payable to holders of Standard stock settled rights. As promptly as reasonably practicable after the effective time of the merger, the exchange agent will (i) provide Standard shareholders with instructions in order to exchange their shares of Standard common stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement and (ii) deliver to each person who was, immediately prior to the effective time of the merger, a holder of Standard stock settled rights, a check representing the aggregate stock settled rights redemption price that such holder has the right to receive pursuant to the terms of the merger agreement. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Standard common stock or any cash delivered with respect to the redemption price of Standard stock settled rights.

        If any First Midwest common stock is to be issued, or cash payment made, in a name other than that in which the Standard common stock surrendered in exchange for the merger consideration is registered, the Standard common stock surrendered must be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and the person requesting the exchange must pay any transfer or other similar taxes required by reason of the issuance of the new First Midwest common stock or the payment of the cash consideration in a name other than that of the registered holder of the Standard common stock surrendered, or must establish to the reasonable satisfaction of First Midwest and the exchange agent that any such taxes have been paid or are not applicable.

        Dividends and Distributions.    Until your Standard common stock is surrendered for exchange, any dividends or other distributions declared after the effective time with respect to First Midwest common stock into which shares of Standard common stock may have been converted will accrue but will not be paid. When such Standard common stock has been duly surrendered, First Midwest will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Standard of any shares of Standard common stock. If shares of Standard common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Standard common stock have been converted.

        Withholding.    The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Standard shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

        No Fractional Shares Will Be Issued.    First Midwest will not issue fractional shares of First Midwest common stock in the merger. There will be no dividends or distributions with respect to any fractional shares of common stock or any voting or other rights with respect to any fractional shares of common stock. Instead of fractional shares of First Midwest common stock, First Midwest will pay, as soon as reasonably practicable following the effective time of the merger, to each Standard shareholder an amount in cash for the cash value of any fractional shares based on the First Midwest common stock 15-day VWAP.

        Lost, Stolen or Destroyed Standard Common Stock Certificates.    If you have lost a certificate representing Standard common stock, or it has been stolen or destroyed, First Midwest will issue to you the common stock or cash payable under the merger agreement if you submit an affidavit of that fact and, if requested by First Midwest, if you post bond in a customary amount as indemnity against any claim that may be made against First Midwest about ownership of the lost, stolen or destroyed certificate.

        For a description of First Midwest common stock and a description of the differences between the rights of Standard shareholders and First Midwest stockholders, see "Description of First Midwest Capital Stock" and "Comparison of Stockholder Rights".

Effective Time

        We plan to complete the merger on a business day designated by First Midwest, and consented to by Standard, that is within 30 days after the satisfaction or waiver of the last remaining conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions. The time the merger is completed is the effective time of the merger. See "—Conditions to Completion of the Merger".

        We anticipate that we will complete the merger during the fourth quarter of 2016 or the first quarter of 2017. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by June 28, 2017, either party may terminate the merger agreement without penalty, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See "—Conditions to Completion of the Merger" and "—Regulatory Approvals Required for the Mergers".

Representations and Warranties

        The merger agreement contains representations and warranties of First Midwest and Standard, to each other, as to, among other things:

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  the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

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  the capitalization of each party;

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  the authority of each party and its subsidiaries to enter into the merger agreement (and any other agreement contemplated thereby) and the enforceability of the merger agreement against each party;

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  the fact that the merger agreement does not violate or breach the certificate of incorporation and by-laws of each party, applicable law, and agreements, instruments or obligations of each party;

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  governmental approvals and other consents and approvals in connection with the merger;

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  regulatory investigations and orders;

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  each party's financial statements and filings with applicable regulatory authorities;

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  the absence of material changes in each party's business since December 31, 2015;

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  environmental matters;

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  enforceability and validity of loans;

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  employee benefit plans and related matters;

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  the absence of litigation;

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  each party's compliance with applicable law;

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  sufficiency of each party's internal controls; and

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  each party's relationships with financial advisors.

        In addition, the merger agreement contains representations and warranties of Standard to First Midwest as to, among other things:

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  the absence of undisclosed obligations or liabilities;

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  the validity of, and the absence of material defaults under its material contracts;

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  the inapplicability to the merger and voting agreements and the transactions contemplated thereby of state anti-takeover laws and certain provisions of Standard's certificate of incorporation;

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  title and interest in property;

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  accuracy of books and records and compliance with policies, practices and procedures;

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  intellectual property;

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  its trust business;

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  material interests of officers and directors or their associates;

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  adequacy of insurance coverage;

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  interest rate risk management instruments;

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  its employment contracts;

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  labor matters;

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  the filing and accuracy of material tax returns, and the tax treatment of the mergers;

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  sufficiency of its assets to conduct its business;

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  collateralized debt obligations; and

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  its mortgage banking activities.

        In addition, the merger agreement contains representations and warranties of First Midwest to Standard as to, among other things:

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  availability of funds to complete the transactions contemplated by the merger agreement;

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  no ownership of Standard common stock; and

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  ownership and operation of Merger Sub.

Conduct of Business Pending the Merger

        Standard has agreed that, except as expressly contemplated by the merger agreement, or as disclosed in writing prior to the signing of the merger agreement or as directed in writing by any governmental authority, it will not, and will not agree to, without First Midwest's consent:

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  conduct its business other than in the ordinary and usual course;

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  fail to use commercially reasonable efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers and other parties;

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  enter into any new line of business, materially change its banking and operating policies, except as required by law or policies imposed by regulatory authorities or close, sell, consolidate or relocate or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its subsidiaries;

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  offer promotional pricing with respect to any product or service other than in the ordinary course of business and on commercially reasonable terms;

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  book certain "brokered deposits";

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  purchase securities other than short-term securities issued by the U.S. or any U.S. government agencies;

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  make any capital expenditures in excess of specified amounts;

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  enter into, terminate, amend, modify or renew any material contract;

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  make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any extension of credit involving a total credit relationship in excess of $2,500,000 with any single borrower and its affiliates or related parties or, other than in compliance with existing credit policies and procedures, enter into, renew or amend any interest rate instrument;

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  unless required by law, make, change or revoke any material tax election, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, or surrender any right to claim a material refund of taxes;

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  settle any action, suit, claim or proceeding against it, other than in the ordinary course of business in an amount not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on Standard's or its subsidiaries' business;

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  adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any of its own stock;

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  make, declare, pay or set aside for payment any dividend or distribution on any shares of its stock, except for cash dividends from SB&T to Standard to cover operating expenses and

    Standard's regular quarterly dividend subject to certain conditions consistent with the merger agreement, as described under "Price Range of Common Stock and Dividends";

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  except for the issuance of common stock pursuant to already outstanding Standard stock options, issue, sell, grant, transfer or dispose of or encumber, or authorize or propose the creation of, any additional shares of capital stock;

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  grant stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock;

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  sell, transfer, mortgage, encumber or otherwise dispose of any loans, securities, assets, deposits, business or properties, except in a nonmaterial transaction in the ordinary course of business;

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  acquire the loans, securities, real property, equity, business, deposits or properties of any other entity or make a contribution of capital to any other person, other than a wholly owned subsidiary, except in various specified transactions in the ordinary course of business;

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  communicate with its, officers or employees regarding compensation or benefits matters affected by the transaction, except as permitted by the merger agreement;

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  other than in the ordinary course of business, incur any indebtedness for borrowed money that can be prepaid at any time without penalty, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than indebtedness of Standard or any of its wholly owned subsidiaries to Standard or any of its subsidiaries;

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  merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its significant subsidiaries;

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  knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or knowingly take, or knowingly fail to take, any action that is reasonably likely to result in material delay in the satisfaction of any of the conditions to the merger or in such conditions not being satisfied in a timely manner, including merge or consolidate itself or any of its significant subsidiaries where it or the subsidiary is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to complete the transactions contemplated thereby, except as required by applicable law;

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  amend its articles of incorporation or by-laws;

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  change its accounting principles, practices or methods, except as required by GAAP;

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  engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises, unless required by applicable law or to comply with the merger agreement, or fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition;

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  acquire or otherwise become the owner of any real property by way of foreclosure or in satisfaction of a debt previously contracted without first obtaining an appropriate Phase I environmental site assessment and consulting First Midwest;

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  enter into, terminate, amend, modify, extend or renew any employment, officer, consulting, employee loan, severance, non-competition, non-solicitation, change-in-control or retention agreements or grant salary increases or employee benefit increases, except as required by applicable law, to satisfy previously existing and disclosed contractual obligations, or for certain changes that are in the ordinary course of business (including annual profit sharing contributions or wage increases), or increase the compensation of any director, except to pay bonuses in the ordinary course of business and up to a specified amount, grant annual salary or wage increases or pay certain stay bonuses for certain employees;

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  hire any employee or engage any consultant with an annual salary or wage rate or consulting fee and target cash bonus in excess of a specified amount, or terminate the employment agreement of any executive officer other than for cause; or

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  enter into, terminate, establish, adopt or amend any employee benefit plans, except as contemplated by the merger agreement, as required by applicable law, to satisfy previously existing and disclosed contractual obligations or to add individuals as participants to any existing benefit plan that is a tax-qualified retirement, health or a welfare benefit plan who became eligible for participation in the ordinary course of business under the existing terms.

        First Midwest has agreed that, except as expressly contemplated by the merger agreement, or as disclosed in writing prior to the signing of the merger agreement or as directed in writing by any governmental authority, it will not, and will not agree to, without Standard's consent:

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  amend its certificate of incorporation in a manner that would materially and adversely affect Standard shareholders, upon their acquisition of First Midwest common stock, relative to First Midwest's other stockholders;

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  adjust, split, combine or reclassify any of its capital stock;

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  completely liquidate or dissolve itself or First Midwest Bank; or

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  knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or knowingly take, or knowingly fail to take, any action that is reasonably likely to result in material delay in the satisfaction of any of the conditions to the merger or in such conditions not being satisfied in a timely manner, including merge or consolidate itself or any of its significant subsidiaries where it or the subsidiary is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to complete the transactions contemplated thereby, except as required by applicable law.

Acquisition Proposals by Third Parties

        Standard has agreed that it will not, and will cause its subsidiaries and its and its subsidiaries' representatives, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to any other acquisition proposal. Standard has also agreed that it will not engage in any negotiations concerning any other acquisition proposal, or provide any confidential or non-public information or data to, or have any discussions with, any person relating to any other acquisition proposal.

        However, if Standard receives an unsolicited bona fide acquisition proposal and Standard's board of directors concludes in good faith (after consultation with its financial and legal advisors) that it constitutes a superior proposal, Standard may furnish non-public information and participate in negotiations or discussions if its board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take those actions would result in a violation of its fiduciary duties under applicable law. Before providing any non-public information, Standard must enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement with First Midwest. While Standard has the right to enter into negotiations regarding a superior proposal under the foregoing circumstances, the merger agreement does not allow Standard to terminate the merger agreement solely because it has received a superior proposal, entered into such negotiations or decided to accept such offer.

        For purposes of the merger agreement, the terms "acquisition proposal" and "superior proposal" have the following meanings:

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  The term "acquisition proposal" means, other than the transactions contemplated by the merger agreement:

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  a tender or exchange offer to acquire more than 25% of the voting power in Standard or its significant subsidiaries;

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  a proposal for a merger, consolidation or other business combination involving Standard or its significant subsidiaries; or

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  any other proposal to acquire more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, Standard or its significant subsidiaries determined on a consolidated basis.

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  The term "superior proposal" means a bona fide written acquisition proposal (with the references to 25% deemed references to 50%) that Standard's board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the First Midwest merger after:

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  receiving the advice of its financial advisors;

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  taking into account the likelihood of completion of the proposed transaction (as compared to, and with due regard for, the terms of the merger agreement); and

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  taking into account legal, financial, regulatory and other aspects of such proposal.

        Standard has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use commercially reasonable efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. Standard has also agreed to promptly notify First Midwest of receiving any acquisition proposal and the substance of the proposal.

        In addition, Standard has agreed to use its reasonable best efforts to obtain from its shareholders approval of the merger agreement and the transactions contemplated thereby, including the merger. However, if Standard's board of directors (after consultation with, and based on the advice of, counsel) determines in good faith that, because of an acquisition proposal that Standard's board of directors concludes in good faith constitutes a superior proposal, to continue to recommend such items to its shareholders would result in a violation of its fiduciary duties under applicable law, it may withhold or withdraw or modify its recommendation or submit such items without recommendation and communicate the basis for its lack of recommendation to its shareholders. Standard agreed that before taking such action with respect to an acquisition proposal, it will give First Midwest at least five business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by First Midwest.

        Under certain circumstances, including if the merger agreement is terminated in the event Standard breaches certain obligations described above, Standard must pay First Midwest a fee equal to $15,000,000. See "—Termination of the Merger Agreement".

Other Agreements

        In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

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  we agreed to use commercially reasonable efforts to complete the merger and the other transactions contemplated by the merger agreement;

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  we agreed that First Midwest and Standard will give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect, as defined in the merger agreement, or that would constitute a material breach of any of its representations, warranties, covenants or agreements in the merger agreement;

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  we agreed that First Midwest and Standard will supplement their respective representations and warranties in the merger agreement with respect to any matter which would render any such representations and warranties inaccurate or incomplete in any material respect;

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  we agreed that First Midwest will convene a special meeting of its stockholders within 45 days from the date the registration statement, of which this joint proxy statement/prospectus is a part, becomes effective to consider and vote on the stock issuance proposal;

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  we agreed that Standard will convene a special meeting of its shareholders within 45 days from the date the registration statement, of which this joint proxy statement/prospectus is a part, becomes effective to consider and vote on the merger proposal and the stock conversion proposal, and that Standard will adjourn or postpone such meeting twice if there are insufficient shares of Standard voting common stock or Standard non-voting common stock to constitute a quorum, or if Standard has not then received sufficient proxies to approve the merger proposal and stock conversion proposal;

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  we agreed that First Midwest will use its reasonable best efforts to cause the shares of First Midwest common stock to be issued in the merger to be approved for listing on the NASDAQ Stock Market (subject to official notice of issuance) as promptly as practicable, and in any event before the effective time of the merger;

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  we agreed that, subject to applicable law, First Midwest and Standard will cooperate with each other and to prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including this joint proxy statement/prospectus and the registration statement for the First Midwest common stock to be issued in the merger of which this joint proxy statement/prospectus is a part;

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  we agreed that First Midwest and Standard will provide each other, and each other's officers, employees, counsel, accountants and other authorized representatives, reasonable access during normal business hours throughout the period prior to the effective time of the merger to the books, records, properties, personnel and other information of First Midwest or Standard as either First Midwest or Standard may reasonably request;

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  we agreed that Standard will provide First Midwest with copies of documents filed by Standard pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of Standard and its subsidiaries as First Midwest may reasonably request, including providing First Midwest with biweekly or monthly general ledger reports for the biweekly period beginning with the first full week after the date of the merger agreement and until the effective time of the merger;

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  we agreed to cooperate on shareholder and employee communications and press releases;

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  we agreed that Standard will not take any actions that would cause the transactions contemplated by the merger agreement to be subject to any takeover laws;

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  we agreed to keep any non-public information confidential;

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  we agreed that Standard will have, at least five business days prior to the closing of the merger, adopted resolutions of its board of directors to terminate the Standard Bank and Trust Company 401(k) and Profit Sharing Plan and will have, within 30 days prior to the effective time of the merger, taken all action necessary to terminate the Standard Bancshares, Inc. Non-Qualified Deferred Compensation Plan;

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  we agreed that Standard will (i) at least seven business days prior to the closing date of the merger, use reasonable best efforts to obtain from each disqualified individual (as defined under Section 280G of the Code) an irrevocable waiver by such individual of any and all excess parachute payments that would be based on the completion of the merger and other transactions contemplated by the merger agreement and (ii) at least five business days prior to the closing date of the merger, submit to its shareholders for shareholder approval any payments that could constitute parachute payments under Section 280G;

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  we agreed that, following the effective time of the merger, First Midwest or its subsidiaries will cause Standard's employees to be covered by a severance policy whereby certain employees of Standard and SB&T will be entitled to receive certain severance benefits as provided in the merger agreement if they incur a qualifying involuntary termination of employment after the effective time of the merger;

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  we agreed that First Midwest will cause each employee benefit plan of First Midwest in which Standard employees are eligible to participate to take into account, for purposes of eligibility and vesting (and not, other than in the case of vacation benefits, for benefit accrual) thereunder, the service of such employees with Standard as if such service were with First Midwest, to the same extent that such service was credited under a comparable plan of Standard, and, with respect to welfare benefit plans of First Midwest in which employees of Standard are eligible to participate, First Midwest agreed to waive any preexisting conditions, waiting periods and actively at work requirements under such plans;

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  we agreed that for purposes of each First Midwest health plan, First Midwest shall cause any eligible expenses incurred by employees of Standard who are employees of Standard or SB&T on the closing date of the merger and their covered dependents during the portion of the plan year of the comparable plan of Standard or SB&T ending on the date such employee's participation in the corresponding First Midwest plan begins to be taken into account under such First Midwest plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the First Midwest plan;

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  we agreed that Standard will order and deliver or cause to be delivered to First Midwest title commitments, surveys and title documents for certain real property owned by Standard or its subsidiaries in order to determine, as provided in the merger agreement, whether there are any defects to the title of such real property;

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  we agreed that Standard will obtain certain environmental examinations within 50 business days after the execution of the merger agreement to real property owned or leased by Standard and its Subsidiaries in order to determine, as provided in the merger agreement, whether certain environmental conditions exist on such real property;

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  we agreed that if certain environmental conditions and/or title defects exist with respect to Standard's real property and the total cost to remediate and/or cure such conditions or defects (after taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree are reasonably likely to be available) is greater than $2,000,000, the exchange ratio will be reduced by an amount equal to (i) the lesser of (x) the real property adjustment amount and (y) $8,000,000, divided by (ii) the fully diluted number of shares of Standard common stock immediately prior to the effective time of the merger, divided by (iii) the First Midwest common stock 15-day VWAP. If the real property adjustment amount exceeds $8,000,000, First Midwest may terminate the merger agreement;

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  we agreed that, upon completion of the merger, First Midwest will indemnify, defend and hold harmless the directors and officers of Standard (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Standard's restated certificate of incorporation and amended and restated by-laws to the extent permitted by law;

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  we agreed that, for a period of six years after the effective time of the merger, First Midwest will maintain Standard's existing director's and officer's liability insurance for liabilities which arose prior to the completion of the merger if the total premium therefor is not in excess of 250% of the last annual premium paid prior to the date of the merger agreement. See "The Merger—Interests of Certain Persons in the Merger";

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  we agreed to use our commercially reasonable efforts to plan, execute and complete the conversion of the processing, computing, payment and other operating systems of SB&T to those of First Midwest Bank by the closing of the merger, or at such later time as First Midwest may determine, provided that such conversion shall not become effective prior to the closing of the merger;

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  we agreed that if, after the effective time of the merger, any further action is necessary to carry out the purposes of the merger agreement or to vest First Midwest with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the then current officers and directors of each party to the merger agreement and their respective subsidiaries will take or cause to be taken such necessary action; and

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  we agreed that if either First Midwest or Standard fails to obtain the requisite vote of its shareholders as contemplated by the merger agreement, each of the parties will use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement (except that no party may have obligations to (i) alter or change the material terms of the merger agreement, including the merger consideration, in a manner adverse to it or its shareholders, (ii) adversely affect the tax treatment of the mergers to Standard's shareholders or (iii) forego any rights in the merger agreement and/or resubmit the merger agreement or the transactions contemplated thereby to its shareholders for approval or adoption).

Conditions to Completion of the Merger

        The obligations of First Midwest and Standard to complete the merger are subject to the satisfaction or waiver of the following conditions:

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  the merger agreement and the merger must be approved by the requisite vote of holders of Standard voting common stock and the conversion of Standard non-voting common stock into First Midwest common stock in the merger must be approved by the requisite vote of by holders of Standard non-voting common stock;

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  the issuance of First Midwest common stock must be approved by the requisite vote of holders of First Midwest common stock;

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  the required regulatory approvals must be obtained without any conditions that could (i) materially and adversely affect the business, operations or financial condition of First Midwest (measured on a scale relative to Standard and its subsidiaries, taken as a whole), (ii) require First Midwest or any of its subsidiaries to make any material covenants or commitments, or complete any divestitures, whether prior to or subsequent to the closing of the merger, (iii) result in a material adverse effect on Standard and its subsidiaries, taken as a whole, or (iv) restrict in any material respect or impose a material burden on First Midwest or any of its subsidiaries in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of First Midwest or any of its subsidiaries, and any waiting periods required by law must expire;

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  the First Midwest common stock that is to be issued in the merger must be approved for listing on the NASDAQ Stock Market and the registration statement filed with the SEC, of which this joint proxy statement/prospectus is a part, must be effective; and

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  there must be no government action or other legal restraint or prohibition preventing completion of the merger or the other transactions contemplated by the merger agreement.

        The obligation of Standard to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of First Midwest contained in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on First Midwest and First Midwest must have performed all obligations and complied with all agreements and covenants required to be performed by it under the merger agreement in all material respects;

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  receipt of a legal opinion from Kirkland & Ellis, dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in the opinion, the mergers will be treated as a tax-free reorganization under federal tax laws.

        In addition, the obligation of First Midwest and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of Standard contained in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on Standard and Standard must have performed all obligations and complied with all agreements and covenants required to be performed by it under the merger agreement in all material respects;

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  receipt of a legal opinion from Sullivan & Cromwell, dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in the opinion, the mergers will be treated as a tax-free reorganization under federal tax laws;

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  the number of dissenting shares shall not exceed 10% of the outstanding shares of Standard common stock;

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  Standard shall have obtained certain required third-party consents, as defined in the merger agreement and shall deliver to First Midwest an officers certificate to that effect;

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  Standard's closing tangible equity, as defined in the merger agreement, must be greater than or equal to $251,000,000 (as of September 30, 2016, Standard's tangible common equity was $256,956,632);

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  Standard's consolidated total loans (excluding loans held for sale of Standard and its subsidiaries) must be greater than or equal to $1,600,000,000;

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  the receipt by First Midwest of a certificate by Standard stating that it and SB&T are not and have not been United States real property holding corporations (provided that First Midwest's only remedy for failure of this condition will be to withhold from the exchange agent any required withholding tax under Section 1445 of the Code); and

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  Standard shall have delivered to First Midwest the certificate or certificates representing the shares of common stock of SB&T held by Standard.

        No assurance can be provided as to if, or when, the required regulatory approvals necessary to complete the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before June 28, 2017, either First Midwest or Standard may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated by either First Midwest or Standard at any time before or after First Midwest has received approval of the stock issuance proposal by its stockholders and Standard has received approval of the merger proposal and the stock conversion proposal by its shareholders:

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  by our mutual consent;

  •
  if any governmental entity that must grant a regulatory approval has denied approval of the mergers, bank merger or the other transactions contemplated by the merger agreement by final and non-appealable action, but not by a party whose failure to comply with any provision of the merger agreement caused, or materially contributed to, such denial, or if an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such authority would not accept the refiling of such application;

  •
  if the merger is not completed on or before June 28, 2017, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement;

  •
  if holders of Standard voting common stock fail to approve the merger proposal or holders of Standard non-voting common stock fail to approve the stock conversion proposal; or

  •
  if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, as long as that breach has not been cured within the earlier of June 28, 2017 and 15 days following written notice thereof and that breach would also allow the non-breaching party not to complete the merger.

        The merger agreement may also be terminated by First Midwest at any time before or after the respective shareholders of First Midwest and Standard approve the matters required to be approved by such shareholders pursuant to the merger agreement:

  •
  if Standard's board of directors submits the merger agreement and the other transactions contemplated thereby (including the stock conversion proposal) to its shareholders without a recommendation for approval or with material and adverse qualifications on the approval, or if the board of directors otherwise withdraws or materially and adversely modifies its recommendation for approval;

  •
  if Standard's board of directors recommends an acquisition proposal other than the merger, or if Standard's board of directors negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal and determining whether Standard's board of directors will, in fact, engage in or authorize negotiations;

  •
  if Standard has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, as described above under "—Acquisition Proposals by Third Parties";

  •
  if the number of dissenting shares of Standard common stock exceeds 10% of the outstanding shares of Standard common stock;

  •
  if the real property adjustment amount exceeds $8,000,000, as discussed under "—Merger Consideration"; or

  •
  if the tangible common equity at the expected closing date is less than $251,000,000 (as of September 30, 2016, Standard's tangible common equity was $256,956,632).

        The merger agreement may also be terminated by Standard at any time before or after the respective shareholders of First Midwest and Standard approve the matters required to be approved by such shareholders pursuant to the merger agreement if First Midwest stockholders fail to approve the issuance of First Midwest common stock, as contemplated by the merger agreement.

        The merger agreement also provides that Standard must pay First Midwest a fee equal to $15,000,000 if, on or prior to the termination of the merger agreement or the 12 month anniversary of the termination of the merger agreement in certain circumstances set forth in the merger agreement, both (i) the merger agreement is terminated and (ii) any of the following circumstances occur:

  •
  Standard's board of directors submits the merger agreement and the transactions contemplated thereby, including the merger, to Standard shareholders without a recommendation for approval or with material and adverse conditions on such approval, or withdraws or materially and adversely modifies its recommendation;

  •
  Standard, without First Midwest's prior written consent, enters into an agreement to engage in a competing acquisition proposal with any person other than First Midwest or any of First Midwest's subsidiaries;

  •
  Standard authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any person other than First Midwest or its subsidiaries or Standard's board of directors recommends that Standard shareholders approve or accept such a competing acquisition proposal;

  •
  Standard fails to convene a shareholder meeting to approve the merger agreement and the other transactions contemplated thereby, including the merger, within 45 days of the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

  •
  Standard breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the merger agreement, which covenant is described above under "—Acquisition Proposals by Third Parties";

  •
  any of Standard's principal shareholders breach, and remain in breach, of its obligations in the voting agreement entered into by such shareholder to (i) vote in favor of the merger proposal and/or the stock conversion proposal and (ii) comply with certain restrictions on transfer of

    Standard common stock during the period prior to the effective time of the merger, in each case after being provided with notice of such breach and a 30 day cure period; or

  •
  holders of Standard voting common stock fail to approve the merger proposal or holders of Standard non-voting common stock fail to approve the stock conversion proposal.

Waiver and Amendment of the Merger Agreement

        At any time before completion of the merger, either First Midwest or Standard may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. However, once holders of Standard voting common stock have approved the merger proposal and holders of Standard non-voting common stock have approved the stock conversion proposal or First Midwest stockholders have approved the stock issuance proposal, no waiver of any condition may be made that would require further approval by Standard shareholders unless that approval is obtained.

        First Midwest may also change the structure of the merger or the method effecting the merger before the effective time of the merger, subject to the approval of the board of directors of Standard, so long as any change does not: (i) change the kind, amount or economic value of consideration to be received by Standard shareholders; (ii) adversely affect the tax consequences of the mergers to Standard shareholders; (iii) adversely affect the timing of or capability of completion of the merger; or (iv) cause or could not be reasonably expected to cause any of the conditions to complete the merger to be incapable of being satisfied.

Regulatory Approvals Required for the Mergers

        We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the mergers. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the "requisite regulatory approvals". These include approval from the Federal Reserve and the IDFPR, and notice to the IDFI. We have filed the applications and notifications to obtain the requisite regulatory approvals, and the merger and the related transactions cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

        We are not aware of any other material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

        Federal Reserve.    Completion of the merger requires approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHC Act").

        The Federal Reserve is prohibited from approving any merger transaction under Section 3 of the BHC Act (i) that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.

        In addition, among other things, in reviewing the mergers, the Federal Reserve must consider (i) the financial condition and future prospects of First Midwest, Standard and their respective subsidiary banks, (ii) the competence, experience, and integrity of the officers, directors and principal shareholders of First Midwest, Standard and their respective subsidiary banks, (iii) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977, as amended, (iv) the companies' effectiveness in combating money-laundering activities, (v) First Midwest's and its subsidiaries' record of compliance with applicable community reinvestment laws and (vi) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.

        Completion of the bank merger requires approval by the Federal Reserve pursuant to the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the Federal Reserve uses substantially the same criteria as used when evaluating applications filed pursuant to the BHC Act as described above.

        Pursuant to the BHC Act and the Bank Merger Act, a transaction approved by the Federal Reserve is subject to a waiting period ranging from 15 to 30 days, during which time the U.S. Department of Justice may challenge the merger transaction on antitrust grounds and seek appropriate relief. The commencement of an antitrust action would stay the effectiveness of such an approval, unless a court specifically ordered otherwise. In reviewing the mergers, the U.S. Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve, and thus, it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger's effects on competition. A determination by the U.S. Department of Justice not to object to the merger does not prevent the filing of antitrust actions by private persons or state attorneys general.

        Illinois Department of Financial and Professional Regulation.    Completion of the bank merger requires approval from the IDFPR under Section 22 of the Illinois Banking Act, and an application has been filed.

        Among other things, in reviewing the bank merger, the IDFPR must consider (i) the financial condition and future prospects of First Midwest, Standard and their respective subsidiary banks, (ii) the general character, experience and qualifications of the directors and management of the resulting bank, (iii) the convenience and needs of the area sought to be served by the resulting bank, (iv) the fairness of the proposed merger to all parties involved, and (v) the safety and soundness of the resulting bank following the proposed bank merger.

        Indiana Department of Financial Institutions.    Completion of the merger and the related transactions, including the bank merger, requires prior notice to the IDFI pursuant to Sections 2-18-22 and 2-18-28 of the Indiana Financial Institutions Act, and such notice has been provided.

Dividends

        Standard is prohibited from paying cash dividends to stockholders of its common stock, except that Standard is permitted to pay its regular quarterly cash dividends in the ordinary course of business consistent with past practice in accordance with the merger agreement and schedules thereto, provided at the time of or as a result of the declaration or payment of any such dividend the tangible common equity, as defined in the merger agreement, of Standard will not be less than $251,000,000. As of September 30, 2016, Standard's tangible common equity was $256,956,632.

        For further information, please see "Price Range of Common Stock and Dividends".

Stock Exchange Listing

        First Midwest has agreed to use its reasonable best efforts to list the First Midwest common stock to be issued in the merger on the NASDAQ Stock Market. It is a condition to the completion of the merger that those shares be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance. Following the merger, First Midwest expects that its common stock will continue to trade on the NASDAQ Stock Market under the symbol "FMBI".

Restrictions on Resales by Affiliates

        First Midwest has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of First Midwest common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of First Midwest common stock issued to any Standard shareholder who is or becomes an "affiliate" of First Midwest for purposes of Rule 144 under the Securities Act. The term "affiliate" is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, First Midwest or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of First Midwest's outstanding common stock.

Dissenters' Rights of Appraisal of Holders of Standard Voting Common Stock

        The following discussion is a summary of the material statutory procedures to be followed by a holder of Standard voting common stock in order to dissent from the merger and perfect appraisal rights. If a holder of Standard voting common stock wants to exercise appraisal rights, the holder should review carefully Sections 11.65 and 11.70 of the IBCA and is urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the IBCA, which are reprinted in their entirety as Appendix H to this joint proxy statement/prospectus. Holders of Standard voting common stock seeking to exercise appraisal rights must strictly comply with these provisions.

        Under the IBCA, all shareholders entitled to dissenters' rights in the merger must be notified in the meeting notice relating to the merger that such shareholders are entitled to assert dissenters' rights. This joint proxy statement/prospectus constitutes notification of these rights.

        Under Illinois law, holders of Standard voting common stock are entitled to exercise dissenters' rights and obtain a cash payment for their shares as a result of First Midwest's acquisition of Standard, provided that the shareholders comply with the provisions of Sections 11.65 and 11.70 of the IBCA. Copies of those sections are attached as Appendix H and incorporated in this joint proxy statement/prospectus by reference. Holders of Standard non-voting common stock are not entitled to dissenters' rights in connection with the mergers. If a holder of Standard voting common stock complies with the provisions of Section 11.70 of the IBCA, then upon completion of the merger, the holder is entitled to receive payment in cash from First Midwest for the fair value of its shares of Standard voting common stock, with accrued interest. The term "fair value" means the value of the shares immediately before the closing of the merger excluding any appreciation or depreciation in anticipation of the merger, unless the exclusion would be inequitable. If First Midwest and a dissenting holder of Standard voting common stock cannot agree on the fair value of the shares of Standard voting common stock or the accrued interest, then the IBCA provides for a judicial determination of these amounts. The value determined by an Illinois court may be more or less than the value of the consideration a holder of Standard voting common stock is entitled to receive under the merger agreement. If a holder of Standard voting common stock desires to exercise dissenters' rights, the holder should refer to the statute in its entirety and should consult with legal counsel before taking any action to ensure strict compliance with the applicable statutory provisions.

        How to exercise and perfect the right of holders of Standard voting common stock to dissent.    Holders of Standard voting common stock wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:

  •
  before the vote on the merger proposal is taken, deliver to First Midwest a written demand for payment of shares;

  •
  not vote in favor of the merger proposal; note, however, that a vote, in person or by proxy, against approval of the merger proposal will not constitute a written demand for appraisal; and

  •
  continue to hold the shares of Standard voting common stock through the effective time of the merger.

        The failure by a holder of Standard voting common stock to vote against the merger proposal will constitute a waiver of the holder's dissenters' rights under the IBCA. However, a vote against approval of the merger proposal will not by itself be sufficient to satisfy the obligations of a holder of Standard voting common stock if the holder is seeking an appraisal. The holder of Standard voting common stock must follow the procedures set forth in Section 11.70 of the IBCA to obtain dissenters' rights.

        Each outstanding share of Standard voting common stock for which a legally sufficient demand in accordance with Section 11.70 of the IBCA has been made and that was not voted in favor of approval of the merger proposal will, after the effective time of the merger, represent only the rights of a dissenting shareholder under the IBCA. This includes the right to obtain payment for the fair value of those shares as provided under the IBCA.

        If the dissenting holder of Standard voting common stock makes a legally sufficient demand, within 10 days after the effective date of the merger or 30 days after the holder of Standard voting common stock has delivered its written demand for payment, whichever is later, First Midwest, as successor to Standard, will send the dissenting holder of Standard voting common stock a statement setting forth its opinion as to the fair value of the shares of Standard voting common stock at issue, as well as certain financial statements and a commitment to pay to the holder of Standard voting common stock the estimated fair value for the shares of Standard voting common stock. If the holder of Standard voting common stock does not agree with the opinion of First Midwest as to the estimated fair value of the shares or the amount of interest due, then within 30 days from the delivery of First Midwest's valuation statement, the holder of Standard voting common stock must notify First Midwest in writing of the estimated fair value of the contested shares of Standard voting common stock and the amount of interest due and demand the difference between the estimated fair value and the amount of the proposed payment by First Midwest.

        If within 60 days from delivery of First Midwest's notice to the dissenting shareholder, the dissenting holder of Standard voting common stock and First Midwest have not agreed in writing to the fair value of the shares of Standard voting common stock and interest due, First Midwest either will pay the difference in value demanded by the dissenting holder of Standard voting common stock, or file a petition in the circuit court requesting the court to determine the fair value of the shares and interest due. Standard will be required to then make all dissenters to the merger parties to this proceeding. If First Midwest does not commence the action, the dissenting holder of Standard voting common stock is permitted by law to commence an action.

        In a proceeding brought by First Midwest to determine value, the court will determine the costs of the proceeding, including the reasonable compensation and expenses of the appraisers appointed by the court and excluding fees and expenses of counsel and experts for the respective parties. If the fair value of the shares of Standard voting common stock as determined by the court materially exceeds the price that First Midwest estimated to be the fair value of the shares or if no estimate was given, then all or any part of the costs may be assessed against First Midwest, as successor to Standard. If the amount that any dissenter estimated to be the fair value of the shares of Standard voting common stock materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The costs may also be awarded to the dissenter if the court finds that Standard did not substantially comply with the procedure to dissent in the statute. In addition, costs can be assessed against either party if the court finds that that party acted arbitrarily, vexatiously or not in good faith with respect to the dissenter's rights.

        A share for which a dissenting holder of Standard voting common stock has properly exercised its dissenters' rights and followed the correct procedures in the IBCA will not be converted into, or represent, a right to receive First Midwest common stock as provided under the merger agreement. None of these dissenting shares after the effective time of the merger will be entitled to vote for any purpose or receive any dividends or other distributions. If, however, a holder of Standard voting common stock fails to properly perfect its dissenters' rights, or effectively withdraws, waives, loses or otherwise becomes ineligible to exercise its dissenters' rights under the IBCA, then at that time the shares held by the dissenting holder of Standard voting common stock will be converted into First Midwest common stock, as provided in the merger agreement.

        All written communications from holders of Standard voting common stock with respect to the exercise of dissenters' rights should be mailed to:

First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 Attention: Corporate Secretary	Standard Bancshares, Inc. 7800 West 95th Street Hickory Hills, IL 60457 Attention: Patrick J. Hunt

        First Midwest and Standard recommend that such communications be sent by registered or certified mail, return receipt requested.

Voting Agreements

        In connection with the execution of the merger agreement, and as a condition to First Midwest's willingness to enter into the merger agreement, all of the directors and certain officers and large shareholders of Standard who beneficially owned in the aggregate approximately 52.0% of Standard's outstanding voting common stock and approximately 97.2% of Standard's non-voting common stock, in each case as of June 28, 2016, have entered into voting agreements with First Midwest. A copy of the form of these voting agreements is attached as Appendix D to this joint proxy statement/prospectus.

        Under the voting agreement, each such shareholder has agreed, with respect to the shares of Standard voting common stock and Standard non-voting common stock owned of record or beneficially by the shareholder, that at any meeting of Standard shareholders in relation to the merger agreement and transactions contemplated by the merger agreement and at the special shareholders meeting or any other meeting or action of Standard shareholders called in relation to such matters, the shareholder shall vote, or cause to be voted, such shares as follows:

  •
  vote in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, any other matters required to be approved or adopted in order to effect the merger and the transactions contemplated by the merger agreement;

  •
  in favor of the conversion of Standard non-voting common stock into First Midwest common stock in the merger, if the shareholder holds shares of Standard non-voting common stock; and

  •
  not vote in favor of any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any transactions contemplated by the merger agreement.

        The voting agreement also contains restrictions on the sale, transfer, assignment, pledge or other disposition of the shareholder's shares prior to the effective time of the merger, unless the proposed transferee executes and delivers an agreement in which it agrees to comply with the requirements of the voting agreement.

        The voting agreements entered into by certain large shareholders of Standard, who beneficially owned in the aggregate approximately 52.0% of Standard's outstanding voting common stock and approximately 97.2% of Standard's non-voting common stock, in each case as of June 28, 2016, prohibit the transfer by these large shareholders of shares of First Midwest common stock that they receive as consideration in the merger for a period of 60 days following the closing of the merger. The large shareholders are also limited in their manner of transfer of the First Midwest common stock they hold to block trades and to brokerage transactions on any given day in an amount less than or equal to 20% of the average daily trading volume of the First Midwest common stock for the 20 trading day period immediately preceding the date of the transfer. Finally, the voting agreements entered into by certain large shareholders include standstill obligations that are effective until the time that they hold less than 20% of the First Midwest common stock that they acquired in the merger.

        The voting agreement will terminate automatically upon the termination of the merger agreement.

Confidentiality, Non-Solicitation and Non-Competition Agreements

        In connection with the execution of the merger agreement, and as a condition to First Midwest's willingness to enter into the merger agreement, all of the directors and certain officers and large shareholders of Standard who beneficially owned in the aggregate approximately 52.0% of Standard's outstanding voting common stock and approximately 97.2% of Standard's non-voting common stock, in each case as of June 28, 2016, have entered into confidentiality, non-solicitation and, except with respect to certain shareholders, non-competition agreements with First Midwest. A copy of the form of these confidentiality, non-solicitation and non-competition agreements is attached as Appendix E to this joint proxy statement/prospectus.

        Under the confidentiality, non-solicitation and non-competition agreement, each director, officer or shareholder has agreed to keep secret and confidential certain information related to Standard, First Midwest and their respective businesses and to refrain from soliciting or, except with respect to certain shareholders, competing against, the customers or employees of Standard for periods ranging from six months to two years following the effective time of the merger. Certain of the directors, officers and shareholders have also agreed to refrain from competing against or soliciting the customers or employees of First Midwest during such periods.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

First Midwest

        First Midwest common stock is traded on the NASDAQ Stock Market under the symbol "FMBI". Standard common stock is privately held and is not listed or quoted on any established securities exchange or quotation system. The following table shows the high and low reported intra-day sales prices per share of First Midwest common stock as reported by NASDAQ and the cash dividends declared per share of First Midwest common stock.

	Sales Price Per Share
					Cash Dividends Per Share
	High		Low
2014
First Quarter		$17.83		$15.36	$0.07
Second Quarter		$18.19		$15.49	$0.08
Third Quarter		$17.77		$15.64	$0.08
Fourth Quarter		$17.99		$15.01	$0.08
2015
First Quarter		$17.84		$15.34	$0.09
Second Quarter		$19.53		$16.89	$0.09
Third Quarter		$19.52		$16.72	$0.09
Fourth Quarter		$19.81		$16.56	$0.09
2016
First Quarter		$18.59		$14.56	$0.09
Second Quarter		$18.85		$15.86	$0.09
Third Quarter		$19.90		$16.68	$0.09
Fourth Quarter (through [ ], 2016)	$	[ ]	$	[ ]	$0.09

        The following table sets forth the closing sale prices per share of First Midwest common stock on June 28, 2016, the last trading day completed before the public announcement of the signing of the merger agreement, and on [            ], 2016, the latest practicable date before the date of this joint proxy statement/prospectus.

	Closing Price Per Share of First Midwest Common Stock
June 28, 2016		$16.11
[ ], 2016	$	[ ]

        Past price performance is not necessarily indicative of likely future performance. Because market prices of shares of First Midwest common stock will fluctuate, you are urged to obtain current market prices for shares of First Midwest common stock. No assurance can be given concerning the market price of shares of First Midwest common stock before or after the effective date of the merger. Changes in the market price of shares of First Midwest common stock prior to the completion of the merger will affect the market value of the merger consideration that Standard shareholders will receive upon completion of the merger.

        First Midwest may repurchase shares of its common stock in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: the discretion of First Midwest's board of directors, market conditions, legal limitations and considerations affecting the amount and timing of repurchase activity, the company's capital position, internal capital generation and alternative potential investment opportunities.

        After the merger, First Midwest currently expects to pay (when, as and if declared by First Midwest's board of directors out of funds legally available) regular quarterly cash dividends of $0.09 per share, in accordance with First Midwest's current practice. The actual payment of future dividends remains subject to the determination and discretion of First Midwest's board of directors and may change at any time. In each of the first three quarters of 2016, First Midwest declared a quarterly cash dividend of $0.09 per share of First Midwest common stock.

        Standard did not declare dividends in 2014. In each quarter of 2015, Standard declared a quarterly cash dividend of $0.02 per share of Standard common stock, and on August 31, 2015, Standard declared a special cash dividend of $0.70 per share of Standard common stock held as of August 26, 2014. In each of the first three quarters of 2016, Standard declared a quarterly cash dividend of $0.05 per share of Standard common stock. For comparison, Standard shareholders would receive a quarterly cash dividend following the merger equivalent to approximately $0.04 per share of Standard common stock, which equals approximately $0.16 annually, based on First Midwest's current quarterly dividend rate of $0.09 per share and assuming there is no adjustment to the exchange ratio as provided in the merger agreement. Holders of Standard common stock have been paid a cash dividend for the third quarter of 2016 in the amount of $0.05 per share of Standard common stock in September 2016, and may, if and only if declared by Standard's board of directors in the last two weeks of November 2016, be entitled to a cash dividend for the fourth quarter of 2016 in the amount of up to $0.04 per share of Standard common stock, for payment in December 2016.

        First Midwest's primary source of liquidity is dividend payments from First Midwest Bank. In addition to requirements to maintain adequate capital above regulatory minimums, First Midwest Bank is limited in the amount of dividends it can pay to First Midwest under the Illinois Banking Act. Under this law, First Midwest Bank is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it retains in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent dividend until those additions to surplus, in the aggregate, equal the paid-in capital of First Midwest Bank. While it continues its banking business, First Midwest Bank may not pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts). In addition, First Midwest Bank is limited in the amount of dividends it can pay under the Federal Reserve Act and Regulation H. For example, dividends cannot be paid that would constitute a withdrawal of capital, dividends cannot be declared or paid if they exceed a bank's undivided profits and a bank may not declare or pay a dividend if all dividends declared during the calendar year are greater than current year net income plus retained net income of the prior two years without Federal Reserve approval.

        Since First Midwest is a legal entity separate and distinct from First Midwest Bank, its dividends to stockholders are not subject to the bank dividend guidelines discussed above. However, First Midwest is subject to other regulatory policies and requirements related to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve and the IDFPR are authorized to determine that the payment of dividends by First Midwest would be an unsafe or unsound practice and to prohibit payment under certain circumstances related to the financial condition of a bank or bank holding company. The Federal Reserve has taken the position that dividends that would create pressure or undermine the safety and soundness of a subsidiary bank are inappropriate. Due to the current financial and economic environment, the Federal Reserve indicated that bank holding companies should carefully review their dividend policy and discourage payment ratios that are at maximum allowable levels, unless both asset quality and capital are very strong.

        Pursuant to the merger agreement, Standard is generally prohibited from paying cash dividends to holders of its common stock prior to completion of the merger, except Standard is permitted to declare and pay its regular quarterly dividend in the ordinary course of business consistent with past practice as follows, provided at the time of or as a result of the declaration or payment of any such dividend the tangible common equity, as defined in the merger agreement, of Standard will not be less than $251,000,000:

  •
  Standard may declare in the last two weeks of August 2016 for payment in September 2016 its third quarter 2016 dividend in the amount of $0.05 per share of Standard common stock. This dividend has been declared and paid.

  •
  Standard may declare in the last two weeks of November 2016 for payment in December 2016 its fourth quarter 2016 dividend in the amount of $0.04 per share of Standard common stock.

  •
  Standard may declare in the last two weeks of February 2017 for payment in March 2017 its first quarter 2017 dividend in the amount of $0.05 per share of Standard common stock.

  •
  Standard may declare in the last two weeks of May 2017 for payment in June 2017 its second quarter 2017 dividend in the amount of $0.05 per share of Standard common stock.

  •
  Standard may declare in the last two weeks of August 2017 for payment in September 2017 its third quarter 2017 dividend in the amount of $0.05 per share of Standard common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information and explanatory notes show the historical financial positions and results of operations of First Midwest and Standard, and have been prepared to illustrate the effects of the merger involving First Midwest and Standard under the acquisition method of accounting with First Midwest treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Standard, as of the effective date of the merger, will be recorded by First Midwest at their respective fair values along with identifiable intangible assets and the excess of the merger consideration over the fair value of Standard's net assets will be allocated to goodwill.

        The unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2015 and the six months ended June 30, 2016 are presented as if the merger had occurred on January 1, 2015, the first day of the First Midwest 2015 fiscal year. The unaudited pro forma condensed combined balance sheet as of June 30, 2016 is presented as if the merger with Standard had occurred on June 30, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

        As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Standard's balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of First Midwest's common stock varies from the assumed $17.56 per share; (iii) total merger-related expenses if completion and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

        The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

  •
  The accompanying notes to the unaudited pro forma condensed combined financial information;

  •
  First Midwest's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2015, included in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this joint proxy statement/prospectus;

  •
  Standard's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2015, included in this joint proxy statement/prospectus;

  •
  First Midwest's separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2016 included in First Midwest's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are incorporated by reference in this joint proxy statement/prospectus; and

  •
  Standard's separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2016 included in this joint proxy statement/prospectus.

First Midwest Bancorp, Inc.
Pro Forma Condensed Combined Balance Sheet
(Amounts in thousands)
(Unaudited)

	As of June 30, 2016
	First Midwest Bancorp, Inc.	Standard Bancshares, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Cash and cash equivalents	$255,389	$264,695	$(28,732)	A	$491,352
Securities	1,812,124	219,483	—		2,031,607
Loans	7,979,537	1,798,646	(68,802)	B	9,709,381
Allowance for loan losses	(80,105)	(18,701)	18,701	C	(80,105)
Other real estate owned	29,990	15,730	(2,900)	D	42,820
Goodwill	341,513	—	156,941	E	498,454
All other intangible assets	28,449	431	25,524	F	54,404
Premises, furniture, and equipment, net	140,554	58,842	(300)	G	199,096
Accrued interest receivable and other assets	488,359	112,848	9,722	H	610,929

Total assets	$10,995,810	$2,451,974	$110,154		$13,557,938

Liabilities and Stockholders' Equity
Demand and interest-bearing demand deposits	$7,701,880	$1,742,046	$—		$9,443,926
Time deposits	1,269,436	429,548	—		1,698,984

Total deposits	8,971,316	2,171,594	—		11,142,910
Borrowed funds	449,744	—	—		449,744
Senior and subordinated debt	162,876	—	—		162,876
Accrued interest payable and other liabilities	160,985	26,706	(6,041)	I	181,650

Total liabilities	9,744,921	2,198,300	(6,041)		11,937,180
Common stock	913	486	(275)	J	1,124
Additional paid-in capital	495,159	177,319	192,339	J	864,817
Retained earnings	982,277	75,693	(75,693)	J	982,277
Accumulated other comprehensive (loss) income, net of tax	(8,803)	1,302	(1,302)	J	(8,803)
Treasury stock, at cost	(218,657)	(1,126)	1,126	J	(218,657)

Total stockholders' equity	1,250,889	253,674	116,195		1,620,758

Total liabilities and stockholders' equity	$10,995,810	$2,451,974	$110,154		$13,557,938

First Midwest Bancorp, Inc.
Pro Forma Condensed Combined Income Statement
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30, 2016
	First Midwest Bancorp, Inc.	Standard Bancshares, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Interest Income
Loans	$164,981	$40,287	$3,269	K	$208,537
Investment securities	17,921	1,507	—		19,428
Other short-term investments	1,196	599	—		1,795

Total interest income	184,098	42,393	3,269		229,760

Interest Expense
Deposits	4,867	2,206	—		7,073
Borrowed funds	2,815	42	—		2,857
Senior and subordinated debt	5,721	—	—		5,721

Total interest expense	13,403	2,248	—		15,651

Net interest income	170,695	40,145	3,269		214,109
Provision for loan losses	15,678	3,900	—		19,578

Net interest income after provision for loan losses	155,017	36,245	3,269		194,531

Non-interest Income
Service charges on deposit accounts	19,642	2,284	—		21,926
Wealth management fees	16,201	1,119	—		17,320
Card-based fees	14,310	1,453	—		15,763
Merchant servicing fees	6,198	—	—		6,198
Mortgage banking income	3,231	2,048	—		5,279
Other service charges, commissions, and fees	9,946	2,228	—		12,174
BOLI income	1,747	818	—		2,565
Other income	1,563	1,490	—		3,053
Net securities gains	910	—	—		910

Total non-interest income	73,748	11,440	—		85,188

Non-interest Expense
Salaries and wages	74,212	15,618	—		89,830
Retirement and other employee benefits	16,649	3,477	—		20,126
Net occupancy and equipment expense	19,625	5,719	—		25,344
Professional services	11,212	1,702	—		12,914
Technology and related costs	7,370	1,464	—		8,834
Merchant card expense	5,322	—	—		5,322
Advertising and promotions	3,516	620	—		4,136
FDIC premiums	3,126	1,036	—		4,162
Net OREO expense	1,786	399	—		2,185
Cardholder expense	2,871	710	—		3,581
Other expenses	12,616	3,910	1,276	L	17,802
Acquisition and integration related expenses	5,638	—	—		5,638

Total non-interest expense	163,943	34,655	1,276		199,874

Income before income tax expense	64,822	13,030	1,993		79,845
Income tax expense	21,593	4,363	698		26,654

Net Income	$43,229	$8,667	$1,295		$53,191

 First Midwest Bancorp, Inc.
Pro Forma Condensed Combined Income Statement
(Amounts in thousands)
(Unaudited)

	Year Ended December 31, 2015
	First Midwest Bancorp, Inc.	Standard Bancshares, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Interest Income
Loans	$300,303	$80,186	$8,105	K	$388,594
Investment securities	31,943	2,560	—		34,503
Other short-term investments	3,738	602	—		4,340

Total interest income	335,984	83,348	8,105		427,437

Interest Expense
Deposits	9,527	4,166	—		13,693
Borrowed funds	2,314	87	—		2,401
Senior and subordinated debt	12,545	—	—		12,545

Total interest expense	24,386	4,253	—		28,639

Net interest income	311,598	79,095	8,105		398,798
Provision for loan losses	21,152	4,600	—		25,752

Net interest income after provision for loan losses	290,446	74,495	8,105		373,046

Non-interest Income
Service charges on deposit accounts	39,979	4,216	—		44,195
Wealth management fees	29,162	2,437	—		31,599
Card-based fees	26,984	2,968	—		29,952
Merchant servicing fees	11,739	—	—		11,739
Mortgage banking income	5,741	4,407	—		10,148
Other service charges, commissions, and fees	13,654	6,444	—		20,098
BOLI income	4,185	1,471	—		5,656
Other income	2,764	3,983	—		6,747
Net securities gains	2,373	—	—		2,373

Total non-interest income	136,581	25,926	—		162,507

Non-interest Expense
Salaries and wages	133,739	31,619	—		165,358
Retirement and other employee benefits	31,852	6,405	—		38,257
Net occupancy and equipment expense	38,720	11,708	—		50,428
Professional services	22,720	1,933	—		24,653
Technology and related costs	14,581	2,775	—		17,356
Merchant card expense	9,886	—	—		9,886
Advertising and promotions	7,606	1,020	—		8,626
FDIC premiums	6,017	1,982	—		7,999
Net OREO expense	5,281	827	—		6,108
Cardholder expense	5,243	1,335	—		6,578
Other expenses	21,601	8,900	2,552	L	33,053
Property valuation adjustments	8,581	—	—		8,581
Acquisition and integration related expenses	1,389	—	—		1,389

Total non-interest expense	307,216	68,504	2,552		378,272

Income before income tax expense	119,811	31,917	5,553		157,281
Income tax expense	37,747	11,463	1,944		51,154

Net Income	$82,064	$20,454	$3,609		$106,127

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2015 and six months ended June 30, 2016 are presented as if the acquisition occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of June 30, 2016 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Note 2—Purchase Price

        Each share of Standard common stock that is outstanding immediately prior to the merger will be converted into the right to receive 0.435 of a share of First Midwest common stock, subject to adjustment as described in this joint proxy statement/prospectus. Each outstanding Standard stock settled right will be redeemed for cash, and each outstanding Standard stock option and each share of Standard phantom stock will be cancelled and terminated in exchange for the right to receive cash, in each case, as described in "The Merger Agreement—Merger Consideration".

Note 3—Allocation of Purchase Price

        Under the acquisition method of accounting, Standard's assets acquired and liabilities assumed and any identifiable intangible assets are required to be adjusted to their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the acquisition and to adjust Standard's assets and liabilities to their estimated fair values at June 30, 2016.

(Unaudited—dollars in thousands)
Purchase Price of Standard Bancshares, Inc.:
First Midwest common stock paid at market value of $17.56 as of June 30, 2016	$369,869
Cash to be paid for Standard stock options, Standard phantom stock and Standard stock settled rights	28,732

Purchase price of Standard Bancshares, Inc.	$398,601

Historical net assets of Standard as of June 30, 2016	$253,674
Fair value adjustments as of June 30, 2016:
Loans	(68,802)
Allowance for loan losses	18,701
Other real estate owned	(2,900)
Goodwill	156,941
All other intangible assets	25,524
Premises, furniture, and equipment	(300)
Deferred taxes on purchase accounting adjustments	9,722
Accrued expenses and other liabilities	6,041

Purchase Price	$398,601

        Any change in the price of First Midwest common stock would change the purchase price allocated to goodwill. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of First Midwest common stock of $17.56, the closing price of First Midwest common stock on June 30, 2016:

(Unaudited—dollars in thousands)	Purchase Price	Goodwill
Up 20%	$480,715	$239,055
Up 10%	439,658	197,998
As presented in pro forma financial information	398,601	156,941
Down 10%	357,545	115,885
Down 20%	316,488	74,828

        The following pro forma adjustments are reflected in the unaudited pro forma condensed combined financial information:

  A.
  Cash to be paid for Standard stock options and Standard phantom stock and to redeem Standard stock settled rights.

  B.
  Fair value adjustment on loans of $68.8 million, which includes $18.6 million to be accreted into interest income on a level-yield basis over the weighted average life of approximately 3 years of the respective loans. The interest rate fair value adjustment was determined based on the present value of estimated future cash flows of the loans to be acquired, discounted using a weighted average market rate. The credit fair value adjustment was determined based on assigned risk ratings and the present value of estimated expected cash flows (including the estimated fair value of loan collateral).

  C.
  Elimination of Standard's allowance for loan losses.

  D.
  Fair value adjustment on other real estate owned.

  E.
  Estimate of goodwill that will be recognized as part of the transaction. See the allocation of purchase price in Note 3 for calculation.

  F.
  Adjustments to other intangible assets to eliminate Standard's other intangible assets of $431,000 and record estimate of core deposit intangible asset that will be recognized as part of the purchase accounting transaction. The core deposit intangible is assumed to be amortized straight-line over 10 years.

  G.
  Fair value adjustment on premises, furniture, and equipment.

  H.
  Net deferred tax asset related to the loan, allowance for loan losses, other real estate owned, core deposit intangible and premises, furniture, and equipment fair value adjustments using a tax rate of 35%.

  I.
  Elimination of Standard's remaining deferred gain associated with a sale leaseback transaction previously completed.

  J.
  Elimination of Standard's shareholders' equity and the issuance of First Midwest shares in the merger. Standard shareholders are expected to receive 0.435 of a share of First Midwest common stock for each share of Standard common stock held by them. The fair value of First Midwest common stock was based on the June 30, 2016 closing price of $17.56 per share.

  K.
  Accretion estimate of interest income portion of the fair value adjustment on loans.

  L.
  Amortization estimate of core deposit intangible fair value adjustment.

Note 4—Estimated Acquisition and Integration Related Expenses

        The table below reflects First Midwest's current estimate of the aggregate acquisition and integration related expenses of $23.1 million (net of $11.4 million of taxes, computed using a 35% tax rate) expected to be incurred in connection with the merger, which are excluded from the pro forma financial statements. The current estimates of these expenses are as follows:

(Unaudited—dollars in thousands)
Change of control, severance and retention plan payments	$10,950
Professional fees(1)	12,300
Data processing, termination and conversion	6,749
Other expense	4,501

Pre-tax acquisition and integration related expenses	34,500
Income tax benefit	(11,361)

Total acquisition and integration related expenses	$23,139

(1)
A portion of this amount is not tax deductible.

        The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

INFORMATION ABOUT THE COMPANIES

First Midwest

        First Midwest is a Delaware corporation headquartered in the Chicago suburb of Itasca, Illinois. It is a relationship-based financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in the Midwest. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers through over 110 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. At June 30, 2016, First Midwest had consolidated total assets of approximately $11.0 billion and over $8.3 billion in trust assets under management. First Midwest common stock trades on the NASDAQ Stock Market under the symbol "FMBI".

        First Midwest's executive offices are located at One Pierce Place, Suite 1500, Itasca, Illinois 60143, and its telephone number is (630) 875-7463.

Standard

        Standard, an Illinois corporation incorporated in 1982, is a registered bank holding company headquartered in Hickory Hills, Illinois. Its primary business is operating its bank subsidiary, SB&T, an Illinois state-chartered bank headquartered in Hickory Hills, Illinois. SB&T is a relationship-focused bank that serves local businesses and individuals through a full range of services including business banking, retail banking, and trust and wealth management services. It provides these financial services through 34 banking locations throughout the Chicagoland area and northwest Indiana. At June 30, 2016, SB&T had approximately $2.5 billion in total assets, $2.2 billion in deposits and $1.8 billion in loans. SB&T also had approximately $300 million in trust assets under management for its wealth management clients at June 30, 2016.

  Business

        SB&T is an independent, community banking institution headquartered in Hickory Hills, Illinois. SB&T offers a comprehensive line of products and services designed to meet the financial needs of the communities it serves. The banking and financial services industry in the markets in which SB&T operates (and particularly, the Chicago metropolitan area) is highly competitive. Generally, SB&T competes for banking customers and deposits with other local, regional, national and Internet banks and savings and loan associations; personal loan and finance companies; credit unions; mutual funds; and investment brokers.

  Deposit and Retail Services

        SB&T offers a full range of consumer and commercial deposit services that are typically available at most commercial banks and financial institutions, including checking accounts, NOW accounts, money market accounts, savings accounts, cash management, time deposits of various types ranging from shorter-term to longer-term certificates of deposit and individual retirement accounts. SB&T also provides online and mobile banking to its clients.

  Lending

        SB&T provides a range of commercial real estate, residential real estate, commercial and industrial, healthcare and personal lending products and services for its customers. The majority of SB&T's client relationships are based in Cook, Will and Grundy counties in northern Illinois and Lake

County in northwest Indiana. When extending credit, SB&T's decisions are based upon the customer's ability to repay their loan, as well as the value of any collateral securing the loan.

  Sources of Funds

        SB&T maintains stable sources of funding primarily through deposits from its customers. SB&T's largest categories of deposits are non-interest bearing, followed by savings deposits, time deposits, money market accounts and NOW accounts. SB&T also obtains funds from the amortization, repayment and prepayment of loans; the sales or maturity of investment securities; advances from the Federal Home Loan Bank; securities sold under agreements to repurchase; federal funds purchased; and cash flows generated by operations.

  Investment Activities

        SB&T maintains a securities portfolio to manage risk and provide SB&T with asset diversification, income, collateral for its own borrowing and financial stability. The objectives of the securities portfolio are to diversify and mitigate exposures to credit and interest rate risk, to provide liquidity and to enhance profitability by investing available funds.

  Wealth Management

        SB&T provides a range of wealth management services, including trust and investment. Trust services include custodial accounts, investment services, employer-sponsored plans and estate administration. Investment services include individual plans, college savings programs, annuities and insurance. SB&T wealth management clients are located primarily in northern Illinois and northwest Indiana.

  Additional Information

        Standard common stock is not registered under the Exchange Act and, accordingly, the company does not file periodic or current reports with the SEC.

        Standard's executive offices are located at 7800 West 95th Street, Hickory Hills, Illinois 60457, and its telephone number is (708) 598-7400.

Merger Sub

        Merger Sub is an Illinois corporation and a direct wholly owned subsidiary of First Midwest. Merger Sub was incorporated on June 17, 2016, for the sole purpose of effecting the merger. As of the date of this joint proxy statement/prospectus, Merger Sub has not conducted any activities other than those incidental to its formation, the execution of the merger agreement and the transactions contemplated by the merger agreement.

        Merger Sub's principal address is c/o First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143 and its telephone number is (630) 875-7463.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF STANDARD'S FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of Standard's consolidated financial condition at June 30, 2016, December 31, 2015 and December 31, 2014 and consolidated results of operations for the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, and 2014, and should be read in conjunction with Standard's consolidated financial statements and notes thereto presented in this joint proxy statement/prospectus beginning on page F-1. The discussion and analysis of Standard's financial condition and results of operations and all other information presented in this section may be forward-looking in nature, and therefore should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements".

Critical Accounting Policies

        Standard's consolidated financial statements are prepared in conformity with GAAP and follow general practices within the banking industry. This preparation requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, actual results could differ from the estimates, assumptions, and judgments reflected in the financial statements. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. Standard's management believes the following policies are both important to the portrayal of its financial condition and results of operations and require subjective or complex judgments; therefore, management considers the following to be critical accounting policies.

        Allowance for Credit Losses.    The allowance for credit losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in the light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The allowance for credit losses is a valuation allowance for probable incurred credit losses, increased by the provision for credit losses and recoveries, and decreased by the charge-off of loans. Allocations of the allowance for credit losses may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance for credit losses when management believes the uncollectability of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for credit losses. The allowance for credit loss methodology is consistent for each portfolio segment.

        The allowance for credit losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on a historical migration analysis adjusted for current qualitative environmental factors. Standard maintains a loss migration analysis that tracks loan losses and recoveries based on loan type as well as the loan risk grade assignment for commercial loans. Standard uses a migration analysis methodology that segments the portfolio into six categories and incorporates losses by risk grade. The methodology looks at a charge-off and the risk grade of that loan during the prior 12 quarters and then allocates a portion of the loss to the various risk grades. Beginning in June 2015, the methodology incorporates charge-offs during the last two 12 quarter periods. Prior to June 2015, the methodology incorporated charge-offs during the last three eight quarter periods. These historical loss percentages are adjusted (both upwards and downwards) for certain qualitative environmental factors, including economic trends, credit quality trends, concentration risks, quality of loan review, changes in staff, and external factors and other considerations. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is impaired when, based on current information and events, Standard management believes it to be probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified with no benefit to Standard received and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings ("TDR's"), and are classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Standard evaluates impaired loans individually to determine whether or not interest continues to be accrued.

        Generally loans with relationship balances exceeding $250,000 that satisfy internally established risk grading thresholds are evaluated for impairment, and all such loans that are classified as non-accrual are considered for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing interest rate or at the fair value of collateral, less estimated costs to sell, if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment and, accordingly, they are not separately identified for impairment disclosures.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require Standard to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, although management believes that Standard maintains an allowance for credit losses in accordance with GAAP, it is reasonably possible that the estimated losses on loans may change materially.

        Securities.    Debt securities are classified as held-to-maturity when Standard has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

        Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined using the specific-identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (i) OTTI related to credit loss, which must be recognized in the income statement; and (ii) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

        Income Taxes.    Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for credit losses, other real estate owned, non-accrual interest and State net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Standard files consolidated income tax returns with its subsidiaries.

        Standard recognizes a tax position as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, including resolution of related appeals or litigation processes. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Standard recognizes interest and penalties related to income tax matters in income tax expense.

        Other Real Estate Owned.    Real estate properties acquired through or in lieu of loan foreclosures are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for credit losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.

        Fair Value.    Fair values of impaired loans, other real estate owned, and other financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note in Standard's audited consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

        Recent Accounting Pronouncements.    In February 2016, the FASB issued ASU 2016-02 (Subtopic 842), Leases, which requires companies that lease assets ("lessees") to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new standard will also require additional disclosures to include qualitative and quantitative information about amounts presented in the financial statements. The guidance is effective for annual and interim periods beginning after December 15, 2018. Standard's management is evaluating the new guidance and its impact on Standard's financial condition and results of operations.

        In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes limited amendments to the guidance on the classification and measurement of financial instruments. The new standard revises an entity's accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The amendments require equity investments to be measured at fair value, with changes in fair value recognized in net income. For financial liabilities that an entity has elected to measure at fair value, the amendments require an entity to present separately in other comprehensive income the portion of the change in fair value that results from a change in instrument-specific credit risk. The guidance is effective for annual and interim periods beginning after December 15, 2017. Upon adoption, entities will be required to make a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is effective. Although management is continuing to evaluate this new guidance, its adoption of this requirement is not expected to have a material effect on Standard's financial condition or results of operations.

        In May 2014, the FASB issued an update (ASU No. 2014-09, Revenue from Contracts with Customers) creating FASB Topic 606, Revenue from Contracts with Customers. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides steps to follow to achieve this core principle. An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The amendments in this update originally were to become effective for annual and interim periods beginning after December 15, 2016. During 2015, the FASB delayed the effectiveness by one year to annual and interim periods beginning after December 15, 2017. Standard's management is currently evaluating the impact of adopting the new guidance on Standard's financial condition and results of operations.

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). These amendments require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information in the calculation of their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019. Early application will be permitted for all organizations for annual and interim periods beginning after December 15, 2018. Standard's management is currently evaluating the impact that the standard will have on our consolidated financial statements.

General

        Standard is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, SB&T. SB&T generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in the Chicago Metropolitan, Northwest Indiana and surrounding areas. SB&T has two wholly-owned subsidiaries.

        The profitability of Standard's operations depends primarily on its net interest income after provision for credit losses, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities less provision for credit losses. The provision for credit losses is dependent on changes in Standard's loan portfolio and management's assessment of the collectability of Standard's loan portfolio, as well as prevailing economic and market conditions. Standard's net income is also affected by non-interest income, non-interest expense and income tax expense.

Net Income

        Standard had net income of $8.7 million for the six months ended June 30, 2016 compared to net income of $9.5 million for the six months ended June 30, 2015. Fully diluted earnings per common share were $0.18 for the six months ended June 30, 2016 compared to $0.20 for the six months ended June 30, 2015.

        The decrease in net income from the six months ended June 30, 2016 compared to the six months ended June 30, 2015 was primarily due to a $2.2 million initial pre-tax gain on the 2015 sale of two of Standard's branch facilities as part of a sale leaseback transaction. In addition, the fair value of derivatives associated with Standard's program for its commercial borrowers decreased by $0.8 million and non-interest expenses were up $1.0 million for the six months ended June 30, 2016 compared to six months ended June 30, 2015. The decreases to net income were partially offset by a $1.4 million increase in net interest income for the first six months of 2016.

        Standard had net income of $20.5 million for the year ended December 31, 2015 compared to net income of $14.3 million for the year ended December 31, 2014. Fully diluted earnings per common share were $0.42 for the year ended December 31, 2015 compared to $0.29 for 2014.

        The increase in net income from the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily due to an increase in net interest income, a pre-tax initial $2.2 million gain and $0.6 million of deferred gain recognized on the 2015 sale of two branch facilities as part of a sale leaseback transaction, and a $2.6 million increase in swap fees associated with a program for commercial borrowers.

Net Interest Income

        The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the related yields, as well as the interest expense on average interest-bearing liabilities, and the related costs, expressed both in dollars and rates. The tables below and the discussion that follows contain presentations of net interest income and net interest margin on a tax-equivalent basis, which is adjusted for the tax-favored status of income from certain loans and investments. Standard management believes this measure to be the preferred industry measurement of net interest income, as it provides a relevant comparison between taxable and non-taxable amounts. Reconciliations of net interest income on a tax-equivalent basis to net interest income in accordance with GAAP are provided in the following tables.

 Net Interest Income and Margin Analysis
(dollars in thousands)

	Six Months Ended June 30,
	2016			2015			Change From 2015 to 2016
Assets:	Average Balance	Interest	Yield/ Rate %	Average Balance	Interest	Yield/ Rate %	Total Change	Change Due to Volume	Change Due to Rate
Other interest-earning assets(1)	$235,966	$599	0.51%	$298,329	$375	0.25%	$223	$(92)	$315
Securities(2)	208,133	1,505	1.45%	182,458	1,125	1.23%	380	171	209
FHLB stock	3,247	18	1.11%	3,247	8	0.49%	10	—	10
Loans(2)(3)(4)	1,822,399	40,403	4.39%	1,773,640	39,383	4.39%	1,021	1,081	(60)

Total interest-earning assets	2,269,745	42,525	3.71%	2,257,674	40,891	3.58%	1,634	1,160	(474)
Non interest-earning assets	198,810			197,637

Total assets	$2,468,555			$2,455,311

Liabilities and Shareholders' Equity:	Average Balance	Interest	Yield/ Rate %	Average Balance	Interest	Yield/ Rate %	Total Change	Change Due to Volume	Change Due to Rate
Savings deposits	$440,028	$220	0.10%	$440,257	$230	0.11%	$(10)	$—	$(10)
NOW accounts	260,993	250	0.19%	238,253	238	0.20%	12	22	(10)
Money market accounts	338,888	459	0.27%	272,330	243	0.18%	217	69	148
Time deposits	433,006	1,277	0.59%	492,542	1,296	0.53%	(19)	(166)	147
FHLB advances & other borrowings	14,689	42	0.57%	15,039	43	0.58%	(2)	(1)	(1)

Total interest-bearing liabilities	1,487,604	2,248	0.30%	1,458,421	2,050	0.28%	198	(76)	274

Demand deposits	704,095			702,605

Total funding sources	2,191,699			2,161,026
Other liabilities	23,145			24,195
Shareholders' equity	253,711			270,090

Total liabilities & shareholders' equity	$2,468,555			$2,455,311

Net interest income/interest rate spread(5)		40,277	3.40%		38,841	3.30%	$1,436	$1,236	$200

Tax-equivalent		(132)			(120)

Net interest income (GAAP)		$40,145			$38,721

Net interest margin(6)			3.57%			3.46%

(1)
Other interest-earning assets include balances held in the Federal Reserve Bank, deposits in other financial institutions and federal funds sold.

(2)
Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%.

(3)
Non-accrual loans are included in average loans.

(4)
Interest income from loans includes amortization of net deferred loan origination fees and cost.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the cost of interest bearing liabilities.

(6)
Net interest margin represents net interest income as a percentage of average interest-earning assets.

        Net interest income on a fully tax-equivalent basis increased $1.4 million during the six months ended June 30, 2016 compared to the six months ended June 30, 2015. The increase in net interest income was primarily due to an increase in average loan volume, an increase in interest rates on other interest-earning assets, and an increase in the volume of securities, partially offset by lower loan yields and an increase in deposit interest expense. The net interest margin, expressed on a fully tax-equivalent basis, was 3.57% for the six months ended June 30, 2016 and 3.46% for the six months ended June 30, 2015. The increase in the margin was due to a higher volume of loans relative to other interest-earning assets in 2016 compared to 2015.

Net Interest Income and Margin Analysis
(dollars in thousands)

	Year Ended December 31,
	2015			2014			Change From 2014 to 2015
Assets:	Average Balance	Interest	Yield/ Rate %	Average Balance	Interest	Yield/ Rate %	Total Change	Change Due to Volume	Change Due to Rate
Other interest-earning assets(1)	$239,276	$602	0.25%	$221,835	$557	0.25%	$45	$44	$1
Securities(2)	196,326	2,554	1.30%	136,910	1,488	1.09%	1,066	733	333
FHLB stock	3,247	16	0.49%	3,217	14	0.44%	2	—	2
Loans(2)(3)(4)	1,814,591	80,422	4.37%	1,712,848	78,045	4.49%	2,377	4,487	(2,110)

Total interest-earning assets	2,253,440	83,594	3.66%	2,074,810	80,104	3.81%	3,490	5,264	(1,774)
Non interest-earning assets	200,645			190,103

Total assets	$2,454,085			$2,264,913

Liabilities and Shareholders' Equity:	Average Balance	Interest	Yield/ Rate %	Average Balance	Interest	Yield/ Rate %	Total Change	Change Due to Volume	Change Due to Rate
Savings deposits	$443,649	$468	0.11%	$375,055	$347	0.09%	$121	$68	$53
NOW accounts	246,717	479	0.19%	239,960	509	0.21%	(30)	14	(44)
Money market accounts	289,779	663	0.23%	271,058	388	0.14%	274	29	245
Time deposits	470,218	2,556	0.54%	504,571	2,720	0.54%	(164)	(187)	23
FHLB advances & other borrowings	15,023	87	0.57%	7,762	46	0.57%	42	41	1

Total interest-bearing liabilities	1,465,386	4,253	0.29%	1,398,406	4,010	0.29%	243	(35)	278

Demand deposits	705,726			590,884

Total funding sources	2,171,112			1,989,290
Other liabilities	20,046			19,322
Shareholders' equity	262,927			256,301

Total liabilities & shareholders' equity	$2,454,085			$2,264,913

Net interest income/interest rate spread(5)		79,341	3.37%		76,094	3.52%	$3,247	$5,299	$(2,052)

Tax-equivalent		(246)			(210)

Net interest income (GAAP)		$79,095			$75,884

Net interest margin(6)			3.52%			3.67%

(1)
Other interest-earning assets include balances held in the Federal Reserve Bank, deposits in other financial institutions and federal funds sold.

(2)
Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%.

(3)
Non-accrual loans are included in average loans.

(4)
Interest income from loans includes amortization of net deferred loan origination fees and cost.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the cost of interest bearing liabilities.

(6)
Net interest margin represents net interest income as a percentage of average interest-earning assets.

        Net interest income on a fully tax-equivalent basis increased $3.2 million during the year ended December 31, 2015 compared to the year ended December 31, 2014. The increase in net interest income was due to an increase in loan volume, an increase in securities volume and yield, and a decrease in interest expense related to average volume for time deposits, partially offset by lower loan yields and a higher cost of funds on money market accounts. The net interest margin, expressed on a fully tax-equivalent basis, was 3.52% for 2015 and 3.67% for 2014. The decrease in the margin was due to a shift in the loan mix to floating rate loans that generally have a lower yield than fixed rate loans.

Net Interest Income and Margin Analysis
(dollars in thousands)

	Year Ended December 31,
	2014			2013			Change From 2013 to 2014
Assets:	Average Balance	Interest	Yield/ Rate %	Average Balance	Interest	Yield/ Rate %	Total Change	Change Due To Volume	Change Due To Rate
Other interest-earning assets(1)	$221,835	$557	0.25%	$256,247	$632	0.25%	$(75)	$(86)	$11
Securities(2)	136,910	1,488	1.09%	154,444	1,478	0.96%	10	(178)	188
FHLB stock	3,217	14	0.44%	3,930	13	0.33%	1	(3)	4
Loans(2)(3)(4)	1,712,848	78,045	4.49%	1,582,669	75,466	4.70%	2,579	5,946	(3,367)

Total interest-earning assets	2,074,810	80,104	3.81%	1,997,290	77,589	3.83%	2,515	5,679	(3,164)
Non-interest earning assets	190,103			169,924

Total assets	$2,264,913			$2,167,214

Liabilities and Shareholders' Equity:	Average Balance	Interest	Yield/ Rate %	Average Balance	Interest	Yield/ Rate %	Total Change	Change Due To Volume	Change Due To Rate
Savings deposits	$375,055	$347	0.09%	$348,325	$453	0.13%	$(106)	$33	$(139)
NOW accounts	239,960	509	0.21%	233,488	728	0.31%	(219)	20	(239)
Money market accounts	271,058	388	0.14%	286,375	495	0.17%	(106)	(25)	(81)
Time deposits	504,571	2,720	0.54%	536,426	3,692	0.69%	(972)	(209)	(763)
FHLB advances & other borrowings	7,762	46	0.57%	9,874	364	3.64%	(319)	(64)	(255)

Total interest-bearing liabilities	1,398,406	4,010	0.29%	1,414,488	5,732	0.40%	(1,722)	(245)	(1,477)

Demand deposits	590,884			505,479

Total funding sources	1,989,290			1,919,967
Other liabilities	19,322			14,445
Shareholders' equity	256,301			232,802

Total liabilities & shareholders' equity	$2,264,913			$2,167,214

Net interest income/interest rate spread(5)		76,094	3.52%		71,857	3.43%	$4,237	$5,924	$(1,687)

Tax-equivalent		(210)			(135)

Net interest income (GAAP)		$75,884			$71,722

Net interest margin(6)			3.67%			3.60%

(1)
Other interest-earning assets include balances held in the Federal Reserve Bank, deposits in other financial institutions and federal funds sold.

(2)
Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%.

(3)
Non-accrual loans are included in average loans.

(4)
Interest income from loans includes amortization of net deferred loan origination fees and cost.

(5)
Interest rate spread represents the difference between the average yield on interest earning assets and the cost of interest bearing liabilities.

(6)
Net interest margin represents net interest income as a percentage of average interest-earning assets.

        Net interest income on a fully tax-equivalent basis increased $4.2 million during the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase in net interest income was primarily due to an increase in average loan volume, a decrease in cost of funds on all deposit categories and borrowings and an increase in yield on investment securities, partially offset by a decrease in yield on loans.. The net interest margin, expressed on a fully tax-equivalent basis, was 3.67% for the year ended December 31, 2014 and 3.60% for the year ended December 31, 2013. The increase in the margin was primarily due to a higher volume of loans relative to other interest-earning assets in 2014 compared to 2013 and a decrease in cost of funds.

Non-Interest Income

	Six Months Ended June 30,
			Increase/ Decrease	Percentage Change
Non-Interest Income (dollars in thousands):	2016	2015
Service charges on deposit accounts	$2,284	$2,044	$240	11.7%
Secondary mortgage income	2,048	1,990	58	2.9
Gain (loss) on sale of other real estate owned	(93)	79	(172)	(217.7)
Gain on sale leaseback of bank facilities	354	2,474	(2,120)	(85.7)
Gain on sale of other assets, net	631	133	498	374.4
Debit/ATM card fees	1,453	1,489	(36)	(2.4)
Trust/broker fees	1,119	1,242	(123)	(9.9)
Loan fees and commissions	196	272	(76)	(27.9)
Interest rate swap fees and fair value adjustments	79	904	(825)	(91.3)
Cash management	1,953	1,508	445	29.5
Bank-owned life insurance income	818	717	101	14.1
Miscellaneous income	598	508	90	17.7

Total non-interest income	$11,440	$13,360	$(1,920)	(14.4)%

        Non-interest income decreased by $1.9 million, or 14.4%, for the six months ended June 30, 2016 compared to the six months ended June 30, 2015. Standard had a net loss of $93,000 on the sale of eight other real estate owned properties for the six months ended June 30, 2016 compared to a net gain of $79,000 on the sale of eight properties for the six months ended June 30, 2015. In February 2015, Standard completed a sale leaseback for two of its facilities. An initial pre-tax gain of $2.2 million was recognized on the sale; the remaining gain of $7.1 million is being recognized over the remaining 10-year lease period. Deferred gains of $354,000 and $274,000 were recognized into income for the six months ended June 30, 2016 and 2015, respectively. In 2016, the gain on sale of other assets included a gain related to the sale of mortgage servicing rights of $246,000; a gain on the sale of land owned by Standard of $228,000; and gain on the sale of two bank-owned life insurance policies of $157,000. In 2015, the gain on sale of assets related to the sale of bank-owned autos. Interest rate swap fees and fair value adjustments decreased by $825,000 for the six months ended June 30, 2016 compared to the same period in 2015. The primary reasons for the decrease were a reduction in transaction volume in 2016 and $370,000 more in negative fair value adjustments in 2016 compared to 2015.

	Year Ended December 31,
			Increase/ Decrease	Percentage Change
Non-Interest Income (dollars in thousands):	2015	2014
Service charges on deposit accounts	$4,216	$4,798	$(582)	(12.1)%
Gain (loss) on sale of other real estate owned	(118)	426	(544)	(127.7)
Gain on sale leaseback of bank facilities	2,828	—	2,828	100.0
Gain on sale of other assets, net	133	491	(358)	(72.9)
Gain on sale of securities available for sale	—	611	(611)	(100.0)
Secondary mortgage income	4,407	3,096	1,311	42.3
Debit/ATM card fees	2,968	2,818	150	5.3
Trust/broker fees	2,437	2,533	(96)	(3.8)
Cash management	3,167	2,641	526	19.9
Loan fees and commissions	413	416	(3)	(0.7)
Interest rate swap fees and fair value adjustments	2,864	176	2,688	1,527.3
Bank-owned life insurance income	1,471	1,437	34	2.4
Miscellaneous income	1,140	987	153	15.5

Total non-interest income	$25,926	$20,430	$5,496	26.9%

        Non-interest income increased by $5.5 million, or 26.9%, for the year ended December 31, 2015 compared to the year ended December 31, 2014. Standard had a net loss of $118,000 on the sale of 14 other real estate owned properties for the year ended December 31, 2015 compared to a net gain of $426,000 on the sale of 14 properties for the year ended December 31, 2014. In February 2015, Standard completed a sale leaseback for two of its facilities. An initial pre-tax gain of $2.2 million was recognized on the sale; the remaining gain of $7.1 million is being recognized over the remaining 10-year lease period. A deferred gain of $628,000 was recognized into income for the year ended December 31, 2015. In 2015, the gain on sale of other assets related to the sale of bank-owned autos. In 2014, the gain on sale of assets included gains on sale of bank-owned autos ($105,000) and gains on sale of branch facilities ($386,000). Secondary mortgage income increased by $1.3 million for the year ended December 31, 2105 compared to same period ended 2014 due to increased mortgage sales activity resulting in a larger total gain on sales. Standard recognized $2.9 million of swap fees and $59,000 of negative fair value adjustments for the year ended December 31, 2015 compared to $183,000 of swap fees and $7,000 of negative fair value adjustments for the year ended December 31, 2014.

Non-Interest Expense

	Six Months Ended June 30,
			Increase/ Decrease	Percentage Change
Non-Interest Expense (dollars in thousands):	2016	2015
Salaries	$15,618	$15,253	$365	2.4%
Employee benefits	3,477	3,398	80	2.4
Net occupancy and equipment expense	5,719	5,877	(158)	(2.7)
FDIC assessment	1,036	1,001	35	3.5
Data processing	1,464	1,378	86	6.2
Legal	1,227	599	628	104.8
Professional services	475	505	(30)	(5.9)
ATM network fees	710	636	74	11.6
Advertising and promotions	620	512	108	21.1
OREO expenses	398	411	(12)	(2.9)
Communications	670	730	(60)	(8.2)
Amortization of intangible assets	149	315	(166)	(52.7)
Other expenses	3,092	3,028	(63)	(2.1)

Total non-interest expense	$34,655	$33,643	$1,012	3.0%

        Non-interest expense increased by $1 million, or 3.0%, for the six months ended June 30, 2016 compared to the six months ended June 30, 2015. Salaries and employee benefits increased by $445,000 for the six months ended June 30, 2016 compared to the six months ended June 30, 2015 due to an increase in salary incentive accruals and an increase in insurance premiums. Legal expenses increased by $628,000 for the six months ended June 30, 2016 compared to the six months ended June 30, 2015 primarily due to increases in potential merger-related expense. Net occupancy and equipment expense decreased as management consolidated several of its branch locations in 2015.

	Year Ended December 31,
			Increase/ Decrease	Percentage Change
Non-Interest Expense (dollars in thousands):	2015	2014
Salaries	$31,619	$30,065	$1,554	5.2%
Employee benefits	6,405	6,498	(93)	(1.4)
Net occupancy and equipment expense	11,708	11,921	(213)	(1.8)
FDIC assessment	1,982	1,932	50	2.6
Data processing	2,775	2,729	46	1.7
Legal	965	1,607	(642)	(40.0)
Professional services	968	805	163	20.2
ATM network fees	1,335	1,344	(9)	(0.7)
Advertising and promotions	1,020	917	103	11.2
OREO expenses	827	1,652	(825)	(49.9)
Communications	1,387	1,344	43	3.2
Amortization of intangible assets	568	693	(125)	(18.0)
Other expenses	6,945	6,890	55	0.8

Total non-interest expense	$68,504	$68,397	$107	0.2%

        Non-interest expense increased by $107,000, or 0.2% for the year ended December 31, 2015 compared to the year ended December 31, 2014. Salaries increased by $1.6 million primarily due to increases in commercial lending and mortgage banking personnel. Net occupancy and equipment expense decreased as management consolidated several of its branch locations in 2015. Legal expenses decreased due to bringing a portion of the expenditures in-house as well as a reduction in the number of problem loans requiring legal attention. Other real estate owned expenses decreased as a result of fewer property valuation write-downs.

Income Taxes

        Income tax expense for the six months ended June 30, 2016 was $4.4 million compared to $5.5 million for the six months ended June 30, 2015. The decrease in income tax expense was primarily due to a decrease in pre-tax income in the six months ended June 30, 2016. The effective tax rate was 33% for the six months ended June 30, 2016 compared to 37% for the six months ended June 30, 2015.

        Income tax expense for the year ended December 31, 2015 was $11.5 million compared to $10.7 million for the year ended December 31, 2014. The increase in income tax expense was primarily due to an increase in pre-tax income in 2015. The effective tax rate was 36% for the year ended December 31, 2015 compared to 43% for the year ended December 31, 2014. The decrease in the effective tax rate was primarily due to a reduction in the state tax rate.

Balance Sheet

        Total assets increased $7.3 million, or 0.3%, from December 31, 2015 to June 30, 2016 primarily due to growth in investment securities and interest-bearing deposits in other banks offset by a decrease in loans. Investment securities increased $22.8 million, or 11.6%, from December 31, 2015 to June 30, 2016 as a result of the purchase of U.S. agency and municipal securities. Interest-bearing deposits in other banks increased $36.3 million, or 19.9%, from December 31, 2015 to June 30, 2016 as a result of loan repayments being held as additional liquidity. Net loans decreased from December 31, 2015 to June 30, 2016 by $55.4 million, or 3.0%, primarily due to repayments of construction loans and commercial real estate loans.

        Total liabilities increased by $2.0 million, or 0.1%, from December 31, 2015 to June 30, 2016 primarily due to an increase in deposits, which were the primary source of funding for Standard's asset growth. Total deposits increased by $11.5 million, or 0.5%, to $2.2 billion at June 30, 2016 compared to December 31, 2015. Deposit growth was primarily in demand deposits offset by decreases in certificates of deposit and brokered deposits. Advances from the Federal Home Loan Bank of Chicago (the "FHLB") decreased by $15.0 million as Standard repaid all of its outstanding advances in June 2016.

        Total shareholders' equity increased $5.3 million at June 30, 2016 compared to December 31, 2015 primarily as a result of earnings retained during the period offset by dividends paid to shareholders.

        Total assets increased $156.5 million, or 6.8%, from December 31, 2014 to December 31, 2015 primarily due to an increase in loans, investments, and interest bearing deposits in other banks. Net loans from December 31, 2014 compared to December 31, 2015 increased by $91.0 million, or 5.2%, primarily due to growth of commercial loans. Investment securities increased $38.4 million, or 24.2%, from December 31, 2014 to December 31, 2015. Interest-bearing deposits in other banks increased $28.9 million, or 18.8%, from December 31, 2014 to December 31, 2015.

        Total liabilities increased by $174.1 million, or 8.6%, from December 31, 2014 to December 31, 2015 primarily due to an increase in deposits, which were the primary source of funding for asset growth. Total deposits increased by $166.6 million, or 8.4%, to $2.2 billion at December 31, 2015 from $2.0 billion at December 31, 2014, primarily due to growth in non-interest bearing deposits, money market and savings accounts. Advances from the FHLB of $15.0 million at December 31, 2015 remained unchanged from the prior year.

        Total shareholders' equity decreased $17.7 million at December 31, 2015 compared to December 31, 2014 primarily as a result of dividends and dividend equivalents of $37.8 million being paid out to shareholders during 2015. Net income of $20.5 million was retained in shareholders' equity during 2015.

Securities

        The following table sets forth the amortized cost and fair value of Standard's securities, by type of security, as of the dates indicated (dollars in thousands):

	At June 30,		At December 31,
	2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available for sale
U.S. government-sponsored entities and agencies	$203,649	$205,216	$184,566	$184,545	$146,410	$146,307
Mortgage-backed securities—residential	2,734	2,935	2,926	3,099	3,436	3,668
Equity securities	4,235	4,567	4,235	4,409	4,235	4,419

	210,618	212,718	191,727	192,053	154,081	154,394
Held to maturity
Mortgage-backed securities—residential	128	135	163	173	266	284
States and political subdivisions	5,233	5,237	3,028	3,028	2,230	2,230
Trust preferred security	1,404	1,118	1,400	1,087	1,392	1,050

	6,765	6,490	4,591	4,288	3,888	3,564

Total	$217,383	$219,208	$196,318	$196,341	$157,969	$157,958

        The following table sets forth certain information regarding contractual maturities and the weighted average yields of Standard's securities at June 30, 2016 (dollars in thousands):

	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years		Securities Not Due on a Single Maturity Date
	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield
Available for sale (fair value)
U.S. government-sponsored entities and agencies	$16,629	1.0%	$188,587	1.4%	$—	—%	$—	—%	$—	—%
Mortgage-backed securities—residential	—	—	46	4.8	—	—	2,889	4.2	—	—
Equity securities	—	—	—	—	—	—	—	—	4,567	—

	16,629		188,633		—		2,889		4,567
Held to maturity (amortized cost)
Mortgage-backed securities—residential	—	—%	65	4.5%	17	4.8%	46	5.5%	—	—%
States and political subdivisions(1)	2,363	1.4	2,520	2.6	350	3.0	—	—	—	—
Trust preferred security	—	—	—	—	—	—	1,404	3.3	—	—

	2,363		2,585		367		1,450		—

Total	$18,992		$191,218		$367		$4,339		$4,567

(1)
Yield is reflected on a fully tax-equivalent basis utilizing a 35% tax rate.

        The following table sets forth certain information regarding contractual maturities and the weighted average yields of Standard's securities at December 31, 2015 (dollars in thousands):

	Due in One Year or Less		Due after One Year through Five Years		Due after Five Years through Ten Years		Due after Ten Years		Securities Not Due on a Single Maturity Date
	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield	Balance	Weighted Average Yield
Available for sale (fair value)
U.S. government-sponsored entities and agencies	$—	—%	$184,545	1.4%	$—	—%	$—	—%	$—	—%
Mortgage-backed securities—residential	—	—	39	4.9	—	—	3,060	4.2	—	—
Equity Securities	—	—	—	—	—	—	—	—	4,409	—

	—		184,584		—		3,060		4,409
Held to maturity (amortized cost)
Mortgage-backed securities—residential	—	—%	86	4.5%	—	—%	77	5.2%	—	—%
States and political subdivisions(1)	2,428	1.4	600	3.8	—	—	—	—	—	—
Trust preferred securities	—	—	—	—	—	—	1,400	3.0	—	—

	2,428		686		—		1,477		—
Total	$2,428		$185,270		$—		$4,537		$4,409

(1)
Yield is reflected on a fully tax-equivalent basis utilizing a 35% tax rate.

Loan Portfolio

        The following table sets forth the composition of Standard's loan portfolio (dollars in thousands):

	At June 30,		At December 31
	2016		2015		2014		2013		2012		2011
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Construction and land development	$122,845	7%	$139,566	8%	$110,343	6%	$140,294	8%	$125,856	8%	$153,854	10%
Commercial	539,718	30	534,399	29	449,341	26	324,898	20	256,628	17	178,248	11
Commercial real estate non-owner occupied	353,884	20	397,505	21	427,043	24	419,775	25	443,507	28	477,670	31
Commercial real estate owner occupied	584,975	32	586,933	31	569,269	32	550,900	33	506,395	32	463,465	30
Residential real estate	131,317	7	129,750	7	118,612	7	117,343	7	110,314	7	120,609	8
Consumer	66,922	4	71,294	4	97,066	5	108,664	7	123,212	8	150,426	10

Total	1,799,661	100%	1,859,447	100%	1,771,674	100%	1,661,874	100%	1,565,912	100%	1,544,271	100%
Origination fees—net of costs	(1,015)		(1,366)		(1,023)		(984)		(764)		(1,057)

Loans, net	$1,798,646		$1,858,081		$1,770,651		$1,660,890		$1,565,148		$1,543,214

Loan Maturities

        The following table sets forth information regarding Standard's non-performing loans and the scheduled maturity information for the performing loans in Standard's loan portfolio at June 30, 2016 (dollars in thousands).

		Due in One Year or Less		Due after One Year through Five Years		Due after Five Years
	Non- Performing Loans	Fixed Rate(1)	Floating Rate(1)	Fixed Rate(1)	Floating Rate(1)	Fixed Rate(1)	Floating Rate(1)	Total
Construction and land development	$5,067	$9,920	$54,304	$17,089	$17,818	$8,780	$9,867	$122,845
Commercial	1,730	45,448	171,898	138,819	28,205	128,831	24,787	539,718
Commercial real estate non-owner occupied	3,544	27,014	22,164	199,227	5,308	11,442	85,185	353,884
Commercial real estate owner occupied	9,267	52,730	31,874	223,266	56,478	123,258	88,102	584,975
Residential real estate	3,266	4,655	6,791	30,207	4,835	29,901	51,662	131,317
Consumer	1,807	1,652	7,151	11,931	24,743	5,850	13,788	66,922

Total	$24,681	$141,419	$294,182	$620,539	$137,387	$308,062	$273,391	$1,799,661

(1)
Excludes non-performing loans.

        The following table sets forth information regarding Standard's non-performing loans and the scheduled maturity information for the performing loans in Standard's loan portfolio at December 31, 2015 (dollars in thousands):

		Due in One Year or Less		Due after One Year through Five Years		Due after Five Years
	Non- Performing Loans	Fixed Rate(1)	Floating Rate(1)	Fixed Rate(1)	Floating Rate(1)	Fixed Rate(1)	Floating Rate(1)	Total
Construction and land development	$9,075	$8,912	$57,035	$15,798	$39,271	$4,890	$3,985	$139,566
Commercial	6,400	38,879	178,610	132,532	28,636	116,077	33,265	534,399
Commercial real estate non-owner occupied	4,545	23,830	16,458	221,258	21,960	34,115	75,339	397,505
Commercial real estate owner occupied	5,681	62,923	24,225	240,821	52,465	123,768	77,050	586,933
Residential real estate	4,291	5,732	6,704	30,711	3,049	26,061	53,202	129,750
Consumer	2,122	1,496	9,642	12,256	27,772	3,973	14,033	71,294

Total	$32,114	$141,772	$293,274	$653,376	$173,153	$308,884	$256,874	$1,859,447

(1)
Excludes non-performing loans.

Asset Quality

        The following table sets forth the amounts of Standard's non-performing loans and non-performing assets (dollars in thousands):

	At June 30,	At December 31,
	2016	2015	2014	2013	2012	2011
Non-performing loans:
Non-accruing loans	$23,794	$31,419	$41,489	$46,872	$51,138	$54,658
Loans 90 days or more past due, still accruing interest	887	695	746	310	1,915	2,401

Total non-performing loans	24,681	32,114	42,235	47,182	53,053	57,059
Other real estate owned	15,730	16,853	16,233	12,930	16,896	11,496

Total non-performing assets	$40,411	$48,967	$58,468	$60,112	$69,949	$68,555

Total allowance for credit losses	$18,701	$22,740	$26,320	$40,895	$59,206	$36,960
Accruing restructured loans	14,235	13,896	15,665	16,596	2,654	1,054
Total non-performing loans to total loans	1.37%	1.73%	2.39%	2.84%	3.39%	3.70%
Total non-performing assets to total assets	1.65%	2.00%	2.56%	2.75%	3.24%	3.20%
Allowance for credit losses to non-performing loans	75.77%	70.81%	62.32%	86.68%	111.60%	64.78%

        Non-performing loans include loans accounted for on a non-accrual basis and accruing loans contractually past due 90 days or more as to interest or principal. Management reviews the loan portfolio for problem loans on an ongoing basis. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. These loans are placed under close supervision with consideration given to placing the loan on non-accrual status, increasing the allowance for credit losses and (if appropriate) partial or full charge-off. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current income. Generally, interest received on non-accrual loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual. Loans will not be placed back on accrual status unless back interest and principal payments are made. With respect to the loans that were on non-accrual status as of June 30, 2016, December 31, 2015 and December 31, 2014, the gross interest income that would have been recorded on such loans during the six months ended June 30, 2016 and years ended December 31, 2015 and 2014 had such loans been current in accordance with their original terms was approximately $571,000, $1.5 million and $2.2 million, respectively. The amount of interest income on impaired loans that was included in net income for the six months ended June 30, 2016 and years ended December 31, 2015 and 2014 was $490,000, $1.2 million, and $1.9 million, respectively. Standard's general policy is to place loans 90 days past due on non-accrual status, as well as those loans that continue to pay, but display a well-defined material weakness.

        Non-performing assets consists of non-performing loans and other real estate owned. Other real estate owned represents properties acquired through foreclosure or other proceedings and is recorded at fair value less the estimated cost of disposal at the date of acquisition. Other real estate owned is evaluated regularly to ensure that the recorded amount is supported by its current fair value. Write-downs of other real estate owned are periodically recorded to reduce the carrying amount to fair value less estimated costs of disposal.

Potential Problem Loans

        Potential problem loans consist of performing special mention loans and substandard loans that do not meet the definition of a non-performing loan. These loans are performing in accordance with their contractual terms, but Standard has concerns about the ability of the borrower to continue to comply with loan terms due to the borrower's operating or financial difficulties. The following table sets forth the aggregate principal amount of potential problem loans at the dates indicated (dollars in thousands):

	At June 30, 2016			December 31, 2015			December 31, 2014
	Special Mention	Substandard	Total	Special Mention	Substandard	Total	Special Mention	Substandard	Total
Construction and land development	$1,949	$—	$1,949	$4,966	$654	$5,620	$7,719	$997	$8,716
Commercial	4,477	270	4,747	4,938	270	5,208	4,915	688	5,603
Commercial real estate non-owner occupied	32,385	3,537	35,922	16,338	3,124	19,462	18,880	1,110	19,990
Commercial real estate owner occupied	8,068	1,773	9,841	5,441	2,512	7,953	27,295	8,047	35,342
Residential real estate	905	857	1,762	1,011	1,421	2,432	119	1,825	1,944
Consumer	111	663	774	143	770	913	312	1,900	2,212

Total	$47,895	$7,100	$54,995	$32,837	$8,751	$41,588	$59,240	$14,567	$73,807

        Performing potential problem loans totaled $55 million as of June 30, 2016, up $13.5 million, or 32.5%, from December 31, 2015, with a majority of the increase in the commercial real estate non-owner occupied loan category. The increase was due to the downgrading of 5 loan relationships during the first six months of 2016. As of December 31, 2015, performing potential problem loans decreased $32.2 million, or 43.7% from a total of $73.8 million as of December 31, 2014. The improvement was primarily in the commercial real estate owner occupied and construction and land development loan categories. The improvement in the owner occupied category was due to the improvement of one large credit ($14.7 million) that was upgraded to a pass-rated loan due to improvement in the borrower's financial strength. The improvement in the construction category was the result of a payoff of a $2.2 million credit. For regulatory purposes, classified loans include performing substandard loans and non-performing loans. Total classified loans for the periods ending June 30, 2016, December 31, 2015 and December 31, 2014 totaled $31.8 million, $40.9 million, and $56.8 million, respectively.

Allowance for Credit Losses

        The following table presents activity in the allowance for credit losses for the years presented (dollars in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Balance at beginning of year	$22,740	$26,320	$26,320	$40,895	$59,206	$36,960	$41,715
Provision for credit losses	3,900	3,400	4,600	2,967	8,751	33,384	38,150
Charge-offs:
Construction and land development	4,488	2,285	2,287	11,039	7,635	6,354	13,134
Commercial	3,217	627	1,673	1,717	1,472	3,937	6,092
Commercial real estate non-owner occupied	65	687	2,354	4,247	10,720	917	8,784
Commercial real estate owner occupied	183	161	321	2,632	8,237	401	12,177
Residential real estate	104	512	1,070	475	515	1,841	2,654
Consumer	125	1,087	2,092	994	659	1,362	1,954

Total charge-offs	8,182	5,359	9,797	21,104	29,238	14,812	44,795
Recoveries:
Construction and land development	38	359	846	2,833	54	3,177	600
Commercial	75	41	192	92	100	277	448
Commercial real estate non-owner occupied	4	30	11	278	1,897	74	106
Commercial real estate owner occupied	15	390	506	200	74	75	197
Residential real estate	16	23	31	60	1	34	3
Consumer	95	17	31	99	50	37	536

Total recoveries	243	860	1,617	3,562	2,176	3,674	1,890

Net charge-offs	7,939	4,499	8,180	17,542	27,062	11,138	42,905

Allowance for credit losses	$18,701	$25,221	$22,740	$26,320	$40,895	$59,206	$36,960

Total loans at period end	$1,799,661	$1,813,794	$1,858,081	$1,770,651	$1,660,890	$1,565,148	$1,543,214
Ratio of allowance to total loans	1.04%	1.39%	1.22%	1.49%	2.46%	3.78%	2.40%
Ratio of net charge-offs to average loans	0.87%	0.51%	0.45%	1.02%	1.71%	0.72%	2.64%

        Net charge-offs of $7.9 million were recorded in the six months ended June 30, 2016 compared to net charge-offs of $4.5 million in the six months ended June 30, 2015. During 2016, two large loan relationships in the construction and land development and commercial loan categories were resolved and the reserves were subsequently charged off. A provision for credit losses of $3.9 million was recorded for the six months ended June 30, 2016 compared to $3.4 million for the six months ended

June 30, 2015. The increase was due to an additional allocation to general reserves related to commercial loan historical loss rates.

        Net charge-offs of $8.2 million were recorded in the year ended December 31, 2015 compared to net charge-offs of $17.5 million in the year ended December 31, 2014. The difference primarily relates to one credit: a $10.0 million charge-off was taken on a previously reserved for impaired construction loan. A provision for credit losses of $4.6 million was recorded for the year ended December 31, 2015 compared to $3.0 million for the year ended December 31, 2014. The increase was due to increased reserves placed on commercial impaired loans as well as an increase in the volume of loans outstanding.

        At June 30, 2016, the allowance for credit losses of $18.7 million consisted of $2.9 million of specific reserves and $15.8 million of general reserves, which compared to $9.6 million of specific reserves and $13.2 million of general reserves at December 31, 2015. At June 30, 2016, $35.1 million of loan balances were individually evaluated for specific reserves compared to $42.8 million of loan balances at December 31, 2015. The ratio of general reserves to total loans collectively evaluated for impairment of 0.89% at June 30, 2016 increased from 0.72% at December 31, 2015 as the historical loss rates increased. At June 30, 2016, the balances of loans classified as troubled debt restructurings were $19.0 million compared to balances of $15.1 million at December 31, 2015.

        At December 31, 2015, the allowance for credit losses of $22.7 million consisted of $9.6 million of specific reserves and $13.2 million of general reserves, which compared to $11.5 million of specific reserves and $14.9 million of general reserves at December 31, 2014. At December 31, 2015, $42.8 million of loan balances were individually evaluated for specific reserves compared to $53.3 million of loan balances at December 31, 2014.

        The following table sets forth the allocation of the allowance for credit losses as of the dates presented and the percentage of loans in each category to total loans. The purpose of this allocation is only for internal analysis of the adequacy of the allowance and is not an indication of expected or anticipated losses (dollars in thousands):

	At June 30,		At December 31,
	2016		2015		2014		2013		2012		2011
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Construction and land development	$872	7	$4,107	8	$6,423	6	$16,575	8	$17,755	8	$13,016	10
Commercial	5,653	30	5,277	29	2,428	26	2,072	20	4,168	17	3,214	11
Commercial real estate non-owner occupied	5,576	20	5,911	21	4,791	24	3,390	25	13,052	28	5,275	31
Commercial real estate owner occupied	2,948	32	3,530	31	5,965	32	12,256	33	18,109	32	11,620	30
Residential real estate	1,954	7	2,029	7	3,323	7	3,545	7	3,317	7	1,975	8
Consumer	1,697	4	1,886	4	3,390	5	3,057	7	2,805	8	1,860	10

Total	$18,701	100%	$22,740	100%	$26,320	100%	$40,895	100%	$59,206	100%	$36,960	100%

        Although Standard's management believes that the specific and general credit loss allowances have been established in accordance with GAAP, actual losses are dependent upon future events and, as such, further additions to the level of specific and general allowances may become necessary.

Sources of Funds

        General.    Deposits, borrowings, loan and investment security repayments and prepayments, proceeds from the sale of securities, and cash flows generated from operations are the primary sources of Standard's funds for lending, investing and other general purposes.

        Deposits.    Standard offers a variety of deposit accounts through its domestic branches with a range of interest rates and terms. Standard has no foreign offices. Standard's core deposits consist of checking accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit. These deposits, along with brokered deposits, advances from the FHLB, and federal funds lines of credit are used to support Standard's asset base.

        The following table sets forth the composition of deposits at the dates indicated (dollars in thousands):

	At June 30,		At December 31,
	2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent
Demand deposits, non-interest bearing	$720,749	33%	$692,517	32%	$612,646	31%
NOW and money market accounts	587,292	27	581,012	27	492,799	25
Savings deposits	434,005	20	445,286	21	374,142	19
Time deposits	353,063	16	369,436	17	405,857	20
Brokered deposits	76,485	4	71,889	3	108,128	5

Total	$2,171,594	100%	$2,160,140	100%	$1,993,572	100%

        The following table sets forth the maturities of certificates of deposit $100,000 and greater at the dates indicated (in thousands):

	At June 30, 2016	At December 31, 2015
Certificates of deposit:
Maturing within three months	$69,209	$65,269
After three but within six months	28,221	37,794
After six but within 12 months	51,597	56,490
After 12 months	45,517	42,656

Total certificates of deposit	$194,543	$202,209

        Borrowings.    At June 30, 2016, Standard had no outstanding advances from the FHLB. At December 31, 2015 and 2014, outstanding advances from the FHLB were $15.0 million. In June 2016, all outstanding advances from the FHLB matured and were repaid.

        The following table sets forth certain information regarding advances from the FHLB at the dates and for the periods indicated (dollars in thousands):

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2016	2015	2015	2014
Advances from the Federal Home Loan Bank:
Average balance outstanding	$14,670	$15,000	$15,000	$7,726
Maximum outstanding at any month-end during the period	15,000	15,000	15,000	15,000
Balance outstanding at end of period	—	15,000	15,000	15,000
Weighted average interest rate during the period	0.57%	0.57%	0.57%	0.57%
Weighted average interest rate at end of the period	0.57	0.57	0.57	0.57

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        Commitments.    Standard is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include financial standby, performance standby and commercial letters of credit, and unused lines of credit. Loan commitments and guarantees written that are unused and have not expired have off-balance-sheet risk because they may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet, which include origination fees and accruals for probable losses. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that collateral or other security is of no value. For additional information, see Note 14 "Commitments" and Note 16 "Contingent Liabilities and Commitments" in the Notes to Standard's Consolidated Financial Statements as of and for the years ended December 31, 2015, 2014 and 2013, included in this joint proxy statement/prospectus. For additional information as of and for the period ended June 30, 2016, see Note 8 "Commitments and Contingencies" in the Notes to Standard's Unaudited Consolidated Financial Statements, also included in this joint proxy statement/prospectus.

        Derivative Financial Instruments.    Standard offers interest rate swap contracts to its customers in order to assist the customers in managing their interest rate risk profile. In order to eliminate Standard's interest rate risk associated with offering these products, Standard enters into interest rate swap contracts with inter-bank dealer counterparties to offset the customer contracts. Standard has elected to account for these interest rate swap contracts as free-standing derivatives for purposes of trading. The interest rate swap contracts are carried on the consolidated balance sheets at fair value with changes in fair value reflected in earnings.

        For additional information, including the notional amount and fair value of derivative instruments at December 31, 2015, see Note 17 "Derivatives" in the Notes to Standard's Consolidated Financial Statements as of and for the years ended December 31, 2015, 2014 and 2013, included in this joint proxy statement/prospectus. For additional information on the notional amount and fair value of derivative instruments at June 30, 2016, see Note 9 "Derivatives" in the Notes to Standard's Unaudited Consolidated Financial Statements, also included in this joint proxy statement/prospectus.

        Contractual Obligations.    In the ordinary course of operations, Standard enters into certain contractual obligations. Such obligations may include the funding of operations through issuances of advances from the FHLB, operating leases for premises and equipment, as well as capital expenditures for new premises and equipment.

        The following table summarizes Standard's significant contractual obligations and other potential funding needs at June 30, 2016 (dollars in thousands):

Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Time deposits	$353,063	$265,355	$67,048	$20,409	$251
Advances from Federal Home Loan Bank	—	—	—	—	—
Minimum lease payments	11,887	3,763	3,230	1,720	3,174
Capital expenditures	—	—	—	—	—

Total	$364,950	$269,118	$70,278	$22,129	$3,425

Commitments to extend credit and letters of credit	$415,127	$322,324	$34,414	$24,471	$33,918

        The following table summarizes Standard's significant contractual obligations and other potential funding needs at December 31, 2015 (dollars in thousands):

Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Time deposits	$369,436	$280,921	$64,399	$23,933	$183
Advances from Federal Home Loan Bank	15,000	15,000	—	—	—
Minimum lease payments	11,579	3,851	2,371	1,765	3,592
Capital expenditures	—	—	—	—	—

Total	$396,015	$299,772	$66,770	$25,698	$3,775

Commitments to extend credit and letters of credit	$385,217	$279,470	$48,178	$19,865	$37,704

Liquidity

        Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, federal funds sold, investments and loans maturing within one year. Standard's ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of Standard's management of liquid assets and the ability to generate liquidity through liability funding, Standard's management believes that Standard maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

        Additional sources of liquidity available to Standard include, but are not limited to, proceeds from principal and interest payments on loans and securities, the availability of federal funds lines from various correspondent banks and the ability to obtain deposits through the adjustment of interest rates. Growth in deposits, including brokered certificates, and advances from the FHLB have been sufficient to fund the majority of Standard's net increase in loans and investment securities.

Capital Resources

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for SB&T on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. These new requirements create a new required ratio for common equity Tier 1 ("CET1") capital, increase the leverage and Tier 1 capital ratio thresholds, change the risk weight of certain assets for purposes of the risk-based capital ratios, create an additional capital conservation buffer over the required capital ratios and change what qualifies as capital for purposes of meeting these various capital requirements.

        The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Under the Basel III capital requirements, in order to be considered well-capitalized, SB&T must have a CET1 ratio of 6.5% (new), a Tier 1 ratio of 8% (increased from 6.0%), a total risk-based capital ratio of 10.0% (unchanged) and a leverage ratio of 5.0% (unchanged). When fully phased in on January 1, 2019, the Basel III Capital Rules will require SB&T to maintain the following:

  •
  A minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7% upon full implementation).

  •
  A minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation).

  •
  A minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (resulting in a minimum total capital ratio of 10.5% upon full implementation).

  •
  A minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets.

        Management believes that as of June 30, 2016 and December 31, 2015, Standard and SB&T meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At June 30, 2016 and December 31, 2015, the most recent regulatory notifications categorized SB&T as well capitalized under the regulatory framework for prompt corrective action.

        Standard's and SB&T's actual and required capital amounts and ratios are as follows (dollars in thousands):

	Actual		Required for Capital Adequacy Purposes		Required To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2016	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Standard	$270,029	12.9%	$167,844	8.0%	N/A	N/A
SB&T	270,776	12.9	167,850	8.0	$209,813	10.0%
Tier 1 capital (to risk-weighted assets):
Standard	$251,179	12.0%	$125,913	6.0%	N/A	N/A
SB&T	251,926	12.0	125,888	6.0	$167,850	8.0%
Common equity Tier 1 capital (to risk-weighted assets):
Standard	$251,179	12.0%	$94,435	4.5%	N/A	N/A
SB&T	251,926	12.0	94,416	4.5	$136,378	6.5%
Tier 1 Capital (to average assets):
Standard	$251,179	10.2%	$98,560	4.0%	N/A	N/A
SB&T	251,926	10.2	98,599	4.0	$123,248	5.0%

N/A—Not applicable

	Actual		Required for Capital Adequacy Purposes		Required To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Standard	$269,694	12.5%	$172,002	8.0%	N/A	N/A
SB&T	270,878	12.6	172,000	8.0	$215,000	10.0%
Tier 1 capital (to risk-weighted assets):
Standard	$246,876	11.5%	$129,002	6.0%	N/A	N/A
SB&T	248,060	11.5	129,000	6.0	$172,000	8.0%
Common equity Tier 1 capital (to risk-weighted assets):
Standard	$246,876	11.5%	$96,751	4.5%	N/A	N/A
SB&T	248,060	11.5	96,750	4.5	$139,750	6.5%
Tier 1 Capital (to average assets):
Standard	$246,876	10.1%	$98,034	4.0%	N/A	N/A
SB&T	248,060	10.1	98,034	4.0	$122,543	5.0%

N/A—Not applicable

        For additional information, see Note 20 "Regulatory Matters" and Note 21 "Capital Management" in the Notes to Standard's Consolidated Financial Statements as of and for the years ended December 31, 2015, 2014 and 2013, included in this joint proxy statement/prospectus. For additional information on Standard Bancshares' and Standard Bank's regulatory capital ratios at June 30, 2016, see Note 10 "Regulatory Matters" in the Notes to Standard's Unaudited Consolidated Financial Statements, also included in this joint proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

        Standard, like other financial institutions, is subject to direct and indirect market risk. Direct market risk exists from changes in interest rates. Standard's net income is significantly dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

        In an attempt to manage its exposure to changes in interest rates, Standard's management closely monitors Standard's interest rate risk. One component of Standard's monitoring process is performing a net interest income analysis. A net interest income analysis measures the change in net interest income over a one-year horizon in the event of hypothetical changes in interest rates. This analysis assesses the risk of change in net interest income in the event of a sudden and sustained 100 and 200 basis point increase and decrease in market interest rates. The table below presents Standard's projected changes in net interest income for the various rate shock levels at June 30, 2016 and December 31, 2015. The assumptions used in the interest rate sensitivity simulation discussed above are inherently uncertain and, as a result, the simulations cannot precisely measure net interest income or precisely predict the impact of changes in interest rates on net interest income. Standard's model assumes that a portion of its variable rate loans that have minimum interest rates (floors) will remain unchanged in its portfolio regardless of changes in the interest rate environment. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

	Changes in Net Interest Income Over One Year Horizon
	At June 30, 2016		At December 31, 2015
(Dollars in thousands) Changes in Levels of Interest Rates	Dollar Change	Percentage Change	Dollar Change	Percentage Change
+2.00%	$6,613	8.92%	$7,515	9.91%
+1.00%	3,171	4.28	4,263	5.62
–1.00%	(1,046)	(1.41)	(509)	(0.67)
–2.00%	(3,348)	(4.52)	(2,970)	(3.92)

DESCRIPTION OF FIRST MIDWEST CAPITAL STOCK

        As a result of the merger, Standard shareholders who receive shares of First Midwest common stock in the merger will become stockholders of First Midwest. First Midwest stockholder's rights will be governed by Delaware law and the restated certificate of incorporation and the amended and restated by-laws of First Midwest as may be amended and in effect from time to time. The following description of the material terms of First Midwest's capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge all First Midwest stockholders to read the applicable provisions of Delaware law, First Midwest's restated certificate of incorporation and amended and restated by-laws and federal law governing bank holding companies carefully and in their entirety. Copies of First Midwest's restated certificate of incorporation and First Midwest's amended and restated by-laws have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information".

General

        First Midwest's authorized capital stock consists of 150,000,000 shares of First Midwest common stock, par value $0.01 per share and 1,000,000, shares of preferred stock, without par value. As of the First Midwest record date, there were [        ] shares of First Midwest common stock outstanding and no shares of First Midwest preferred stock outstanding. In addition, as of the First Midwest record date, [        ] shares of First Midwest common stock were reserved for issuance upon conversion or exercise of stock options and vesting of other awards under First Midwest's equity compensation plans.

        Because First Midwest is a holding company, the rights of First Midwest to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of First Midwest stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that First Midwest itself may be a creditor of that subsidiary with recognized claims. Claims on First Midwest's subsidiaries by creditors other than First Midwest will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

        First Midwest's restated certificate of incorporation authorizes the First Midwest board of directors to authorize the issuance of shares of First Midwest preferred stock without stockholder approval. The First Midwest board of directors is authorized to divide the preferred stock into series and, subject to applicable law, to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series. If and when any First Midwest preferred stock is issued, the holders of First Midwest preferred stock may have a preference over holders of First Midwest common stock in the payment of dividends, upon liquidation of First Midwest, in respect of voting rights and in the redemption of the capital stock of First Midwest.

Common Stock

        Dividends.    Subject to the rights of any series of preferred stock authorized by the board of directors as provided by First Midwest's restated certificate of incorporation, the holders of First Midwest common stock are entitled to dividends as and when declared by the First Midwest board of directors out of funds legally available for the payment of dividends.

        Voting Rights.    Each holder of First Midwest common stock has one vote for each share held on matters presented for consideration by the stockholders. Except as otherwise required by law or provided in any resolution adopted by First Midwest's board of directors with respect to any series of preferred stock, the holders of common stock possess all voting power. First Midwest's restated certificate of incorporation does not provide for cumulative voting in the election of directors.

        Classification of Board of Directors.    The First Midwest board of directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of First Midwest are elected at each annual meeting of the stockholders of First Midwest. Classification of the First Midwest board of directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the First Midwest board of directors and thereby could impede a change in control of First Midwest.

        Preemptive Rights.    The holders of First Midwest common stock have no preemptive rights and no right to convert their stock into any other securities.

        Redemption and Sinking Fund.    There are no redemption or sinking fund provisions applicable to First Midwest common stock. The holders of First Midwest common stock will have no liability for further calls or assessments and will not be personally liable for the payment of First Midwest's debts except as they may be liable by reason of their own conduct or acts.

        Issuance of Stock.    First Midwest's restated certificate of incorporation authorizes the First Midwest board of directors to authorize the issuance of shares of First Midwest common stock and any other securities without stockholder approval. However, First Midwest common stock is listed on the NASDAQ Stock Market, which requires stockholder approval of the issuance of additional shares of First Midwest common stock under certain circumstances. The General Corporation Law of the State of Delaware (the "DGCL") also requires stockholder approval of the issuance of additional shares of First Midwest common stock under certain circumstances.

        Liquidation Rights.    In the event of liquidation or dissolution, subject to the rights of any outstanding series of preferred stock and creditors of First Midwest, the holders of First Midwest common stock are entitled to share in all assets remaining for distribution to common stockholders according to their interests.

COMPARISON OF STOCKHOLDER RIGHTS

        The rights of First Midwest stockholders are governed by the DGCL, and First Midwest's restated certificate of incorporation and amended and restated by-laws. The rights of Standard shareholders are governed by the IBCA and Standard's amended and restated articles of incorporation, as amended, and amended and restated by-laws. After the merger, the rights of First Midwest and Standard stockholders will be governed by the DGCL and First Midwest's restated certificate of incorporation and amended and restated by-laws. The following discussion summarizes the material differences between the rights of Standard shareholders and the rights of First Midwest stockholders. We urge you to read First Midwest's restated certificate of incorporation, First Midwest's amended and restated by-laws, Standard's amended and restated articles of incorporation, as amended, Standard's amended and restated by-laws, and the DGCL and IBCA carefully and in their entirety.

Authorized Capital Stock	First Midwest. First Midwest's restated certificate of incorporation authorizes it to issue up to 150,000,000 shares of First Midwest common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, without par value. As of the First Midwest record date, there were [ ] shares of First Midwest common stock outstanding and no shares of First Midwest preferred stock outstanding. See "Description of First Midwest Capital Stock". As of the First Midwest record date, [ ] shares of First Midwest common stock were reserved for issuance upon conversion or exercise of stock options and vesting of other awards under First Midwest's equity compensation plans.	Standard. Standard's amended and restated articles of incorporation, as amended, provides that the authorized capital stock of Standard consists of 80,000,000 shares of common stock, par value $0.01 per share, and 20,000 shares of preferred stock, par value $0.01 per share. As of the Standard record date, there were [ ] shares of Standard voting common stock outstanding, [ ] shares of Standard non-voting common stock outstanding and no shares of Standard preferred stock outstanding. As of the Standard record date, [ ] shares of Standard common stock were reserved for issuance upon conversion or exercise of stock options and vesting of other awards under Standard's equity compensation plans.

Size of Board of Directors

First Midwest.    First Midwest's restated certificate of incorporation provides for First Midwest's board of directors to consist of not less than 3 nor more than 20 directors, with the exact number to be fixed by First Midwest's board of directors from time to time. The First Midwest board of directors currently has 14 directors.

Standard.    Standard's amended and restated by-laws and the Standard shareholders agreement provide for Standard's board of directors to consist of 9 directors, provided that the number of directors comprising the board may be decreased or increased from time to time in accordance with the procedures contemplated by the Standard shareholders agreement, or upon and after any termination of the Standard shareholders agreement, by resolution of the board of directors. Standard's board of directors currently has 9 directors.

Classes of Directors

First Midwest.    First Midwest's restated certificate of incorporation provides that First Midwest's board is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term. Accordingly, control of the board of directors of First Midwest cannot be changed in one year; at least two annual meetings must be held before a majority of the board of directors may be changed. Holders of shares of First Midwest common stock do not have the right to cumulate their votes in the election of directors.

Standard.    The Standard shareholders agreement provides that Standard's board of directors consists of one class of directors, elected on an annual basis. One director is the President and Chief Executive Officer of Standard, five directors are chosen by major shareholders of Standard, and three directors are designated by the affirmative vote of a majority of the directors of Standard, other than the independent directors.

Removal of Directors

First Midwest.    Under First Midwest's restated certificate of incorporation, any First Midwest director may be removed only for cause and only by the affirmative vote of the holders of 67% of the shares then entitled to vote in the election of directors.

Standard.    Under the Standard shareholders agreement, a Standard director or directors may only be removed (i) at the request of the shareholder that appointed such director(s) and following a majority vote of the shareholders holding voting securities, or (ii) in the event that a shareholder with the right to nominate a director ceases to hold the required number of Standard's capital stock.

Filling Vacancies on the Board of Directors	First Midwest. Under First Midwest's restated certificate of incorporation, any vacancy occurring in First Midwest's board of directors shall be filled by a majority vote of the remaining directors.

Standard.    Under the Standard shareholders agreement, any vacancy occurring in Standard's board of directors is filled (i) in the case of a director nominated by a major shareholder, by a designee nominee of that shareholder, (ii) in the case of the President and Chief Executive Officer, by the replacement executive, (iii) in the case of the independent directors, by the affirmative vote of a majority of the directors of Standard, other than the independent directors, or (iv) in the case of a board shareholder ceasing to own the requisite number of shares, by a vote of a majority of all remaining directors.

Nomination of Director Candidates by Stockholders

First Midwest.    First Midwest's restated certificate of incorporation establishes procedures that stockholders must follow to nominate persons for election to First Midwest's board of directors. The stockholder making the nomination must deliver written notice to First Midwest's Secretary between 120 and 180 days prior to the date of the meeting at which directors will be elected. However, if less than 130 days' notice is given of the meeting date, that written notice by the stockholder must be delivered by the tenth day after the day on which the meeting date notice was given. Notice will be deemed to have been given more than 130 days prior to the annual meeting if First Midwest previously disclosed that the meeting in each year is to be held on a specific date.

Standard.    The Standard shareholders agreement establishes that a director may only be nominated (i) in the case of a director nominated by a major shareholder, by that shareholder or (ii) in the case of the independent directors, by the affirmative vote of a majority of the directors of Standard, other than the independent directors. The Standard shareholders agreement also provides that the President and Chief Executive Officer of Standard shall be a director of Standard, and in the event there is a replacement President and Chief Executive Officer, that person will also become a director of Standard, without nomination.

The nomination notice must set forth certain information about the person to be nominated, including information that is required pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, and must also include the nominee's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the stockholder's name and address and the class and number of First Midwest shares that the stockholder owns of record or beneficially. The person presiding at the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the provisions of First Midwest's restated certificate of incorporation, and the defective nomination will be disregarded.

Calling Special Meetings of Stockholders

First Midwest.    A special meeting of stockholders may be called only by First Midwest's board of directors, by First Midwest's Chairman of the board of directors or by First Midwest's President, provided, however, that holders of at least 51% of First Midwest's outstanding stock entitled to vote generally in the election of directors may also call a special meeting solely for the purpose of removing a director or directors for cause.

Standard.    A special meeting of shareholders may only be called by a majority of the entire board of directors or by the holders of not less than 10% of all the outstanding shares of Standard's capital stock entitled to vote on the matter for which the meeting is called.

Stockholder Proposals

First Midwest.    First Midwest's restated by-laws provide that stockholder proposals brought before any stockholder meeting shall be determined by a majority of the votes cast, unless a greater number is required by law or the First Midwest restated certificate of incorporation for the action proposed.

First Midwest's restated certificate of incorporation provides that a stockholder must give advance written notice to First Midwest of any proposal for business to be transacted at an annual or special meeting of stockholder. The notice must be in writing and must be delivered to the Secretary of First Midwest between 120 and 180 days before the stockholder meeting. However, if less than 130 days' notice is given of the meeting date, that written notice by the stockholder must be delivered by the tenth day after the day on which the meeting date notice was given.

Stockholder notice for stockholder proposals must set forth, as to each matter such stockholder proposes to bring before the stockholder meeting, (i) a brief description of the business desired to be brought before the meeting and the reasons for why the stockholder favors the proposal, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of First Midwest capital stock which are owned beneficially or of record of such stockholder, and (iv) any material interest of the stockholder in such proposal.

Standard.    Standard's bylaws provide that except for matters placed on the agenda by a majority of the board of directors of Standard, any new business to be conducted at the annual meeting of the shareholders must be stated in writing and filed with the Secretary of Standard on or before 30 days in advance of the first anniversary date (month and day) of the previous year's annual meeting, and all business so stated, proposed and filed must, unless prior action thereon is required by the board of directors of Standard, be considered at the annual meeting unless the subject matter thereof is not the proper subject of shareholder action. No other proposal may be acted upon at the annual meeting.

Notice of Stockholder Meetings

First Midwest.    First Midwest's amended and restated by-laws provide that First Midwest must notify stockholders between 10 and 60 days before any stockholder meeting of the place, day and hour of the meeting and the general nature of the business to be considered at the meeting.

Standard.    Standard's bylaws provide that Standard must notify shareholders between 10 and 60 days before a shareholders meeting, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, between 20 and 60 days, of the place, day and hour of the meeting and the purpose or purposes for which the meeting is called.

Stockholder Rights Plans ("Poison Pill")	First Midwest. First Midwest does not have a stockholder rights plan in place.	Standard. Standard does not have a shareholders rights plan in place.
Indemnification of Directors and Officers

First Midwest.    First Midwest's amended and restated by-laws provide that First Midwest will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of First Midwest or by reason of the fact that such person is or was serving at the request of First Midwest as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under Delaware or federal law.

Standard.    Standard's bylaws provide that Standard will indemnify any director or executive officer of Standard, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Standard) by reason of the fact that he or she is or was a director, officer, employee or agent of Standard, or is or was serving at the request of Standard as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith, as provided in Standard's amended and restated articles of incorporation and the IBCA.

Amendments to Certificate of Incorporation and By-Laws

First Midwest.    First Midwest's restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal most provisions of the amended and restated certificate of incorporation; provided, however, if any proposal to alter, amend or repeal any such provision is approved by 80% of the board of directors, then in such case only the affirmative vote as is required by law or as may otherwise be required by the amended and restated certificate of incorporation of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal such provision. First Midwest's amended and restated by-laws may be amended only upon the affirmative vote of a majority of all of the directors or upon the affirmative vote of the holders of at least 67% of the voting power of the then outstanding shares of capital stock entitled to vote.

Standard.    Standard's amended and restated certificate of incorporation provides that amendment requires the prior approval of at least a majority of the entire board of directors and the prior approval of at least 55% of the shares of Standard voting common stock and any other securities entitled to vote together with the shares of Standard voting common stock. Standard's bylaws may be amended only upon the prior approval of at least a majority of the entire board of directors and the prior approval of at least 55% of the shares of Standard voting common stock and any other securities entitled to vote together with the shares of Standard voting common stock.

Forum Selection Clause

First Midwest.    First Midwest's by-laws were amended on May 18, 2016 to provide that Delaware will be the sole and exclusive forum for certain types of legal actions unless First Midwest consents in writing to the selection of an alternative forum.

Standard. Standard does not have a forum selection clause in its bylaws.

SECURITY OWNERSHIP OF CERTAIN STANDARD BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of August 19, 2016, holdings of Standard common stock by (i) each present director of Standard, (ii) each person who is known to Standard to beneficially own more than 5% of the outstanding shares of Standard voting common stock and (iii) all present directors and executive officers of Standard as a group, in each case, based on 37,982,220 shares of Standard voting common stock and 10,434,045 shares of Standard non-voting common stock outstanding. The address for each director listed below is c/o Standard Bancshares, Inc., 7800 West 95th Street, Hickory Hills, Illinois 60457.

Name	Number and Nature of Shares of Voting Common Stock Beneficially Owned(1)	% of Outstanding Shares of Voting Common Stock	Number and Nature of Shares of Non-Voting Common Stock Beneficially Owned(1)	% of Outstanding Shares of Non-Voting Common Stock
Directors
John R. Barber(2)	2,150,537	5.7%	—	—
Christopher M. Doody(3)	5,662,194	14.9%	9,606,623	92.1%
John D. Gallagher(4)	9,905,727	26.1%	—	—
Timothy J. Gallagher(5)	10,002,570	26.3%	—	—
Lawrence P. Kelley (Chief Executive Officer)(6)	674,311	1.8%	—	—
Allen Koranda(7)	139,089	*	—	—
Howard K. Preiss II(8)	139,102	*	—	—
Robert A. Rosholt(9)	184,942	*	—	—
Charles E. Shomo IV(10)	89,516	*	—	—
Five Percent Beneficial Owners
Cohesive Capital Partners, L.P.(11)	2,150,537	5.7%	—	—
Pantheon Standard, L.P.(12)	3,762,128	9.9%	538,947	5.2%
The Gallagher Standard Bancshares Trust(13)	4,900,504	12.9%	—	—
The Gallagher Family Standard Bancshares Trust(14)	4,074,470	10.7%	—	—
Trident SBI Holdings, LP(15)	5,662,194	14.9%	9,606,623	92.1%
All directors and executive officers as a group (9 in group)(16)	19,049,236	50.2%	9,606,623	92.1%

*
Less than 1.0%.

(1)
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any of any shares of Standard common stock that such person or group has the right to acquire within 60 days after August 19, 2016.

(2)
Includes 2,150,537 shares of Standard voting common stock held by Cohesive Capital Partners, LP. Mr. Barber is deemed to beneficially own such shares based on his position as Managing Partner of Cohesive Capital Partners, LP.

(3)
Includes 5,662,194 shares of Standard voting common stock and 9,606,623 shares of Standard non-voting common stock held by Trident SBI Holdings, LP. Mr. Doody is deemed to beneficially own such shares based on his position as Principal of Trident SBI Holdings, LP.

(4)
Includes (i) 4,900,504 shares of Standard voting common stock held by The Gallagher Standard Bancshares Trust, of which Mr. Gallagher is a trustee; (ii) 4,074,470 shares of Standard voting common stock held by The Gallagher Family Standard Bancshares Trust, of which Mr. Gallagher is a trustee; and (iii) 923,778 shares of Standard voting common stock held by The Gallagher GS Trust, of which Mr. Gallagher is a trustee.

(5)
Includes (i) 26,688 shares of Standard voting common stock held individually by Mr. Gallagher; (ii) 3,804 shares of Standard voting common stock held by the Standard Bank and Trust Company 401(k) and Profit Sharing Plan for the benefit of Mr. Gallagher; (iii) 4,900,504 shares of Standard voting common stock held by The Gallagher Standard Bancshares Trust, of which Mr. Gallagher is a trustee; (iv) 4,074,470 shares of Standard voting common stock held by The Gallagher Family Standard Bancshares Trust, of which Mr. Gallagher is a trustee; (v) 923,778 shares of Standard voting common stock held by The Gallagher GS Trust, of which Mr. Gallagher is a trustee; and (vi) Standard stock options that are exercisable for 73,326 shares of Standard voting common stock as of August 19, 2016.

(6)
Includes (i) 32,699 shares of Standard voting common stock held by Cobb & Co. for the benefit of Lawrence P. Kelley Keogh Account; (ii) 3,375 shares of Standard voting common stock held by Cobb & Co. for the benefit of Lawrence P. Kelley and Carrie A. Kelley, trustees for John Kelley; (iii) 52,371 shares held by Cobb & Co. for the benefit of Lawrence P. Kelley and Carrie A. Kelley; (iv) 14,060 shares of Standard voting common stock held by the Standard Bank and Trust Company 401(k) and Profit Sharing Plan for the benefit of Mr. Kelley; and (v) Standard stock options that are exercisable for 571,806 shares of Standard voting common stock as of August 19, 2016.

(7)
Includes (i) 55,000 shares of Standard voting common stock held individually by Mr. Koranda and (ii) Standard stock options that are exercisable for 84,089 shares of Standard voting common stock as of August 19, 2016.

(8)
Includes (i) 18,943 shares of Standard voting common stock held by Mr. Priess and his wife, Mary Ann Priess; (ii) 36,070 shares of Standard voting common stock held by Mary Ann Priess; and (iii) Standard stock options that are exercisable for 84,089 shares of Standard voting common stock as of August 19, 2016.

(9)
Includes (i) 53,763 shares of Standard voting common stock held individually by Mr. Rosholt and (ii) Standard stock options that are exercisable for 131,179 shares of Standard voting common stock as of August 19, 2016.

(10)
Includes (i) 64,516 shares of Standard voting common stock held by Oppenheimer & Co., Inc. as custodian for the benefit of the Charles Shomo Individual Retirement Account and (ii) Standard stock options that are exercisable for 25,000 shares of Standard voting common stock as of August 19, 2016.

(11)
The address of Cohesive Capital Partners, LP is 650 Fifth Avenue, New York, New York 10019.

(12)
The address of Pantheon Standard, L.P. is 600 Montgomery Street, 23rd Floor, San Francisco, California 94111.

(13)
The address of The Gallagher Standard Bancshares Trust is 6250 Joliet Road, Countryside, Illinois 60525.

(14)
The address of The Gallagher Family Standard Bancshares Trust is 6250 Joliet Road, Countryside, Illinois 60525.

(15)
The address of Trident SBI Holdings, LP is 20 Horseneck Lane, Greenwich, Connecticut 06830.

(16)
Because Messrs. Gallagher and Gallagher are both trustees of The Gallagher Standard Bancshares Trust, The Gallagher Family Standard Bancshares Trust, and The Gallagher GS Trust, the 9,898,752 shares of Standard voting common stock held by those trusts are included only once in this total.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC's rules permit companies to mail a single proxy statement to two or more stockholders sharing the same address. This practice is known as "householding". Householding provides greater convenience to stockholders and reduces excess printing costs. If you have been identified as living at the same address as another First Midwest stockholder, and unless First Midwest receives contrary instructions from you, First Midwest will "household" your joint proxy statement/prospectus.

        If you are a First Midwest stockholder or a beneficial owner at a shared address to which a single copy of the joint proxy statement/prospectus has been delivered, and you would like to receive your own copy of this joint proxy statement/prospectus, you may obtain it electronically from the "Investor Relations" section of First Midwest's website, http://www.firstmidwest.com, under the heading "SEC Filings"; by contacting the Investor Relations Department of First Midwest by phone ((630) 875-7533) or by e-mail (investor.relations@firstmidwest.com); or by writing to the Investor Relations Department of First Midwest and indicating that you are a stockholder at a shared address and would like an additional copy of the document.

FIRST MIDWEST STOCKHOLDER PROPOSALS

        First Midwest held its 2016 annual meeting of stockholders on May 18, 2016. First Midwest stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in First Midwest's proxy materials in connection with its 2017 annual meeting of stockholders must submit their proposals on or before December 15, 2016 to First Midwest Bancorp, Inc., Attn: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143.

        In accordance with First Midwest's restated certificate of incorporation, for a matter to be properly brought before the 2017 annual meeting of stockholders (but not necessarily contained in First Midwest's proxy statement), a stockholder's notice of the matter must comply with the requirements in the restated certificate of incorporation and be timely delivered to First Midwest Bancorp, Inc., Attn: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 17, 2017. As a result, any notice given by or on behalf of a stockholder under these provisions of First Midwest's restated certificate of incorporation (and not pursuant to the SEC's Rule 14a-8) must be received no earlier than November 18, 2016 and no later than January 17, 2017.

STANDARD SHAREHOLDER PROPOSALS

        Standard held its annual meeting of shareholders on May 25, 2016. If the merger is completed, Standard shareholders will become stockholders of First Midwest and there will be no future annual meetings of Standard shareholders. Standard's amended and restated by-laws establish an advance notice procedure with regard to director nominations and other business proposals by shareholders to be presented at its next annual meeting, which is currently anticipated to be held on May 24, 2017 if the merger has not been completed by that date. For these nominations or other business proposals to be properly brought before Standard's 2017 annual meeting by a Standard shareholder, the shareholder must have delivered written notice to the Secretary of Standard on or before 30 days in advance of the first anniversary date (month and day) of the previous year's annual meeting. Such nominations and other business proposals must comply with all requirements set forth in Standard's amended and restated by-laws and Illinois law.

VALIDITY OF SECURITIES

        The validity of the First Midwest common stock to be issued in connection with the merger has been passed upon for First Midwest by Nicholas J. Chulos, Executive Vice President, Corporate Secretary and General Counsel of First Midwest. As of the date of this joint proxy statement/prospectus, Mr. Chulos owned less than 0.05% of the outstanding shares of First Midwest common stock.

EXPERTS

        The consolidated financial statements of First Midwest Bancorp, Inc. appearing in First Midwest Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of First Midwest Bancorp, Inc.'s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and First Midwest Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        With respect to the unaudited condensed consolidated interim financial information of First Midwest Bancorp, Inc. for the three-month periods ended March 31, 2016 and March 31, 2015 and for the three-month and six month periods ended June 30, 2016 and June 30, 2015, incorporated by reference in this joint proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 4, 2016 and August 3, 2016, included in First Midwest Bancorp, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provision of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement of which this joint proxy statement/prospectus is a part prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

        The consolidated financial statements of Standard Bancshares, Inc. and Subsidiaries as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon and included in the registration statement of which this joint proxy statement/prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, neither First Midwest's nor Standard's board of directors knows of any matter that will be presented for consideration at their respective special meeting other than as described in this joint proxy statement/prospectus. If any other matters properly come before the First Midwest special meeting or the Standard special meeting, or any adjournments thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by those proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors of First Midwest and Standard, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

        First Midwest has filed a registration statement with the SEC under the Securities Act that registers the distribution to Standard shareholders of the shares of First Midwest common stock to be issued in the merger.

        The registration statement, of which this joint proxy statement/prospectus is a part, including the attached exhibits and schedules, contains additional relevant information about First Midwest and its common stock, Standard and the combined company.

        First Midwest is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by First Midwest at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. First Midwest's filings with the SEC are also available to the public through the SEC's Internet website at http://www.sec.gov. You can also find information about First Midwest by visiting First Midwest's website at www.firstmidwest.com. Information contained in these websites does not constitute part of this joint proxy statement/prospectus.

        The SEC allows First Midwest to "incorporate by reference" information into this joint proxy statement/prospectus. This means that First Midwest can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that First Midwest has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about First Midwest and First Midwest's financial condition:

  •
  Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Definitive Proxy Statement on Schedule 14A for First Midwest's 2016 Annual Meeting of Stockholders filed on April 14, 2016;

  •
  Quarterly Reports on Form 10-Q filed for the quarters ended March 31 and June 30, 2016;

  •
  Current Reports on Form 8-K filed on January 13, 2016, January 15, 2016, March 17, 2016, April 4, 2016, May 2, 2016, May 24, 2016, June 29, 2016, June 30, 2016, August 22, 2016, September 9, 2016, September 13, 2016, September 22, 2016, September 23, 2016, September 29, 2016, and October 3, 2016; and

  •
  The description of First Midwest common stock set forth in First Midwest's registration statement on Form 8-A filed on March 7, 1983 and any amendment or report filed for the purpose of updating any such description, including the form of First Midwest common stock certificate filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

        First Midwest incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of Standard's special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        First Midwest has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to First Midwest. Standard has supplied all information contained in this joint proxy statement/prospectus relating to Standard.

        You can obtain any of the documents incorporated by reference in this joint proxy statement/prospectus through First Midwest or from the SEC through the SEC's Internet website at http://www.sec.gov. Documents incorporated by reference are available from First Midwest without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone as specified below:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
One Pierce Place, Suite 1500
Itasca, IL 60143
(630) 875-7463

        You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than three business days before the date of your meeting. This means that First Midwest stockholders requesting documents must do so by [      ], in order to receive them before the First Midwest special meeting, and Standard shareholders requesting documents must do so by [      ], in order to receive them before the Standard special meeting. If you request any incorporated documents, First Midwest will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.

        We have not authorized anyone to give any information or make any representation about the merger agreement or the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that First Midwest has incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Independent Auditor's Report

To the Audit Committee
Standard Bancshares, Inc. and Subsidiaries
Hickory Hills, Illinois

Report on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Standard Bancshares, Inc. and Subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the three year period then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Standard Bancshares, Inc. and Subsidiaries as of

December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three year period then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matters

        We also have audited in accordance with attestation standards established by the American Institute of Certified Public Accountants, Standard Bank and Trust's, a wholly-owned subsidiary of Standard Bancshares, internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013, and our report dated March 16, 2016, expressed an unmodified opinion.

/s/ RSM US LLP
Schaumburg, Illinois March 16, 2016

Standard Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2015 and 2014

(in thousands, except per share data)

	2015	2014
Assets
Cash and due from banks	$36,228	$41,292
Interest bearing deposits in other banks	182,730	153,809
Federal funds sold	5,043	4,375

Total cash and cash equivalents	224,001	199,476
Investment securities
Securities held-to-maturity (fair value 2015 - $4,288; 2014 - $3,564)	4,591	3,888
Securities available for sale, at fair value	192,053	154,394
Loans held for sale	11,707	8,274
Loans—net	1,835,341	1,744,331
Bank premises and equipment—net	59,930	60,914
Bank premises held for sale	—	1,462
Other real estate owned	16,853	16,233
Federal Home Loan Bank stock—at cost	3,247	3,247
Cash surrender value of bank owned life insurance	53,941	48,470
Other assets	43,028	47,514

Total assets	$2,444,692	$2,288,203

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$692,517	$612,646
Interest bearing	1,467,623	1,380,926

Total deposits	2,160,140	1,993,572
Advances from Federal Home Loan Bank	15,000	15,000
Accrued expenses and other liabilities	21,156	13,583

Total liabilities	2,196,296	2,022,155
Commitments and Contingency (Note 14 and 16)
Shareholders' equity
Preferred stock, $.01 par value; 20,000,000 shares authorized; no shares issued at December 31, 2015 and 2014	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 38,188,671 voting and 10,434,045 non-voting shares issued at December 31, 2015 and 2014	486	486
Additional paid-in-capital	176,877	176,007
Retained earnings	71,931	89,361
Accumulated other comprehensive income	202	194
Treasury stock, at cost (2015—201,664 voting shares)	(1,100)	—

Total shareholders' equity	248,396	266,048

Total liabilities and shareholders' equity	$2,444,692	$2,288,203

The accompanying notes are an integral part of the consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2015, 2014 and 2013

(in thousands, except per share data)

	2015	2014	2013
Interest Income
Loans, including fees	$80,186	$77,838	$75,331
Investment securities
Taxable	2,542	1,494	1,491
Exempt from federal income tax	18	5	—
Interest bearing deposits in other banks	599	556	630
Federal funds sold	3	1	2

Total interest income	83,348	79,894	77,454
Interest Expense
Deposits	4,166	3,964	5,368
Federal Home Loan Bank advances and short-term borrowings	87	46	71
Notes payable	—	—	293

Total interest expense	4,253	4,010	5,732

Net interest income	79,095	75,884	71,722
Provision for credit losses	4,600	2,967	8,751

Net interest income after provision for credit losses	74,495	72,917	62,971
Non-Interest Income
Deposit account income	4,216	4,798	4,577
Secondary mortgage income	4,407	3,096	4,824
Gains on sale of securities available for sale	—	611	—
Other	17,303	11,925	11,140

Total non-interest income	25,926	20,430	20,541
Non-Interest Expenses
Salaries	31,619	30,065	29,320
Employee benefits	6,405	6,498	6,922
Net occupancy expense	11,708	11,921	11,892
FDIC assessment	1,982	1,932	1,971
Data processing	2,775	2,729	2,746
Legal	965	1,607	1,831
Professional services	968	805	1,102
OREO expenses	827	1,652	3,109
Amortization of intangible assets	568	693	585
Other	10,687	10,495	10,063

Total non-interest expenses	68,504	68,397	69,541

Income before income taxes	31,917	24,950	13,971
Income tax expense	11,463	10,656	5,798

Net income	20,454	14,294	8,173
Preferred dividends and discount accretion on preferred shares	—	—	1,124

Net income applicable to common shareholders	$20,454	$14,294	$7,049

The accompanying notes are an integral part of the consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2015, 2014 and 2013

(in thousands)

	2015	2014	2013
Net income	$20,454	$14,294	$8,173
Other comprehensive income (loss), net of tax:
Unrealized gains/(losses) on securities available-for-sale
Unrealized holding gains/(losses) during the period	13	(897)	(7)
Less: Reclassification adjustment for gains included in net income	—	611	—

Other comprehensive (loss)	13	(1,508)	(7)
Income tax (expense) benefit related to other comprehensive income	(5)	573	3

Other comprehensive (loss) after tax	8	(935)	(4)

Comprehensive income	$20,462	$13,359	$8,169

The accompanying notes are an integral part of the consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

Years Ended December 31, 2015, 2014 and 2013

(in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, January 1, 2013	$62,160	$4,464	$39,208	$68,645	$1,133	$—	$175,610
Net income	—	—	—	8,173	—	—	8,173
Other comprehensive loss, net of tax	—	—	—	—	(4)	—	(4)
Change in par value from .238 to .01 per share	—	(4,277)	4,277	—	—	—	—
Accretion of discount on preferred stock	840	—	—	(840)	—	—	—
Dividends declared—preferred stock	—	—	—	(911)	—	—	(911)
Preferred Stock exchanged for 13,548,387 shares of Common Stock	(63,000)	136	62,864	—	—	—	—
Issued 16,316,408 additional shares at $4.65 per share less issuance cost of $7,274	—	163	68,435	—	—	—	68,598
Stock based compensation	—	—	441	—	—	—	441

Balance, December 31, 2013	—	486	175,225	75,067	1,129	—	251,907
Net income	—	—	—	14,294	—	—	14,294
Other comprehensive loss, net of tax	—	—	—	—	(935)	—	(935)
Stock based compensation	—	—	782	—	—	—	782

Balance, December 31, 2014	—	486	176,007	89,361	194	—	266,048
Net income	—	—	—	20,454	—	—	20,454
Other comprehensive income, net of tax	—	—	—	—	8	—	8
Purchase 201,664 shares of treasury stock	—	—	—	—	—	(1,100)	(1,100)
Cash dividends paid ($0.78 per share)	—	—	—	(37,783)	—	—	(37,783)
Cash dividend equivalent paid ($0.10 per share), net of tax	—	—	40	(101)	—	—	(61)
Stock based compensation	—	—	830	—	—	—	830

Balance, December 31, 2015	$—	$486	$176,877	$71,931	$202	$(1,100)	$248,396

The accompanying notes are an integral part of the consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2015, 2014 and 2013

(in thousands)

	2015	2014	2013
Cash flows from operating activities
Net income	$20,454	$14,294	$8,173
Adjustments:
Depreciation and amortization	4,374	5,007	5,239
Provision for credit losses	4,600	2,967	8,751
Provision for deferred income taxes	7,848	7,162	3,425
Gain on sales of investment securities	—	(611)	—
Net (accretion) amortization of investment securities	(92)	(3)	270
Originations of loans held for sale	(150,370)	(101,863)	(162,764)
Proceeds from sales of loans held for sale	148,976	100,381	162,033
Gains from sales of originated loans held for sale	(2,815)	(1,928)	(2,608)
Loss (gain) on sale of other real estate owned	118	(426)	(170)
Gain on sale of premises and equipment	(2,961)	(491)	(1)
Write down of other real estate owned	104	1,154	2,913
Stock based compensation expense	830	782	441
Bank owned life insurance income	(1,471)	(1,437)	(1,437)
Net change in other assets	(3,976)	339	4,939
Net change in accrued expenses and other liabilities	1,158	(655)	(2,284)

Net cash provided by operating activities	26,777	24,672	26,920
Cash flows from investing activities
Available-for-sale securities
Proceeds from sale of investment securities	—	6,375	—
Proceeds from maturities of investment securities	70,868	97,802	35,918
Purchase of investment securities	(108,430)	(119,885)	—
Held-to-maturity securities
Proceeds from maturities of investment securities	2,258	312	214
Purchase of investment securities	(2,953)	(2,430)	—
Purchase of Federal Home Loan Bank Stock	—	(104)	—
Redemption of Federal Home Loan Bank stock	—	—	2,521
Net change in loans	(104,353)	(133,338)	(126,716)
Purchases of bank premises and equipment	(2,078)	(1,406)	(1,777)
Proceeds from sale of bank premises and equipment	10,951	1,824	2
Proceeds from sale of other real estate owned	7,901	2,004	5,135
Purchase of bank owned life insurance	(4,000)	—	—

Net cash (used in) investing activities	(129,836)	(148,846)	(84,703)
Cash flows from financing activities
Net change in deposits	166,568	74,467	135
Repayment on advances from Federal Home Loan Bank	—	—	(23,466)
Proceeds from Federal Home Loan Bank advances	—	15,000	—
Repayment of note payable	—	—	(16,100)
Issuance of common stock, net of issuance costs	—	—	68,598
Cash dividend and equivalent paid common stock	(37,884)
Dividends paid—preferred stock	—	—	(6,026)
Purchase of treasury stock	(1,100)

Net cash provided by financing activities	127,584	89,467	23,141

Net change in cash and cash equivalents	24,525	(34,707)	(34,642)
Cash and cash equivalents—beginning of year	199,476	234,183	268,825

Cash and cash equivalents—end of year	$224,001	$199,476	$234,183

Supplemental cash flow information:
Interest paid on deposits and other borrowings	$4,261	$4,031	$10,170
Income taxes paid	6,480	3,736	274
Supplemental schedule of non-cash investing and financing activities:
Transfer to foreclosed real estate	$8,743	$6,035	$3,912
Transfer to premises held for sale	—	1,462	—
Change in par value on common stock	—	—	4,277
Exchange of preferred stock to common stock	—	—	63,000

The accompanying notes are an integral part of the consolidated financial statements.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies

        The accompanying financial statements are prepared in accordance with generally accepted accounting principles and conform to general practices within the banking industry. A summary of the significant accounting policies follows.

Nature of Operations

        Standard Bancshares, Inc. (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary Standard Bank and Trust Company (the "Bank"). The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in the Chicago Metropolitan, Northwest Indiana and surrounding areas. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation. The Bank has two wholly-owned subsidiaries. One of those subsidiaries is an insurance agency and the other holds other real estate owned and land acquired for potential future development.

Principles of Consolidation

        The consolidated financial statements include the accounts of Standard Bancshares, Inc., the Bank and its wholly-owned subsidiaries, after elimination of all material intercompany transactions and balances.

Use of Estimates

        To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, valuation of other real estate owned, deferred tax assets, and fair values of financial instruments are particularly subject to change.

Investment Securities

        Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

        Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of the aggregate cost, or fair value, as determined by outstanding commitments from investors.

        Mortgage loans held for sale are generally sold with servicing rights retained. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, less origination fees—net of costs and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income over the respective term of the loan using the level-yield method without anticipating prepayments.

        Interest income on mortgage and commercial loans is generally discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in the process of collection. Consumer loans are typically reviewed for charge-off no later than 120 days past due. Past due status is based on the contractual terms of the loans. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        The Bank grants commercial and residential mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans to commercial businesses, generally secured by business assets and real estate, throughout the Chicago Metropolitan, Northwest

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Indiana and surrounding areas. The ability of the Company's debtors to honor their contracts is dependent on the real estate and general economic conditions in this area.

Allowance for Credit Losses

        The allowance for credit losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in the light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and recoveries, and decreased by charge-off of loans. Management believes the estimated allowance for loan losses to be adequate based on known and inherent risks in the portfolio, past loan loss experience, information about specific borrower situations, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectability of the loan balance is confirmed.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on a historical migration analysis adjusted for current qualitative environmental factors. The Company maintains a loss migration analysis that tracks loan losses and recoveries based on loan type as well as the loan risk grade assignment for commercial loans. During 2013, the Company chose to change its methodology for determining the general component of the reserves. Previously, the portfolio was segmented into four categories and used a straight line three-year loss history. The Company now uses a migration analysis system that segments the portfolio into six categories, incorporates losses by risk grade, and the impact of changes in risk grade. The system looks at a charge-off and the risk grade of that loan during the prior twelve quarters (prior to June 2015 the look-back was eight quarters) and then allocates a portion of the loss to the various risk grades. Beginning in June 2015, the system incorporates charge-offs during the last two, twelve quarter periods. Prior to June 2015, the system incorporated charge-offs during the last three, eight quarter periods. These historical loss percentages are adjusted (both upwards and downwards) for certain qualitative environmental factors, including economic trends, credit quality trends, concentration risks, quality of loan review, changes in staff, and external factors and other considerations. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is impaired when, based on current information and events, it is believed to be probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified with no benefit to the Company received and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings ("TDR's) and classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrowers prior payment record, and the amount of the shortfall in relation to the principal and interest owned. The Company evaluates impaired loans individually to determine whether or not interest continues to be accrued.

        All loans with relationship balances exceeding $250,000 and an internal risk grading of 6 or worse are evaluated for impairment. Generally all loans over $250,000 and on non-accrual will be considered impaired. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing interest rate or at the fair value of collateral, less estimated costs to sell, if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment and, accordingly, they are not separately identified for impairment disclosures.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Premises and Equipment

        Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

        Premises held for sale are carried at the lower of cost or fair value less costs to sell. Fair values are based on third-party appraisals of the properties.

Mortgage Servicing Rights

        When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded as income on the sale of loans. Fair value is based on

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

        Servicing rights are evaluated for impairment based upon the fair value estimate of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics of the underlying loans. Such characteristics include loan type, loan size, interest rate, date of origination, and loan term. Impairment is recognized through a valuation allowance to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. The fair value of servicing rights are subject to significant fluctuation as a result of changes in estimated and actual prepayment speeds and default rates and losses. For the years ended December 31, 2015, 2014, and 2013 mortgage servicing rights were determined not to be impaired.

        Servicing fee income, which is reported on the income statement as secondary mortgage income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against secondary mortgage income. Servicing fees totaled $1,000, $969, and $878 for the years ended December 31, 2015, 2014, and 2013, respectively. Late fees and ancillary fees related to loan servicing are not material.

Other Real Estate Owned

        Real estate properties acquired through or in lieu of loan foreclosures are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for credit losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.

Federal Home Loan Bank (FHLB) Stock

        The Bank is a member of the FHLB Chicago. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. When declared, cash and stock dividends are recorded as income.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Bank Owned Life Insurance

        The Company has purchased life insurance policies on certain key executives and officers. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Intangible Assets

        Intangible assets with definite useful lives consist of core deposits acquired and are amortized over their estimated useful life of fifteen years to their estimated residual values.

Derivatives

        ASC Topic 815 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The guidance requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company provides customers with interest rate swap transactions and offsets the transactions with interest rate swap transactions with inter-bank dealer counterparties. Derivative contracts entered into by the Company are limited to those that are treated as non-hedge derivative instruments. Changes in the fair value of these derivatives are reported in earnings, as noninterest income.

Mortgage Banking Activities

        Commitments to fund individual mortgage loans (interest rate locks) to be sold into the secondary market are taken out on both a "best efforts" and "mandatory" basis. Mandatory commitments which are not executed are subject to potential "pair off" fees which reflect the changes in the market value of these commitments should unfavorable rate changes occur. The Bank has had a sufficient "best efforts" commitment pipeline to satisfy any potential fallout of individual mandatory commitments. Any "pair off" fees incurred are not material.

Stock-Based Compensation

        Compensation cost is recognized for stock options and awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. Compensation cost is recognized over the required service period, generally defined as the vesting period.

Treasury Stock

        Treasury stock acquired is recorded at cost and is carried as a reduction of shareholders' equity in the Consolidated Balance Sheets. The difference between the consideration received on reissuance and the carry value is charged or credited to additional paid-in capital.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Income Taxes

        Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for credit losses, other real estate owned, non-accrual interest and State net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiaries.

        The Company recognizes a tax position as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, including resolution of related appeals or litigation processes. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Trust Assets and Fees

        Assets held in a fiduciary or agency capacity are not included in the consolidated balance sheets, since such items are not assets of the Company. Income from trust fees is recorded when received. This income does not differ materially from trust fees computed on an accrual basis.

Cash Flows

        The Company considers all cash and due from banks, cash advanced under ATM funding agreements, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for the purposes of the statements of cash flows.

Reclassification

        Certain reclassifications have been made in the prior year financial statements to conform with the current year presentation, with no effect on net income or shareholders' equity.

New Accounting Pronouncements

        In January of 2014, the Financial Accounting Standards Board (FASB) issued guidance to clarify when an in substance repossession or foreclosure occurs and an entity is considered to have received

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

physical possession of the residential real estate property such that a loan receivable should be derecognized and the real estate property recognized. Additionally, the guidance requires interim and annual disclosure of the amount of foreclosed residential real estate property held by the entity and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The guidance is effective for annual and interim periods beginning after December 15, 2014 and can be applied retrospectively or prospectively. The adoption of this guidance on January 1, 2015 did not materially impact the Company's financial condition, results of operations, or liquidity.

        In January 2016, the FASB issued ASU 2016-01, which makes limited amendments to the guidance on the classification and measurement of financial instruments. The new standard revises an entity's accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The amendments require equity investments to be measured at fair value, with changes in fair value recognized in net income. For financial liabilities that an entity has elected to measure at fair value in accordance with the fair value, the amendments require an entity to present separately in other comprehensive income the portion of the change in fair value that results from a change in instrument-specific credit risk. The guidance is effective for annual and interim periods beginning after December 15, 2017. Upon adoption, entities will be required to make a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is effective. Adoption of this standard is not expected to have a material effect on the Company's financial condition or results of operations.

        In February 2016, the FASB issued ASU 2016-02 (Subtopic 842), which requires companies that lease assets ("lessees") to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new standard will also require additional disclosures to include qualitative and quantitative information about amounts presented in the financial statements. The guidance is effective for annual and interim periods beginning after December 15, 2018. Management is evaluating the new guidance and its impact on the Company's financial condition and results of operations.

Subsequent Events

        Management reviewed subsequent events for recognition and disclosure through March 16, 2016, which is the date the financial statements were available to be issued.

Note 2—Cash and Cash Equivalents

        The Company's banking subsidiary is required by the Federal Reserve Bank to maintain certain average cash reserve balances. The required reserve balance at December 31, 2015 and 2014 was $21,286 and $17,889, respectively.

        The nature of the Company's business requires that it maintain amounts due from banks, federal funds sold and interest-bearing deposits in other banks which, at times, may exceed federally insured

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 2—Cash and Cash Equivalents (Continued)

limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts.

Note 3—Investment Securities

        Carrying amounts and fair values of investment securities were as follows:

	December 31, 2015				December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
Mortgage-backed securities—residential	$163	$10	$—	$173	$266	$18	$—	$284
States and political subdivisions	3,028	—	—	3,028	2,230	—	—	2,230
Trust preferred security	1,400	—	(313)	1,087	1,392	—	(342)	1,050

Total held-to-maturity	4,591	10	(313)	4,288	3,888	18	(342)	3,564

Available-for-sale:
U.S. government-sponsored entities and agencies	184,566	281	(302)	184,545	146,410	72	(175)	146,307
Mortgage-backed securities—residential	2,926	173	—	3,099	3,436	232	—	3,668
Equity securities	4,235	174	—	4,409	4,235	184	—	4,419

Total available-for-sale	191,727	628	(302)	192,053	154,081	488	(175)	154,394

Total investment securities	$196,318	$638	$(615)	$196,341	$157,969	$506	$(517)	$157,958

        The amortized cost and fair value of debt securities at December 31, 2015, by contractual maturity, are shown on the following page. Maturities may differ from contractual maturities in mortgage-backed securities—residential because the mortgages underlying the securities may be called or repaid without

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 3—Investment Securities (Continued)

any penalties. Equity securities have no maturity, therefore, these securities are not included in the maturity categories in the following summary.

	Securities Held-to-maturity		Securities Available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$2,428	$2,428	$—	$—
After one year through five years	600	600	184,566	184,545
After five years through ten years	—	—	—	—
Over ten years	1,400	1,087	—	—
Mortgage-backed securities—residential	163	173	2,926	3,099
Equity securities	—	—	4,235	4,409

Total	$4,591	$4,288	$191,727	$192,053

        Equity securities include $4,020 of Community Reinvestment Act (CRA) eligible mutual funds and $389 in Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) preferred stock.

        For the year ended 2014, proceeds from sales of securities available-for-sale were $6,375 resulting in gross gains of $611. There were no sales of securities in 2015 and 2013.

        Investment securities with a carrying value of $141,840 and $115,645 at December 31, 2015 and 2014, respectively, were pledged to secure public deposits, derivative exposure, and for other purposes required or permitted by law.

        Information pertaining to securities with gross unrealized losses at December 31, 2015 and 2014 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
December 31, 2015	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held-to-maturity:
Trust preferred security	$—	$—	$1,087	$(313)	$1,087	$(313)
Available-for-sale:
U.S. government-sponsored entities and agencies	$69,654	$(302)	$—	$—	$69,654	$(302)

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 3—Investment Securities (Continued)

	Less Than 12 Months		12 Months or Greater		Total
December 31, 2014	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held-to-maturity:
Trust preferred security	$—	$—	$1,050	$(342)	$1,050	$(342)
Available-for-sale:
U.S. government-sponsored entities and agencies	$76,908	$(175)	$—	$—	$76,908	$(175)

        Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        The Company had fifteen securities in a loss position at December 31, 2015. One security is a trust preferred security with an amortized cost of $1,400 and an unrealized loss of $313. The other fourteen securities are government-sponsored entity and agency securities with an amortized cost of $69,956 and an unrealized loss of $302.

        The unrealized loss on the trust preferred security and government-sponsored entities and agencies were related to changes in interest rates and illiquidity in the financial services industry. Management has evaluated the prospects of the issuer in relation to the severity and duration of the impairment. Based on that evaluation and management's ability and intent to hold those investments for a reasonable period of time sufficient for a forecasted recovery of fair value, management does not consider those investments to be other-than-temporarily impaired at December 31, 2015.

Note 4—Loans

        Major Classifications of loans are as follows:

	2015	2014
Construction and land development	$139,566	$110,343
Commercial	534,399	449,341
Commercial real estate non-owner occupied	397,505	427,043
Commercial real estate owner occupied	586,933	569,269
Residential real estate	129,750	118,612
Consumer	71,294	97,066

Total	1,859,447	1,771,674

Origination fees—net of costs	(1,366)	(1,023)
Allowance for credit losses	(22,740)	(26,320)

Loans, net	$1,835,341	$1,744,331

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

Loan Classifications

        Construction and land development loans are generally based upon estimates of the cost and value associated with the construction of the property. Construction loans often involve the disbursement of substantial funds with repayment primarily dependent upon the success of the completed project. Sources of repayment for these types of loans may be permanent loans from long-term lenders or sales of developed property. Generally, these loans have a higher risk profile than other real estate loans due to their repayment being sensitive to real estate values, interest rate changes, governmental regulations of real property, demand and supply of similar projects, the availability of long term financing, and changes in general economic condition.

        Commercial loans are primarily lines of credit and equipment loans that are secured by accounts receivable, inventory, fixed assets, and sometimes with real estate. These loans are repaid through the operating cash flow of the company. The increase in commercial loans was due to generally improved business activity resulting from the stabilizing economy and our focus on generating growth in this category of lending in order to better diversify our commercial portfolio. Commercial loans are underwritten after evaluating and understanding the borrower's ability to operate its business.

        Underwriting standards are designed to ensure repayment of loans and mitigate loss exposure. As part of the underwriting process, the Company examines current cash flows to determine the ability of the borrower to repay its obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrowers and secondarily on the underlying collateral provided by the borrower.

        Commercial real estate loans consisted primarily of loans to business owners and developers/investors in owner and non-owner occupied commercial properties. The Company classifies the properties into owner-occupied which represents loans where more than 50% of the rental income is from the owner of the property or a related company and non-owner occupied represents loans where less than 50% of the rental income is from the owner of the property. Non-owner occupied can include 5-unit or more apartment buildings, retail, office buildings, hotels, warehouse, and industrial properties. Repayment will come from the rental income paid by the tenants or owner. Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those standards and processes specific to real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of the loans is largely dependent upon the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate market or in the general economy. The properties securing the Company's commercial real estate portfolio are diverse in terms of type and geographic location within our market area. Management monitors and evaluates real estate loans based on cash flow, collateral, location, and risk grade criteria.

        The residential real estate portfolio consists of 1-4 family, first lien loans secured by the borrower's home and are generally within our market area. Any loans outside our market area are to customers with homes or businesses in our market areas.

        The consumer loans consist of loans to individuals for consumer purposes, home equity loans, home equity lines of credit, and second mortgages. Consumer loans are centrally underwritten utilizing

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

various loan policy guidelines that take into consideration the borrower's ability to repay and the collateral offered.

        At December 31, 2015 and 2014, certain officers, directors, and companies in which they have beneficial ownership were indebted to the Bank in the aggregate amount of $26,690 and $32,267 respectively. During 2015, no new loans were made to such related parties and net repayments on existing loans amounted to $5,577. During 2014, no new loans were made to such related parties and net repayments on existing loans amounted to $4,190.

Allowance for Credit Losses

        Following is a summary of the activity in the allowance for credit losses:

December 31, 2015	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$6,423	$2,428	$4,791	$5,965	$3,323	$3,390	$26,320
Provision for credit losses	(875)	4,330	3,463	(2,620)	(255)	557	4,600
Loans charged-off	(2,287)	(1,673)	(2,354)	(321)	(1,070)	(2,092)	(9,797)
Recoveries	846	192	11	506	31	31	1,617

Total ending allowance balance	$4,107	$5,277	$5,911	$3,530	$2,029	$1,886	$22,740

December 31, 2014	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$16,575	$2,072	$3,390	$12,256	$3,545	$3,057	$40,895
Provision for credit losses	(1,946)	1,981	5,370	(3,859)	193	1,228	2,967
Loans charged-off	(11,039)	(1,717)	(4,247)	(2,632)	(475)	(994)	(21,104)
Recoveries	2,833	92	278	200	60	99	3,562

Total ending allowance balance	$6,423	$2,428	$4,791	$5,965	$3,323	$3,390	$26,320

December 31, 2013	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$17,755	$4,168	$13,052	$18,109	$3,317	$2,805	$59,206
Provision for credit losses	6,401	(724)	(839)	2,310	742	861	8,751
Loans charged-off	(7,635)	(1,472)	(10,720)	(8,237)	(515)	(659)	(29,238)
Recoveries	54	100	1,897	74	1	50	2,176

Total ending allowance balance	$16,575	$2,072	$3,390	$12,256	$3,545	$3,057	$40,895

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following tables present the balance of the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method.

December 31, 2015	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Ending balance individually evaluated for impairment	$3,553	$3,227	$107	$1,537	$615	$536	$9,575
Ending balance collectively evaluated for impairment	554	2,050	5,804	1,993	1,414	1,350	13,165

Total ending allowance	$4,107	$5,277	$5,911	$3,530	$2,029	$1,886	$22,740

Loans:
Ending balance individually evaluated for impairment	$9,763	$6,361	$13,385	$6,322	$4,620	$2,354	$42,805
Ending balance collectively evaluated for impairment	129,803	528,038	384,120	580,611	125,130	68,940	1,816,642

Total ending loan balances	$139,566	$534,399	$397,505	$586,933	$129,750	$71,294	$1,859,447

December 31, 2014	Construction	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Ending balance individually evaluated for impairment	$5,136	$601	$1,373	$516	$1,665	$2,160	$11,451
Ending balance collectively evaluated for impairment	1,287	1,827	3,418	5,449	1,658	1,230	14,869

Total ending allowance	$6,423	$2,428	$4,791	$5,965	$3,323	$3,390	$26,320

Loans:
Ending balance individually evaluated for impairment	$20,252	$871	$15,345	$6,706	$5,795	$4,377	$53,346
Ending balance collectively evaluated for impairment	90,091	448,470	411,698	562,563	112,817	92,689	1,718,328

Total ending loan balances	$110,343	$449,341	$427,043	$569,269	$118,612	$97,066	$1,771,674

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following tables present loans individually evaluated for impairment by class of loans:

December 31, 2015	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction	$3,436	$1,707	$—	$2,056	$32
Commercial	103	63	—	21	6
Commercial real estate non-owner occupied	16,098	12,261	—	10,150	488
Commercial real estate owner occupied	522	522	—	731	4
Residential real estate	1,928	1,737	—	1,750	36
Consumer	1,356	1,006	—	1,039	8

Subtotal	$23,443	$17,296	$—	$15,747	$574
With an allowance recorded:
Construction	$8,056	$8,056	$3,553	$10,150	$1
Commercial	6,298	6,298	3,227	1,991	209
Commercial real estate non-owner occupied	1,773	1,124	107	2,798	44
Commercial real estate owner occupied	5,800	5,800	1,537	7,007	226
Residential real estate	2,956	2,883	615	3,558	77
Consumer	1,434	1,348	536	2,017	53

Subtotal	$26,317	$25,509	$9,575	$27,521	$610
Construction	$11,492	$9,763	$3,553	$12,206	$33
Commercial	6,401	6,361	3,227	2,012	215
Commercial real estate non-owner occupied	17,871	13,385	107	12,948	532
Commercial real estate owner occupied	6,322	6,322	1,537	7,738	230
Residential real estate	4,884	4,620	615	5,308	113
Consumer	2,790	2,354	536	3,056	61

Total	$49,760	$42,805	$9,575	$43,268	$1,184

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

December 31, 2014	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Recognized
With no related allowance recorded:
Construction	$14,349	$2,200	$—	$2,824	$460
Commercial	1,866	266	—	623	69
Commercial real estate non-owner occupied	12,128	10,392	—	11,282	361
Commercial real estate owner occupied	10,541	3,771	—	3,617	219
Residential real estate	999	999	—	1,158	51
Consumer	2,557	1,559	—	1,276	32

Subtotal	$42,440	$19,187	$—	$20,780	$1,192
With an allowance recorded:
Construction	$24,344	$18,052	$5,136	$27,023	$325
Commercial	605	605	601	1,498	11
Commercial real estate non-owner occupied	7,149	4,953	1,373	4,132	72
Commercial real estate owner occupied	3,163	2,935	516	8,607	115
Residential real estate	4,796	4,796	1,665	3,736	120
Consumer	2,818	2,818	2,160	2,997	33

Subtotal	$42,875	$34,159	$11,451	$47,993	$676
Construction	$38,693	$20,252	$5,136	$29,847	$785
Commercial	2,471	871	601	2,121	80
Commercial real estate non-owner occupied	19,277	15,345	1,373	15,414	433
Commercial real estate owner occupied	13,704	6,706	516	12,224	334
Residential real estate	5,795	5,795	1,665	4,894	171
Consumer	5,375	4,377	2,160	4,273	65

Total	$85,315	$53,346	$11,451	$68,773	$1,868

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

December 31, 2013	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction	$3,440	$2,790	$—	$6,783	$15
Commercial	1,761	1,761	—	1,828	76
Commercial real estate non-owner occupied	9,051	9,051	—	10,068	410
Commercial real estate owner occupied	3,664	3,413	—	1,368	84
Residential real estate	1,284	1,284	—	1,254	26
Consumer	1,477	1,127	—	1,508	30

Subtotal	$20,677	$19,426	$—	$22,809	$641
With an allowance recorded:
Construction	$41,710	$32,459	$14,662	$32,188	$671
Commercial	533	533	461	499	6
Commercial real estate non-owner occupied	6,125	6,125	1,865	11,128	45
Commercial real estate owner occupied	20,172	13,788	3,331	14,516	318
Residential real estate	2,515	2,515	1,496	2,170	101
Consumer	2,465	2,465	1,334	1,853	32

Subtotal	$73,520	$57,885	$23,149	$62,354	$1,173
Construction	$45,150	$35,249	$14,662	$38,971	$686
Commercial	2,294	2,294	461	2,327	82
Commercial real estate non-owner occupied	15,176	15,176	1,865	21,196	455
Commercial real estate owner occupied	23,836	17,201	3,331	15,884	402
Residential real estate	3,799	3,799	1,496	3,424	127
Consumer	3,942	3,592	1,334	3,361	62

Total	$94,197	$77,311	$23,149	$85,163	$1,814

        Interest income recognized includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on non-accruing loans and impaired loans for which the ultimate collectability of principal is not certain.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following is an analysis of the age of the recorded investment in past due and nonaccrual loans:

December 31, 2015	30 - 59 days	60 - 89 days	90 days or more past due and accruing	Non- accrual	Total Past Due	Current Loans	Total
Construction	$—	$—	$—	$9,075	$9,075	$130,491	$139,566
Commercial	1,297	44	38	6,362	7,741	526,658	534,399
Commercial real estate non-owner occupied	—	275	—	4,545	4,820	392,685	397,505
Commercial real estate owner occupied	1,044	155	167	5,514	6,880	580,053	586,933
Residential real estate	583	841	—	4,291	5,715	124,035	129,750
Consumer	682	22	490	1,632	2,826	68,468	71,294

Total	$3,606	$1,337	$695	$31,419	$37,057	$1,822,391	$1,859,447

December 31, 2014	30 - 59 days	60 - 89 days	90 days or more past due and accruing	Non- accrual	Total Past Due	Current Loans	Total
Construction	$398	$72	$—	$20,252	$20,722	$89,621	$110,343
Commercial	714	153	—	871	1,738	447,603	449,341
Commercial real estate non-owner occupied	—	290	533	7,291	8,114	418,929	427,043
Commercial real estate owner occupied	122	—	115	2,612	2,849	566,420	569,269
Residential real estate	726	944	15	6,424	8,109	110,503	118,612
Consumer	1,457	656	83	4,039	6,235	90,831	97,066

Total	$3,417	$2,115	$746	$41,489	$47,767	$1,723,907	$1,771,674

Credit Quality Indicators

        The Company categorized its non-homogenous loans into risk categories based on relevant information about the ability of borrowers to service the debt such as, among other factors: current financial information; historical payment experience; credit documentation; public information; and current economic trends. The Company analyzes loans individually by classifying the loan as to credit risk. This analysis is done annually on a loan by loan basis. The Company uses the following definitions for classified risk ratings:

  Pass: Loans classified as pass are considered to be performing loans that have adequate cash flow and/or collateral based upon the Company's underwriting process.

  Special Mention: Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

  deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

  Substandard: Loans designated as substandard are inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

  Performing Not Rated: Loans classified as performing not rated are considered to be performing loans at the time of underwriting, but historically ones in which we do not obtain updated financial information after the loans are originated. These are generally consumer loans, first mortgage home loans, and home equity loans.

        Loans not meeting the criteria above are analyzed individually as part of the above described process and are considered to be unclassified loans. Based on the most recent analysis performed, the loan risk classifications are as follows:

December 31, 2015	Pass	Special Mention	Substandard	Performing Not Rated	Total
Construction	$124,871	$4,966	$9,729	$—	$139,566
Commercial	522,829	4,938	6,632	—	534,399
Commercial real estate non-owner occupied	373,498	16,338	7,669	—	397,505
Commercial real estate owner occupied	573,466	5,441	8,026	—	586,933
Residential real estate	36,965	1,011	5,712	86,062	129,750
Consumer	8,449	143	2,402	60,300	71,294

Total	$1,640,078	$32,837	$40,170	$146,362	$1,859,447

December 31, 2014	Pass	Special Mention	Substandard	Performing Not Rated	Total
Construction	$80,127	$7,719	$21,249	$1,248	$110,343
Commercial	442,867	4,915	1,559	—	449,341
Commercial real estate non-owner occupied	399,762	18,880	8,401	—	427,043
Commercial real estate owner occupied	531,315	27,295	10,659	—	569,269
Residential real estate	29,747	119	8,250	80,496	118,612
Consumer	8,910	312	5,939	81,905	97,066

Total	$1,492,728	$59,240	$56,057	$163,649	$1,771,674

        The Bank considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Bank evaluates credit quality based on the payment and aging status of the loan. Payment status is reviewed on a quarterly basis with respect to determining adequacy of the allowance for loan losses.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

  Troubled Debt Restructurings (TDR)

        Loans classified as TDR's totaled $15,060 as of December 31, 2015, of which $13,896 were performing and $1,164 were on non-accrual. Loans classified as TDR's totaled $18,541 as of December 31, 2014, of which $15,665 were performing and $2,876 were on non-accrual.

        The Bank has allocated $1,008 and $1,797 in specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2015 and 2014. The Bank has committed to lend additional amounts of $205 and $45 as of December 31, 2015 and 2014 to customers with outstanding loans that are considered to be troubled debt restructurings. These loans involved the restructuring of terms to allow customers to mitigate the risk of foreclosure or default by meeting a lower loan payment requirement based upon their current cash flow. These may also include loans that renewed at existing contractual rates, but below market rates for comparable credit. For commercial loans, these modifications typically include a lowering of the interest rate on the loan. In some cases, the modification will include separating the note into two notes with the first note structured to be supported by current cash flows and collateral, and the second note made for the remaining unsecured debt. The second note is charged off immediately and collected only after the first note is paid in full. This modification type is commonly referred to as an A-B note structure. For consumer mortgage loans, the restructuring typically includes a lowering of the interest rate to provide payment and cash flow relief. For each restructuring, a comprehensive credit underwriting analysis of the borrower's financial condition and prospects of repayment under the revised terms is performed to assess whether the structure can be successful and that cash flows will be sufficient to support the restructured debt. An analysis is also performed to determine whether the restructured loan should be on accrual status. Generally if the loan is on accrual at the time of restructure, it will remain on accrual after the restructuring. In some cases, a nonaccrual loan may be placed on accrual at restructuring if the loan's actual payment history demonstrates it would have cash flowed under the restructured terms. After six consecutive payments under the restructured terms, a nonaccrual restructured loan is reviewed for possible upgrade to accruing status.

        As with other impaired loans, an allowance for loan loss is estimated for each TDR based on the most likely source of repayment for each loan. For impaired loans secured by real estate that are collateral dependent, the allowance is computed based on the fair value of the underlying collateral. For impaired loans where repayment is expected from cash flows from business operations, the allowance is computed based on a discounted cash flow computation.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following table presents loans by class modified as troubled debt restructurings that occurred during the years ended December 31, 2015 and 2014:

	Number of loans	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
2015
Consumer	1	$348	$348

Total	1	$348	$348

2014
Construction	1	$706	$813
Commercial real estate owner occupied	2	483	564
Residential real estate	3	1,206	1,206
Consumer	5	563	563

Total	11	$2,958	$3,146

        The troubled debt restructurings modified in 2015 and 2014 described above increased the allowance for credit losses by $55 and $784 and did not result in any post-modification charge offs during the years ended December 31, 2015 and 2014, respectively.

        The following table presents troubled debt restructurings by class and type of modification that occurred during the years ended December 31, 2015 and 2014:

	Rate Reduction	To Pay Taxes	Rate Reduction & Advance of Funds	Interest Only Period	Total
2015
Consumer	$348	$—	$—	$—	$348

Total	$348	$—	$—	$—	$348

	Rate Reduction	To Pay Taxes	Rate Reduction & Advance of Funds	Interest Only Period	Total
2014
Commercial real estate non-owner occupied	$—	$—	$706	$—	$706
Commercial real estate owner occupied	48	435	—	—	483
Commercial	—	—	—	1,206	1,206
Residential Real Estate	218	—	—	345	563

Total	$266	$435	$706	$1,551	$2,958

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2015 and 2014.

	Number of Loans	Recorded Investment
2015
Commercial real estate Non-owner occupied	1	$107
Consumer	1	81

	2	$188

	Number of Loans	Recorded Investment
2014
Commercial	1	$1,600

        The troubled debt restructurings that subsequently defaulted in 2015 and 2014 presented above increased the allowance for credit losses by $81 and $233, respectively, during the years ended December 31, 2015 and 2014. The troubled debt restructurings resulted in $81 and $1,600 of charge offs during the years ended December 31, 2015 and 2014, respectively.

Note 5—Mortgage Servicing Rights

        Following is a summary of the activity for mortgage servicing rights:

	2015	2014	2013
Beginning balance	$2,435	$2,726	$2,169
Costs capitalized	776	544	1,339
Accumulated amortization	(817)	(835)	(782)

Ending balance	$2,394	$2,435	$2,726

        In October 2015, the Company executed a definitive agreement to sell its single family mortgage servicing rights portfolio. The transaction is scheduled to close in the first quarter of 2016 and provides for the sale of the rights to service all of its unpaid principal balance of single family loans serviced for FNMA and the FHLB. The physical transfer of the servicing is to be completed on January 31, 2016 and is subject to a ten percent holdback for document delivery and post-sale date adjustments subject to accuracy of loan data. At December 31, 2015, the mortgage servicing rights were designated as held for sale. The Company's estimated fair value of the mortgage servicing rights at December 31, 2015 is based on the purchase price presented in the definitive agreement. The sale resulted in a gain of approximately $246, net of selling expenses and ten percent holdback of proceeds.

        In November 2014, a fair market estimate was completed by an independent third party to determine the amount at which the asset could be exchanged in a current transaction between willing parties, other than in a forced liquidation or sale. Fair value was estimated based in part on the discounted future cash flows estimated to be received. Key economic assumptions used in measuring

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 5—Mortgage Servicing Rights (Continued)

the fair value of mortgage servicing rights include, but are not limited to, prepayment speeds, discount rates, delinquencies, and costs to service. The evaluation used a discount rate for each pool of loan servicing rights which is intended to represent the estimated market yield and estimated cash flow for each pool of servicing rights by utilizing an assumed prepayment speed based on the characteristics of each pool. No assurance can be given that the actual prepayments will conform to the prepayment speeds assumed. The calculated fair value was compared to market values where possible to ascertain the reasonableness of the valuation in relation to the current market expectations. Mortgage servicing rights do not trade in an active market with readily observable prices.

	2015	2014
Mortgage servicing rights outstanding	$2,394	$2,435
Estimated fair value as a percentage of loans serviced	0.74%	0.83%
Principal value of loans serviced	$411,963	$394,217
Estimated fair value of servicing rights outstanding	$3,045	$3,272

Note 6—Premises and Equipment

        Major classifications of these assets are summarized as follows:

	2015	2014
Land	$21,699	$21,699
Bank premises	58,726	58,179
Furniture and equipment	32,535	31,388

	1112,960	111,266
Accumulated depreciation	(53,030)	(50,352)

Premises and equipment—net	$59,930	$60,914

        Depreciation expense amounted to $2,987, $3,479 and $3,668 in 2015, 2014 and 2013, respectively.

        In December 2014, the Company signed a definitive agreement to enter into a sale-leaseback of land and buildings for two of its locations. The Company designated $1,462 of premises as held for sale. In February 2015, the Company completed the transaction for total proceeds of $10,745 resulting in a gain on sale of $9,283. The Company recognized $2,828 of gain in non-interest income in 2015; the remaining gain of $6,455 is being deferred and is recorded in accrued expenses and other liabilities in the balance sheet. The deferred gain will be amortized into non-interest income over the remaining ten-year lease term.

        In addition to the sale-leaseback, the Company sold land, buildings, and vehicles for total proceeds of $206, $1,824, and $2, resulting in gross gains on sales of $133, $491, and $1 in the years ending December 31, 2015, 2014, and 2013, respectively.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 7—Other Real Estate Owned

        Activity in other real estate owned is summarized as follows:

	2015	2014	2013
Beginning balance	$16,233	$12,930	$16,896
Acquired through or in lieu of foreclosure	8,743	6,035	3,912
Proceeds from sales	(7,901)	(2,004)	(5,135)
(Loss) gain on sales	(118)	426	170
Write down on other real estate owned	(104)	(1,154)	(2,913)

Ending Balance	$16,853	$16,233	$12,930

        Operating expenses associated with other real estate owned, net of write-downs on other real estate owned were $723, $503, and $214 in 2015, 2014, and 2013, respectively. At December 31, 2015, the balance of real estate owned included $542 of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2015, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process is $4,094.

Note 8—Intangible Assets

	2015	2014
Core deposits	$8,946	$8,946
Accumulated amortization	(8,366)	(7,798)

Core deposits, net	$580	$1,148

        Amortization expense amounted to $568, $693, and $585 in 2015, 2014, and 2013, respectively. Core deposit intangibles are amortized over an estimated life of fifteen years.

Note 9—Bank Owned Life Insurance

        The Bank has acquired life insurance policies through prior bank acquisitions and by direct purchase. In 2015, the Bank purchased $4,000 of additional life insurance policies; no policies were purchased in 2014. At December 31, 2015 and 2014, the cash surrender value of these policies was $53,941 and $48,470, respectively.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 10—Deposits

        Deposits at December 31, 2015 and 2014, by major category, are as follows:

	2015	2014
Demand deposits:
Non-interest-bearing	$692,517	$612,646
Interest-bearing	581,012	492,799

Total demand deposits	1,273,529	1,105,445
Savings deposits	445,286	374,142
Time deposits	369,436	405,857
Brokered deposits	71,889	108,128

Total deposits	$2,160,140	$1,993,572

        The aggregate amount of deposits reclassified as loans (overdrafts) amounted to $2,276 and $2,548 at December 31, 2015 and 2014, respectively.

        Time deposits that met or exceeded the FDIC insurance limit of $250 at year-end 2015 and 2014 were $99,804 and $110,177, respectively.

        At December 31, 2015, scheduled maturities of certificates of deposit, including brokered deposits, are as follows:

2016	$342,882
2017	59,733
2018	14,595
2019	14,056
2020	9,877
2021 and thereafter	182

$441,325

        Deposits from related parties totaled $34,513 and $33,614 at December 31, 2015 and 2014, respectively.

Note 11—Advances from Federal Home Loan Bank

        The indebtedness to the Federal Home Loan Bank at December 31, 2015 and 2014 consisted of the following fixed rate advances:

Due Date	Interest Rate	2015	2014
June 27, 2016	0.57%	$13,000	$13,000
June 27, 2016	0.57%	2,000	2,000

Total advances		$15,000	$15,000

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 11—Advances from Federal Home Loan Bank (Continued)

        All advances and letters of credit from the Federal Home Loan Bank (FHLB) are secured by a general lien on qualifying commercial real estate, residential mortgages and home equity loans of the Bank. Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Letters of credit outstanding from the FHLB totaled $4,344 and $3,872 at year-end 2015 and 2014, respectively. At December 31, 2015 and 2014, advances and letters of credit were collateralized by $674,044 and $679,990 of commercial real estate, mortgage and home equity loans, respectively. Based on this collateral and the Company's holdings of FHLB stock, the Company was eligible to borrow up to a total of $389,176 and $269,513 at year-end 2015 and 2014, respectively.

Note 12—Other Income

        Other income consists of the following:

	2015	2014	2013
(Loss) gain on sale of other real estate owned	$(118)	$426	$170
Gain on sale-leaseback of bank facilities	2,828	—	—
Gain on sale of premises and equipment	133	491	1
Debit card/ATM fees	2,968	2,818	2,935
Trust fees/Brokerage fees	2,437	2,533	2,364
Loan fees and commissions	413	416	680
Interest rate swap fees and fair value adjustments	2,864	176	—
Cash management	3,167	2,641	2,286
Bank owned life insurance income	1,471	1,437	1,437
Miscellaneous income	1,140	987	1,267

Total other income	$17,303	$11,925	$11,140

Note 13—Employee Benefit Plans

Profit Sharing

        The Company's bank subsidiary maintains a defined contribution 401(k) Plan. Under terms of the Plan, employees meeting age and service requirements may elect to have their compensation reduced and have that amount contributed to the Plan as a salary deferral contribution. The Bank, at its discretion, may make a matching contribution to the Plan equal to a uniform percentage of the salary deferral contributions. Apart from any matching contribution, the Bank may also make a separate discretionary contribution to the Plan. The final liability for matching contributions, if any, is determined after year-end requiring the Bank to estimate its discretionary contribution expense at year end. Contribution expense recorded by the Bank amounted to approximately $1,271, $1,179 and $1,254 for 2015, 2014, and 2013, respectively.

Non-Qualified Deferred Compensation Plans

        The Company maintains a non-qualified deferred compensation plan for a select group of management and employees as determined by the Board of Directors. Annual awards, if any, are based on pre-established performance criteria which are communicated to eligible employees. Benefits under

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 13—Employee Benefit Plans (Continued)

the Plan vest after a five-year period. The liability under the Plan was $339 and $403 as of December 31, 2015 and 2014, respectively. There was no expense recorded in 2015, 2014, or 2013.

        The Company maintains a non-qualified deferred compensation plan that requires certain executives and senior officers to defer one third of bonuses over $50. The deferral amount is paid out equally over the succeeding two years subject to the Bank meeting a minimum return on average assets for each of the years. If the minimum return is not attained, the mandatory deferral for that year is forfeited. Required deferrals under the plan were $320 and $73 for the year ended December 31, 2015 and 2014, respectively.

        In 2015, the Company adopted a new non-qualified deferred compensation plan that allows certain executives and senior officers to defer payment of up to 75% of their base salary and 100% of their bonus. Contributions to the plan were $226 for the year ended December 31, 2015. A liability is established, in other liabilities, on the consolidated balance sheet, for the fair value of the obligation to the participants. The Company established an irrevocable trust, commonly referred to as a "rabbi trust," for the purpose of holding mutual fund assets to be used to satisfy its obligations with respect to the plan. Assets held in the rabbi trust are available to the general creditors of the Company in the event of insolvency or bankruptcy. Assets held in the rabbi trust are recorded at their fair market value in other assets on the consolidated balance sheet. As of December 31, 2015, the fair value of the assets held in the rabbi trust totaled $222. Any increase or decrease in the fair market value of plan assets is recorded in other non-interest income on the consolidated statement of operations. Any increase or decrease in the fair value of the deferred compensation obligation to participants is recorded as additional compensation expense or a reduction of compensation expense on the consolidated statement of operations. The decrease in fair market value of the assets and the obligation related to the deferred compensation plan was $4 for the year ended December 31, 2015.

Nonqualified Stock Option Plan

        Pursuant to the Capital Raise Investment Agreements, on February 12, 2013 the Board of Directors of the Company, adopted the Standard Bancshares, Inc. Stock Option Incentive Plan to be effective immediately after the Closing of the capital raise (please refer to Note 21). Pursuant to the Stock Option Incentive Plan, the Compensation Committee of the Board of Directors of the Company is authorized to grant Incentive Stock Option awards, Nonqualified Stock Option awards or a combination thereof to certain officers, directors, consultants or employees of the Company or any of its Subsidiaries or Affiliates aggregating up to 5,402,524 shares of the Company's common stock.

        The option price per share of stock purchasable under a stock option shall not be less than 100% of the fair market value of the common stock on the day of the grant. Stock option vesting is based on two components: 1) a time vested option that vests over four years, one fourth on each of the first four anniversaries from the option grant date and 2) a performance vested option that vests if there is an exit event resulting in the investor actually realizing an internal rate of return (IRR) greater than or equal to 12% based on their original investment of $4.65 per share on February 22, 2013. Vesting is subject to acceleration in certain circumstances. The options will expire if not exercised within 10 years of the date of grant and under certain other (employment) circumstances.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 13—Employee Benefit Plans (Continued)

        The fair value of options granted was estimated on the date of grant using the Black Scholes options-pricing model using the assumptions noted in the table and commentary below. The risk free rate of return is based on the constant maturity yield of a U.S. Treasury note with a fixed rate term of 10 years at date of grant. The volatility rate is derived from historical index values of publicly-traded commercial banks with assets between $1 and $5 billion. Index values of comparably sized companies were used as a proxy because the Company's common stock is not exchange-listed and there is not an active trading market for the common stock. The dividend yield assumption is based on the Company's expected dividend payouts.

	2015	2014	2013
Risk free rate of return	2.25%	2.75%	1.98%
Time remaining until expiration of the options	10 years	10 years	10 years
Volatility rate	13.89%	13.92%	15.87%
Dividend yield	1.45%	0.00%	0.00%

        In August 2015, the Company's Board of Directors approved an amendment to all previously issued stock options. The amendment reduced the exercise price of each option by $0.60 to reflect the effect of a $0.70 per share special dividend paid by the Company to shareholders of record on August 26, 2015. All exercise price information presented has been retroactively adjusted to reflect the amendment. Additionally, a discretionary cash dividend-equivalent payment was paid to all option holders of record August 27, 2015 equal to $0.10 for each vested option.

        A summary of the activity in the non-qualified stock option plan for 2015 follows:

Time Vested Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
2015
Outstanding at beginning of year	2,613,165	$4.27	8.60
Granted	54,090	5.50	9.89
Exercised	—	—	—
Expired	—	—	—
Forfeited	(3,364)	4.05	7.15

Outstanding at end of year	2,663,891	$4.30	7.65	$3,204

Exercisable at end of year	1,015,715	$4.19	7.44	$1,328

2014
Outstanding at beginning of year	1,466,515	$4.05	9.15
Granted	1,170,195	4.55	9.16
Exercised	—	—	—
Expired	—	—	—
Forfeited	(23,545)	4.34	8.70

Outstanding at end of year	2,613,165	$4.27	8.60	$1,118

Exercisable at end of year	366,629	$4.05	8.15	$238

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 13—Employee Benefit Plans (Continued)

        The weighted average fair value of time vested options granted during 2015 and 2014 was $0.99 and $1.21 per option, respectively.

Performance Vested Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
2015
Outstanding at beginning of year	2,609,801	$4.27	8.60
Granted	54,090	5.50	9.89
Exercised	—	—	—
Expired	—	—	—
Forfeited	—	—	—

Outstanding at end of year	2,663,891	$4.30	7.65	$3,204

Exercisable at end of year	—	$—	—	$—

2014
Outstanding at beginning of year	1,466,515	$4.05	9.15
Granted	1,170,195	4.55	9.16
Exercised	—	—	—
Expired	—	—	—
Forfeited	(26,909)	4.60	8.64

Outstanding at end of year	2,609,801	$4.27	8.60	$1,118

Exercisable at end of year	—	$—	—	$—

        The weighted average fair value of performance vested options granted during 2015 and 2014 was $0.31 and $0.40, respectively.

Time Vested Stock Options

        The Company recognized $830, $782 and $441 of stock-based compensation expense related to the granting of time vested stock options for the years ended December 2015, 2014, and 2013 respectively.

        As of December 31, 2015, there was $1,320 of total unrecognized compensation cost related to non-vested time vested options granted under the Plan. The unrecognized cost is expected to be recognized over a weighted-average period of 1.6 years.

Performance Vested Stock Options

        The value of the performance vested options is a function of 1) the likelihood of an Exit Event; and 2) the likelihood of that Exit Event achieving the 12% IRR threshold. These weighted average probabilities are then multiplied by the full value of a time vested option to derive the value of the performance options.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 13—Employee Benefit Plans (Continued)

        The valuation methodology for the performance vested options involved three separate analysis:

  1.
  Sale of control analysis

  2.
  Initial public offering analysis

  3.
  Remain private analysis

        There was no expense recorded in 2015, 2014 and 2013 related to the performance vested options.

        As of December 31, 2015, there was $1,075 of total unrecognized compensation cost related to non-vested performance vested options granted under the Plan. The cost is expected to be recognized when it is determined that it is probable that a qualifying Exit Event will occur.

Note 14—Commitments

Operating Leases

        The Bank leases property at various branch locations under terms that are considered to be an operating lease. The leases expire in various years through 2025. Office rent expense was $1,190, $728, and $875 for 2015, 2014, and 2013, respectively.

Other Commitments

        The Bank has a contract with a computer service company that expires in 2016. Data processing expense was $2,775, $2,729, and $2,746 for 2015, 2014, and 2013, respectively.

        Annual future minimum payments for these agreements are as follows:

Year ending December 31
2016	$3,851
2017	1,382
2018	989
2019	929
2020	836
2021 and thereafter	3,592

$11,579

Note 15—Income Taxes

        The components of the provision for income taxes are as follows:

	2015	2014	2013
Current	$3,615	$3,494	$2,373
Deferred	7,848	7,162	3,425

Total income tax expense	$11,463	$10,656	$5,798

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 15—Income Taxes (Continued)

        The effective tax rate differs from the federal statutory rate primarily due to the following:

	2015	2014	2013
Tax at statutory federal income tax rate	$11,171	$8,483	$4,750
Tax exempt interest income	(171)	(133)	(82)
State income taxes, net of federal benefit	1,406	1,516	766
BOLI income	(513)	(486)	(486)
Meals and entertainment	76	77	84
Non-deductible expenses	77	76	102
Stock settled rights expense	142	639	—
Other, net	(725)	484	664

	$11,463	$10,656	$5,798

        The net deferred tax asset included at December 31, 2015 and 2014 consists of the following:

	2015	2014
Gross deferred tax assets:
Allowance for loan losses	$10,639	$19,212
Other real estate owned	3,013	2,866
Non-accrual loan interest	3,362	4,064
State net operating loss	1,412	1,835
Accrued compensation	2,436	1,938
Depreciation	429	1,387
Gain on sale leaseback	2,561	—
FNMA & FHLMC preferred stock	1,296	1,270
Other assets	237	271

Total gross deferred tax assets	$25,385	$32,843
Gross deferred tax liabilities:
Purchase accounting adjustments	$953	$1,069
Mortgage servicing rights	950	946
Interest rate swap fees	1,110	—
Unrealized gain/loss on AFS securities	124	119
Other liabilities	698	1,306

Total gross deferred tax liabilities	$3,835	$3,440

Net deferred tax asset	$21,550	$29,403

        At December 31, 2015, the Company has $27,319 of Illinois net operating loss carryforwards expiring in 2025, and $844 Indiana net operating loss expiring in 2025 and 2026, which will be available to reduce future taxable income.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 15—Income Taxes (Continued)

        The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months. The Company recognized no interest and/or penalties related to tax matters in tax expense.

        The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of Illinois and Indiana. The Company is no longer subject to examination by taxing authorities for years before 2012.

Note 16—Contingent Liabilities and Commitments

        The Company does not reflect in its financial statements various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31 is as follows:

	2015	2014
Commitments to extend credit under:
Unused commercial and other lines of credit	$302,873	$262,907
Unused equity lines of credit	43,703	46,125
Standby letters of credit	38,641	42,041

        Commitments to extend credit, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated balance sheet. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any significant losses on its commitments in either 2015, 2014, or 2013.

        The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position.

Note 17—Derivatives

        Derivative contracts entered into by the Company are limited to those that are treated as non-hedge derivative instruments. The Company provides commercial customers with interest rate swap transactions and offsets the transactions with interest rate swap transactions with inter-bank dealer counterparties as a means of offering risk management solutions to customers. As of December 31, 2015 and 2014, there were $119,200 and $6,006 outstanding in notional values of swaps where the Company pays a variable rate of interest and the customer pays a fixed rate of interest, respectively. This position is offset with counterparty contracts where the Company pays a fixed rate of interest and receives a floating rate of interest. As of December 31, 2015 and 2014 the estimated fair value of interest rate swaps was recorded as an asset of $2,916 and $207 and as a liability of $2,982 and $214, respectively. Swaps with customers and inter-bank dealer counterparties are carried at fair value with

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 17—Derivatives (Continued)

adjustments of $59 and $7 recorded in non-interest income for the years ended December 31, 2015 and 2014, respectively. Swap fees related to customer derivative instruments of $2,805 and $169 were recorded in non-interest income for the years ended December 31, 2015 and 2014, respectively. There were no interest rate swap derivatives as of December 31, 2013.

Note 18—Financial Instruments Fair Value Disclosure

        The fair value measurement accounting literature establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

  1.
  Level 1—Unadjusted quoted market prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

  2.
  Level 2—Significant other observable inputs other than Level 1 prices such as quoted market prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  3.
  Level 3—Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

        Fair values of assets measured on a recurring basis at December 31, 2015 and 2014 are as follows:

		Fair Value Measurements Using:
	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Financial Assets:
Securities available-for-sale:
US government sponsored entities and agencies	$184,545	$—	$184,545	$—
Mortgage-backed securities—residential	3,099	—	3,099	—
Equity securities	4,409	389	4,020	—

Total securities available-for-sale	$192,053	$389	$191,664	$—

Derivatives	$2,916	$—	$2,916	$—

Financial Liabilities:
Derivatives	$2,982	$—	$2,982	$—

December 31, 2014
Financial Assets:
Securities available-for-sale:
US government sponsored entities and agencies	$146,307	$—	$146,307	$—
Mortgage-backed securities—residential	3,668	—	3,668	—
Equity securities	4,419	392	4,027	—

Total securities available-for-sale	$154,394	$392	$154,002	$—

Derivatives	$207	$—	$207	$—

Financial Liabilities:
Derivatives	$214	$—	$214	$—

        As of December 31, 2015 and 2014, there were no transfers between levels.

Securities Available For Sale

        The fair values of marketable equity securities available-for-sale are generally determined by quoted market prices, in active markets, for each specific security (Level 1 measurement inputs). If Level 1 measurement inputs are not available for a marketable equity security, the fair value is determined by the quoted market price of a similar security traded in an active market (Level 2 measurement inputs).

        The fair values of debt securities available-for-sale are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities, but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 measurement inputs).

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

Derivatives

        The fair value of derivatives are based on valuation models using observable market data as of the measurement date (Level 2). The Company's derivatives are traded in an over-the-counter market where quoted market prices are not always available. Therefore, the fair values of derivatives are determined using quantitative models that utilized multiple market inputs. The inputs will vary based on type of derivative, but could include interest rates, prices and indices to generate continuous yield or pricing curves, prepayment rates, and volatility factors to value the position. The majority of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions, and third-party pricing services.

        Fair values of assets measured on a nonrecurring basis are as follows:

		Fair Value Measurements Using:
	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Other real estate owned, net	$16,853	$—	$—	$16,853
Impaired loans	33,230	—	—	33,230
Loans held for sale	11,876	—	11,876	—
Mortgage servicing rights	2,394	—	—	2,394
December 31, 2014
Other real estate owned, net	$16,233	$—	$—	$16,233
Impaired loans	41,895	—	—	41,895
Loans held for sale	8,274	—	8,274	—
Mortgage servicing rights	2,435	—	—	2,435

        Other real estate owned is initially recorded at fair value less costs to sell when acquired and are subsequently measured at the lower of cost or fair value less estimated costs to sell. Fair values are based on third party appraisals of the property or internal valuations on smaller properties using comparable market data and various external resources, resulting in a level 3 classification. When the carrying value exceeds the fair value, less costs to sell, an impairment loss is recognized.

        The fair value of impaired loans secured by real estate with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals or internal valuations on smaller properties using comparable market data and various external resources. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach, resulting in a level 3 classification.

        Loans held for sale are carried at the lower of cost or fair value, which is evaluated on a pool-level basis. The fair value of loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan or other observable market data, such as outstanding commitments from third party investors, resulting in a level 2 classification.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

        The Company records its mortgage servicing rights at the lower of cost or fair value and includes them in other assets in the Consolidated Balance Sheets. Mortgage servicing rights do not trade in an active market with readily observable prices. The Company's estimated fair value of the mortgage servicing rights at December 31, 2015 is based on the purchase price presented a definitive agreement to sell its single family mortgage servicing rights portfolio. In 2014, fair value was based on market process for comparable mortgage servicing contracts, when available or alternatively, was based on a valuation model that calculates the present value of estimated future net servicing income. Key economic assumptions used in measuring fair value of mortgage servicing rights included prepayment speeds, maturities, and discount rates. While market based data is used to determine the assumptions,

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

the Company incorporates its own estimates of the assumptions market participants would use in determining the fair value of mortgage servicing rights, which results in a level 3 classification.

	Carrying Value	Fair Value
December 31, 2015
Assets
Cash and cash equivalents	$224,001	$224,001
Securities held-to-maturity	4,591	4,288
Securities available-for-sale	192,053	192,053
Loans—net	1,835,341	1,870,610
Loans held for sale	11,707	11,876
Federal Home Loan Bank stock, at cost	3,247	3,247
Accrued interest receivable	5,687	5,687
Mortgage Servicing Rights	2,394	3,045
Derivatives	2,916	2,916
Liabilities
Deposits	2,160,140	$2,162,065
Advances from Federal Home Loan Bank	15,000	14,991
Accrued interest payable	257	257
Derivatives	2,982	2,982
December 31, 2014
Assets
Cash and cash equivalents	$199,476	$199,476
Securities held-to-maturity	3,888	3,564
Securities available-for-sale	154,394	154,394
Loans—net	1,744,331	1,798,279
Loans held for sale	8,274	8,274
Federal Home Loan Bank stock, at cost	3,247	3,247
Accrued interest receivable	5,919	5,919
Mortgage Servicing Rights	2,435	3,272
Derivatives	207	207
Liabilities
Deposits	$1,993,572	$1,992,796
Advances from Federal Home Loan Bank	15,000	14,984
Accrued interest payable	265	265
Derivatives	214	214

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

        In estimating the fair value of certain assets and liabilities not previously presented, the following assumptions were made:

Cash and Cash Equivalents

        The carrying amounts of cash and equivalents reported in the balance sheet approximate fair value.

Securities

        Estimated fair values of securities are based on one of three models: 1) quoted market prices when available, 2) quoted market prices for similar instruments if quoted market prices are not available, 3) unobservable data that represents the Bank's assumptions about items that market participants would consider in determining the fair value where no market data is available.

Loans

        Fair values of loans, excluding loans held for sale, are estimated as follows: For variable rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality to calculate the present value of future contractual principal and interest cash flows and discounting them back to the present using a discount rate. Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

        The fair value of loans held for sale is estimated based upon binding contracts and quotes from third party investors.

Federal Home Loan Bank (FHLB) Stock

        The carrying amounts reported in the balance sheet approximate fair value as the stock is non-marketable.

Accrued Interest Receivable / Payable

        The carrying amounts reported in the balance sheet approximate fair value.

Deposits

        The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 18—Financial Instruments Fair Value Disclosure (Continued)

Advances from Federal Home Loan Bank

        The fair value of advances from Federal Home Loan Bank is estimated using discounted cash flow analyses based on the current borrowing rate of similar types of advances.

Off-balance sheet instruments

        Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements. The fair value of commitments is not material.

Note 19—TARP Capital Purchase Program

        On April 24, 2009, the Company entered into a Letter Agreement with the United States Department of Treasury (the "Treasury"), pursuant to which the Company sold to the Treasury, 6,000 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for $60 million and a warrant to acquire $3 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, for a nominal exercise price. Immediately upon consummation of the closing, the Treasury exercised the warrant and acquired the Series B Preferred Stock. The Preferred Stock, Series A qualified as Tier 1 capital and paid cumulative dividends quarterly at a rate of 5% per annum. The Preferred Stock, Series B qualified as Tier 1 capital and paid cumulative dividends quarterly at a rate of 9% per annum. The difference between the initial carrying value that was allocated to the Series B Preferred Stock and its redemption value of $3 million will be charged to retained earnings (with a corresponding increase in the carrying value of the Series B Preferred Stock) over the first five years of the contract as an adjustment to the dividend yield using the level yield method. During 2011, the Company elected to suspend dividend payments. For the year ended December 31, 2012, total dividends of $3,462 had been declared but not paid. On February 22, 2013, 13,548,387 of common shares were issued to the U.S. Treasury in exchange for the $60 million and $3 million of Fixed Rate Cumulative Preferred Stock, Series A and Series B respectively. The Treasury subsequently sold those shares to institutional investors at $4.65 per share. In addition, the Company paid $6 million of dividends to the Treasury, which included 100% of past due dividends and dividends due through February 22, 2013.

Note 20—Regulatory Matters

        The Company's primary source of cash is dividends received from its subsidiary bank. The subsidiary bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Beginning in 2016, failure to maintain the required capital conservation buffer will limit the ability of the Bank to pay dividends, repurchase shares or pay discretionary bonuses. In addition, the dividends declared cannot be in excess of the amount which would cause the subsidiary bank to fall below the minimum required for capital adequacy purposes.

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 20—Regulatory Matters (Continued)

The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. These new requirements create a new required ratio for common equity Tier 1 ("CET1") capital, increase the leverage and Tier 1 capital ratio thresholds, change the risk weight of certain assets for purposes of the risk-based capital ratios, create an additional capital conservation buffer over the required capital ratios and change what qualifies as capital for purposes of meeting these various capital requirements.

        The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Capital amounts and ratios for December 31, 2014 are calculated using Basel I rules. Under the Basel III capital requirements, in order to be considered well-capitalized, the Bank must have a CET1 ratio of 6.5% (new), a Tier 1 ratio of 8% (increased from 6.0%), a total risk-based capital ratio of 10.0% (unchanged) and a leverage ratio of 5.0% (unchanged). When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Bank to maintain the following:

  •
  A minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7% upon full implementation).

  •
  A minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation).

  •
  A minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (resulting in a minimum total capital ratio of 10.5% upon full implementation).

  •
  A minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets.

        Management believes as of December 31, 2015, the Company and Bank meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2015 and 2014, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 20—Regulatory Matters (Continued)

        The Company's and Bank's actual and required capital amounts and ratios are as follows:

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Total Capital (to risk-based assets)
Company	$269,694	12.5%	$172,002	≥8.0%	N/A	N/A
Bank	270,878	12.6%	172,000	≥8.0%	$215,000	≥10.0%
Tier I (Core) Capital (to risk-based assets)
Company	246,876	11.5%	129,002	≥6.0%	N/A	N/A
Bank	248,060	11.5%	129,000	≥6.0%	172,000	≥ 8.0%
Common Tier 1 (CET 1)
Company	246,876	11.5%	96,751	≥4.5%	N/A	N/A
Bank	248,060	11.5%	96,750	≥4.5%	139,750	≥ 6.5%
Tier I Capital (to average assets)
Company	246,876	10.1%	98,034	≥4.0%	N/A	N/A
Bank	248,060	10.1%	98,034	≥4.0%	122,543	≥ 5.0%
As of December 31, 2014
Total Capital (to risk-based assets)
Company	$271,785	14.3%	$152,226	≥8.0%	N/A	N/A
Bank	269,993	14.2%	152,229	≥8.0%	$190,286	≥10.0%
Tier I Capital (to risk-based assets)
Company	247,887	13.0%	76,113	≥4.0%	N/A	N/A
Bank	246,093	12.9%	76,114	≥4.0%	114,171	≥ 6.0%
Tier I Capital (to average assets)
Company	247,887	10.8%	92,126	≥4.0%	N/A	N/A
Bank	246,093	10.7%	92,109	≥4.0%	115,136	≥ 5.0%

Note 21—Capital Management

        The overall objectives of the Company's capital management are to have the availability of sufficient capital to support loan, deposit and other asset and liability growth and to maintain capital to absorb unforeseen losses or write-downs that are inherent in the business risk associated within the banking industry. The Company seeks to balance the need for higher capital levels to address growth and unforeseen risks and the goal to achieve an adequate return on capital invested.

Capital Raise

        On February 22, 2013, Standard Bancshares, Inc. completed its recapitalization by issuing 29,864,795 shares of common stock at $4.65 per share for gross proceeds of $138.9 million. 13,548,387 of the common shares were issued to the U.S. Treasury ("the Treasury") in exchange for the $63 million of Fixed Rate Cumulative Preferred Shares, Series A and B. The Treasury subsequently

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 21—Capital Management (Continued)

sold those shares to Institutional Investors at $4.65 per share. An additional 16,316,408 of common shares were issued to Institutional Investors and private investors. Of the aggregate 29,864,795 common shares issued, 19,430,750 were voting shares and 10,434,045 were non-voting shares.

        In conjunction with the recapitalization, the Articles of Incorporation of the Company were amended to authorize 20,000,000 shares of preferred stock at $0.01 par value. No preferred stock has been issued as of December 31, 2015.

Stock Settled Rights (SSRs)

        On February 22, 2013, in connection with the recapitalization of the Company, the Board of Directors distributed as a dividend in kind 7,293,407 Stock Settled Rights ("SSRs") to the holders of the Common Stock as of the Record Date (November 5, 2012). The number of SSRs issued is equal to the product of (i) 0.3888 and (ii) 18,757,921, the number Common Shares outstanding as of the Record Date. The estimated fair value of the SSRs completed by an independent third party as of September 30, 2015 and September 30, 2014 was determined to be approximately $0.31 per SSR or $2,285 and approximately $0.26 per SSR or $1,880 respectively. As of December 31, 2015 and 2014 expenses recorded related to the SSRs was $405 and $1,880 respectively.

        The SSRs are structured as common stock dividends to be paid to certain common shareholders of the Company under specific conditions. The amount of common stock to be distributed is determined by a formula that considers among other things, the value of the outstanding common stock at the Settlement Date. Settlement Date is defined as the earlier of (i) the date a "liquidity event" (an IPO/recapitalization or a sale of control) occurs during the term of the SSRs and (ii) the SSR Expiration Date (February 22, 2018). The SSRs will be exercised based on the value of the common shares at that time, subject to the Settlement Rate formula.

        The Accretion Rate is a component of the Settlement Rate. It is either an annual rate of 8.0% or 12.0% with the value determined by the cumulative economic losses that occur in the loan portfolio from June 30, 2011 to the time the SSRs are settled.

        On the Settlement Date, the Company shall determine the number of shares of Common Stock issuable upon the settlement of an SSR. The Settlement Rate shall be calculated based on a formula that considers among other factors, the value per share of the common stock on a fully diluted basis reduced by the accretion rate with that number divided by the value per share of common stock on a fully diluted basis.

        If the Settlement Rate is greater than zero, the Company shall issue and deliver to each of the SSR Holders a number of shares of Common Stock equal to the product of (i) the Settlement Rate, multiplied by (ii) the number of SSRs held by such Holder, as reflected in the SSR register as of the close of business on the last Business Day prior to such Settlement Date.

        In connection with the occurrence of a Liquidity Event on or prior to the Expiration Date, the Board of Directors may, at its option and in its sole discretion, order the redemption and the Company may redeem the SSR's, in whole or in part, at the redemption price per SSR based on a formula that considers the price per share of Common Stock at which the Company is valued on a fully diluted basis in connection with such Liquidity Event, as determined in good faith by the Independent Committee, plus all cash dividends paid on the common stock from the date of issuance of the SSRs less $4.65 accreting on a daily basis at the Accretion Rate.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 21—Capital Management (Continued)

        The Company hired an independent third party firm to value the SSR's. The following variables were taken into consideration when deriving a value for the SSRs:

  1)
  The probability of a liquidity event (sale of control or IPO) during the term of the SSRs.

  2)
  The Accretion Rate assigned to the Settlement Rate of the SSRs.

  3)
  The estimated value of the Company's common stock at the earlier of a) a liquidity event or b) the SSR Expiration Date (February 22, 2018).

  4)
  The type of liquidity event that might occur

  5)
  Future value parameters including a) tangible common book value, b) earnings and c) market conditions.

        The valuation of the common shares at the Settlement Date will depend on the Company's financial condition and the market pricing of financial institution stock, both on a stand-alone basis and on a sale of control basis, at that time.

Note 22—Condensed Financial Statements

        The Company was incorporated in Illinois on February 23, 1982. The Company accounts for its investment in subsidiaries under the equity method. Under this method, the investment is recorded at cost, adjusted for the subsidiaries' undistributed net income (loss). Presented below are the condensed financial statements of Standard Bancshares, Inc. (Parent Company Only):

CONDENSED BALANCE SHEETS
DECEMBER 31, 2015 AND 2014

	2015	2014
Assets
Cash	$1,821	$4,163
Investment in subsidiaries	249,754	264,242
Other assets	—	328

Total assets	$251,575	$268,733

Liabilities and shareholder's equity
Other liabilities	$3,179	$2,685
Total shareholders' equity	248,396	266,048

Total liabilities & shareholders' equity	$251,575	$268,733

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 22—Condensed Financial Statements (Continued)

CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

	2015	2014	2013
Income
Dividend from the Bank	$36,000	$—	$—
Other income	9	—	—

	36,009	—	—
Expenses	1,697	2,909	1,747

Income (Loss) before income taxes and equity in undistributed earnings of subsidiaries	34,312	(2,909)	(1,747)
Income tax benefit	610	88	291

Income (Loss) before equity in undistributed earnings of subsidiaries	34,922	(2,821)	(1,456)
Equity in undistributed (loss) earnings of subsidiaries	(14,468)	17,115	9,629

Net income	20,454	14,294	8,173
Preferred dividends and discount accretion on preferred shares	—	—	1,124

Net income applicable to common shareholders	$20,454	$14,294	$7,049

CONDENSED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2015, 2014, AND 2013

	2015	2014	2013
Cash flows from operating activities
Net income	$20,454	$14,294	$8,173
Adjustments:
Equity in undistributed net (income) loss of subsidiaries	14,468	(17,115)	(9,629)
Amortization	15	28	29
Stock based compensation expense	830	782	441
Decrease in other assets	323	1,616	1,872
Increase (decrease) in other liabilities	552	2,363	(4,273)

Net cash provided by (used in) operating activities	36,642	1,968	(3,387)
Cash flows from financing activities
Issuance of common stock, net of issuance costs	—	—	68,598
Capital contribution to Standard Bank	—	—	(41,500)
Repayment of note payable	—	—	(16,100)
Cash dividends and dividend equivalent	(37,884)	—	(6,026)
Purchase of treasury stock	(1,100)	—	—

Net cash (used in) provided by financing activities	(38,984)	—	4,972

Net change in cash	(2,342)	1,968	1,585
Cash—beginning of year	4,163	2,195	610

Cash—end of year	$1,821	$4,163	$2,195

Supplemental schedule of non-cash financing activities:
Change in par value on common stock	$—	$—	$4,277
Exchange of preferred stock to common stock	$—	$—	$63,000

Standard Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2016 and December 31, 2015

(in thousands, except per share data)

	(Unaudited) 2016	2015
Assets
Cash and due from banks	$44,180	$36,228
Interest bearing deposits in other banks	219,074	182,730
Federal funds sold	1,441	5,043

Total cash and cash equivalents	264,695	224,001
Investment securities
Securities held-to-maturity (fair value 2016—$6,490; 2015—$4,288)	6,765	4,591
Securities available for sale, at fair value	212,718	192,053
Loans held for sale	16,706	11,707
Loans—net	1,779,945	1,835,341
Bank premises and equipment—net	58,842	59,930
Other real estate owned	15,730	16,853
Federal Home Loan Bank stock—at cost	3,247	3,247
Cash surrender value of bank owned life insurance	54,759	53,941
Other assets	38,567	43,028

Total assets	$2,451,974	$2,444,692

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$720,749	$692,517
Interest bearing	1,450,845	1,467,623

Total deposits	2,171,594	2,160,140
Advances from Federal Home Loan Bank	—	15,000
Accrued expenses and other liabilities	26,706	21,156

Total liabilities	2,198,300	2,196,296
Commitments and Contingencies (Note 8)
Shareholders' equity
Preferred stock, $.01 par value; 20,000,000 shares authorized; no shares issued at June 30, 2016 and December 31, 2015	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 38,188,671 voting and 10,434,045 non-voting shares issued at June 30, 2016 and December 31, 2015	486	486
Additional paid-in-capital	177,319	176,877
Retained earnings	75,693	71,931
Accumulated other comprehensive income	1,302	202
Treasury stock, at cost (2016—206,451 voting shares; 2015—201,664 voting shares)	(1,126)	(1,100)

Total shareholders' equity	253,674	248,396

Total liabilities and shareholders' equity	$2,451,974	$2,444,692

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Unaudited Consolidated Statements of Income

Six Months Ended June 30, 2016 and 2015

(in thousands, except per share data)

	2016	2015
Interest Income
Loans, including fees	$40,287	$39,267
Investment securities
Taxable	1,479	1,120
Exempt from federal income tax	28	9
Interest bearing deposits in other banks	592	374
Federal funds sold	7	1

Total interest income	42,393	40,771
Interest Expense
Deposits	2,206	2,007
Advances from Federal Home Loan Bank and short-term borrowings	42	43

Total interest expense	2,248	2,050

Net interest income	40,145	38,721
Provision for credit losses	3,900	3,400

Net interest income after provision for credit losses	36,245	35,321
Non-Interest Income
Deposit account income	2,284	2,044
Secondary mortgage income	2,048	1,990
Cash management	1,953	1,508
Debit/ATM card fees	1,453	1,489
Trust/broker fees	1,119	1,242
Bank owned life insurance income	818	717
Gain on sale of other assets, net	985	2,607
Interest rate swap fees and fair value adjustments, net	79	904
Other	701	859

Total non-interest income	11,440	13,360
Non-Interest Expense
Salaries	15,618	15,253
Employee benefits	3,477	3,398
Net occupancy expense	5,719	5,877
FDIC assessment	1,036	1,001
Data processing	1,464	1,378
Legal	1,227	599
Professional services	475	505
ATM network fees	710	636
Advertising and promotions	620	512
OREO expenses	399	411
Communications	670	730
Amortization of intangible assets	149	315
Other	3,091	3,028

Total non-interest expense	34,655	33,643

Income before income taxes	13,030	15,038
Income tax expense	4,363	5,530

Net income	$8,667	$9,508

Basic and diluted income per share	$0.18	$0.20

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Unaudited Consolidated Statements of Comprehensive Income

Six Months Ended June 30, 2016 and 2015

(in thousands, except per share data)

	2016	2015
Net income	$8,667	$9,508
Other comprehensive income, net of tax:
Unrealized gains on securities available-for-sale
Unrealized holding gains during the period	1,774	446
Less: Reclassification adjustment for gains included in net income	—	—

Other comprehensive income	1,774	446
Income tax expense related to other comprehensive income	(674)	(170)

Other comprehensive income after tax	1,100	276

Comprehensive income	$9,767	$9,784

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Unaudited Consolidated Statements of Changes in Shareholders' Equity

Six Months Ended June 30, 2016 and 2015

(in thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance, January 1, 2015	$—	$486	$176,007	$89,361	$194	$—	$266,048
Net income	—	—	—	9,508	—	—	9,508
Other comprehensive income, net of tax	—	—	—	—	276	—	276
Purchase 171,526 shares of treasury stock	—	—	—	—	—	(933)	(933)
Cash dividends paid ($0.04 per share)	—	—	—	(1,942)	—	—	(1,942)
Stock based compensation	—	—	416	—	—	—	416

Balance, June 30, 2015	$—	$486	$176,423	$96,927	$470	$(933)	$273,373

Balance, January 1, 2016	$—	$486	$176,877	$71,931	$202	$(1,100)	$248,396
Net income	—	—	—	8,667	—	—	8,667
Other comprehensive income, net of tax	—	—	—	—	1,100	—	1,100
Purchase 4,787 shares of treasury stock	—	—	—	—	—	(26)	(26)
Cash dividends paid ($0.10 per share)	—	—	—	(4,842)	—	—	(4,842)
Cash dividend equivalent paid ($0.10 per share), net of tax	—	—	20	(63)	—	—	(43)
Stock based compensation	—	—	422	—	—	—	422

Balance, June 30, 2016	$—	$486	$177,319	$75,693	$1,302	$(1,126)	$253,674

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Standard Bancshares, Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

Six Months Ended June 30, 2016 and 2015

(in thousands, except per share data)

	2016	2015
Cash flows from operating activities
Net income	$8,667	$9,508
Adjustments:
Depreciation and amortization	1,656	1,760
Provision for credit losses	3,900	3,400
Net accretion of investment securities	(32)	(53)
Originations of loans held for sale	(68,988)	(53,988)
Proceeds from sales of loans held for sale	65,592	57,035
Gains from sales of originated loans held for sale	(1,655)	(1,267)
Proceeds from sale of mortgage servicing rights	2,630	—
Gain on sale of mortgage servicing rights	(246)	—
Loss (gain) on sale of other real estate owned	93	(79)
Gain on sale of premises and equipment	(985)	(2,607)
Write down of other real estate owned	23	—
Stock based compensation expense	422	416
Bank owned life insurance income	(818)	(717)
Net change in other assets	1,244	(198)
Net change in accrued expenses and other liabilities	6,326	(2,017)

Net cash provided by operating activities	17,829	11,193
Cash flows from investing activities
Available-for-sale securities
Proceeds from maturities and calls of investment securities	26,388	21,136
Purchase of investment securities	(45,251)	(88,389)
Held-to-maturity securities
Proceeds from maturities and calls of investment securities	35	70
Purchase of investment securities	(2,205)	—
Net change in loans	50,377	(53,897)
Purchases of bank premises and equipment	(1,104)	(985)
Proceeds from sale of bank premises and equipment	976	10,952
Proceeds from sale of other real estate owned	2,126	3,625

Net cash provided by (used in) investing activities	31,342	(107,488)
Cash flows from financing activities
Net change in deposits	11,454	137,827
Repayment on advances from Federal Home Loan Bank	(15,000)	—
Cash dividend and equivalent paid—common stock	(4,905)	(1,942)
Purchase of treasury stock	(26)	(933)

Net cash (used in) provided by financing activities	(8,477)	134,952

Net change in cash and cash equivalents	40,694	38,657
Cash and cash equivalents—beginning of period	224,001	199,476

Cash and cash equivalents—end of period	$264,695	$238,133

Supplemental cash flow information:
Interest paid on deposits and other borrowings	$2,217	$2,029
Income taxes paid	2,791	6,480
Supplemental schedule of non-cash investing and financing activities:
Transfer to foreclosed real estate	$1,119	$6,255

The accompanying notes are an integral part of the unaudited consolidated financial statements.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies

        The accompanying financial statements are prepared in accordance with generally accepted accounting principles and conform to general practices within the banking industry. A summary of the significant accounting policies follows.

Nature of Operations

        Standard Bancshares, Inc. (the "Company") is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary Standard Bank and Trust Company (the "Bank"). The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in the Chicago Metropolitan, Northwest Indiana and surrounding areas. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Illinois Department of Financial and Professional Regulation and the Federal Deposit Insurance Corporation. The Bank has two wholly-owned subsidiaries. One of those subsidiaries is an insurance agency and the other holds other real estate owned.

Principles of Consolidation

        The consolidated financial statements include the accounts of Standard Bancshares, Inc., the Bank and its wholly-owned subsidiaries, after elimination of all material intercompany transactions and balances.

Use of Estimates

        To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, valuation of other real estate owned, deferred tax assets, and fair values of financial instruments are particularly subject to change.

Investment Securities

        Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

        Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.

        For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of the aggregate cost, or fair value, as determined by outstanding commitments from investors.

        Mortgage loans held for sale are generally sold with servicing rights released. Prior to January 2016, loans held for sale were sold with servicing retained. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, less origination fees—net of costs and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income over the respective term of the loan using the level-yield method without anticipating prepayments.

        Interest income on mortgage and commercial loans is generally discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in the process of collection. Consumer loans are typically reviewed for charge-off no later than 120 days past due. Past due status is based on the contractual terms of the loans. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        The Bank grants commercial and residential mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans to commercial businesses, generally secured by business assets and real estate, throughout the Chicago Metropolitan, Northwest

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(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Indiana and surrounding areas. The ability of the Company's debtors to honor their contracts is dependent on the real estate and general economic conditions in this area.

Allowance for Credit Losses

        The allowance for credit losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in the light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and recoveries, and decreased by charge-off of loans. Management believes the estimated allowance for loan losses to be adequate based on known and inherent risks in the portfolio, past loan loss experience, information about specific borrower situations, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectability of the loan balance is confirmed.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on a historical migration analysis adjusted for current qualitative environmental factors. The Company maintains a loss migration analysis that tracks loan losses and recoveries based on loan type as well as the loan risk grade assignment for commercial loans. The Company uses a migration analysis system that segments the portfolio into six categories, incorporates losses by risk grade, and the impact of changes in risk grade. The system looks at a charge-off and the risk grade of that loan during the prior twelve quarters (prior to June 2015 the look-back was eight quarters) and then allocates a portion of the loss to the various risk grades. Beginning in June 2015, the system incorporates charge-offs during the last two, twelve quarter periods. Prior to June 2015, the system incorporated charge-offs during the last three, eight quarter periods. These historical loss percentages are adjusted (both upwards and downwards) for certain qualitative environmental factors, including economic trends, credit quality trends, concentration risks, quality of loan review, changes in staff, and external factors and other considerations. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is impaired when, based on current information and events, it is believed to be probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified with no benefit to the Company received and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings ("TDR's") and classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrowers prior payment record, and the amount of the shortfall in relation to the

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(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

principal and interest owned. The Company evaluates impaired loans individually to determine whether or not interest continues to be accrued.

        All loans with relationship balances exceeding $250,000 and an internal risk grading of 6 or worse are evaluated for impairment. Generally all loans over $250,000 and on non-accrual will be considered impaired. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing interest rate or at the fair value of collateral, less estimated costs to sell, if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment and, accordingly, they are not separately identified for impairment disclosures.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Premises and Equipment

        Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Mortgage Servicing Rights

        When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded as income on the sale of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

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(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

        Servicing rights are evaluated for impairment based upon the fair value estimate of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics of the underlying loans. Such characteristics include loan type, loan size, interest rate, date of origination, and loan term. Impairment is recognized through a valuation allowance to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. The fair value of servicing rights are subject to significant fluctuation as a result of changes in estimated and actual prepayment speeds and default rates and losses. For the year ended December 31, 2015, mortgage servicing rights were determined not to be impaired. The Company sold its servicing rights in the first quarter 2016; no servicing rights were outstanding as of June 30, 2016.

        Servicing fee income, which is reported on the income statement as secondary mortgage income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against secondary mortgage income. Servicing fees totaled $86 and $494 for the six months ended June 30, 2016 and 2015, respectively. Late fees and ancillary fees related to loan servicing are not material.

Other Real Estate Owned

        Real estate properties acquired through or in lieu of loan foreclosures are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for credit losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.

Federal Home Loan Bank (FHLB) Stock

        The Bank is a member of the FHLB Chicago. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. When declared, cash and stock dividends are recorded as income.

Bank Owned Life Insurance

        The Company has purchased life insurance policies on certain key executives and officers. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

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(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Intangible Assets

        Intangible assets with definite useful lives consist of core deposits acquired and are amortized over their estimated useful life of fifteen years to their estimated residual values.

Derivatives

        ASC Topic 815 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The guidance requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company provides customers with interest rate swap transactions and offsets the transactions with interest rate swap transactions with inter-bank dealer counterparties. Derivative contracts entered into by the Company are limited to those that are treated as non-hedge derivative instruments. Changes in the fair value of these derivatives are reported in earnings, as noninterest income.

Mortgage Banking Activities

        Commitments to fund individual mortgage loans (interest rate locks) to be sold into the secondary market are taken out on both a "best efforts" and "mandatory" basis. Mandatory commitments which are not executed are subject to potential "pair off" fees which reflect the changes in the market value of these commitments should unfavorable rate changes occur. The Bank has had a sufficient "best efforts" commitment pipeline to satisfy any potential fallout of individual mandatory commitments. Any "pair off" fees incurred are not material.

Stock-Based Compensation

        Compensation cost is recognized for stock options and awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. Compensation cost is recognized over the required service period, generally defined as the vesting period.

Treasury Stock

        Treasury stock acquired is recorded at cost and is carried as a reduction of shareholders' equity in the Consolidated Balance Sheets. The difference between the consideration received on reissuance and the carry value is charged or credited to additional paid-in capital.

Earnings Per Share

        Basic earnings per share is based on weighted-average common shares outstanding of 48,416,433 and 48,531,744 for the periods ended June 30, 2016 and 2015, respectively. Diluted earnings per share assumes the issuance of any potentially dilutive common shares using the treasury stock method.

Income Taxes

        Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences

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(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

between the basis of the allowance for credit losses, other real estate owned, non-accrual interest and State net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiaries.

        The Company recognizes a tax position as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, including resolution of related appeals or litigation processes. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Trust Assets and Fees

        Assets held in a fiduciary or agency capacity are not included in the consolidated balance sheets, since such items are not assets of the Company. Income from trust fees is recorded when received. This income does not differ materially from trust fees computed on an accrual basis.

Cash Flows

        The Company considers all cash and due from banks, cash advanced under ATM funding agreements, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for the purposes of the statements of cash flows.

Reclassification

        Certain reclassifications have been made in the prior year financial statements to conform with the current year presentation, with no effect on net income or shareholders' equity.

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(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements

        In May 2014, the FASB issued an update (ASU No. 2014-09, Revenue from Contracts with Customers) creating FASB Topic 606, Revenue from Contracts with Customers. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides steps to follow to achieve the core principle. An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. Management is currently evaluating the impact of adopting the new guidance on the Company's financial condition and results of operations.

        In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes limited amendments to the guidance on the classification and measurement of financial instruments. The new standard revises an entity's accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The amendments require equity investments to be measured at fair value, with changes in fair value recognized in net income. For financial liabilities that an entity has elected to measure at fair value in accordance with the fair value, the amendments require an entity to present separately in other comprehensive income the portion of the change in fair value that results from a change in instrument-specific credit risk. The guidance is effective for annual and interim periods beginning after December 15, 2017. Upon adoption, entities will be required to make a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is effective. Adoption of this standard is not expected to have a material effect on the Company's financial condition or results of operations.

        In February 2016, the FASB issued ASU 2016-02 (Subtopic 842), Leases, which requires companies that lease assets ("lessees") to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new standard will also require additional disclosures to include qualitative and quantitative information about amounts presented in the financial statements. The guidance is effective for annual and interim periods beginning after December 15, 2018. Management is evaluating the new guidance and its impact on the Company's financial condition and results of operations.

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). These amendments require the measurement of all expected credit losses for financial assets held at the reporting date based on

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 1—Summary of Significant Accounting Policies (Continued)

historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 is effective for SEC filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 (i.e., January 1, 2020, for calendar year entities). Early application will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Management is currently evaluating the impact that the standard will have on the Company's financial condition and results of operations.

Subsequent Events

        Management reviewed subsequent events for recognition and disclosure through September 8, 2016, which is the date these interim financial statements were available to be issued.

Note 2—Cash and Cash Equivalents

        The Company's banking subsidiary is required by the Federal Reserve Bank to maintain certain average cash reserve balances. The required reserve balance at June 30, 2016 and December 31, 2015 was $22,184 and $21,286, respectively.

        The nature of the Company's business requires that it maintain amounts due from banks, federal funds sold and interest-bearing deposits in other banks which, at times, may exceed federally insured limits. Management monitors these correspondent relationships and the Company has not experienced any losses in such accounts.

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 3—Investment Securities

        Carrying amounts and fair values of investment securities were as follows:

	June 30, 2016				December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to maturity:
Mortgage-backed securities—residential	$128	$7	$—	$135	$163	$10	$—	$173
States and political subdivisions	5,233	8	(4)	5,237	3,028	—	—	3,028
Trust preferred security	1,404	—	(286)	1,118	1,400	—	(313)	1,087

Total held-to-maturity	6,765	15	(290)	6,490	4,591	10	(313)	4,288
Available for sale:
U.S. government-sponsored entities and agencies	203,649	1,593	(26)	205,216	$184,566	281	(302)	184,545
Mortgage-backed securities—residential	2,734	201	—	2,935	2,926	173	—	3,099
Equity securities	4,235	332	—	4,567	4,235	174	—	4,409

Total available-for-sale	210,618	2,126	(26)	212,718	191,727	628	(302)	192,053

Total investment securities	$217,383	$2,141	$(316)	$219,208	$196,318	$638	$(615)	$196,341

        The amortized cost and fair value of debt securities at June 30, 2016, by contractual maturity, are shown on the following page. Maturities may differ from contractual maturities in mortgage-backed securities—residential because the mortgages underlying the securities may be called or repaid without any penalties. Equity securities have no maturity, therefore, these securities are not included in the maturity categories in the following summary.

	Securities Held-to-maturity		Securities Available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$2,363	$2,363	$16,574	$16,629
After one year through five years	2,520	2,523	187,075	188,587
After five years through ten years	350	351	—	—
Over ten years	1,404	1,118	—	—
Mortgage-backed—residential	128	135	2,734	2,935
Equity securities	—	—	4,235	4,567

Total	$6,765	$6,490	$210,618	$212,718

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 3—Investment Securities (Continued)

        Equity securities include $4,046 of Community Reinvestment Act (CRA) eligible mutual funds and $521 in Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) preferred stock.

        Investment securities with a carrying value of $147,954 and $141,840 at June 30, 2016 and December 31, 2015, respectively, were pledged to secure public deposits, derivative exposure, and for other purposes required or permitted by law.

        There were no sales of securities for the six month periods ended June 30, 2016 and 2015.

        Information pertaining to securities with gross unrealized losses at June 30, 2016 and December 31, 2015 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or Greater		Total
June 30, 2016	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held-to-maturity:
State and political subdivisions	$1,486	$(4)	$—	$—	$1,486	$(4)
Trust preferred security	—	—	1,118	(286)	1,118	(286)
Available-for-sale:
U.S. government-sponsored entities and agencies	$9,967	$(26)	$—	$—	$9,967	$(26)

	Less Than 12 Months		12 Months or Greater		Total
December 31, 2015	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held-to-maturity:
Trust preferred security	$—	$—	$1,087	$(313)	$1,087	$(313)
Available-for-sale:
U.S. government-sponsored entities and agencies	$69,654	$(302)	$—	$—	$69,654	$(302)

        Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        The Company had seven securities in a loss position at June 30, 2016. One security is a trust preferred security with an amortized cost of $1,404 and an unrealized loss of $286. Two of the securities are government-sponsored entity and agency securities with an amortized cost of $9,993 and

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(in thousands, except per share data)

Note 3—Investment Securities (Continued)

an unrealized loss of $26, and four of the securities are issued by state and political subdivisions with an amortized cost of $1,490 and an unrealized loss of $4.

        The unrealized losses on the trust preferred security, state and political subdivisions, and government-sponsored entities and agencies were related to changes in interest rates and illiquidity in the financial services industry. Management has evaluated the prospects of the issuer in relation to the severity and duration of the impairment. Based on that evaluation and management's ability and intent to hold those investments for a reasonable period of time sufficient for a forecasted recovery of fair value, management does not consider those investments to be other-than-temporarily impaired at June 30, 2016.

Note 4—Loans

	June 30, 2016	December 31, 2015
Construction and land development	$122,845	$139,566
Commercial	539,718	534,399
Commercial real estate non-owner occupied	353,884	397,505
Commercial real estate owner occupied	584,975	586,933
Residential real estate	131,317	129,750
Consumer	66,922	71,294

Total	1,799,661	1,859,447
Origination fees—net of costs	(1,015)	(1,366)
Allowance for credit losses	(18,701)	(22,740)

Loans, net	$1,779,945	$1,835,341

Loan Classifications

        Construction and land development loans are generally based upon estimates of the cost and value associated with the construction of the property. Construction loans often involve the disbursement of substantial funds with repayment primarily dependent upon the success of the completed project. Sources of repayment for these types of loans may be permanent loans from long-term lenders or sales of developed property. Generally, these loans have a higher risk profile than other real estate loans due to their repayment being sensitive to real estate values, interest rate changes, governmental regulations of real property, demand and supply of similar projects, the availability of long term financing, and changes in general economic condition.

        Commercial loans are primarily lines of credit and equipment loans that are secured by accounts receivable, inventory, fixed assets, and sometimes with real estate. These loans are repaid through the operating cash flow of the company. The increase in commercial loans was due to generally improved business activity resulting from the stabilizing economy and our focus on generating growth in this category of lending in order to better diversify our commercial portfolio. Commercial loans are underwritten after evaluating and understanding the borrower's ability to operate its business.

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        Underwriting standards are designed to ensure repayment of loans and mitigate loss exposure. As part of the underwriting process, the Company examines current cash flows to determine the ability of the borrower to repay its obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrowers and secondarily on the underlying collateral provided by the borrower.

        Commercial real estate loans consisted primarily of loans to business owners and developers/investors in owner and non-owner occupied commercial properties. The Company classifies the properties into owner-occupied which represents loans where more than 50% of the rental income is from the owner of the property or a related company and non-owner occupied represents loans where less than 50% of the rental income is from the owner of the property. Non-owner occupied can include 5-unit or more apartment buildings, retail, office buildings, hotels, warehouse, and industrial properties. Repayment will come from the rental income paid by the tenants or owner. Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans, in addition to those standards and processes specific to real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of the loans is largely dependent upon the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate market or in the general economy. The properties securing the Company's commercial real estate portfolio are diverse in terms of type and geographic location within our market area. Management monitors and evaluates real estate loans based on cash flow, collateral, location, and risk grade criteria.

        The residential real estate portfolio consists of 1-4 family, first lien loans secured by the borrower's home and are generally within our market area. Any loans outside our market area are to customers with homes or businesses in our market areas.

        The consumer loans consist of loans to individuals for consumer purposes, home equity loans, home equity lines of credit, and second mortgages. Consumer loans are centrally underwritten utilizing various loan policy guidelines that take into consideration the borrower's ability to repay and the collateral offered.

        At June 30, 2016 and December 31, 2015, certain officers, directors, and companies in which they have beneficial ownership were indebted to the Bank in the aggregate amount of $27,821 and $26,690 respectively. During the first six months of 2016 and the year ended December 31, 2015, no new loans were made to such related parties. For the six months ended June 30, 2016, net advances on existing loans amounted to $1,131. For the six months ended June 30, 2015, net repayments on existing loans amounted to $1,614.

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NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

Allowance for Credit Losses

        Following is a summary of the activity in the allowance for credit losses for the six months ended June 30, 2016 and 2015:

June 30, 2016	Construction and Land Development	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$4,107	$5,277	$5,911	$3,530	$2,029	$1,886	$22,740
Provision for credit losses	1,215	3,519	(274)	(414)	13	(159)	3,900
Loans charged-off	(4,488)	(3,217)	(65)	(183)	(104)	(125)	(8,182)
Recoveries	38	75	4	15	16	95	243

Total ending allowance balance	$872	$5,654	$5,576	$2,948	$1,954	$1,697	$18,701

June 30, 2015	Construction and Land Development	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Beginning balance	$6,423	$2,428	$4,791	$5,965	$3,323	$3,390	$26,320
Provision for credit losses	(1,879)	1,860	3,982	(982)	183	236	3,400
Loans charged-off	(2,285)	(627)	(687)	(161)	(512)	(1,087)	(5,359)
Recoveries	359	41	30	390	23	17	860

Total ending allowance balance	$2,618	$3,702	$8,116	$5,212	$3,017	$2,556	$25,221

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following tables present the balance of the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method.

June 30, 2016	Construction and Land Development	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Ending balance individually evaluated for impairment	$238	$66	$276	$1,317	$538	$486	$2,921
Ending balance collectively evaluated for impairment	634	5,588	5,300	1,631	1,416	1,211	15,780

Total ending allowance	$872	$5,654	$5,576	$2,948	$1,954	$1,697	$18,701

Loans:
Ending balance individually evaluated for impairment	$5,747	$1,608	$12,290	$9,485	$3,738	$2,237	$35,105
Ending balance collectively evaluated for impairment	117,098	538,110	341,594	575,490	127,579	64,685	1,764,556

Total ending loan balances	$122,845	$539,718	$353,884	$584,975	$131,317	$66,922	$1,799,661

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

December 31, 2015	Construction and Land Development	Commercial	Commercial Real Estate Non-owner Occupied	Commercial Real Estate Owner Occupied	Residential Real Estate	Consumer	Total
Allowance for loan losses:
Ending balance individually evaluated for impairment	$3,553	$3,227	$107	$1,537	$615	$536	$9,575
Ending balance collectively evaluated for impairment	554	2,050	5,804	1,993	1,414	1,350	13,165

Total ending allowance	$4,107	$5,277	$5,911	$3,530	$2,029	$1,886	$22,740

Loans:
Ending balance individually evaluated for impairment	$9,763	$6,361	$13,385	$6,322	$4,620	$2,354	$42,805
Ending balance collectively evaluated for impairment	129,803	528,038	384,120	580,611	125,130	68,940	1,816,642

Total ending loan balances	$139,566	$534,399	$397,505	$586,933	$129,750	$71,294	$1,859,447

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following tables present loans individually evaluated for impairment by class of loans at June 30, 2016 and December 31, 2015:

June 30, 2016	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
With no related allowance recorded:
Construction and land development	$9,236	$4,198	$—	$3,568
Commercial	—	—	—	42
Commercial real estate non-owner occupied	11,409	9,244	—	10,972
Commercial real estate owner occupied	3,799	3,736	—	1,419
Residential real estate	1,201	1,184	—	1,554
Consumer	1,252	902	—	943

Subtotal	$26,897	$19,264	$—	$18,498
With an allowance recorded:
Construction and land development	$2,639	$1,549	$238	$3,226
Commercial	1,649	1,608	66	4,735
Commercial real estate non-owner occupied	4,419	3,046	276	1,700
Commercial real estate owner occupied	5,749	5,749	1,317	5,906
Residential real estate	2,627	2,554	538	2,763
Consumer	1,421	1,335	486	1,341

Subtotal	$18,504	$15,841	$2,921	$19,671
Construction and land development	$11,875	$5,747	$238	$6,794
Commercial	1,649	1,608	66	4,777
Commercial real estate non-owner occupied	15,828	12,290	276	12,672
Commercial real estate owner occupied	9,548	9,485	1,317	7,325
Residential real estate	3,828	3,738	538	4,317
Consumer	2,673	2,237	486	2,284

Total	$45,401	$35,105	$2,921	$38,169

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

December 31, 2015	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
With no related allowance recorded:
Construction and land development	$3,436	$1,707	$—	$2,056
Commercial	103	63	—	21
Commercial real estate non-owner occupied	16,098	12,261	—	10,150
Commercial real estate owner occupied	522	522	—	731
Residential real estate	1,928	1,737	—	1,750
Consumer	1,356	1,006	—	1,039

Subtotal	$23,443	$17,296	$—	$15,747
With an allowance recorded:
Construction and land development	$8,056	$8,056	$3,553	$10,150
Commercial	6,298	6,298	3,227	1,991
Commercial real estate non-owner occupied	1,773	1,124	107	2,798
Commercial real estate owner occupied	5,800	5,800	1,537	7,007
Residential real estate	2,956	2,883	615	3,558
Consumer	1,434	1,348	536	2,017

Subtotal	$26,317	$25,509	$9,575	$27,521
Construction and land development	$11,492	$9,763	$3,553	$12,206
Commercial	6,401	6,361	3,227	2,012
Commercial real estate non-owner occupied	17,871	13,385	107	12,948
Commercial real estate owner occupied	6,322	6,322	1,537	7,738
Residential real estate	4,884	4,620	615	5,308
Consumer	2,790	2,354	536	3,056

Total	$49,760	$42,805	$9,575	$43,268

        Interest income recognized includes interest accrued and collected on the outstanding balances of accruing impaired loans as well as interest cash collections on non-accruing loans and impaired loans for which the ultimate collectability of principal is not certain.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following is an analysis of the age of the recorded investment in past due and nonaccrual loans:

June 30, 2016	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due and Accruing	Non- accrual	Total Past Due	Current Loans	Total
Construction and land development	$532	$102	$—	$5,067	$5,701	$117,144	$122,845
Commercial	607	933	122	1,608	3,270	$536,448	539,718
Commercial real estate non-owner occupied	559	189	—	3,544	4,292	$349,592	353,884
Commercial real estate owner occupied	942	958	438	8,829	11,167	$573,808	584,975
Residential real estate	416	1,182	—	3,266	4,864	$126,453	131,317
Consumer	465	131	327	1,480	2,403	$64,519	66,922

Total	$3,521	$3,495	$887	$23,794	$31,697	$1,767,964	$1,799,661

December 31, 2015	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or More Past Due and Accruing	Non- accrual	Total Past Due	Current Loans	Total
Construction and land development	$—	$—	$—	$9,075	$9,075	$130,491	$139,566
Commercial	1,297	44	38	6,362	7,741	526,658	534,399
Commercial real estate non-owner occupied	—	275	—	4,545	4,820	392,685	397,505
Commercial real estate owner occupied	1,044	155	167	5,514	6,880	580,053	586,933
Residential real estate	583	841	—	4,291	5,715	124,035	129,750
Consumer	682	22	490	1,632	2,826	68,468	71,294

Total	$3,606	$1,337	$695	$31,419	$37,057	$1,822,390	$1,859,447

Credit Quality Indicators

        The Company categorized its non-homogenous loans into risk categories based on relevant information about the ability of borrowers to service the debt such as, among other factors: current financial information; historical payment experience; credit documentation; public information; and current economic trends. The Company analyzes loans individually by classifying the loan as to credit risk. This analysis is done annually on a loan by loan basis. The Company uses the following definitions for classified risk ratings:

        Pass: Loans classified as pass are considered to be performing loans that have adequate cash flow and/or collateral based upon the Company's underwriting process.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        Special Mention: Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard: Loans designated as substandard are inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

        Performing Not Rated: Loans classified as performing not rated are considered to be performing loans at the time of underwriting, but historically ones in which we do not obtain updated financial information after the loans are originated. These are generally consumer loans, first mortgage home loans, and home equity loans.

        Loans not meeting the criteria above are analyzed individually as part of the above described process and are considered to be unclassified loans. Based on the most recent analysis performed, the loan risk classifications are as follows:

June 30, 2016	Pass	Special Mention	Substandard	Performing Not Rated	Total
Construction and land development	$115,829	$1,949	$5,067	$—	$122,845
Commercial	533,363	6,023	332	—	539,718
Commercial real estate non-owner occupied	314,418	32,385	7,081	—	353,884
Commercial real estate owner occupied	566,305	8,068	10,602	—	584,975
Residential real estate	34,340	905	4,123	91,949	131,317
Consumer	8,599	111	2,143	56,069	66,922

Total	$1,572,854	$49,441	$29,348	$148,018	$1,799,661

December 31, 2015	Pass	Special Mention	Substandard	Performing Not Rated	Total
Construction and land development	$124,871	$4,966	$9,729	$—	$139,566
Commercial	522,829	4,938	6,632	—	534,399
Commercial real estate non-owner occupied	373,498	16,338	7,669	—	397,505
Commercial real estate owner occupied	573,466	5,441	8,026	—	586,933
Residential real estate	36,965	1,011	5,712	86,062	129,750
Consumer	8,449	143	2,402	60,300	71,294

Total	$1,640,078	$32,837	$40,170	$146,362	$1,859,447

        The Bank considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Bank evaluates credit quality based on the payment and aging status of the loan. Payment status is reviewed on a quarterly basis with respect to determining adequacy of the allowance for loan losses.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

Troubled Debt Restructurings (TDR)

        Loans classified as TDR's totaled $19,027 as of June 30, 2016, of which $14,235 were accruing and $4,792 were on non-accrual. Loans classified as TDR's totaled $15,060 as of December 31, 2015, of which $13,896 were performing and $1,164 were on non-accrual.

        The Bank has allocated $2,164 and $1,008 in specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of June 30, 2016 and December 31, 2015. The Bank has committed to lend additional amounts of $468 and $205 as of June 30, 2016 and December 31, 2015 to customers with outstanding loans that are considered to be troubled debt restructurings. These loans involved the restructuring of terms to allow customers to mitigate the risk of foreclosure or default by meeting a lower loan payment requirement based upon their current cash flow. These may also include loans that renewed at existing contractual rates, but below market rates for comparable credit. For commercial loans, these modifications typically include a lowering of the interest rate on the loan. In some cases, the modification will include separating the note into two notes with the first note structured to be supported by current cash flows and collateral, and the second note made for the remaining unsecured debt. The second note is charged off immediately and collected only after the first note is paid in full. This modification type is commonly referred to as an A-B note structure. For consumer mortgage loans, the restructuring typically includes a lowering of the interest rate to provide payment and cash flow relief. For each restructuring, a comprehensive credit underwriting analysis of the borrower's financial condition and prospects of repayment under the revised terms is performed to assess whether the structure can be successful and that cash flows will be sufficient to support the restructured debt. An analysis is also performed to determine whether the restructured loan should be on accrual status. Generally if the loan is on accrual at the time of restructure, it will remain on accrual after the restructuring. In some cases, a nonaccrual loan may be placed on accrual at restructuring if the loan's actual payment history demonstrates it would have cash flowed under the restructured terms. After six consecutive payments under the restructured terms, a nonaccrual restructured loan is reviewed for possible upgrade to accruing status.

        As with other impaired loans, an allowance for loan loss is estimated for each TDR based on the most likely source of repayment for each loan. For impaired loans secured by real estate that are collateral dependent, the allowance is computed based on the fair value of the underlying collateral. For impaired loans where repayment is expected from cash flows from business operations, the allowance is computed based on a discounted cash flow computation.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

        The following table presents loans by class modified as troubled debt restructurings that occurred during the six months ended June 30, 2016 and 2015:

	Number of loans	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
2016
Commercial real estate owner occupied	4	$4,075	$4,503

Total	4	$4,075	$4,503

2015
Consumer	1	$348	$348

Total	1	$348	$348

        The troubled debt restructurings modified in 2016 and 2015 described above increased the allowance for credit losses by $1,266 and $55 and did not result in any post-modification charge offs during the six months ended June 30, 2016 and 2015, respectively.

        The following table presents troubled debt restructurings by class and type of modification that occurred during the six months ended June 30, 2016 and 2015:

	Rate Reduction	To Pay Taxes	Rate Reduction & Advance of Funds	Interest Only Period	Total
2016
Commercial real estate owner occupied	$—	$428	$4,075	$—	$4,503

Total	$—	$428	$4,075	$—	$4,503

	Rate Reduction	To Pay Taxes	Rate Reduction & Advance of Funds	Interest Only Period	Total
2015
Consumer	$348	$—	$—	$—	$348

Total	$348	$—	$—	$—	$348

        There were no troubled debt restructurings for which there was a payment default for the six months following the modification for the period ended June 30, 2016. The following table presents

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 4—Loans (Continued)

loans by class modified as troubled debt restructurings for which there was payment default following the modification during the six months ended June 30, 2015.

2015	Number of loans	Recorded Investment
Commercial real estate
Non-owner occupied	1	$107
Consumer	1	81

Total	2	$188

        The troubled debt restructurings that subsequently defaulted in 2015 presented above increased the allowance for credit losses by $81 during the six months ended June 30, 2015. Troubled debt restructurings resulted in $23 and $81 of charge offs during the six months ended June 30, 2016 and 2015, respectively.

Note 5—Mortgage Servicing Rights

        Following is a summary of the activity for mortgage servicing rights for the six months ended June 30:

	2016	2015
Beginning balance	$2,394	$2,435
Costs capitalized	52	346
Accumulated amortization	(62)	(377)
Proceeds from sale	(2,630)	—
Gain on sale	246	—

Ending balance	$—	$2,404

        In October 2015, the Company executed a definitive agreement to sell its single family mortgage servicing rights portfolio. The transaction was completed in the first quarter of 2016 and resulted in the sale of the rights to service all of its unpaid principal balance of single family loans serviced for FNMA and the FHLB. The physical transfer of the servicing was completed on January 31, 2016 and is subject to a ten percent holdback of proceeds for document delivery and post-sale date adjustments. The Company anticipates receiving the holdback of proceeds, net of adjustments on July 31, 2016. The sale resulted in a gain of approximately $246, net of selling expenses and holdback of proceeds.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 6—Other Real Estate Owned

        Activity in other real estate owned for the six months ended June 30 is summarized as follows:

	2016	2015
Beginning balance	$16,853	$16,233
Acquired through or in lieu of foreclosure	1,119	6,255
Proceeds from sales	(2,126)	(3,625)
(Loss) gain on sales	(93)	79
Write down on other real estate owned	(23)	—

Ending Balance	$15,730	$18,942

        Operating expenses associated with other real estate owned, excluding write-downs on other real estate owned were $376 and $411 for the six months ended June 30, 2016 and 2015, respectively. At June 30, 2016, the balance of real estate owned included $1,446 of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At June 30, 2016, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process is $2,475.

Note 7—Advances from Federal Home Loan Bank

        Borrowings from the Federal Home Loan Bank were as follows at period end:

Due Date	Interest Rate	June 30, 2016	December 31, 2015
June 27, 2016	Fixed, 0.57%	$—	$15,000

Total advances		$—	$15,000

        All advances and letters of credit from the Federal Home Loan Bank (FHLB) are secured by a general lien on qualifying commercial real estate, residential mortgages and home equity loans of the Bank. The advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. Letters of credit outstanding from the FHLB totaled $5,051 and $4,344 at June 30, 2016 and December 31, 2015, respectively. At June 30, 2016 and December 31, 2015, advances and letters of credit were collateralized by $699,023 and $674,044 of commercial real estate, mortgage and home equity loans, respectively. Based on this collateral and the Company's holdings of FHLB stock, the Company was eligible to borrow up to a total of $402,786 and $389,176 at June 30, 2016 and December 31, 2015, respectively.

Note 8—Commitments and Contingencies

Operating Leases

        The Bank leases property at various branch locations under terms that are considered to be an operating lease. The leases expire in various years through 2025. Office rent expense was $649 and $549 for the six months ended June 30, 2016 and 2015, respectively.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 8—Commitments and Contingencies (Continued)

        The Bank has a contract with a computer service company that expires in November 2017. Data processing expense was $1,464 and $1,378 for the six months ended June 30, 2016 and 2015, respectively.

        Annual future minimum payments for these agreements are as follows:

Remaining six months ending 2016	$1,993
Year ending 2017	3,541
Year ending 2018	994
Year ending 2019	931
Year ending 2020	836
2021 and thereafter	3,592

$11,887

Loan Commitments and Letters of Credit

        The Company does not reflect in its financial statements various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and standby letters of credit.

        A summary of the Bank's commitments and contingent liabilities at June 30, 2016 and December 31, 2015 is as follows:

	June 30, 2016	December 31, 2015
Commitments to extend credit under:
Unused commercial and other lines of credit	$332,927	$302,873
Unused equity lines of credit	42,145	43,703
Standby letters of credit	40,055	38,641

        Commitments to extend credit, commercial letters of credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated balance sheet. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any significant losses on its commitments for the six months ended 2016 and 2015.

        The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Company's consolidated financial position.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 9—Derivatives

        Derivative contracts entered into by the Company are limited to those that are treated as non-hedge derivative instruments. The Company provides commercial customers with interest rate swap transactions and offsets the transactions with interest rate swap transactions with inter-bank dealer counterparties as a means of offering risk management solutions to customers. As of June 30, 2016 and December 31, 2015, there were $131,976 and $119,200 outstanding in notional values of swaps where the Company pays a variable rate of interest and the customer pays a fixed rate of interest, respectively. This position is offset with counterparty contracts where the Company pays a fixed rate of interest and receives a floating rate of interest. As of June 30, 2016 and December 31, 2015, the estimated fair value of interest rate swaps with borrowers was recorded as an asset of $7,798 and $2,916. The estimated fair value of interest rate swaps with dealer counterparties was recorded as a liability of $8,234 and $2,982. Swaps with customers and inter-bank dealer counterparties are carried at fair value with adjustments of $371 of expense and $102 of income recorded in non-interest income for the six months ended June 30, 2016 and 2015, respectively. Swap fees related to customer derivative instruments of $450 and $802 were recorded in non-interest income for the six months ended June 30, 2016 and 2015, respectively.

Note 10—Regulatory Matters

        The Company's primary source of cash is dividends received from its subsidiary bank. The subsidiary bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Beginning in 2016, failure to maintain the required capital conservation buffer will limit the ability of the Bank to pay dividends, repurchase shares or pay discretionary bonuses. In addition, the dividends declared cannot be in excess of the amount which would cause the subsidiary bank to fall below the minimum required for capital adequacy purposes.

        Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. These new requirements create a new required ratio for common equity Tier 1 ("CET1") capital, increase the leverage and Tier 1 capital ratio thresholds, change the risk weight of certain assets for purposes of the risk-based capital ratios, create an additional capital conservation buffer over the required capital ratios and change what qualifies as capital for purposes of meeting these various capital requirements.

        The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Under the Basel III capital requirements, in order to be considered well-capitalized, the Bank must have a CET1 ratio of 6.5% (new), a Tier 1 ratio of 8% (increased from 6.0%), a total risk-based capital ratio of 10.0% (unchanged) and a leverage ratio of 5.0% (unchanged). When fully

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 10—Regulatory Matters (Continued)

phased in on January 1, 2019, the Basel III Capital Rules will require the Bank to maintain the following:

  •
  A minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" (resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7% upon full implementation).

  •
  A minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation).

  •
  A minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (resulting in a minimum total capital ratio of 10.5% upon full implementation).

  •
  A minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets.

        Management believes as of June 30, 2016, the Company and Bank meet all capital adequacy requirements to which they are subject. Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At June 30, 2016 and December 31, 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

STANDARD BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share data)

Note 10—Regulatory Matters (Continued)

        The Company's and Bank's actual and required capital amounts and ratios are as follows:

	Actual		Required for Capital Adequacy Purposes		To be Well Capitalized Under the Prompt Corrective Action Provisions
As of June 30, 2016	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)
Company	$270,029	12.9%	$167,884	> 8.0%	N/A	N/A
Bank	270,776	12.9%	167,850	> 8.0%	$209,813	> 10.0%
Tier 1 (Core) capital (to risk-weighted assets)
Company	251,179	12.0%	125,913	> 6.0%	N/A	N/A
Bank	251,926	12.0%	125,888	> 6.0%	167,850	> 8.0%
Common Tier 1 (CET 1) risk-weighted assets)
Company	251,179	12.0%	94,435	> 4.5%	N/A	N/A
Bank	251,926	12.0%	94,416	> 4.5%	136,378	> 6.5%
Tier 1 (Core) Capital to average assets)
Company	251,179	10.2%	98,560	> 4.0%	N/A	N/A
Bank	251,926	10.2%	98,599	> 4.0%	123,248	> 5.0%

	Actual		Required for Capital Adequacy Purposes		To be Well Capitalized Under the Prompt Corrective Action Provisions
As of December 31, 2015	Amount	Ratio	Amount	Ratio	Amount	Ratio
Company	$269,694	12.5%	$172,002	> 8.0%	N/A	N/A
Bank	270,878	12.6%	172,000	> 8.0%	$215,000	> 10.0%
Tier 1 (Core) capital (to risk-weighted assets)
Company	246,876	11.5%	129,002	> 6.0%	N/A	N/A
Bank	248,060	11.5%	129,000	> 6.0%	172,000	> 8.0%
Common Tier 1 (CET 1) risk-weighted assets)
Company	246,876	11.5%	96,751	> 4.5%	N/A	N/A
Bank	248,060	11.5%	96,750	> 4.5%	139,750	> 6.5%
Tier 1 (Core) Capital to average assets)
Company	246,876	10.1%	98,034	> 4.0%	N/A	N/A
Bank	248,060	10.1%	98,034	> 4.0%	122,543	> 5.0%

        The overall objectives of the Company's capital management are to have the availability of sufficient capital to support loan, deposit and other asset and liability growth and to maintain capital to absorb unforeseen losses or write-downs that are inherent in the business risk associated within the banking industry. The Company seeks to balance the need for higher capital levels to address growth and unforeseen risks and the goal to achieve an adequate return on capital invested.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

FIRST MIDWEST BANCORP, INC.,

STANDARD BANCSHARES, INC.

and

BENJAMIN ACQUISITION CORPORATION

Dated as of June 28, 2016

A-i

Annex 1	Form of Parent Merger Agreement
Annex 2	Form of Bank Merger Agreement

A-ii

        AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2016 (this "Agreement"), by and among First Midwest Bancorp, Inc., a Delaware corporation ("Parent"), Standard Bancshares, Inc., an Illinois corporation (the "Company"), and Benjamin Acquisition Corporation, an Illinois corporation ("Merger Sub").

RECITALS

        A.    The Proposed Transaction.    Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which Merger Sub, a newly formed, direct, wholly owned Subsidiary of Parent, will merge with and into the Company (the "Merger"). The Company will be the surviving corporation in the Merger (the "Surviving Corporation"). It is the intention of Parent that, (a) immediately following the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the "Parent Merger") and (b) immediately following the Parent Merger or at such later time as Parent may determine, Standard Bank and Trust Company, an Illinois state chartered bank and wholly owned Subsidiary of the Company ("Company Bank Sub"), will merge with and into First Midwest Bank, an Illinois state chartered bank and a wholly owned Subsidiary of Parent ("Parent Bank Sub"), with Parent Bank Sub being the surviving bank (the "Bank Merger"). The Parent Merger and the Bank Merger sometimes are collectively referred to herein as the "Subsequent Mergers".

        B.    Board Determinations.    The respective boards of directors of the Company and Parent have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders, and, therefore, have approved this Agreement, the Merger and the other transactions contemplated hereby.

        C.    Intended Tax Treatment.    The parties intend the Merger and the Parent Merger to be treated for federal income tax purposes as a single integrated transaction that will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986 (the "Code") (the "Intended Tax Treatment"). The parties intend that this Agreement be and hereby is adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

        D.    Common Voting Agreements.    As an inducement to and condition of Parent's willingness to enter into this Agreement, certain Previously Disclosed directors, officers and shareholders of the Company are concurrently entering into voting agreements, the form of which has been Previously Disclosed (the "Common Voting Agreements"), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

        E.    Non-Competition Agreements.    As an inducement to and condition of Parent's willingness to enter into this Agreement, certain Previously Disclosed directors, officers and shareholders of the Company are concurrently entering into confidentiality, non-solicitation and non-competition agreements, the form of which has been Previously Disclosed (the "Non-Competition Agreements"), pursuant to which, among other things, such persons are prohibited from competing with the business conducted by Parent and its Subsidiaries.

        NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company, Parent and Merger Sub agree as follows:

ARTICLE 1

Definitions; Interpretation

        1.1    Definitions.    This Agreement uses the following definitions:

        "Acquisition Proposal" means (1) a tender or exchange offer to acquire more than twenty-five percent (25%) of the voting power in the Company or any of its Significant Subsidiaries, (2) a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or (3) any other proposal or offer to acquire in any manner more than twenty-five percent (25%) of the voting power in, or more than twenty-five percent (25%) of the business, assets or deposits of, the Company or any of its Significant Subsidiaries determined on a consolidated basis, other than the transactions contemplated hereby.

        "Acquisition Transaction" means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement), (2) a purchase, lease or other acquisition of more than twenty-five percent (25%) of the business, assets or deposits of that person or any of its Subsidiaries determined on a consolidated basis or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than twenty-five percent (25%) of the voting power of that person or any of its Subsidiaries or more than twenty-five percent (25%) of the outstanding securities of any class or series of any securities of that person or any of its Subsidiaries, in each case as determined on a consolidated basis.

        "Affiliate" means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For the purposes of the definition of Affiliate, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with"), as applied to any person, means the possession, directly or indirectly, of (1) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (2) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (3) the ability to exercise a controlling influence over the management or policies of such person. Notwithstanding the foregoing, no person that is entering into a Common Voting Agreement shall be deemed to be an Affiliate of the Company or any its Subsidiaries.

        "Bank Merger Act" means the Bank Merger Act of 1960.

        "Benefit Arrangement" means, with respect to the Company or Parent, each of the following under which any of its current or former employees or directors has any present or future right to benefits or compensation and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has or could reasonably expect to have any liability or obligation: each "employee benefit plan" (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each stock purchase, stock option, restricted stock, performance share, stock appreciation right, equity, severance, retirement, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, paid time off benefits and other employee compensation or benefit plan, agreement, program, policy or other arrangement, other than, in each case, for the payment of wages or base compensation in the ordinary course of business or that is maintained, administered or mandated by a Governmental Authority.

        "BHC Act" means the Bank Holding Company Act of 1956.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act.

        "Company Board" means the board of directors of the Company.

        "Company Common Stock" means the Company Voting Common Stock and the Company Non-Voting Common Stock.

        "Company ERISA Affiliate" means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Company or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

        "Company Non-Voting Common Stock" means the non-voting common stock, par value $0.01 per share, of the Company.

        "Company Phantom Stock Plan" means the Company Phantom Stock and Stock Appreciation Rights Plan.

        "Company Shareholders Agreement" means the Shareholders Agreement, dated as of February 22, 2013, among the Company, the Company Bank Sub and certain other shareholders of the Company.

        "Company Stock" means, collectively, the Company Common Stock, the Company Non-Voting Common Stock and the Company Preferred Stock.

        "Company Stock Settled Rights" means the stock settled rights issued by the Company to certain of its shareholders pursuant to the Stock Settled Rights Agreement.

        "Company Voting Common Stock" means the voting common stock, par value $0.01 per share, of the Company.

        "Confidentiality Agreement" means the mutual confidentiality agreement between Parent and the Company, dated January 18, 2016.

        "Constituent Documents" means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

        "Contract" means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment (other than a Benefit Arrangement) to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.

        "Conversion" means the conversion of the processing, reporting, payment and other operating systems from those of Company Bank Sub to those of Parent Bank Sub.

        "Dissenting Common Shares" means shares of Company Common Stock that are held or beneficially owned by a person who has properly exercised and perfected appraisal, dissenters or similar rights under Sections 11.65 and 11.70 of the IBCA.

        "Environmental Laws" means all applicable Laws, regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials, protection of the environment or protection of human health and safety (regarding Hazardous Materials).

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Excluded Common Shares" means shares of Company Common Stock beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company's treasury.

        "Fully Diluted Number" means the sum of (1) the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time (for the avoidance of doubt including Dissenting Common Shares but excluding Excluded Common Shares), (2) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Company Stock Options outstanding immediately prior to the Effective Time, and (3) the aggregate number of shares of Company Common Stock issuable assuming that the Company Stock Settled Rights were satisfied in Company Common Stock in accordance with the economic terms set forth in Section 3.2(c) hereof.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

        "Hazardous Materials" means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or harmful substances, including petroleum compounds, asbestos, mold and lead, regulated under or which may give rise to liability under any Environmental Law.

        "IBCA" means the Business Corporation Act of the State of Illinois.

        "Independent Committee" means an independent committee of the Company Board satisfying the requirements thereof in the Stock Settled Rights Agreement.

        "Intellectual Property" means all (1) trademarks, service marks, brand names, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (3) Trade Secrets; (4) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.

        "Investment Agreements" means the investment agreements entered into by the Company on November 5, 2012 with each of individuals listed in Section 1.1(a) of the Company's Disclosure Schedule.

        "IRS" means the Internal Revenue Service.

        "IT Assets" means the Company's and its Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        "Knowledge" means, with respect to: (1) the Company, (A) those facts, events, circumstances and other matters actually known to the Chief Executive Officer, the Chief Financial Officer or the General Counsel or any other senior executive officer of the Company or Company Bank Sub with a title of at least executive vice president; and (B) those facts, events, circumstances and other matters that the Chief Executive Officer, the Chief Financial Officer or the General Counsel or any other senior executive officer of the Company or Company Bank Sub with a title of at least executive vice president could reasonably be expected to know or be aware of given each such individual's position and responsibilities at the Company and the Company Bank Sub after making reasonable inquiry, and (2) Parent, (A) those facts, events, circumstances and other matters actually known to the Chief

Executive Officer, the Chief Financial Officer or the General Counsel of Parent; and (B) those facts, events, circumstances and other matters that the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent could reasonably be expected to know or be aware of given each such individual's position and responsibilities at Parent and Parent Bank Sub after making reasonable inquiry.

        "Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

        "Lease" means any lease, sublease, license, concession or other Contract pursuant to which the Company or any Subsidiary thereof holds any Leased Real Property.

        "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary thereof.

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice).

        "Material Adverse Effect" means, with respect to the Company or Parent, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (1) is or is reasonably likely to be material and adverse to the capital, condition (financial or otherwise), results of operations or business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B) or (C), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to banking services organizations generally, (C) changes in prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, (D) any failure to meet internally prepared forecasts or projections or, with respect to Parent only, externally prepared forecasts or projections, but the effects of the underlying causes of any such failure to meet forecasts or projections shall not be so excluded, (E) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, (F) the public disclosure of this Agreement or the transactions contemplated hereby or (G) with respect to the Company, the identity of, or any facts or circumstances relating to Parent or its Affiliates; or (2) would materially impair the ability of the party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        "Merger Sub Stock" means the common stock, par value $1.00 per share, of Merger Sub.

        "Minimum Tangible Common Equity" means $251,000,000.

        "Mortgage Loans" means Loans secured by real property or interests in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries.

        "NASDAQ" means The NASDAQ Stock Market.

        "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, including the property, assets and rights that comprise OREO, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.

        "Parent Common Stock" means the common stock, par value $.01 per share, of Parent.

        "Parent ERISA Affiliate" means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Parent or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.

        "Parent Performance Share Awards" means all outstanding performance share awards in respect of shares of Parent Common Stock.

        "Parent Preferred Stock" means the preferred stock, without par value, of Parent.

        "Parent Restricted Stock Awards" means all outstanding awards of restricted Parent Common Stock.

        "Parent Restricted Stock Unit Awards" means all outstanding restricted stock unit awards in respect of shares of Parent Common Stock.

        "Parent Stock" means, collectively, the Parent Common Stock and the Parent Preferred Stock.

        "Parent Stock Options" means all outstanding and unexercised employee and director options to purchase Parent Common Stock.

        "Parent Stock Plans" means the Parent Omnibus Stock and Incentive Plan, as amended, and the Parent Amended and Restated Non-Employee Directors Stock Plan, as amended.

        "Permitted Liens" shall mean: (1) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith; (2) mechanics liens and similar Liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which would not, individually or in the aggregate, have a material effect on the business or which are being contested by appropriate proceedings and which do not result from the violation or breach of, or default under, any applicable Law or Contract; (3) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon or any violation of which would not have a material and adverse effect on the value of the properties or assets subject thereto or otherwise materially impair current business operations at such Real Property; and (4) easements, covenants, conditions and restrictions of record and other similar matters of record affecting title to such Real Property which do not materially impair the value or use or occupancy of such Real Property or otherwise materially impair the operation of the current business conducted thereon.

        "Previously Disclosed" means information set forth, disclosed or made available by a party in the applicable paragraph of its Disclosure Schedule and, with respect to Parent, information disclosed in the Parent SEC Filings (disregarding risk factor disclosures contained under the heading "Risk Factors" or disclosure of risks set forth in any "forward-looking statements" disclaimer).

        "Principal Shareholder" means any of Lawrence P. Kelley, John D. Gallagher, Timothy J. Gallagher, The Gallagher Standard Bancshares Trust, The Gallagher Family Standard Bancshares Trust, Gallagher GS Trust, Trident SBI Holdings, LLC or Pantheon Standard, L.P.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of February 22, 2013, by and among the Company and certain shareholders thereof.

        "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

        "Representatives" means, with respect to any person, such person's directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.

        "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, warrants, puts, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933.

        "Significant Subsidiary" and "Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

        "Stock Settled Rights Agreement" means the Stock Settled Rights Agreement, entered into by the Company on February 22, 2013 for the benefit of the holders of the Company Stock Settled Rights, as amended on June 28, 2016.

        "Superior Proposal" means a bona fide written Acquisition Proposal received other than in connection with a breach of Section 6.7, which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of "Superior Proposal", the references to "more than twenty-five percent (25%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%) or more".

        "Tangible Common Equity" means the Company's consolidated total tangible common shareholders' equity (for the avoidance of doubt disregarding any intangible assets or preferred shareholders' equity) calculated in accordance with GAAP on a basis consistent with the Company Financial Statements and calculated as if it were the end of an interim accounting period; provided, however, that (1) for purposes of calculating Tangible Common Equity, any unpaid amount required to be accrued or paid hereunder and any unpaid Transaction Expense shall be considered a liability of the Company irrespective of whether such amount or such Transaction Expense is required under GAAP to be accrued or recorded as a liability of the Company and the after-tax impact of any such amounts shall reduce Tangible Common Equity for purposes of this Agreement; and (2) the calculation of Tangible Common Equity for purposes of this Agreement shall disregard and not include (A) gains on sales of securities after March 31, 2016, (B) any change since April 30, 2016 in the amount reported in, or required to be reported in, accumulated other comprehensive income in the Company Financial Statements in accordance with GAAP, (C) actual or accrued Transaction Expenses up to a total of $10,000,000, (D) the amount of any Real Property Adjustment Amount, (E) all severance payments made or required to be made pursuant to Previously Disclosed employment or other agreements, (F) any expenses, liabilities or similar accounting charges related to the exercise, retirement, redemption or termination of the Company Stock Options, Company Stock Settled Rights and Company Phantom Stock as contemplated in this Agreement, (G) all change-in-control payments or other amounts or benefits payable to directors, officers or other employees of the Company or any of its Subsidiaries or to any other person as a result of the consummation of the Merger or the Bank Merger (other than the amount of any Previously Disclosed stay bonus payment for key employees of the Company and its Subsidiaries) and (H) all payments made or required to be made in connection with the termination of any Contract by or at the request of Parent or any of its Subsidiaries.

        "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges, together with any interest and any penalties or fines imposed by any taxing authority.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

        "Trade Secrets" means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

        "Transaction Expense" means any cost, fee or expense paid or incurred at any time either directly or indirectly by the Company or any of its Subsidiaries (or by their shareholders or other holders of equity interests, directors, officers, employees or agents, to the extent such expenses are payable by the Company or any of its Subsidiaries) in connection with, relating to, arising out of or resulting from this Agreement, the Merger, the Bank Merger or any other transaction contemplated by this Agreement or the negotiation, preparation or consummation thereof, including (1) the costs, fees and expenses of attorneys, agents, investment bankers, financial advisors (including Company FA), accountants, consultants and other advisors, (2) the aggregate amount of all Previously Disclosed stay bonus payments for key employees of the Company and its Subsidiaries and (3) any other cost, fee, amount or expense identified or otherwise described as a Transaction Expense herein.

        1.2    Additional Definitions.    Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
"280G Approval"	Section 6.12(c)
"280G Shareholder Vote"	Section 6.12(c)
"Agreement"	Preamble
"Articles of Merger"	Section 2.2
"Bank Merger"	Recitals
"Bank Merger Surviving Bank"	Section 2.6
"Burdensome Condition"	Section 6.3(c)(2)
"Closing"	Section 2.2
"Closing Date"	Section 2.2
"Closing Tangible Common Equity"	Section 3.8(b)
"Code"	Recitals
"Common Voting Agreements"	Recitals
"Company"	Preamble
"Company 401(k) Plan"	Section 6.12(a)(1)
"Company Articles"	Section 2.5
"Company Bank Sub"	Recitals

Term	Section
"Company FA"	Section 5.2(i)
"Company Financial Statements"	Section 5.2(j)(1)
"Company Meeting"	Section 6.2
"Company Phantom Stock"	Section 3.2(b)(1)
"Company Preferred Stock"	Section 5.2(b)(1)
"Company Shareholder Matters"	Section 5.2(e)
"Company Stock Option"	Section 5.2(t)(2)
"Company Stock Plans"	Section 5.2(t)(2)
"Conversion Project Manager"	Section 6.13
"Current Premium"	Section 6.11(c)
"Covered Employees"	Section 6.12(e)
"DCP"	Section 6.12(b)
"Disclosure Schedule"	Section 5.1
"Effective Time"	Section 2.2
"Environmental Consultant"	Section 6.15(a)
"Estimated Closing Balance Sheet"	Section 3.8(a)
"Exchange Agent"	Section 3.3(a)
"Fee"	Section 8.3(a)
"Fee Termination Date"	Section 8.3(b)
"Fee Triggering Event"	Section 8.3(a)
"Final Closing Balance Sheet"	Section 3.8(b)
"Indemnified Party"	Section 6.11(a)
"Independent Arbitrator"	Section 3.8(c)
"Intended Tax Treatment"	Recitals
"Interest Rate Instruments"	Section 5.2(aa)
"Joint Proxy Statement"	Section 6.5(a)
"Loans"	Section 5.2(z)
"Material Contracts"	Section 5.2(v)(1)
"Merger"	Recitals
"Merger Consideration Value Per Share"	Section 3.2(a)(1)
"Merger Sub"	Preamble
"New Certificates"	Section 3.3(a)
"Non-Competition Agreements"	Recitals
"Old Certificates"	Section 3.3(a)
"OREO"	Section 6.14(a)
"Outside Date"	Section 8.1(e)
"Parent"	Preamble
"Parent 401(k) Plan"	Section 6.12(a)(3)
"Parent Arrangements"	Section 5.2(t)(8)
"Parent Bank Sub"	Recitals
"Parent Common Stock Issuance"	Section 5.3(e)
"Parent Meeting"	Section 6.2(c)
"Parent Merger"	Recitals
"Parent Merger Surviving Company"	Section 2.6
"Parent SEC Filings"	Section 5.3(i)(1)
"Pension Plan"	Section 5.2(t)(3)
"Per Common Share Consideration"	Section 3.1(a)(1)
"Phase I"	Section 6.15(a)
"Phase II"	Section 6.15(b)
"Real Property"	Section 5.2(u)(2)

Term	Section
"Real Property Adjustment Amount"	Section 6.15(d)
"Registration Statement"	Section 6.5(a)
"Remediation Estimate"	Section 6.15(c)
"Required Third-Party Consents"	Section 5.2(f)
"Requisite Regulatory Approvals"	Section 6.3(a)
"Scheduled Intellectual Property"	Section 5.2(p)
"SSR Redemption Price"	Section 3.2(c)(1)
"Subsequent Mergers"	Recitals
"Supplemental Disclosure Schedule"	Section 6.1(c)
"Survey"	Section 6.14(a)
"Surviving Corporation"	Recitals
"Takeover Laws"	Section 5.2(h)
"Title Commitment"	Section 6.14(a)
"Title Company"	Section 6.14(a)
"Title Defect Amount"	Section 6.14(c)
"Title Defect Conditions"	Section 6.14(c)
"Title Notice"	Section 6.14(b)
"Title Review Period"	Section 6.14(b)
"Trust or Agency Accounts"	Section 5.2(y)(1)
"Trust or Agency Agreements"	Section 5.2(y)(1)
"Trust or Agency Records"	Section 5.2(y)(6)

        1.3    Interpretation.

        (a)   In this Agreement, except as context may otherwise require, references:

          (1)   to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement and all capitalized terms used in the Annexes and Schedules to this Agreement, unless otherwise provided therein, shall have the meanings given to such terms in this Agreement;

          (2)   to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

          (3)   to the "transactions contemplated hereby" includes the transactions provided for in this Agreement, and the Common Voting Agreements and the Non-Competition Agreements, including the Merger and the Subsequent Mergers;

          (4)   to any agreement (including this Agreement), contract, lease or Law are to the agreement, contract, lease or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement, lease or contract, to the extent permitted by the terms thereof); and to any section of any Law include any successor to the section;

          (5)   to any statute or law include any rules and regulations promulgated under the statute or law;

          (6)   to any Governmental Authority includes any successor to that Governmental Authority;

          (7)   to any gender include the other gender; and

          (8)   to the Company or any Subsidiary of the Company shall include any and all predecessors in interest thereof.

        (b)   The words "hereby", "herein", "hereof", "hereunder" and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

        (c)   The words "include", "includes" or "including" are to be deemed followed by the words "without limitation."

        (d)   The word "party" is to be deemed to refer to the Company, Parent or Merger Sub.

        (e)   The word "person" is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization and any other entity.

        (f)    The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

        (g)   This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

        (h)   No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.

        (i)    The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

        (j)    The terms "Dollars" and "$" mean U.S. Dollars.

        (k)   If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of Illinois are authorized by applicable Law to close, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such time period.

        (l)    The words "business day" are to be deemed to refer to any day other than Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized or required by applicable Law or other governmental action to be closed.

        (m)  In computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including" and the words "to", "until" and "ending on" (and the like) mean "to and including."

        (n)   References to "past practices" of the Company or any Subsidiary of the Company means an action that is consistent in nature, scope and magnitude with the past practices of such person within the previous three (3) years.

ARTICLE 2

The Merger

        2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub will terminate. The Company will be the Surviving Corporation and will continue its existence under the laws of the State of Illinois. As a result of the Merger, the Company shall become a wholly owned subsidiary of Parent.

        2.2    Closing.    The closing of the Merger (the "Closing") will take place in the Itasca, Illinois offices of Parent at a time and on a business day designated by Parent and as such business day is consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) that is no later than thirty (30) days (or, if fewer than thirty (30) days remain prior to the Outside Date, such fewer number of days) after the satisfaction or waiver of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"). The parties hereto shall cause articles of merger with respect to the Merger ("Articles of Merger") to be drafted and executed prior to the Closing Date and filed on the Closing Date with the Secretary of State of the State of Illinois, all in accordance with the applicable provisions of the IBCA. The time on the Closing Date at which the Merger becomes effective is referred to herein as the "Effective Time". Once the Closing Date has been designated by Parent, the parties may agree in writing to another Closing Date.

        2.3    Effects of the Merger; Liabilities of the Company.    The Merger will have the effects prescribed by applicable Law, including the IBCA.

        2.4    Name of Surviving Corporation; Directors and Officers.    The name of the Surviving Corporation as of the Effective Time will be the name of the Company. The directors and officers of the Surviving Corporation as of the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

        2.5    Articles of Incorporation and By-Laws of the Surviving Corporation.    The Articles of Incorporation of the Company, as amended (the "Company Articles"), and the Amended and Restated Bylaws of the Company, in each case, as in effect immediately before the Effective Time, will be the articles of incorporation and by-laws, respectively, of the Surviving Corporation as of the Effective Time, until thereafter amended as provided therein or by applicable Law.

        2.6    The Subsequent Mergers.    Prior to the Effective Time, the Company and Parent will cooperate and use their commercially reasonable efforts to effect the Subsequent Mergers and the Conversion immediately following the Effective Time, or at such later time as Parent may determine. Such cooperation shall include (a) the approval and entry into a merger agreement for the Parent Merger substantially in the form attached as Annex 1 hereto, (b) the approval and entry into a merger agreement for the Bank Merger substantially in the form attached as Annex 2 hereto and (c) the filing of all applications for all regulatory approvals and certificates required to give effect thereto. At the respective effective times of the Parent Merger and the Bank Merger, the separate existence of the Company and the Company Bank Sub, respectively, will terminate. Parent will be the surviving corporation in the Parent Merger (the "Parent Merger Surviving Company") and will continue its existence under the laws of the State of Delaware, and Parent Bank Sub will be the surviving bank in the Bank Merger (the "Bank Merger Surviving Bank") and will continue its existence under the laws of the State of Illinois. The Amended and Restated Certificate of Incorporation of Parent in effect immediately prior to the Parent Merger will be the certificate of incorporation of the Parent Merger Surviving Company, and the Charter of Parent Bank Sub in effect immediately prior to the Bank Merger will be the charter of the Bank Merger Surviving Bank. The Restated By-Laws of Parent in effect immediately prior to the Parent Merger will be the by-laws of the Parent Merger Surviving Company, and the By-Laws of Parent Bank Sub in effect immediately prior to the Bank Merger will be the by-laws of the Bank Merger Surviving Bank. In the Subsequent Mergers, the shares of the entity not surviving the merger shall be cancelled and the shares of the entity surviving the merger shall remain outstanding and not be affected thereby.

ARTICLE 3

Effect on Stock

        3.1    Effect on Stock.    At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:

          (a)    Company Common Stock.

            (1)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Common Shares and Dissenting Common Shares, will be converted into and constitute the right to receive 0.435 of a fully paid and non-assessable share of Parent Common Stock, as may be adjusted pursuant to Section 6.15(d) (the "Per Common Share Consideration").

            (2)   Shares of Company Common Stock outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration shall be payable for any Excluded Common Shares. Holders of shares of Company Common Stock will cease to be, and will have no rights as, shareholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the consideration payable in respect of such Company Common Stock pursuant to this Article 3. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation will be canceled and exchanged in accordance with this Article 3.

          (b)    Merger Sub Stock.    Each share of Merger Sub Stock outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        3.2    Company Stock Options; Company Phantom Stock; Company Stock Settled Rights.

          (a)    Company Stock Options.    Prior to the Closing Date, the Company shall take, or cause to be taken, all action, including causing the Company Board or any committee thereof under any Company Stock Plan to take, or cause to be taken, all action permitted under any Company Stock Plan and obtaining the consent of each holder of a Company Stock Option to an option cancellation agreement prior to the Closing in a form reasonably satisfactory to Parent, necessary to cause any outstanding Company Stock Options, whether vested or unvested or exercisable or unexercisable immediately prior to the Effective Time, to, as of the Effective Time (1) be cancelled and terminated in a manner satisfactory to Parent in its reasonable discretion and without the payment of any consideration (unless otherwise directed in writing by Parent) other than as provided in this Section 3.2, if any; (2) represent solely the right to receive a lump sum cash payment payable to the holder of such Company Stock Option pursuant to this Section 3.2, if any; and (3) no longer represent the right to purchase shares of Company Common Stock or any other security of the Company, Parent, the Surviving Corporation or any other person.

            (1)   Each holder of a Company Stock Option outstanding immediately prior to the Effective Time, the exercise price per share of which is less than the Merger Consideration Value Per Share (as defined below), shall be entitled to receive from Parent in respect of and in consideration for the cancellation and termination of each such Company Stock Option, as soon as reasonably practicable following, but in any event subject to, the Effective Time and in no event later than fifteen (15) business days thereafter, an amount in cash, without any interest and subject to any required Tax withholding, equal to the product of (1) the excess, if any, of (A) the product of (x) the Per Common Share Consideration and (y) the per share volume weighted average price of the Parent Common Stock on NASDAQ from 9:30 a.m. to 4:00 p.m., Eastern Time, on the fifteen (15) trading days immediately preceding the Closing Date as found on Bloomberg page FMBIVWAP (or its equivalent successor page if such page is not available) (the product of (x) and (y) being the "Merger Consideration Value Per Share"), over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option and (2) the number of shares of Company Common Stock subject to such Company Stock Option; provided, however, the payment of such cash payment shall be conditioned on the holder of such Company Stock Option executing an acknowledgment in a form satisfactory to Parent that such payment represents the full satisfaction of all obligations and liabilities with respect to such Company Stock Option.

            (2)   In the event that the exercise price of any Company Stock Option outstanding immediately prior to the Effective Time is equal to or greater than the Merger Consideration Value Per Share, no cash payment or other consideration for such Company Stock Option shall be due and payable in respect thereof and the Company Stock Option shall be cancelled and of no further force or effect as of the Effective Time, without any further action on the part of the Company, Parent or the holder of the Company Stock Option. Prior to the Closing, the Company shall take or cause to be taken such action as is necessary and reasonably satisfactory to Parent in order to terminate the Company Stock Plans as of the Effective Time.

          (b)    Company Phantom Stock and Stock Appreciation Rights Plan.    Prior to the Closing Date, the Company shall take, or cause to be taken, all action, including causing the Company Board to pass an irrevocable resolution in a form reasonably satisfactory to Parent, to terminate the Company Phantom Stock Plan, effective as of the Effective Time.

            (1)   Each holder of "Phantom Stock", as defined under the Company Phantom Stock Plan ("Company Phantom Stock"), outstanding immediately prior to the Effective Time, shall be entitled to receive from Parent in respect of and in consideration for the cancellation and termination of such Company Phantom Stock, as soon as reasonably practicable following, but in any event subject to, the Effective Time and in no event later than ten (10) business days thereafter, an amount in cash, payable in a lump sum, without any interest and subject to any required Tax withholding, equal to the product of (1) the Merger Consideration Value Per Share, multiplied by (2) the number of shares or fractional shares of such Company Phantom Stock; provided, however, that the payment of such cash payment shall be conditioned on the holder of such Company Phantom Stock executing an acknowledgment in a form satisfactory to Parent that such payment represents the full satisfaction of all obligations and liabilities with respect to such Company Phantom Stock.

          (c)    Company Stock Settled Rights.

            (1)   In connection with entering into this Agreement, the Company Board has authorized, pursuant to Section 2.6 of the Stock Settled Rights Agreement, the redemption, and the Company shall redeem, the Company Stock Settled Rights in whole, such redemption to be subject to and conditioned upon the Closing of the Merger and the occurrence of the Effective Time, and effective as of the Effective Time, at a redemption price per Company Stock Settled Right calculated, consistent with the Stock Settled Rights Agreement, as the amount by which clause (A) below exceeds clause (B) below (the "SSR Redemption Price"), where:

              (A)  is the sum of (i) the product of (x) the Per Common Share Consideration and (y) $17.99, as determined in good faith by the Independent Committee pursuant to and consistent with the Stock Settled Rights Agreement and (ii) all cash dividends paid on a share of Company Common Stock from February 22, 2013 to the Effective Time (which as of the date hereof is $0.83); and

              (B)  is $4.65, accreting on a daily basis from February 22, 2013 at an accretion rate of 12% (which accretion as of May 31, 2016 results in a value of $6.74), until the later of the date that is (i) three (3) days after Parent receives all Requisite Regulatory Approvals, (ii) the Company Shareholder Approval in Section 7.1(a)(1) has been obtained (except for any failure to obtain such approval due to Parent's breach of its obligations pursuant to Section 6.5 of this Agreement to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act) and (iii) the Company has then satisfied or is then capable of satisfying the conditions set forth in Section 7.3 hereof.

            (2)   Accordingly, each holder of a Company Stock Settled Right outstanding immediately prior to the Effective Time shall be entitled to receive from Parent, as provided for in the Stock Settled Rights Agreement, in respect of the redemption of each such Company Stock Settled Right, as soon as reasonably practicable following and subject to, the Effective Time, but in no event later than ten (10) business days thereafter, an amount in cash, without any interest and subject to any required Tax withholding, equal to the SSR Redemption Price.

        3.3    Exchange Agent.

        (a)   At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (collectively, the "Old Certificates"), (1) evidence of shares in book entry form or, if requested by any holder of Old Certificates, certificates (such book entry shares and certificates, "New Certificates"), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) an amount equal to the aggregate cash payable to holders of Company Common Stock pursuant to Section 3.4. At or before the Effective Time, Parent will also deposit with the Exchange Agent, which shall serve as the paying agent for purposes of the Stock Settled Rights Agreement, an amount of cash equal to the aggregate cash payable to holders of Company Stock Settled Rights pursuant to Section 3.2(c).

        (b)   As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) business days thereafter, Parent shall cause the Exchange Agent to (1) mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration payable pursuant to this Article 3 and (2) deliver to each person who was, immediately prior to the Effective Time, a holder of Company Stock Settled Rights a check representing the aggregate SSR Redemption Price such holder has the right to receive in respect of each Company Stock Settled Right held thereby pursuant to Section 3.2(c). No interest will accrue or be paid with respect to any New Certificate or cash to be delivered upon surrender of Old Certificates or any cash to be delivered in respect of the SSR Redemption Price of the Company Stock Settled Rights. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and that the person requesting the exchange (1) pay any transfer or other similar Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the reasonable satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

        (c)   No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable Law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by applicable Law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement.

        (d)   Parent shall be entitled to rely upon the Company's stock transfer books and the Company's register with respect to the Company Stock Settled Rights to establish the identity of those persons entitled to receive consideration pursuant to this Article 3, which books and register shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate or the ownership of any Company Stock Settled Right, Parent shall be entitled to deposit the full consideration represented thereby in escrow with an independent third party providing for the payment to the owner of such consideration upon resolution of such ownership and thereafter be relieved from any and all liability and obligation with respect to any claims thereto. Notwithstanding anything herein to the contrary, no party hereto shall be liable to any former holder of Company Common Stock or a Company Stock Settled Right for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (e)   The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect to whom such deduction and withholding was made by the Surviving Corporation or the Exchange Agent. If any holder of an Old Certificate or a Company Stock Settled Right requests payment of any cash such person is entitled to pursuant to this Article 3 by means of a wire transfer in his, her or its duly executed and completed letter of transmittal, the Exchange Agent may make payment of such cash such holder is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer shall be charged to the account of and deducted from the proceeds paid to such holder hereunder.

        3.4    Fractional Shares.    Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Instead, Parent will pay, as promptly as reasonably practicable following the Effective Time, but in no event later than fifteen (15) business days thereafter, to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Parent Common Stock by the per share volume weighted average price of the Parent Common Stock on NASDAQ from 9:30 a.m. to 4:00 p.m., Eastern

Time, on the fifteen (15) trading days immediately preceding the Closing Date as found on Bloomberg page FMBIVWAP (or its equivalent successor page if such page is not available).

        3.5    Lost, Stolen or Destroyed Certificates.    In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

        3.6    Anti-Dilution Adjustments.    If Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or other transaction, the Per Common Share Consideration will be adjusted proportionately to account for such change.

        3.7    Dissenters' Rights.    Notwithstanding anything to the contrary in this Agreement, to the extent that holders of Company Common Stock are entitled to dissenters' rights under Section 11.65 of the IBCA, Dissenting Common Shares that are outstanding as of the Effective Time will not be converted into the right to receive the consideration payable in respect of Company Common Stock pursuant to Section 3.1 hereof unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the IBCA. The holder of any Dissenting Common Share shall be treated in accordance with Section 11.70 of the IBCA and, as applicable, shall be entitled only to such rights as may be granted to such holder pursuant to Section 11.70 of the IBCA with respect thereto. Parent shall be given a reasonable opportunity to review and comment on all notices or other communications to be sent to holders of Dissenting Common Shares and all such notices and other communications shall be reasonably satisfactory to Parent. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock, any withdrawal of demand for payment and any other similar instruments received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices at Parent's cost and expense. The Company will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Parent will pay any consideration as may be determined to be due with respect to Dissenting Common Shares pursuant to and subject to the requirements of applicable Law.

        3.8    Tangible Common Equity Calculation.

        (a)   Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Parent an estimated and unaudited consolidated balance sheet of the Company, as of the expected Closing Date (the "Estimated Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time on a basis consistent with the Company Financial Statements and (2) include a calculation of Tangible Common Equity as of the expected Closing Date.

        (b)   After delivery of the Estimated Closing Balance Sheet, the parties shall work together in good faith, which in the case of the Company shall include providing Parent with such documentation and information in its possession or control as Parent shall reasonably request, to agree on an updated estimated consolidated balance sheet of the Company as of the expected Closing Date (the "Final Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time on a basis consistent with the Company Financial Statements and (2) include an updated calculation of Tangible Common Equity as estimated as of the expected Closing Date ("Closing Tangible

Common Equity"). The Final Closing Balance Sheet, and the calculation of the Closing Tangible Common Equity contained therein, agreed to between the parties shall become final and binding.

        (c)   If, no later than the day before the expected Closing Date, Parent, in good faith, does not believe that the condition contained in Section 7.3(g) is met, the parties shall promptly submit any items over which a disagreement remains to a recognized national or regional independent accounting firm mutually acceptable to the parties, which will act as arbitrator to resolve the remaining disputed items (the "Independent Arbitrator") and the Closing Date shall be postponed. The parties will use commercially reasonable efforts to cause the Independent Arbitrator to resolve any dispute and issue a Final Closing Balance Sheet confirming the correct Closing Tangible Common Equity (as determined in accordance with this Agreement), as of a new expected Closing Date determined by the parties, within ten (10) business days following engagement. The parties will cooperate fully with, and furnish such information as may be requested to, the Independent Arbitrator. The Final Closing Balance Sheet issued by the Independent Arbitrator, as well as the amount of Closing Tangible Common Equity set forth therein, will be final and binding on the parties. Each party will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided, however, that (1) the fees and expenses of the Independent Arbitrator shall be borne by the Company and Parent in the same proportion that the aggregate amount of disputed items submitted to the Independent Arbitrator that are unsuccessfully disputed by the Company and Parent, respectively (as determined by the Independent Arbitrator), bears to the total amount of items submitted to the Independent Arbitrator, and (2) for the avoidance of doubt, all after-tax costs, fees and expenses to be borne by the Company shall not be deducted from the final Closing Tangible Common Equity.

ARTICLE 4

Conduct of Business Pending the Merger

        4.1    Forbearances of the Company.    The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed or as directed in writing by any Governmental Authority, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Company and its Subsidiaries in effect as of the date hereof or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and shareholders.

          (b)    Operations.    Enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies, procedures or practices from those in effect as of the date hereof, except as required by applicable Law, or close, sell, consolidate or relocate (or make application for, or give notice of the same) or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its Subsidiaries.

          (c)    Products.    Materially alter any of its policies or practices with respect to the rates, fees, interest, charges, levels or types of services or products available to customers of the Company or its Subsidiaries from those in effect as of the date hereof or offer any promotional pricing with respect to any product or service available to customers of the Company or its Subsidiaries; provided, however, the Company and its Subsidiaries may offer promotional pricing with respect to products and services available to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and on commercially reasonable terms.

          (d)    Brokered Deposits.    Book any "brokered deposits", as such term is defined in 12 CFR 337.6.

          (e)    Securities Portfolio.    Purchase any securities other than short-term securities issued by the United States Department of the Treasury or any United States governmental agency.

          (f)    Capital Expenditures.    Make any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate.

          (g)    Material Contracts.    Enter into, terminate, amend, modify, extend or renew any Material Contract.

          (h)    Loans and Interest Rate Instruments.    Make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Loan (a) involving a total credit relationship of more than $2,500,000 with any single borrower and its affiliates or related parties, or (b) other than in compliance with the credit policies and procedures listed on Schedule 4.1(h) of the Company Disclosure Schedules and made available to Parent, enter into, renew or amend any Interest Rate Instrument.

          (i)    Capital Stock.    Except for the issuance of Company Common Stock pursuant to the Company Stock Options outstanding as of the date hereof, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock.

          (j)    Equity Grants.    Grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock.

          (k)    Dividends, Distributions, Repurchases.    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for cash dividends by the Company Bank Sub to the Company as needed by the Company to fund the Company's working capital requirements for operations and expenses) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock; provided, however, the Company shall be permitted to declare and pay its quarterly dividends as Previously Disclosed, provided, further, in the reasonable determination of the Company Board, that as a result of the declaration or payment of any such dividend, the Tangible Common Equity will not be less than the Minimum Tangible Common Equity.

          (l)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and its Subsidiaries, whether individually or taken as a whole.

          (m)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the loans, securities (other than as permitted by Section 4.1(e)), real property, equity, business, deposits or properties of any other person or make a contribution of capital to any other person, other than a wholly owned Subsidiary of the Company.

          (n)    Constituent Documents.    Amend any of its Constituent Documents (or similar governing documents).

          (o)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

          (p)    Tax Matters.    Unless required by applicable Law, make, change or revoke any material Tax election, file any amended Tax Return (unless to correct an error), enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, or take any action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice to the extent such action is reasonably likely to have a materially adverse impact on the Tax position of the Company, or, after the Merger or the Subsequent Mergers, on the Tax position of Parent or Parent Bank Sub.

          (q)    Claims.    Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $100,000 individually, or $250,000 in the aggregate, and that would not impose any continuing liability or material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.

          (r)    Compensation; Employment Agreements.    (1) Enter into, terminate, amend, modify (including by way of interpretation), extend or renew any employment, officer, consulting, employee loan, severance, noncompetition, nonsolicitation, change-in-control, retention, stay bonus or similar contract, agreement or arrangement, grant any salary or wage increase or increase any employee benefit, including incentive, retention or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) with any director, officer, employee or consultant, or increase the compensation of any director of the Company or any of its Subsidiaries, except in each case (A) to pay (and accrue) annual and quarterly bonuses in the ordinary course of business consistent with past practices and in accordance with the terms of the applicable Benefit Arrangements up to a maximum of $2,700,000 in the aggregate, assuming target level of achievement, (B) to grant annual salary or wage increases in the ordinary course of business consistent with past practices in an amount up to a maximum of three percent (3%) of each employee's then current base compensation, (C) to pay stay bonuses for key employees of the Company and its Subsidiaries as set forth in Section 4.1(r) of the Company Disclosure Schedule, (D) to make changes that are required by applicable Law, (E) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (F) as required by this Agreement; (2) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $150,000; or (3) terminate the employment of any executive officer other than for cause.

          (s)    Benefit Arrangements.    (1) Enter into, terminate, establish or adopt any Benefit Arrangement or any arrangement that would have been a Benefit Arrangement had it been entered into prior to this Agreement, amend or modify (other than amendments or modifications to Benefit Arrangment maintained by the Company that are tax-qualified health and welfare plans in the ordinary course of business consistent with past practice that do not materially increase the benefits provided or cost to the Company or its Subsidiaries of maintaining such Benefit Arrangement (with prior notice to Parent) or except as required by applicable Law) any Benefit Arrangement, or make new grants, awards or increase any benefits under any Benefit Arrangement, (2) except as Previously Disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of (other than with respect to rabbi trust arrangements currently in effect and Previously Disclosed) compensation or benefits under any Benefit Arrangement, including stock options, restricted stock, performance shares, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, or (3) add any new participants to any Benefit Arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (B) to add individuals as participants to any existing Benefit Arrangement maintained by the Company that is a tax-qualified retirement, a health or a welfare benefit plan who become eligible for participation under such plan in the ordinary course of business under the existing terms of such Benefit Arrangement, or (C) as required by applicable Law or by this Agreement. Nothing within this Section 4.1(s) shall prevent the Company from renewing, amending or otherwise modifying existing health and welfare benefits in the ordinary course of business consistent with past practices, provided that any such renewal, amendment or other modification does not include any material benefit enhancement that has not been Previously Disclosed.

          (t)    Communication.    Make any written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications presented to a significant portion of the directors, officers or employees of the Company or any of its Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Parent with a copy or written description of the intended communication, providing Parent with a reasonable period of time to review and comment on the communication, and cooperating with Parent in providing any such mutually agreeable communication.

          (u)    Business Premises.    (1) Engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises unless required by applicable Law or reasonably necessary to ensure satisfaction of Section 4.1(u)(2) or (2) fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof.

          (v)    OREO.    Acquire or otherwise become the owner of any real property, including OREO, by way of foreclosure or in satisfaction of a debt previously contracted without first (1) obtaining an appropriate Phase I environmental site assessment and (2) consulting Parent (which consultation shall not require Parent's consent or approval).

          (w)    Indebtedness.    Other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries) that can be prepaid at any time without penalty, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of the Company).

          (x)    Merger, Reorganization, Dissolution.    Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries.

          (y)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate the Company or any of its Significant Subsidiaries with any other person where the Company or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law.

          (z)    Commitments.    Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.2    Forbearances of Parent.    Parent agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed or as directed in writing by any Governmental Authority, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

          (a)    Amendment of Charter.    Amend the Amended and Restated Certificate of Incorporation of Parent in a manner that would materially and adversely affect the holders of capital stock of Company (upon their acquisition of Parent Common Stock) relative to other holders of Parent Common Stock;

          (b)    Capital Stock.    Adjust, split, combine or reclassify any capital stock of Parent;

          (c)    Liquidation.    Completely liquidate or dissolve Parent or Parent Bank Sub.

          (d)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate Parent or any of its Significant Subsidiaries with any other person where Parent or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

          (e)    Commitments.    Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE 5

Representations and Warranties

        5.1    Disclosure Schedules.    Before entering into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule (respectively, each schedule a "Disclosure Schedule"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5. The disclosure of an item in any section or subsection of the Disclosure Schedule shall only be deemed to modify the section or subsection of this Agreement to which it corresponds in number and any other section or subsection to which the relevance of such disclosure is reasonably apparent. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

        5.2    Representations and Warranties of the Company.    Except as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:

          (a)    Organization, Standing and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has listed on Schedule 5.2(a) of the Company Disclosure Schedules and made available to Parent a complete and correct copy of the Company's Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

          (b)    Company Securities.

            (1)   The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock (65,000,000 shares of which are Company Voting Common Stock and 15,000,000 shares of which are Company Non-Voting Common Stock) and 20,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). 48,416,265 shares of Company Common Stock (37,982,220 shares of which are Company Voting Common Stock and 10,434,045 shares of which are Company Non-Voting Common Stock) and no shares of Company Preferred Stock are outstanding as of the date hereof. 5,327,782 shares of Company Common Stock are subject to Company Stock Options granted under the Company Stock Plans, and the exercise price per share of each Company Stock Option has been Previously Disclosed. The Company has outstanding 22,379.5788 shares of Company Phantom Stock and 7,293,407 Company Stock Settled Rights. The Company holds 206,451 shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and, other than as set forth in the Company Shareholders Agreement, are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to the Company Stock Plans have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). All of the rights, terms, preferences, restrictions or other provisions, including any antitakeover provision, applicable to the Company Stock are set forth in the Constituent Documents of the Company or the applicable provisions of the IBCA. The Company does not have any Rights issued or outstanding, any shares of Company Stock reserved for issuance, or any commitment to authorize, issue, transfer or sell any Company Stock or any Rights, except Company Common Stock reserved for issuance upon conversion of the Company Stock Options issued and outstanding on the date hereof. Except as Previously Disclosed, other than the Company Stock Options and Company Stock Settled Rights, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Subsidiaries of the Company) are outstanding. The Company has no commitment or agreement that obligates the Company to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock or any Rights, other than pursuant to the Registration Rights Agreement, which shall be terminated and be of no further force or effect as of the Effective Time pursuant to an amendment in full force and effect as of the date hereof that will terminate the Registration Rights Agreement as of the Effective Time, which amendment has been made available to Parent. Section 5.2(b)(1) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of (A) the name of each holder of Company Voting Common Stock, Company Non-Voting Common Stock and Company Phantom Stock and the number of shares thereof held by each such person, (B) the name of each holder of Company Stock Settled Rights and the number of Company Stock Settled Rights held by each such person and (C) with respect to each Company Stock Option, the recipient, the date of grant, the number of shares of Company Common Stock and the exercise price.

            (2)   Except as Previously Disclosed, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings to which the Company is a party with respect to the voting of shares of Company Stock, other than the Common Voting Agreements and the Company Shareholders Agreement, a complete and correct copy of which has been made available to Parent. The Company Shareholders Agreement will terminate in accordance with its terms and be of no further force or effect at the Effective Time. The entry into a Common Voting Agreement by Parent and each person Previously Disclosed by Parent to the Company and the consummation of the Merger shall each constitute a "Permitted Transfer" pursuant to the Company Shareholders Agreement.

            (3)   The Company has Previously Disclosed a list of all bonds, debentures, notes or other debt obligations that the Company or any of its Subsidiaries has issued and outstanding as of the date hereof. The Company has no outstanding bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

            (4)   For purposes of determining the cash payable in respect of each Company Stock Settled Right pursuant to Section 3.2(c) of this Agreement and the Stock Settled Rights Agreement, an Independent Committee has irrevocably determined in good faith that the price per share of the Company Common Stock at which the Company is valued on a fully diluted basis is as set forth in Section 3.2(c)(1)(A)(i) of this Agreement, and such determination has been made available to Parent. In connection with entering into this Agreement, the Company Board has authorized, pursuant to Section 2.6 of the Stock Settled Rights Agreement, the redemption of the Company Stock Settled Rights in whole, such redemption to be subject to and conditioned upon the Closing of the Merger and the occurrence of the Effective Time, at the SSR Redemption Price. The Company has taken all action required by the Stock Settled Rights Agreement to determine the accretion rate used in the calculation of the SSR Redemption Price, which is 12%. The value of $4.65, accreting on a daily basis from February 22, 2013 through May 31, 2016 at an accretion rate of 12% is $6.74. The cash dividends paid on a share of Company Common Stock from February 22, 2013 through the date hereof is $0.83.

            (5)   The Company has Previously Disclosed a true and complete list of holders of Company Common Stock, along with the number of shares of Company Common Stock beneficially owned by each holder.

          (c)    Subsidiaries and Equity Holdings.

            (1)   The Company has Previously Disclosed a list of its Subsidiaries, and the Company owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or one of its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no agreements, contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound to issue, sell or otherwise transfer any equity securities of any of the Company's Subsidiaries (other than to the Company or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound that relate to the Company's or any of its Subsidiaries' rights to vote or dispose of any equity securities of any of the Company's Subsidiaries. Each of the Company's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act.

            (2)   Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the applicable Law of the jurisdiction of such Subsidiary's organization, and is duly qualified to do business and is in good standing as a foreign corporation (or other business entity, as applicable) in each jurisdiction where the ownership or leasing of such Subsidiary's assets or property or the conduct of such Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has listed on Schedule 5.2(b)(2) of the Company Disclosure Schedules and made available to Parent a complete and correct copy of the Constituent Documents, each as amended to the date hereof, for each of the Company's Subsidiaries, and such Constituent Documents are in full force and effect.

            (3)   The Company has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold for its account as of the date hereof.

          (d)    Power.    The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    The Company has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of the Company's Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of (i) the holders of (A) at least fifty-five percent (55%) of the outstanding shares of Company Voting Common Stock approving this Agreement and the transactions contemplated hereby (in satisfaction, among others, of the requirements in Section 8.1 and 8.2 of the Company Articles) and (B) pursuant to Section 4.2(a) of the Company Articles, a majority of the outstanding shares of Company Non-Voting Common Stock, voting separately as a class, approving the adoption of the Amended and Restated Certificate of Incorporation of Parent in effect immediately prior to the Parent Merger as the certificate of incorporation of the Parent Merger Surviving Company in the Parent Merger (together with the approval of this Agreement and the transactions contemplated hereby, the "Company Shareholder Matters"), and (ii) the Company, as holder of all outstanding shares of common stock issued by the Company Bank Sub, this Agreement, the Merger, the Subsequent Mergers and the transactions contemplated hereby and thereby have been authorized by all necessary corporate (or comparable) action on the part of the Company and each of its Subsidiaries. This Agreement is the Company's valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). All actions taken by the Company Board in connection with this Agreement have been unanimously approved at a meeting where all members were present and voting on such actions. The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved has adopted resolutions approving and recommending to the Company's shareholders approval of the Company Shareholder Matters and any other matters required to be approved or adopted in order to effect the Merger, the Subsequent Mergers and the other transactions contemplated hereby. The board of directors of the Company Bank Sub, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby. The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved, has determined that, for purposes of Article Nine of the Company Articles, the transactions contemplated by this Agreement, including any transfer of Company Stock in connection with the Merger, the Subsequent Mergers or the transactions contemplated by each of them, and the execution of the

  Common Voting Agreements, each constitute a permitted transfer pursuant to Section 9.2 of the Company Articles, and the approval thereof has been made available to Parent.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority or, except as Previously Disclosed, any third party (such required third-party consents, the "Required Third-Party Consents") in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Subsequent Mergers except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank as allowed), and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the approvals described in Section 5.2(e) and the other approvals Previously Disclosed, (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities law, (5) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and articles of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Company's Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or the Company's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits or (3) any applicable Law.

          (h)    Takeover Laws and Provisions.    The Company Board has approved this Agreement, the Common Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) as required to render inapplicable to this Agreement, the Common Voting Agreements and the transactions contemplated hereby and thereby any applicable provisions of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" Laws or other applicable antitakeover Laws and regulations of any state, including Sections 7.85 or 11.75 of the IBCA (collectively, "Takeover Laws"), and this Agreement, the Common Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) are exempt from, and are not subject to, any Takeover Laws.

          (i)    Financial Advisors.    None of the Company, its Subsidiaries or any of the Company's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder's fees or other compensation in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained J.P. Morgan Securities LLC ("Company FA"), as its financial advisor, and complete and correct copies of its arrangements with Company FA have been made available to Parent. As of the date hereof, the Company has received a written opinion of Company FA, issued to the Company, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Per Common Share Consideration is fair from a financial point of view to holders of Company Common Stock.

          (j)    Financial Reports and Regulatory Filings.

            (1)   The Company has Previously Disclosed complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of RSM US LLP (f/k/a McGladrey LLP), its independent auditor) for the years ended December 31, 2013, 2014 and 2015, and (B) its consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in shareholders' equity as of and for the three (3) month period ended March 31, 2016; it will provide Parent when available with similar customary audited year-end and unaudited interim financial statements (including any related notes and schedules thereto) for each of the quarterly and annual periods ended thereafter and any partial quarter period prior to Closing (all of the foregoing audited and unaudited financial statements referred to collectively as the "Company Financial Statements"). Each of the statements of financial position (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the Company's financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income and changes in shareholders' equity and cash flows included in the Company Financial Statements (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, with respect to the Company Financial Statements for the quarter ended and as of March 31, 2016 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such Company Financial Statements.

            (2)   The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof and to the Company's Knowledge, to the Company auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and has identified for the Company's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

            (3)   Since January 1, 2013, the Company and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

          (k)    Absence of Certain Changes; Conduct of Business.    To the extent required by GAAP, all liabilities and material obligations of the Company and its Subsidiaries have been reflected, disclosed or reserved against in the Company Financial Statements (or footnotes thereto), dated as of December 31, 2015, and since such date (1) other than in the ordinary and usual course of business consistent with past practice or otherwise in connection with the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement, the Company and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice, (3) neither the Company nor any of its Subsidiaries has taken any of the actions referenced in Section 4.1, and (4) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances, has had or is reasonably likely to have a Material Adverse Effect on the Company.

          (l)    Litigation.

            (1)   As of the date hereof, there is no action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries (and to the Company's Knowledge, there is no basis for any such action, suit, claim, hearing, dispute, investigation, subpoena or proceeding), nor is there any notice of violation, judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against the Company or any of its Subsidiaries (or in the process of being issued).

            (2)   There is no material action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company's Knowledge, threatened against or materially affecting the Company or any of its Subsidiaries (and to the Company's Knowledge, there is no basis for any such action, suit, claim, hearing, dispute, investigation, subpoena or proceeding), nor is there any material written notice of violation, judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against the Company or any of its Subsidiaries (or in the process of being issued).

          (m)    Compliance with Laws.    Except as Previously Disclosed, the Company and each of its Subsidiaries:

            (1)   conducts and at all times since January 1, 2013 has conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, including all Laws applicable to agreements with, and disclosures and communications to, consumers;

            (2)   currently has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

            (3)   has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened; and

            (4)   has received, since January 1, 2013, no written notification from a Governmental Authority (A) asserting that it is not in compliance with any of the applicable Law that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, whether individually or taken as a whole.

          (n)    Regulatory Matters.    Neither the Company nor any of its Subsidiaries is subject to, or has been advised that the Company or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries.

          (o)    Books and Records, Internal Controls and Policies and Procedures.

            (1)   The Company's books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material misstatements, omissions, inaccuracies or discrepancies of any kind contained or reflected therein.

            (2)   The Company's stock transfer books and the Company's register with respect to the Company Stock Settled Rights, true and complete copies of which have been provided to Parent, are maintained in accordance with applicable Law and accurately reflect the holders of Company Common Stock and Company Stock Settled Rights, respectively, as of the date hereof.

            (3)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Except as Previously Disclosed, the Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

            (4)   The Company and its Subsidiaries utilize, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.

          (p)    Intellectual Property.

            (1)   The Company has Previously Disclosed all Registered Intellectual Property owned by it or any of its Subsidiaries (collectively, the "Scheduled Intellectual Property"). The Company or its relevant Subsidiary exclusively owns all Scheduled Intellectual Property and all other material Intellectual Property owned, or purported to be owned, by it, free and clear of all Liens. The Scheduled Intellectual Property is subsisting and, to the Company's Knowledge, valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company's use thereof or its rights thereto. To the Company's Knowledge, (A) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the Company's or any of its Subsidiaries' business as presently conducted and (B) the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, and have not in the past three (3) years infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party. To the Company's Knowledge, no person is infringing, misappropriating or otherwise violating any Scheduled Intellectual Property right or other Intellectual Property right owned by the Company or any of its Subsidiaries. Except as Previously Disclosed, consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Company or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Parent, the Company or any of their respective Subsidiaries or trigger a loss of any material rights by Parent, the Company or any of their respective Subsidiaries in, to or under any such Intellectual Property.

            (2)   The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract by, for or on behalf of the Company or any of its Subsidiaries has been assigned to the Company or such Subsidiary, other than any Intellectual Property which the Company or one of its Subsidiaries engaged a non-employee third-party to develop that the Company or such Subsidiary does not own but is licensed to use or, with respect to Intellectual Property no longer used in the Company's or any of its Subsidiaries' business as presently conducted, was licensed to use.

            (3)   To the Company's Knowledge, the IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. To the Company's Knowledge, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets. To the Company's Knowledge, no person has gained unauthorized access to the IT Assets. To the Company's Knowledge, the Company and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other Contracts. The Company and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. The Company and its Subsidiaries take reasonable measures, which are to the Company's Knowledge, adequate to comply with all applicable Law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

          (q)    Taxes.

            (1)   (A) All material Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed with the appropriate taxing authority and all such Tax Returns are true, complete and accurate in all material respects, (B) all Taxes shown as due on such Tax Returns have been paid in full, (C) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of the Tax Returns referred to in clause (A) have been paid in full or otherwise finally resolved, (D) except as Previously Disclosed, no issues have been raised in writing by any taxing authority in connection with any audit or examination of any such Tax Return that are currently pending, (E) except as Previously Disclosed, to the Company's knowledge, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or its Subsidiaries, (F) all material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over on a timely basis to the proper taxing authorities, to the extent due and payable, (G) the Company and its Subsidiaries have substantially complied with all information reporting (and related withholding) requirements and (H) except as Previously Disclosed, no extensions or waivers of statutes of limitation applicable to any Tax have been given by or requested with respect to any of the Company or any of its Subsidiaries that remain in effect.

            (2)   The Company has made provision in accordance with GAAP, in the Company Financial Statements, and if not required by GAAP, on its books and records, for all Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements.

            (3)   No Liens for Taxes exist with respect to any of the Company's assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP.

            (4)   Except as Previously Disclosed, neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

            (5)   Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than any such an agreement exclusively between or among the Company and its Subsidiaries or entered into in the ordinary course of business the principal focus of which is not Taxes). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of its Subsidiaries) as a transferee or successor.

            (6)   To the Company's Knowledge, no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6.

            (7)   Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, during the two (2) year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

            (8)   Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

            (9)   Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that could prevent or impede the Merger and the Parent Merger from qualifying for the Intended Tax Treatment.

          (r)    Environmental Matters.    As of the date hereof and, except as disclosed in any Phase I, Phase II or other environmental reports prepared pursuant to Section 6.15, as of the Closing Date:

            (1)   The operations and Real Property of the Company and each of its Subsidiaries are and have at all times since January 1, 2008 been in compliance with applicable Environmental Laws;

            (2)   The Company and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of the Real Property and the operation of their respective businesses as presently conducted;

            (3)   There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to the Company's Knowledge, threatened, against the Company or any of its Subsidiaries or any Real Property owned by the Company or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to the Company's Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation;

            (4)   There are no agreements, orders, judgments, decrees or settlements involving the Company, any of its Subsidiaries, or with respect to any Real Property owned by the Company or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law;

            (5)   Except as Previously Disclosed, there are and have been no releases from underground or above ground storage tanks or any other releases of Hazardous Materials or other conditions of contamination present at or released from any Real Property currently or, to the Company's Knowledge, formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries or at any off-site location, for which the Company or any of its Subsidiaries has or could reasonably expect to incur material liability under or relating to Environmental Laws;

            (6)   To the Company's Knowledge, there are no past, present or reasonably anticipated future remediation, investigations, clean-ups, exposure of persons to Hazardous Materials or environmental conditions that could reasonably be expected to give rise to material obligations or material liabilities of the Company or any of its Subsidiaries under any Environmental Law; and

            (7)   The Company has delivered to Parent copies of, all material environmental reports, studies, assessments, sampling data and memoranda in its possession relating to the Company or its Subsidiaries or any of their current or former properties or activities.

          (s)    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with a labor union or labor organization. There is no pending or, to the Company's Knowledge, threatened, nor has there been since January 1, 2013, any labor strike, walk-out, work stoppage, slow-down lockout or similar material labor dispute involving the Company or any of its Subsidiaries. Since January 1, 2013, to the Company's Knowledge there has been no activity involving the Company or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (t)    Benefit Arrangements.

            (1)   The Company has Previously Disclosed a complete and correct list of all of its material Benefit Arrangements and all Benefit Arrangements that are employment, retention, change-in-control or severance plans or agreements. The Company has made available to Parent complete and correct copies of all material Benefit Arrangements and all Benefit Arrangements that are employment, retention, change-in-control or severance plans or agreements, including the current plan document and all amendments thereto and any related trust instruments, insurance contracts and loan agreements forming a part of any Benefit Arrangements, a written description of such Benefit Arrangement if not set forth in a written document, the most recently prepared actuarial report, and all material correspondence to or from any Governmental Authority in the last three (3) years (other than routine filings in the ordinary course) with respect to such Benefit Arrangement, and with respect to any "employee benefit plans" within the meaning of Section 3(3) of ERISA, the most recent summary plan descriptions and all summaries of material modifications thereto, the most recent IRS determination or opinion letter, and the two most recent annual reports on Form 5500 or 990 series and all schedules and financial statements attached thereto. The Company has Previously Disclosed a complete list of all employees of the Company or its Subsidiaries who may receive retention, severance or change-in-control payments, whether pursuant to a severance policy or otherwise, the amount of any such payments and the terms and conditions, including any plan, program or agreement, upon which such payments may become payable.

            (2)   The pricing for all outstanding and unexercised stock options to purchase shares of Company Common Stock (each, a "Company Stock Option") granted under the Company Stock Option Incentive Plan and any predecessor plan thereto and all agreements, notices and other documents related thereto (collectively, the "Company Stock Plans"), has been properly disclosed and accounted for in all material respects.

            (3)   All of the Company's Benefit Arrangements, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, are in substantial compliance with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable Law. Each of the Company's Benefit Arrangements subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Each of the Company's Benefit Arrangements that is intended to be part of a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received or applied for an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the Company's Knowledge, threatened, litigation relating to the Company's Benefit Arrangements. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its

    Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502(c) or (i) of ERISA in an amount that would be material.

            (4)   No liability under Subtitle C or D of Title IV of ERISA or Section 412 or 413 of the Code has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, "multiemployer plan", within the meaning of Section 3(37) of ERISA, or "multiple employer plan", within the meaning of Section 413(c) of the Code currently or formerly maintained or contributed to by any of them, or the single-employer plan, multiemployer plan or multiple employer plan of any Company ERISA Affiliate. Neither the Company nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any "single employer plan", "multiemployer plan", or "multiple employer plan", each as defined in this paragraph.

            (5)   All contributions required to be made under the terms of any of the Company's Benefit Arrangements have been timely made and all obligations in respect of each of the Company's Benefit Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Company Financial Statements in all material respects.

            (6)   Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligations for post-employment or post-retirement health, medical or life insurance benefits under any Benefit Arrangement or collective bargaining agreement, except as required by COBRA. Either the Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

            (7)   Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangements that would materially increase the expense of maintaining such Benefit Arrangements above the level of the expense incurred therefor for the most recent fiscal year. Except as provided under the existing terms of the Benefit Arrangements Previously Disclosed, and as Previously Disclosed, neither the Company's execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, either alone or in combination with another event, could (A) limit or restrict the Company's right or, following the consummation of the transactions contemplated hereby, Parent's right to administer, merge or amend in any respect or terminate any of the Company's Benefit Arrangements, (B) entitle any of the Company's employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements, except in the event such Benefit Arrangement is terminated in accordance with Section 6.12.

            (8)   Except as Previously Disclosed, without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) no amounts paid or payable (whether in cash, property, or in the form of benefits) by the Company or any of its Subsidiaries will be an "excess parachute payment" to a

    "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Each Benefit Arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, in all material respects, documented and operated in compliance with Section 409A of the Code. The parties acknowledge that this Section 5.2(t)(8) shall not apply to any Benefit Arrangements entered into at the discretion of Parent or between Parent and its affiliates, on the other hand, and a disqualified individual on the other hand ("Parent Arrangements") so that, for the avoidance of doubt, compliance with this Section 5.2(t)(8) shall be determined as if such Parent Arrangements had not been entered into.

            (9)   Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Benefit Arrangement or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

          (u)    Property.

            (1)   Except as Previously Disclosed, the Company has good, and, in the case of Owned Real Property, insurable, title to or, in the case of securities and investments, a "security entitlement" (as defined in the Uniform Commercial Code) in, or in the case of Leased Real Property, a valid and enforceable leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by the Company or any of its Subsidiaries, free and clear of all Liens except for Permitted Liens. No other person has any interest in any mineral, mining, oil or gas rights to produce or share in the production of anything related thereto, relating to any Owned Real Property. With regard to Owned Real Property, except as Previously Disclosed, the Company or Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof. With regard to Leased Real Property, except as Previously Disclosed, the Company, each Subsidiary of the Company and, to the Company's knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Lease.

            (2)   The Company has Previously Disclosed and made available to Parent (i) a complete and accurate list of all Owned Real Property (including OREO) and Leased Real Property (together, the "Real Property") as of the date hereof, and (ii) complete and accurate copies of all Lease documents including leases, amendments, addendums, exhibits, letter agreements and similar documents relating to the Leased Real Property as of the date hereof. Neither the Company nor any of its Subsidiaries owns any residential Real Property as of the date hereof.

          (v)    Material Contracts.

            (1)   The Company has listed on Schedule 5.2(v)(1) of the Company's Disclosure Schedule and made available to Parent complete and correct copies of the following Contracts ("Material Contracts") to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or the Company's or any of its Subsidiaries' respective assets or properties may be subject as of the date hereof:

              (A)  any lease of real or material personal property;

              (B)  any partnership, limited liability company, joint venture or other similar agreement or arrangement;

              (C)  any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations or that was entered into on or after January 1, 2013;

              (D)  any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $100,000 or more, or (ii) aggregate payments of $200,000 or more;

              (E)  any Contract that creates future payment obligations in excess of $100,000 in the aggregate and that by its terms does not terminate or is not terminable without penalty or other payment upon notice of sixty (60) days or less, or any Contract that creates or would create a Lien;

              (F)   any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries;

              (G)  any Contract, other than this Agreement or as contemplated hereby, providing for exclusive dealing or limiting the freedom of the Company, its Subsidiaries or any of the current or former employees of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area, or that would so limit their freedom;

              (H)  any Contract, other than this Agreement, as to which there are material ongoing obligations the primary purpose of which is to disclose confidential information or require that the Company or any of its Subsidiaries guarantee, indemnify or hold harmless any person;

              (I)    any Contract, other than this Agreement, with (i) any Affiliate of the Company, (ii) any current or former director, officer, employee, consultant or shareholder of the Company or any Affiliate that provides for annual compensation in excess of $50,000, or (iii) any "associate" or member of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (i) or (ii) of this paragraph;

              (J)   any Contract with a Governmental Authority; and

              (K)  any other Contract not entered into in the ordinary course of business.

            (2)   Each Material Contract is a valid and legally binding agreement of the Company or a Subsidiary of the Company, as applicable, and, to the Company's Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with the terms of such Contract (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles) and is in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

            (3)   To the extent required by GAAP, all liabilities and obligations under the Material Contracts have been fully accrued for in the books and records of the Company.

            (4)   The Company is in compliance with all obligations under each of the Investment Agreements, and no claim has been made against the Company by any person relating to, in connection with or arising from any of the Investment Agreements.

          (w)    Material Interests of Certain Persons.    Except as Previously Disclosed, no officer or director of the Company or any of its Subsidiaries, or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Material Contract of the Company or any of its Subsidiaries.

          (x)    Insurance Coverage.    The Company and each of its Subsidiaries maintain commercially reasonable insurance coverage for normal risks incident to the respective businesses of the Company and each of its Subsidiaries and the respective properties and assets of the Company and each of its Subsidiaries. Such coverage is of a character and amount that is at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company has Previously Disclosed a complete and correct list of each Contract representing such coverage as of the date hereof.

          (y)    Trust Business.

            (1)   Since January 1, 2008, the Company and each of its Subsidiaries has, in all material respects, properly administered all instruments, indentures, declarations, contracts, agreements, wills, resolutions or other documents, and the accounts related thereto, under which the Company or any of its Subsidiaries acts or has acted as an executor, administrator, trustee, fiduciary, representative, agent (including a custodian, paying agent or escrow agent), conservator, guardian or in a similar capacity (collectively, "Trust or Agency Agreements" and "Trust or Agency Accounts"), in accordance with the terms thereof and all applicable Law. Since January 1, 2013, neither the Company nor any of its Subsidiaries has (A) been subject to any claim for material damages, surcharged, disqualified or removed from any capacity held under any Trust or Agency Agreement or (B) been subject to any claim or received written notice questioning the validity or enforceability of any Trust or Agency Agreement. The Company and each of its Subsidiaries is eligible and qualified to act under each Trust or Agency Agreement to which it is a party and is not prohibited by applicable Law from performing its respective duties and obligations under any Trust or Agency Agreement.

            (2)   Neither the Company nor any of its Subsidiaries has taken any action, nor failed to take any action, which would, or with the giving of notice or the passage of time or both could, (A) constitute a material default, breach or violation, including a violation or breach of any fiduciary duty, under any Trust or Agency Agreement, or (B) cause the Company or any of its Subsidiaries to be subject to a claim for material damages, or to be surcharged, disqualified or removed from any capacity held under any Trust or Agency Agreement.

            (3)   Each Trust or Agency Agreement, and any amendment or modification thereto, was duly executed and delivered (or accepted) by, and constitutes a legal, valid agreement and binding appointment of, applicability to or obligation of, the Company or one of its Subsidiaries, and, to the Company's Knowledge, each other party or beneficiary thereto (as applicable), in accordance with the term of those instruments.

            (4)   To the Company's Knowledge, there has been no event of default or violation of any duty by any other party with respect to any Trust or Agency Accounts, including any agent or third party vendor employed by the Company or its Subsidiaries to perform or provide services for any one or more Trust or Agency Account.

            (5)   To the Company's Knowledge, no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated herein)

    which would, or with the giving of notice or the passage of time or both could, constitute a default or violation of any duty by the Company or its subsidiaries or any other party to any Trust or Agency Agreement.

            (6)   All records kept by the Company and its Subsidiaries relating to or in connection with Trust or Agency Agreements ("Trust or Agency Records") have been maintained in all material respects in accordance with the Company's and its Subsidiaries' customary practice, all applicable Law and the applicable Trust or Agency Agreement. The Trust or Agency Records reflect all dispositions and acquisitions of assets and receipt and disbursement of funds, and the Company or any Subsidiary of the Company, as the case may be, maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (A) such transactions are executed in accordance with management's general or specific authorizations, and (B) such transactions are recorded in all material respects in conformity with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles, including applicable trust principal and income rules, and fiduciary standards and any other criteria applicable to such statements and to maintain accountability for assets.

            (7)   All assets held by the Company or any of its Subsidiaries pursuant to a Trust or Agency Agreement are in the possession or control of the Company or one of the Subsidiaries. The Company and its Subsidiaries regularly perform an audit comparing the assets required to be held by the Company or one of its Subsidiaries pursuant to the Trust or Agency Agreements against the assets actually held by the Company and its Subsidiaries pursuant to the Trust or Agency Agreements, and no such audit has indicated any material discrepancies.

          (z)    Loans.

            (1)   To the Company's Knowledge, each loan, revolving credit facility, letter of credit, lease or other extension of credit or commitment to extend credit, including any loan participation or syndication (collectively, "Loans"), made or entered into by the Company or any of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Law. Each Loan was originated and has been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with the Company's and its Subsidiaries' policies and procedures, a list of which is included in Schedule 5.2(z)(1) of the Company's Disclosure Schedule and copies of which have been made available to Parent, and (C) compliance in all material respects with all applicable Law. Each Loan, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security agreement. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Loan. The Company has Previously Disclosed a complete and correct list of all Loans that have been classified by it or any Governmental

    Authority as "Special Mention", "Substandard", "Loss", "Classified", "Criticized", "Watch", "Past Due", "Doubtful" or words of similar import as of May 31, 2016, and all Loans have been properly classified and risk rated by the Company and its Subsidiaries.

            (2)   The provisions for loan losses contained in the Company Financial Statements were established in accordance with past practices and experiences of the Company and its Subsidiaries and in accordance with the requirements of GAAP and are adequate thereunder.

            (3)   The Company has made available to Parent true and correct copies of the Loan files related to each individual Loan, note, borrowing arrangement and other commitment for credit relationships with a customer commitment greater than or equal to $50,000, in the case of consumer customers (as defined in the Company's loan files), and greater than or equal to $100,000, in the case of all other customers, between the Company or any of its Subsidiaries, on the one hand, and a single third party obligor, on the other hand, as of March 31, 2016, a list of which has been made available to Parent.

            (4)   Except as Previously Disclosed, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold any Loans or pools of, or participations in, Loans contains any obligation to repurchase or reacquire part or all of such Loans, any collateral related thereto or such pools or participations, and all Loans or pools of, or participations in, Loans sold by the Company or any of its Subsidiaries have been sold without recourse.

          (aa)    Interest Rate Risk Management Instruments.    All interest rate swaps, caps, floors and other option agreements and other interest rate risk management arrangements (collectively, "Interest Rate Instruments"), whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable Law. All Interest Rate Instruments are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles) and are in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has Previously Disclosed a complete and correct list of all Interest Rate Instruments as of the date hereof.

          (bb)    Sufficiency of Assets.    The Company and each of its Subsidiaries own good and marketable title to, or have the valid right to use under a lease or license of, all the material assets and rights used in the operation of the Company's and each of its Subsidiaries', as applicable, businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.

          (cc)    Collateralized Debt Obligations.    All collateralized debt obligations owned by the Company and its Subsidiaries satisfy all conditions contained in 12 C.F.R. § 44.16 and 12 C.F.R. § 248.16, as applicable, necessary to permit the Company and its Subsidiaries to continue holding such collateralized debt obligations in accordance with applicable Law and have been Previously Disclosed.

          (dd)    Mortgage Banking Activities.    To the Company's Knowledge, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. To the Company's Knowledge, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Company's Knowledge, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries has been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.

          (ee)    No Other Representations or Warranties.

            (1)   Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

            (2)   The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

        5.3    Representations and Warranties of Parent.    Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

          (a)    Organization, Standing and Authority.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (b)    Parent Stock.    As of the date hereof, the authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of the business day immediately preceding the date hereof, 81,388,737 shares of Parent Common Stock (which number includes 930,601 shares of Parent Common Stock granted in respect of outstanding Parent Restricted Stock Awards) and no shares of Parent Preferred Stock are outstanding. As of the business day immediately preceding the date hereof, (1) 466,394 shares of Parent Common Stock are subject to Parent Stock Options granted under the Parent Stock Plans, (2) 89,238 shares of Parent Common Stock are reserved for issuance upon settlement of outstanding Parent Restricted Stock Unit Awards granted under the Parent Stock Plans and (3) 745,057 shares of Parent Common Stock are reserved for issuance upon settlement of outstanding Parent Performance Share Awards (assuming maximum performance) granted under the Parent Stock Plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement, Parent Restricted Stock Awards, Parent Stock Options, Parent Restricted Stock Unit Awards and Parent Performance Share Awards, in each case, issued as of the date hereof, and the Parent Stock Plans, as of the date hereof, Parent does not have any Rights issued or outstanding, any shares of Parent Stock reserved for issuance, or any commitment or agreement that obligates Parent to authorize, issue, transfer, purchase, redeem, sell or otherwise acquire any Parent Stock or any Rights. The shares of Parent Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).

          (c)    Significant Subsidiaries.

            (1)   Parent owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No equity securities of any of Parent's Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of Parent's Significant Subsidiaries (other than to Parent or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound that relate to Parent's or any of its Significant Subsidiaries' rights to vote or dispose of any equity securities of any of Parent's Significant Subsidiaries. Each of Parent's Significant Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act.

            (2)   Each of Parent's Significant Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of such Significant Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (d)    Power.    Parent and each of its Subsidiaries (including Merger Sub) has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective business as such businesses are now being conducted. Parent and each of its Subsidiaries (including Merger Sub) has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    Parent has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of Parent's Subsidiaries (including Merger Sub) to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to (1) the approval of the issuance of Parent Common Stock in the Merger (the "Parent Common Stock Issuance") by holders of a majority of the total votes cast by holders of Parent Common Stock on the Parent Common Stock Issuance at the Parent Meeting and (2) the receipt of the affirmative vote of Parent, as holder of all outstanding shares of common stock issued by Parent Bank Sub, this Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent and each of its Subsidiaries. This Agreement is Parent's valid and legally binding obligation, enforceable in accordance with its terms.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Parent or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by Parent of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank as allowed), and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the stockholder approval described in Section 5.3(e), (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (5) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and the articles of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) Parent's Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries is bound or affected, or to which Parent or any of its Subsidiaries or Parent's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.

          (h)    Financial Advisors.    None of Parent, its Subsidiaries or any of Parent's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Parent has retained Sandler O'Neill & Partners, L.P. as its financial advisor.

          (i)    Financial Reports and Regulatory Filings.

            (1)   Parent's Annual Reports on Form 10-K for the years ended December 31, 2014 and 2015, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to January 1, 2014 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC or as thereafter amended prior to the date hereof (collectively, the "Parent SEC Filings"), as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects Parent's financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income, comprehensive income and changes in stockholders' equity and cash flows in the Parent SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

            (2)   Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof and to Parent's Knowledge, to Parent's auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent's ability to record, process, summarize and report financial data and has identified for Parent's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.

            (3)   Since January 1, 2013, Parent and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

          (j)    Absence of Certain Changes.    Since December 31, 2015, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Parent. As of the date hereof, to the extent required by GAAP, all material liabilities and material obligations of Parent and its Subsidiaries have been reflected, disclosed or reserved against in the Parent SEC Filings, and since December 31, 2015 through the date hereof, other than in the ordinary and usual course of business consistent with past practice, Parent and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise required to be reflected on a balance sheet (or notes thereto) prepared in accordance with GAAP.

          (k)    Litigation.    There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to Parent's Knowledge, threatened against or affecting Parent or any of its Subsidiaries (and Parent is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries (or in the process of being issued), except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (l)    Compliance with Laws.    Parent and each of its Subsidiaries:

            (1)   conducts its business in all material respects in compliance with all Law applicable thereto or to the employees conducting such businesses;

            (2)   currently has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

            (3)   has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such material permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened;

            (4)   has received, since January 1, 2013, no written notification from a Governmental Authority (A) asserting that it is not in material compliance with any of the Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole; and

            (5)   is in substantial compliance with all applicable NASDAQ listing and corporate governance standards.

          (m)    Regulatory Matters.    As of the date hereof, neither Parent nor any of its Subsidiaries is subject to, or has been advised that Parent or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Parent or any of its Subsidiaries.

          (n)    Available Funds.    Parent has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby.

          (o)    Ownership of Company Common Stock.    Except for shares of Company Common Stock that Parent or any of its Subsidiaries may hold as an executor, administrator, trustee, agent, guardian, fiduciary or in a similar capacity for another person, neither Parent nor any of its Subsidiaries is the record owner or "beneficial owner", as such term is used in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, of any shares of Company Common Stock as of immediately prior to the execution and delivery of this Agreement.

          (p)    Ownership and Operation of Merger Sub.    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business other than (x) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (y) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

          (q)    Environmental Matters.    Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent:

            (1)   The operations, assets and properties of Parent and each of its Subsidiaries are and have at all times since January 1, 2008 been in compliance with applicable Environmental Laws;

            (2)   Parent and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of their assets and properties and the operation of their respective businesses as presently conducted;

            (3)   There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to Parent's Knowledge, threatened, against Parent any of its Subsidiaries or any asset or property owned by Parent or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to Parent's Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation;

            (4)   There are no agreements, orders, judgments, decrees or settlements involving Parent or any of its Subsidiaries, or with respect to any asset or property owned by Parent or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law;

            (5)   There are no releases from underground or above ground storage tanks or any other releases of Hazardous Materials or other conditions of contamination present at or released from any asset or property currently, or to Parent's Knowledge, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries or at any off-site location, for which Parent or any of its Subsidiaries has or could reasonably expect to incur liability under or relating to Environmental Laws; and

            (6)   To Parent's Knowledge, there are no past, present or reasonably anticipated future remediation, investigations clean-ups, exposure of persons to Hazardous Materials or environmental conditions that could reasonably be expected to give rise to obligations or liabilities of Parent or any of its Subsidiaries under any Environmental Law.

          (r)    ERISA.    All of the Parent's Benefit Arrangements, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, are in substantial compliance with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable laws. Each of the Parent's Benefit Arrangements subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. None of the Parent, any of its Subsidiaries or any Parent ERISA Affiliate has incurred or reasonably expects to incur any liability or obligation under Title IV of ERISA (other than the timely payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course of business) or a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

          (s)    Loans.    To Parent's Knowledge, each Loan made or entered into by Parent or any of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of Parent or one of its Subsidiaries and, to Parent's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Law. To Parent's Knowledge, each Loan was originated and has been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with Parent's and its Subsidiaries' policies and procedures, copies of which have been made available to the Company, and (C) compliance in all material respects with all applicable Law. To Parent's Knowledge, each Loan, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security agreement.

          (t)    No Other Representations or Warranties.

            (1)   Except for the representations and warranties made by Parent in this Agreement, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

            (2)   Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.

ARTICLE 6

Covenants

        6.1    Commercially Reasonable Efforts.

        (a)   Subject to the terms and conditions of this Agreement and prior to the Effective Time, the Company and Parent will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger and the Subsequent Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate with, and furnish information to, the other party to that end.

        (b)   The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

        (c)   From time to time on or prior to the Closing Date, the Company and Parent shall promptly, after it becomes aware, supplement any of its representations and warranties with respect to any fact, change, event or circumstance that has had or is reasonably be likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein by delivering a supplemental Disclosure Schedule ("Supplemental Disclosure Schedule"); provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.1(c) or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3. The information contained in any such Supplemental Disclosure Schedule shall not be deemed to have modified any of the representations and warranties of the Company or Parent contained in this Agreement or be considered Previously Disclosed unless it is expressly accepted as such in writing by the other party.

        6.2    Stockholder Approvals.    (a) As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Company Board will submit to its shareholders the Company Shareholder Matters and any other matters required to be approved or adopted by such shareholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance of that obligation, the Company will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its shareholders (including any adjournment or postponement, the "Company Meeting") as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective) to consider and vote upon approval of the Company Shareholder Matters and any such other matters. The Company and the Company Board, as applicable, will each use its reasonable best efforts to obtain from each class of the Company's shareholders the required vote to approve the Company Shareholder Matters and any such other matters, including soliciting proxies through the Joint Proxy Statement in accordance with applicable Law and recommending that the Company's shareholders vote in favor of the Company Shareholder Matters (and including such recommendation in the Joint Proxy Statement). The Company shall provide Parent with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to shareholders of the Company and all such proxy materials shall be reasonably satisfactory to Parent prior to the distribution thereof. However, if the Company Board, after consultation with outside advisors including its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that continuing to recommend this Agreement and the Company Shareholder Matters would result in a violation of its fiduciary duties under applicable Law, then, in submitting this Agreement and the Merger to the Company Meeting, the Company Board may withhold or withdraw or modify in a manner adverse to Parent its recommendation that Company's shareholders approve this Agreement or submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Company Board may not take any actions under this sentence until after giving Parent at least five (5) business days to respond to such Acquisition Proposal or other event or circumstances giving rise to the determination by the Company Board to take such action (and, in the event such action is taken in response to an Acquisition Proposal, after giving Parent notice of the third party in the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Parent. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and will require a new notice period as referred to in this Section 6.2. Nothing in this Agreement shall be interpreted to excuse (1) the Company or the Company Board from complying with its obligation to submit this Agreement and the other Company Shareholder Matters to its shareholders at the Company Meeting or (2) any party to a Common Voting Agreement from complying with its obligations thereunder. Neither the Company nor the Company Board shall submit any Acquisition Proposal other than the Merger to the vote of its shareholders unless this Agreement shall have first been terminated in accordance with its terms.

        (b)   The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to approve all of the Company Shareholder Matters, and the Company shall continue to use all reasonable best efforts to assist in the solicitation of proxies from shareholders relating to the approval of the Company Shareholder Matters. The Company shall only be required to adjourn or postpone the Company Meeting twice pursuant to this Section 6.2(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened, and the Company Shareholder Matters shall be submitted to the shareholders of the Company at the Company Meeting for approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligation.

        (c)   As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Board of Directors of Parent will submit to its stockholders the Parent Common Stock Issuance. In furtherance of that obligation, Parent will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its stockholders (including any adjournment or postponement, the "Parent Meeting") as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective) to consider and vote upon approval of the Parent Common Stock Issuance. Parent and the Board of Directors of Parent, as applicable, will use its reasonable best efforts to obtain from Parent's stockholders a vote approving the Parent Common Stock Issuance, including soliciting proxies through the Joint Proxy Statement in accordance with applicable Law and recommending that Parent's stockholders vote in favor of the Parent Common Stock Issuance (and including such recommendation in the Joint Proxy Statement).

        (d)   Parent and the Company shall cooperate to schedule and convene the Parent Meeting and the Company Meeting on the same date. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the stockholders of each party.

        6.3    Regulatory Applications; Third-Party Consents.

        (a)   Prior to the Effective Time, the Company and Parent and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities necessary to consummate the Merger and the other transactions contemplated hereby, including the Subsequent Mergers, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material and adverse effect on Parent or the Surviving Corporation, (the "Requisite Regulatory Approvals"), and to make and obtain all other Required Third-Party Consents; notwithstanding the foregoing, Parent and the Company will use reasonable best efforts to prepare and file, or cause their respective Subsidiaries to prepare and file, any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals within twenty-five (25) days of the date of this Agreement. Each of the Company and Parent will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable Law relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and the Required Third-Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

        (b)   The Company and Parent will, upon request (but subject to applicable confidentiality requirements), furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby and to respond to any comment letters received in connection therewith.

        (c)   Notwithstanding the foregoing or anything else in this Agreement:

        (1)   The Company (or any Subsidiary thereof) shall not amend, modify, extend, supplement or waive any of the material terms and conditions of any Material Contract without the prior written consent of Parent, nor shall the Company or any Subsidiary thereof, without the prior written consent of Parent, pay or commit to pay to any person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment to incur any liability or other obligation to such person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such Material Contract; provided that in connection therewith, Parent shall not unreasonably withhold, condition or delay its consent; and

        (2)   Nothing shall require Parent to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval that would (i) materially and adversely affect the business, operations or financial condition of Parent (measured on a scale relative to the Company and its Subsidiaries, taken as a whole), (ii) require Parent or any of its Subsidiaries to make any material covenants or commitments, or complete any divestitures, whether prior to or subsequent to the Closing, (iii) result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole or (iv) or restrict in any material respect or impose a material burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (for purposes of clause (iv), materiality shall be measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a "Burdensome Condition").
        6.4    Exchange Listing.    Parent will use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

        6.5    SEC Filings.

        (a)   Parent will prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the "Joint Proxy Statement") and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement and to use their reasonable best efforts to cause the filing of the Registration Statement with the SEC within sixty (60) days following the date of this Agreement. Parent will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable best efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to promptly furnish to Parent all information concerning the Company, its Affiliates, officers, directors and shareholders as may be reasonably requested in connection with the foregoing, in a form appropriate (or from which such information can be derived in a commercially reasonable manner) for usage in such document or any such other use.

        (b)   The Company and Parent each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

        (c)   Parent shall promptly provide the Company with all comment letters from the SEC or its Staff pertaining to the Registration Statement or the Joint Proxy Statement relating to the Company. The Company will, upon request, promptly furnish Parent with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Parent to respond promptly to any comments received from the SEC. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.6    Press Releases.    Each party will consult with the other before issuing any press release, employee communication or other shareholder communication with respect to the Merger or this Agreement and will not issue any such press release or make any such communication without the prior written consent of such other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such communication as may be required by applicable Law or securities exchange rules. The Company and Parent will cooperate to develop all public communications of the Company and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

        6.7    Acquisition Proposals.    The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries' Representatives, agents, advisors and affiliates not to, solicit or encourage in any way inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal and the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions if the Company Board concludes in good faith, after consultation with its outside legal counsel, that failure to take such actions would be result in a violation of its fiduciary duties under applicable Law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality provisions set forth in the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will promptly advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments on a current basis.

        6.8    Takeover Laws and Provisions.    The Company will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take or cause to be taken all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

        6.9    Access; Information.

        (a)   The Company and Parent each agree that upon reasonable notice and subject to applicable Law relating to the exchange of information, each will (and will cause its Subsidiaries to) afford each other, and their respective Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information in its possession or control as either the Company or Parent may reasonably request under the circumstances, including for purposes of facilitating the Conversion and the integration of the Company and its Subsidiaries with Parent and its Subsidiaries. In addition, the Company will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities Laws, and (2) all other information in its possession or control concerning the business, properties and personnel of it and its Subsidiaries as Parent may reasonably request. In addition, the Company shall provide Parent biweekly or monthly, as applicable, general ledger reports and reports of all new Loans greater than $100,000, deposits, non-performing loans, OREO and Loans in the process of being negotiated, renegotiated, extended, renewed, modified or having a forbearance granted, in each case for each biweekly period beginning with the first full week after the date hereof until the Effective Time as promptly as they become available. The Company and Parent each agree to promptly notify the other of any action, suit, claim, hearing, dispute, subpoena, investigation or proceeding commenced, or to the Knowledge of the Company or Parent, as applicable, threatened against the Company or Parent or any of their respective Subsidiaries that are related to the transactions contemplated by this Agreement. Neither the Company nor Parent will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each of the Company and Parent shall use commercially reasonable efforts to minimize any interference with the regular business operations of the Company or Parent and their respective Subsidiaries, as applicable, during any such access.

        (b)   No investigation by Parent or the Company of, or Knowledge that Parent or the Company may have with respect to, the business and affairs of the other party, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent's or the Company's, as applicable, obligation to consummate the transactions contemplated hereby.

        (c)   Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

        6.10    Supplemental Indentures.    At or before the Effective Time, Parent and the Company will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent and the Company, one or more supplemental indentures and other instruments, and take or cause to be taken all such other action, required for the due assumption of the Company's outstanding debt, guarantees, securities, and (to the extent Previously Disclosed by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

        6.11    Indemnification.

        (a)   Following the Effective Time, Parent will indemnify, defend and hold harmless the present directors and officers (when acting in such capacity) of the Company (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities as incurred, and will advance expenses, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), in accordance with the Constituent Documents of Company in effect on the date hereof, to the extent permitted under applicable Law.

        (b)   Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.11(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

        (c)   For a period of six (6) years following the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of the Company or of any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend more than two hundred fifty percent (250%) of the current annual amount expended by the Company (the "Current Premium") to maintain or procure such directors' and officers' insurance coverage for a comparable six (6) year period; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for two hundred fifty percent (250%) of the Current Premium; provided, further, that officers and directors of the Company or any Subsidiary thereof may be required to make application and provide customary representations and warranties to the responsible insurance carrier for the purpose of obtaining such insurance. In lieu of this Section 6.11(c), the Company may, and at the request of Parent shall, in each case in consultation with and only with Parent's consent (which shall not be unreasonably withheld, conditioned or delayed), obtain at or prior to the Effective Time a six (6) year "tail" policy under the Company's existing directors and officers insurance policy providing equivalent coverage to that described in this Section 6.11(c) if and to the extent that the same may be obtained for an amount that does not exceed two hundred fifty percent (250%) of the Current Premium. Any amounts expended by the Company in accordance with this Section 6.11(c) shall not be considered Transaction Expenses for purposes of this Agreement.

        (d)   If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all its assets to any other entity, then and in each case, but only to the extent not effected by operation of law, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.11.

        (e)   The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

        6.12    Benefits Arrangements.

          (a)    Termination of Company 401(k) Plan.

            (1)   At least five (5) business days prior to the Effective Time, the Company shall have adopted resolutions of its board of directors to terminate the Company's 401(k) & Profit Sharing Plan (the "Company 401(k) Plan") effective immediately prior to the Effective Time and to fully vest all participants in such Company 401(k) Plan. Before adopting such resolutions, the Company shall provide a draft of such resolutions to Parent for an opportunity to comment thereon, which Parent shall not unreasonably delay.

            (2)   The Company or its Subsidiaries shall make contributions to the Company 401(k) Plan with respect to the plan year commencing January 1, 2016 (and if applicable any subsequent plan year commencing prior to the Effective Time) and ending on the date of the Company 401(k) Plan termination in accordance with the terms of the Company 401(k) Plan.

            (3)   Immediately after the Effective Time, Parent shall offer participation in Parent's tax-qualified defined contribution plan ("Parent 401(k) Plan") to each person who was an active participant in the Company 401(k) Plan as of the date of its termination. Parent shall permit the Parent 401(k) Plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the Company 401(k) Plan.

          (b)    Termination of Non-Qualified Deferred Compensation Plan.    Within the thirty (30) days prior to the Effective Time, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate the Company's Non-Qualified Deferred Compensation Plan (the "DCP") effective as of the Effective Time and provide for lump sum payment of the benefits thereunder within ten (10) business days after the Effective Time and to facilitate the administration of the DCP by Parent after the Effective Time.

          (c)    Section 280G Shareholder Vote.    The Company shall (i) at least seven (7) business days prior to the Closing Date, use its reasonable best efforts to obtain from each "disqualified individual" (as defined under Section 280G of the Code and the regulations promulgated thereunder) an irrevocable waiver by such individual of any and all payments or other benefits contingent on the consummation of the transactions contemplated hereby to the extent necessary so that such payments and benefits would not be "excess parachute payments" under Section 280G of the Code and (ii) at least five (5) business days prior to the Closing Date, submit for approval by its shareholders, in conformance with Section 280G of the Code and the regulations thereunder (the "280G Shareholder Vote"), any payments that could constitute a "parachute payment" pursuant to Section 280G of the Code such that if such vote is adopted by the shareholders in a manner that satisfies the shareholder approval requires under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such "disqualified individual" would be a "parachute payment" under Section 280G(b) of the Code (the "280G Approval"). In connection with the foregoing and at least five (5) business days prior to distribution to shareholders for the 280G Shareholder Vote, the Company shall deliver to Parent true and complete copies of all disclosure, waiver and other documents required to be prepared by the Company in connection with this Section 6.12(c), for review and comment by Parent thereon. The parties acknowledge that this Section 6.12(c) shall not apply to any Parent Arrangements, unless such arrangements have been disclosed to the Company at least ten (10) days prior to the Closing Date, so that, for the avoidance of doubt, compliance with this Section 6.12(c) shall be determined as if such Parent Arrangements that are not so disclosed had not been entered into. Prior to the Closing Date, if and to the extent required by Section 280G of the Code, the Company shall deliver to Parent evidence that a vote of the Company's shareholders was solicited in accordance with the foregoing provisions of this Section 6.12(c) and that either (1) 280G Approval was obtained, or (2) that 280G Approval was not obtained.

          (d)    Severance Benefits.    Following the Effective Time and ending on the first anniversary thereof, Parent or its Subsidiaries shall cause the employees of the Company or the Company Bank Sub to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay and benefits that are no less favorable than the severance payments and benefits set forth in the Company's Previously Disclosed Severance Pay Benefit Policy, based on such Covered Employee's base salary or hourly wage rate with the Company immediately prior to the Effective Time. In connection with the foregoing, such terminated employees shall receive service credit for years of continuous service with the Company or its Subsidiaries and Parent and its Subsidiaries for purposes of determining the amount of any severance pay under such policy. Notwithstanding the foregoing, no Company employee or Company Bank Sub employee eligible to receive severance benefits under an employment agreement shall be entitled to participate in the severance policy described in this Section 6.12(d) or to otherwise receive severance benefits.

          (e)    Participation in Parent and Parent Bank Sub Benefit Arrangements.    Following the Effective Time, Parent shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are employees of the Company or Company Bank Sub on the Closing Date ("Covered Employees") that provide employee benefits which are made available from time to time on a uniform and non-discriminatory basis to similarly situated employees of Parent and Parent Bank Sub, as applicable, in accordance with the terms and conditions of such plans in effect from time to time; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or Parent Bank Sub; and (ii) until such time as Parent shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of Parent and Parent Bank Sub, a Covered Employee's continued participation in employee benefit plans of the Company or Company Bank Sub shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent or Parent Bank Sub Benefit Arrangements may commence at different times with respect to each such Benefit Arrangement). To the extent that a Covered Employee becomes eligible to participate in a Parent or Parent Bank Sub Benefit Arrangement, Parent or Parent Bank Sub shall cause such Benefit Arrangement to take into account for eligibility and vesting purposes thereunder only (and not, other than in the case of vacation benefits, for benefit accrual) the service of such employees with the Company or Company Bank Sub as if such service were with Parent or Parent Bank Sub, to the same extent that such service was credited under a comparable Benefit Arrangement sponsored or maintained by the Company or Company Bank Sub, and, with respect to welfare benefit plans of Parent or Parent Bank Sub in which Covered Employees are eligible to participate, Parent agrees to cause each such welfare benefit plan to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. In no event shall such recognition of service operate to duplicate any benefits of a Covered Employee with respect to the same period of service. For purposes of each Parent health plan, Parent shall cause any eligible expenses incurred by Covered Employees and their covered dependents during the portion of the plan year of the comparable plan of the Company or Company Bank Sub ending on the date such employee's participation in the corresponding Parent plan begins to be taken into account under such Parent plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of the Parent plan.

          (f)    Amendments; No Third Party Rights.    This Section 6.12 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12. In no event shall the terms of this Agreement be deemed to (1) establish, amend, modify, change or terminate any Benefit Arrangement of the Company or its Subsidiaries or Parent or its Subsidiaries, (2) alter or limit the ability of Parent or its Subsidiaries to amend, modify, change or terminate any Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (3) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or of its Subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, (4) permit any payment to be made to an employee or service provider of the Company or its Subsidiaries that requires prior approval or non-objection from a Governmental Authority without obtaining such prior approval or non-objection or (5) alter or limit the ability of Parent or its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any Benefit Arrangement of Parent or its Subsidiaries.

        6.13    Conversion, Data Processing and Related Matters.    Prior to the Effective Time, the parties agree to cooperate and to employ their commercially reasonable efforts to plan, execute and complete the Conversion in an orderly and efficient manner as of the Effective Time, or at such later time as Parent may determine; provided, that in no event shall the Conversion become effective prior to the Effective Time. Commencing as of the date of this Agreement, the Company and Parent shall each appoint qualified staff members to act as project managers for the Conversion (each, a "Conversion Project Manager"). Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. The Company shall, commencing as of the date of this Agreement, provide Parent and Parent Bank Sub with reasonable access to the Company Bank Sub's offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank Sub shall reasonably request (in connection therewith, the parties shall cooperate towards causing the least possible disruption to the Company's and Company Bank Sub's employees, customers and operations), allow Parent Bank Sub to implement such changes as shall be reasonably necessary to effect the Conversion at the Effective Time, or at such other time following the Effective Time as Company and Parent may mutually determine. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of

Parent and Company shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.14    Title Surveys.

        (a)   The Company shall order, at the Company's sole cost and expense (which cost and expense shall be considered Transaction Expenses for purposes of this Agreement), within ten (10) business days after the date of this Agreement, with respect to all Owned Real Property (including real property designated as "other real estate owned" by the Company Bank Sub ("OREO")), (1) an ALTA survey made in accordance with the 2016 minimum standard detail requirements for ALTA/NSPS surveys (each a "Survey"), certified to Parent, Parent Bank Sub and Chicago Title Insurance Company (the "Title Company"), (2) a commitment for issuance of an ALTA 2006 Owner's Policy of Title Insurance (each a "Title Commitment") dated subsequent to the date of this Agreement but prior to the Closing Date issued by the Title Company in an amount equal to the greater of the value of such real property as shown on the Company's or its Subsidiaries' books and records or the fair market value of such real property and (3) copies of all documents referenced in the Title Commitment exceptions. The Company shall use commercially reasonable efforts to cause (x) the delivery to Parent of a Survey and (y) the Title Company to deliver to Parent a Title Commitment and copies of all documents referenced in the Title Commitment exceptions for each real property owned by the Company or any of its Subsidiaries (other than OREO) as soon as reasonably practicable following the date of this Agreement.

        (b)   For each real property owned by the Company or any of its Subsidiaries, Parent will have a period of ten (10) business days from Parent's receipt of the last of the Survey, the Title Commitment and all documents referenced in the Title Commitment exceptions with respect to such real property ("Title Review Period") in which to review such documents and provide the Company with written notice ("Title Notice") of any condition disclosed in such Survey or Title Commitment that is not reasonably approved by Parent; provided, however, Parent shall be deemed to approve any condition that is a Permitted Lien.

        (c)   If a Title Notice is timely given by Parent, the Company shall use its commercially reasonable efforts to promptly (but in any event within twenty-five (25) days of the date of the Title Notice) cure or remove, to Parent's reasonable satisfaction, each condition set forth on the Title Notice without the payment of any funds. In the event the Company is unable to cure or remove, to Parent's reasonable satisfaction, all conditions listed on all Title Notices without the payment of any funds ("Title Defect Conditions"), Parent and the Company shall reasonably agree prior to the Closing upon the amount (i) necessary to cure or remove, to Parent's reasonable satisfaction, all Title Defect Conditions that are capable of cure or removal and (ii) of the diminution of fair market value resulting from Title Defect Conditions that are not capable of cure or removal (collectively, the "Title Defect Amount").

        (d)   The Company shall cause the Title Company to update each Title Commitment as of the business day immediately prior to the Closing Date. In the event that the updated Title Commitment discloses any defect not included in the original Title Commitment, the procedure set forth in clauses (b) and (c) above shall apply and a new Title Review Period shall begin.

        (e)   The Company shall cause the Title Company to deliver title insurance policies to match the Title Commitments on or prior to the Closing Date as requested by Parent.

        (f)    Notwithstanding anything in this Section 6.14 to the contrary, the Company shall keep Parent apprised of all activities and actions contemplated by this Section 6.14, and the Company and Parent shall cooperate fully with one another with respect to the matters required by this Section 6.14.

        (g)   Notwithstanding anything to the contrary in this Agreement, all matters that have been Previously Disclosed to Parent shall be disregarded for purposes of, and shall not constitute any type of exception to, this Section 6.14 and shall have no effect on the determination of any Title Defect Condition, Title Defect Amount or the Real Property Adjustment Amount.

        6.15    Environmental Assessments.

        (a)   The Company hereby agrees to obtain within fifty (50) business days after the date of this Agreement, a Phase I Environmental Site Assessment ("Phase I") of any Owned Real Property, including any OREO property, at the Company's cost and expense (which cost and expense shall be considered Transaction Expenses for purposes of this Agreement), conducted by a Previously Disclosed environmental consultant ("Environmental Consultant"). The Company and Parent shall reasonably agree on the terms of engagement of the Environmental Consultant. The Company shall provide Parent, within five (5) business days after receipt of same by the Company, copies of final drafts of any such Phase I.

        (b)   In the event any Phase I (including a Previously Disclosed Phase I that the Company or one of its Subsidiaries caused to be performed within three (3) years prior to the date hereof) discloses any Recognized Environmental Condition (as defined by ASTM E1527-13) that in the reasonable belief of Parent would result in material liability to the Company, Parent or any of their Subsidiaries and warrants further review or investigation, Parent shall reasonably promptly give notice of the same to the Company no later than five (5) business days following Parent's receipt of the relevant Phase I. The Company may then, in its reasonable discretion, within an additional twenty (20) day period retain the Environmental Consultant to conduct a Phase II Environmental Site Assessment ("Phase II") of the relevant property or facility; provided, however, that such Phase II shall be completed no later than forty-five (45) days following Parent's receipt of the relevant Phase I; and provided further, that with respect to any Leased Real Property, Company will use commercially reasonable efforts to obtain the relevant property owner's consent for such Phase II but Parent acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II shall be mutually determined by Parent and the Company in their reasonable discretion after consultation with the other party and all reasonable costs and expenses associated with such Phase II testing and report shall be borne by the Company and shall be considered Transaction Expenses for purposes of this Agreement. The Company shall provide copies of the draft and final Phase I reports and Phase II reports, if any, to Parent promptly following the receipt of any such report by the Company.

        (c)   In the event any Phase II assessment confirms the presence of any environmental contamination, including, without limitation, a release from an abandoned underground storage tank or the presence of other Hazardous Materials, in each case in concentrations above applicable standards under applicable Environmental Laws, or if the Company chooses to forego any Phase II as reasonably requested by Parent pursuant to Section 6.15(b), Parent may elect to require the Company to obtain within thirty (30) days after Parent's receipt of the relevant Phase I or Phase II assessment and prior to the Closing Date at the Company's sole cost and expense (which cost and expense shall be considered Transaction Expenses for purposes of this Agreement), from the Environmental Consultant or another nationally-recognized contractor (mutually acceptable to the parties), as appropriate, a good faith estimate of the minimum cost and expense necessary to further investigate, remediate, cleanup, abate, restore and otherwise address such Recognized Environmental Condition or environmental contamination to the extent required by and in accordance with Environmental Laws and, to the extent required, to the satisfaction of any relevant Governmental Authority, assuming the continued commercial or industrial use of the relevant property and employing risk-based remedial standards and institutional controls where applicable (a "Remediation Estimate"). The Company shall, at Parent's request, cause all Remediation Estimates to be updated, as needed, through the Closing Date.

        (d)   In the event that the sum of the Title Defect Amount and all Remediation Estimates (to the extent such Title Defect Amounts or Remediation Estimates will or are reasonably expected to be incurred by the Company, Parent or any of their Subsidiaries and taking into account any Tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree is reasonably likely to be available to Company, Parent or any of their Subsidiaries in connection with the incurrence of such costs) in the aggregate exceeds $2,000,000 (such excess being the "Real Property Adjustment Amount"), the Per Common Share Consideration shall be reduced prior to the Closing by an amount equal to the result of: (1) the lesser of (x) the amount of the Real Property Adjustment Amount and (y) $8,000,000, divided by (2) the Fully Diluted Number, divided by (3) the per share volume weighted average price of the Parent Common Stock on NASDAQ from 9:30 a.m. to 4:00 p.m., Eastern Time, on the fifteen (15) trading days immediately preceding the Closing Date as found on Bloomberg page FMBIVWAP (or its equivalent successor page if such page is not available). If the Real Property Adjustment Amount is greater than $8,000,000, Parent may, in its sole discretion, terminate the Agreement pursuant to Section 8.1(h) of this Agreement.

        (e)   The Company (i) hereby grants, and agrees to cause the Company Bank Sub to grant, to both Parent and the Environmental Consultant a non-exclusive license to access the Real Property during regular business hours for the purpose of conducting the Phase I and any Phase II assessments as set forth above and upon advance notice from Parent; and (ii) shall reasonably cooperate in connection with the performance of any such assessments.

        (f)    Notwithstanding anything in this Section 6.15 to the contrary, the Company shall keep Parent reasonably apprised of all activities and actions contemplated by this Section 6.15, and the Company and Parent shall cooperate fully with one another with respect to the matters required by this Section 6.15.

        (g)   Notwithstanding anything to the contrary in this Agreement, all matters that have been Previously Disclosed to Parent shall be disregarded for purposes of, and shall not constitute any type of exception to, this Section 6.15 and shall have no effect on the determination of any Remediation Estimate or the Real Property Adjustment Amount.

        6.16    Stockholder Litigation.    Each of Parent and the Company shall promptly notify each other in writing of any action, claim, proceeding, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and or its directors or Affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent's prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

        6.17    Investment Agreements.    Conditioned upon the Closing of the Merger and the occurrence of the Effective Time, and effective as of the Effective Time, to the extent not waived, Parent hereby assumes the due and punctual performance and observance of each and every covenant and condition of each of the Investment Agreements to be performed by the Company following the Effective Time.

        6.18    Additional Agreements.    In case at any time after the Effective Time any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Parent Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such reasonably necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

        6.19    Restructuring Efforts.    If either the Company or Parent shall have failed to obtain the requisite vote of its shareholders to approve the Company Shareholder Matters or the Parent Common Stock Issuance, respectively, at a duly convened Company Meeting or Parent Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (1) alter or change any material term of this Agreement, including the amount or kind of the Per Common Share Consideration, in a manner adverse to such party or its shareholders, (2) adversely affect the Tax treatment, including the Intended Tax Treatment, of the Merger and the Parent Merger to the Company's shareholders or (3) forego any of its other rights under this Agreement) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.19) to its shareholders for approval or adoption.

ARTICLE 7

Conditions to the Merger

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party before the Effective Time of each of the following conditions:

          (a)    Stockholder Approvals.    (1) The Company Shareholder Matters shall have been duly approved by the requisite votes of the holders of the Company Common Stock, and (2) the Parent Common Stock Issuance shall have been duly approved by the requisite vote of the holders of the Parent Common Stock.

          (b)    Regulatory Approvals.    All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a Burdensome Condition on Parent.

          (c)    Exchange Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger, the Bank Merger or any other transaction contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger, the Bank Merger or any other transaction contemplated hereby.

        7.2    Conditions to the Obligation of the Company.    The Company's obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of Parent.    The representations and warranties of the Parent set forth in Sections 5.3(a), 5.3(b), 5.3(e) and the first sentence of 5.3(j) shall be true and correct (in each case after giving effect to the lead in to Section 5.3) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (other than such failures to be true and correct as are de minimis). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case after giving effect to the lead in to Section 5.3) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, no such representations or warranties (other than such failures to be true and correct as are de minimis), shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any such representations or warranty of Company, has had or would result in a Material Adverse Effect on Parent. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent affirming the accuracy of the foregoing.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

          (c)    Tax Opinion of the Company's Counsel.    The Company shall have received an opinion of Kirkland & Ellis LLP, dated the Closing Date, reasonably acceptable to Parent and its counsel and based on facts, representations and assumptions described in such opinion, to the effect that the Merger and the Parent Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Kirkland & Ellis LLP will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to Kirkland & Ellis LLP.

        7.3    Conditions to the Obligation of Parent and Merger Sub.    The obligation of Parent and Merger Sub to consummate the Merger is also subject to the fulfillment, or written waiver by Parent before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of the Company.    The representations and warranties of the Company set forth in Sections 5.2(a), 5.2(b)(1) and (4), 5.2(c)(1) shall be true and correct (in each case after giving effect to the lead in to Section 5.2) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (other than such failures to be true and correct as are de minimis). The representations and warranties of the Company set forth in Sections 5.2(b)(3), 5.2(e), 5.2(f), 5.2(g)(1) and (2), 5.2(i), 5.2(t)(1) and (9) and the last sentence of 5.2(z)(1) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects (in each case after giving effect to the lead in to Section 5.2) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case after giving effect to the lead in to Section 5.2) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, no such representations or warranties (other than such failures to be true and correct as are de minimis), shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any such representations or warranty of Company, has had or would result in a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy of the foregoing.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (c)    Tax Opinion of Parent's Counsel.    Parent shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date, reasonably acceptable to the Company and its counsel, and based on facts, representations and assumptions described in such opinion, to the effect that the Merger and the Parent Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to Sullivan & Cromwell LLP.

          (d)    Dissenting Common Shares.    The number of Dissenting Common Shares shall not exceed ten percent (10%) of the outstanding shares of Company Common Stock, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (e)    Third-Party Consents.    The Company shall have obtained all the Required Third-Party Consents set forth on Schedule 7.3(e), and such consents and approvals shall be in full force and effect, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

          (f)    Minimum Tangible Common Equity.    The Closing Tangible Common Equity of the Company shall be greater than or equal to the Minimum Tangible Common Equity.

          (g)    Minimum Loans.    The Company's consolidated total loans excluding loans for sale of the Company and its Subsidiaries as of the end of the month immediately preceding the Closing Date shall be no less than $1,600,000,000.

          (h)    FIRPTA Certificate.    Parent shall have received from the Company a certificate stating that the Company and each of its Subsidiaries are not and have not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h); provided that Parent's only remedy for the failure to provide any such certificate will be to withhold from the payments to be made to the Exchange Agent pursuant to this Agreement any required withholding tax under Section 1445 of the Code, and the failure to provide such certificate will not be deemed to be a failure of the condition set forth in this Section 7.3(h) to have been met.

          (i)    Company Bank Sub Stock Certificate.    The Company shall have delivered to Parent the certificate or certificates representing the shares of common stock of Company Bank Sub held by the Company.

ARTICLE 8

Termination

        8.1    Termination.    This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock and/or the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock, as follows:

          (a)    Mutual Agreement.    With the mutual written agreement of the other party.

          (b)    Breach.    If there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within the earlier of the Outside Date and fifteen (15) days following written notice thereof and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

          (c)    Denial of Stockholder Approval.    (1) If the Company Shareholder Matters are not approved by the requisite votes of the holders of the Company Common Stock at the Company Meeting and (2) in the case of the Company only, it will have the right to terminate this Agreement if the Parent Common Stock Issuance is not approved by the requisite votes of the holders of Parent Common Stock at the Parent Meeting.

          (d)    Denial or Withdrawal of Application for Regulatory Approval.    (1) If the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Authority or (2) any application, filing or notice necessary in connection with a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority and such Governmental Authority would not accept the re-filing of such application; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

          (e)    Outside Date.    If the Effective Time has not occurred by the close of business on the twelve (12) month anniversary of the date hereof (the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

          (f)    Adverse Action.    In the case of Parent only, it will have the right to terminate this Agreement if (1) the Company Board (A) submits this Agreement, the Merger and the other transactions contemplated hereby (including the other Company Shareholder Matters) to its shareholders without a recommendation for approval or with material and adverse conditions on such approval (or fails to reconfirm its recommendation after request to do so by Parent), or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (B) recommends to its shareholders an Acquisition Proposal other than the Merger or (C) negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the Merger and ten (10) business days elapse without such negotiations being discontinued (it being understood and agreed that "negotiate" will not be deemed to include requesting and receiving information from, or discussing such information with, a person that submits an Acquisition Proposal for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Company Board will in fact engage in or authorize negotiations) or (2) there is a material breach of Section 6.7.

          (g)    Dissenting Common Shares.    In the case of Parent only, it will have the right to terminate this Agreement if the number of Dissenting Common Shares exceeds ten percent (10%) of the outstanding shares of Company Common Stock.

          (h)    Real Property Adjustment Amount.    In the case of Parent only, it will have the right to terminate this Agreement at any time after the Real Property Adjustment Amount exceeds $8,000,000.

          (i)    Tangible Common Equity.    In the case of Parent only, it will have the right to terminate this Agreement in the event that at such time as all conditions set forth in Article 7, other than the condition set forth in Section 7.3(f), are satisfied or waived or, with respect to conditions that by their nature are to be satisfied at Closing, capable of being satisfied or waived, Parent reasonably believes that the condition set forth in Section 7.3(f) would not be capable of being satisfied prior to the Outside Date; provided that Parent shall provide the Company with fifteen (15) days' written notice of its intention to termination this Agreement pursuant to this Section 8.1(i).

        8.2    Effect of Termination and Abandonment.

        (a)   Except as otherwise provided herein, a termination of this Agreement pursuant to the terms hereof shall be effective immediately upon delivery of written notice by the terminating party to the other parties hereto. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that the first sentence of Section 5.2(i), Section 5.3(h), Section 6.9(b), this Section 8.2, Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement.

        8.3    Fee.

        (a)   In the event that, after the date hereof and on or before a Fee Termination Date (as defined below), both (1) any of (A) the Company Board submits this Agreement, the Merger and the other transactions contemplated hereby to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (B) the Company, without having received Parent's prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this definition having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than Parent or any of its Subsidiaries, (C) the Company authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Parent or any of its Subsidiaries, (D) the Company Board recommends to its shareholders an Acquisition Transaction other than the Merger, (E) the Company fails to convene a shareholder meeting to approve this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 6.2, (F) the Company breaches Section 6.7 of this Agreement, (G) any Principal Shareholder has breached, and remains in breach, of its obligations under Section 2 or Section 3(a) of the Common Voting Agreement entered into by such Principal Shareholder, after being provided with notice of such breach and a thirty (30) day period in which to cure such breach or (H) the Company terminates this Agreement pursuant to Section 8.1(c)(1) and (2) this Agreement is terminated (the occurrence of any of clauses (1)(A) through (H) and such termination shall be a "Fee Triggering Event"), then the Company will pay to Parent a cash termination fee (the "Fee") of $15,000,000 plus all reasonable and documented out-of-pocket expenses incurred by Parent in connection with the transactions contemplated hereby and in connection with enforcing the payment of the Fee; provided that for purposes of this Section 8.3(a), all references to "more than twenty-five percent (25%)" in the definition of Acquisition Transaction shall be deemed to be references to "fifty percent (50%) or more". The Fee will be payable, without setoff, by wire transfer in immediately available funds not later than three (3) business days following the first occurrence of a Fee Triggering Event to an account specified by Parent for such purpose.

        (b)   For purposes of this Section 8.3, "Fee Termination Date" means one (1) day after the day on which the termination of this Agreement is effective; provided, however, if this Agreement is terminated by Parent pursuant to Section 8.1(b), 8.1(c) or Section 8.1(f), then, solely with respect to Section 8.3(a)(1)(B), (C) and (D), the Fee Termination Date means the twelve (12) month anniversary of the termination of this Agreement.

        (c)   If the Fee has not been received by Parent within three (3) business days following the first occurrence of a Fee Triggering Event interest shall accrue on the Fee commencing on the forty-fifth (45th) day following the first occurrence of a Fee Triggering Event, at an annual rate equal to the prime rate, as published in the Wall Street Journal on the date that the Fee was first required to be paid to Parent. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement.

        (d)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by the Company under Section 8.3(a) shall be equal to the Fee.

        (e)   Notwithstanding the foregoing, Parent may, at its written election within forty-five (45) days following the first occurrence of a Fee Triggering Event, forego the Fee and pursue any and all rights it may have with respect to this Agreement, provided that if Parent does not so elect, the payment of the Fee by the Company shall constitute liquidated damages and not a penalty, and shall be the sole remedy of Parent in the event of a termination of this Agreement.

ARTICLE 9

Miscellaneous

        9.1    Survival.    The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.9(c), Section 6.11 and this Article 9).

        9.2    Expenses.    Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent and Company will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing the Registration Statement and the Joint Proxy Statement for the approval of the Company Shareholder Matters and the Parent Common Stock Issuance and (b) all listing, filing or registration fees, including fees paid for filing the Registration Statement with the SEC and any other fees paid for filings with Governmental Authorities.

        9.3    Notices.    All notices, requests and other communications given or made under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed given when personally delivered, facsimile transmitted (with confirmation), sent by electronic mail, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by written notice to the other parties hereto.

  If to the Company, to:

    Standard Bancshares, Inc.
    7800 West 95th Street
    Hickory Hills, Illinois 60457
    Attention: Lawrence P. Kelley, President and Chief Executive Officer
    Facsimile: (708) 598-1796
    E-mail: lawrence.kelley@standardbanks.com

  with a copy to:

    Kirkland & Ellis LLP
    300 North LaSalle
    Chicago, IL 60654
    Attention: Edwin del Hierro, Esq.
    Facsimile: (312) 862-2200
    E-mail: ed.delhierro@kirkland.com

  If to Parent or Merger Sub, to:

    First Midwest Bancorp, Inc.
    One Pierce Place, Suite 1500
    Itasca, Illinois 60143
    Attention: Nicholas J. Chulos, Executive Vice President
    Facsimile: (630) 647-7038
    E-mail: nick.chulos@firstmidwest.com

  with a copy to:

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, NY 10004
    Attention: Mark J. Menting, Esq.
    Facsimile: (212) 291-9099
    E-mail: mentingm@sullcrom.com

        9.4    Waiver; Amendment.

        (a)   Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is entitled to the benefits hereof; provided, however, after the approval of the Company Shareholder Matters by the requisite votes of the holders the Company Common Stock or after the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock, no waiver of any term, provision or condition hereof shall be made which by law requires further approval of the shareholders of the Company unless such further approval is obtained. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

        (b)   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Subject to the foregoing, this Agreement may be amended by the parties hereto by action taken by the board of directors of Parent and the board of directors of the Company at any time before or after the approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock or the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock; provided, however, no amendment shall be made after the receipt of such approval which by law requires further approval of the shareholders of the Company unless such further approval is obtained; provided, further, Parent and the Company may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Requisite Regulatory Approvals or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

        9.5    Alternative Structure.    Notwithstanding anything to the contrary in this Agreement, before the Effective Time, Parent, subject to the approval of the Board of Directors of the Company, may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, provided that (a) such revision does not alter or change the kind, amount or economic value of consideration to be delivered to shareholders of the Company, (b) such revision does not adversely affect the tax consequences to the shareholders of the Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause, and could not reasonably be expected to cause, any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in accordance with the terms hereof or thereof in order to reflect any such revised structure or method.

        9.6    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

        9.7    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Entire Understanding; No Third Party Beneficiaries.    This Agreement, the other agreements and documents contemplated hereby and the Confidentiality Agreement represent the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent. For the avoidance of doubt, notwithstanding anything in the Confidentiality Agreement to the contrary, the parties hereto hereby agree that the execution and delivery of this Agreement does not result in the termination of the Confidentiality Agreement, which remains in full force and effect in accordance with the terms thereof.

        9.9    Counterparts.    This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        9.10    Severability.    Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

        9.11    Subsidiary and Affiliate Action.    Wherever a party has an obligation under this Agreement to "cause" a Subsidiary or Affiliate of such party or any such Subsidiary's or Affiliate's officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary's or Affiliate's officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Parent and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary's officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of Parent or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Parent or the Company, respectively.

        9.12    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.13    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

*    *    *

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

STANDARD BANCSHARES, INC.
By:	/s/ LAWRENCE P. KELLEY
	Name:	Lawrence P. Kelley
	Title:	President and Chief Executive Officer
FIRST MIDWEST BANCORP, INC.
By:	/s/ MICHAEL L. SCUDDER
	Name:	Michael L. Scudder
	Title:	President and Chief Executive Officer
BENJAMIN ACQUISITION CORPORATION
By:	/s/ MICHAEL L. SCUDDER
	Name:	Michael L. Scudder
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

Annex 1

FORM OF PARENT MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF
STANDARD BANCSHARES, INC.
WITH AND INTO
FIRST MIDWEST BANCORP, INC.

        This Agreement and Plan of Merger (this "Agreement") dated as of June 28, 2016, adopted and made by and between First Midwest Bancorp, Inc. ("Parent"), a Delaware corporation, and Standard Bancshares, Inc. ("Company"), an Illinois corporation.

WITNESSETH:

        WHEREAS, Benjamin Acquisition Corporation is an Illinois corporation ("Merger Sub"), all of the issued and outstanding shares of which are owned as of the date hereof directly by Parent;

        WHEREAS, Parent, the Company and Merger Sub have entered into an Agreement and Plan of Merger, dated as of June 28, 2016 (the "Merger Agreement"), pursuant to which the Merger Sub will merge with and into the Company, with the Company being the surviving company (the "Merger");

        WHEREAS, the Merger Agreement contemplates that, immediately after the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the "Parent Merger"); and

        WHEREAS, the respective Boards of Directors of the Company and Parent have determined that the Parent Merger, under and pursuant to the terms and conditions herein set forth or referred to, is consistent with, and will further, the strategies and goals of the Company and Parent, respectively, and the Boards of Directors of the Company and Parent have authorized and approved the execution and delivery of this Agreement by their respective officers.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE 1
MERGER

        Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately following the Merger, the Company shall be merged with and into Parent pursuant to the provisions of, and with the effect provided in, the General Corporation Law of the State of Delaware (the "DGCL") and the Business Corporation Act of the State of Illinois (the "IBCA"). On the Effective Date, the separate existence of the Company shall cease, and Parent, as the surviving corporation (the "Surviving Corporation"), shall continue unaffected and unimpaired by the Parent Merger, and shall be liable for all the liabilities of the Company existing as of the Effective Date. Notwithstanding anything herein to the contrary, the Parent Merger shall not occur until the Merger occurs.

ARTICLE 2
ARTICLES OF INCORPORATION AND BY-LAWS

        The Amended and Restated Certificate of Incorporation and the Restated By-Laws of Parent in effect immediately prior to the Effective Date shall be the Amended and Restated Certificate of Incorporation and the Restated By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

A-1-1

 ARTICLE 3
BOARD OF DIRECTORS AND OFFICERS

        On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Parent immediately prior to the Effective Date, and the officers of the Surviving Corporation shall consist of those persons serving as officers of Parent immediately prior to the Effective Date.

ARTICLE 4
CAPITAL

        The shares of capital stock of Parent issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding and unaffected by the Parent Merger.

        The shares of capital stock of the Company held by Parent immediately after the Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Parent Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

ARTICLE 5
EFFECTIVE DATE OF THE PARENT MERGER

        The Parent Merger shall be effective at the time and date set forth in the certificate of merger and articles of merger filed in connection with the Parent Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois in accordance with the provisions of, and with the effect provided in, the DGCL and the IBCA, respectively, such date and time to immediately follow the Merger (such date and time being herein referred to as the "Effective Date").

ARTICLE 6
FURTHER ASSURANCES

        If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the Company, or otherwise carry out the provisions hereof, the proper officers and directors of the Company, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of the Company shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof. The Parent Merger shall be subject to the approval of the sole shareholder of the Company, which may be obtained by written consent.

ARTICLE 7
TERMINATION

        Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto and shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated.

A-1-2

 ARTICLE 8
AMENDMENTS

        Before the Effective Time, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.

ARTICLE 9
GOVERNING LAW

        This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

ARTICLE 10
COUNTERPARTS

        This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

*    *    *

A-1-3

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

FIRST MIDWEST BANCORP, INC.
By:
Name:
Title:
STANDARD BANCSHARES, INC.
By:
Name:
Title:

[SIGNATURE PAGE TO PARENT MERGER AGREEMENT]

Annex 2

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF
STANDARD BANK AND TRUST COMPANY
WITH AND INTO
FIRST MIDWEST BANK

        This Agreement and Plan of Merger (this "Agreement") dated as of June 28, 2016, adopted and made by and between Standard Bank and Trust Company ("Company Bank Sub"), an Illinois state-chartered bank having its main office at 7800 West 95th Street, Hickory Hills, Illinois 60457, and First Midwest Bank ("Parent Bank Sub"), an Illinois state-chartered bank having its main office at One Pierce Place, Suite 1500, Itasca, Illinois 60143.

WITNESSETH:

        WHEREAS, Company Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock of which consists of 314,040 shares of common stock, with a par value of $10.00 each, and all the issued and outstanding shares of which are owned as of the date hereof directly by Standard Bancshares, Inc., an Illinois corporation (the "Company");

        WHEREAS, Parent Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock of which consists of 4,000,000 shares of common stock, with a par value of $10 each, and all the issued and outstanding shares of which are owned as of the date hereof by First Midwest Bancorp, Inc., a Delaware corporation ("Parent");

        WHEREAS, the Company and Parent have entered into an Agreement and Plan of Merger dated as of an even date herewith (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving entity (the "Merger"). Immediately after the Merger, the Company will be merged with and into Parent, with Parent as the surviving entity (the "Parent Merger");

        WHEREAS, the Merger Agreement contemplates that, following the Parent Merger, at a time determined by Parent, Company Bank Sub will merge with and into Parent Bank Sub, with Parent Bank Sub as the surviving entity;

        WHEREAS, the parties have previously reviewed financial statements which set forth the Tier 1 Capital of Parent Bank Sub and Company Bank Sub as of March 31, 2016 and the projected assets, liabilities, income and Tier 1 Capital of the Surviving Bank following the Effective Date (as defined hereinafter), a copy of which is attached to this Agreement as Annex 1; and

        WHEREAS, the respective Boards of Directors of Company Bank Sub and Parent Bank Sub deem the merger of Company Bank Sub with and into Parent Bank Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks, and the Boards of Directors of Company Bank Sub and Parent Bank Sub have authorized and approved the execution and delivery of this Agreement by their respective officers.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
BANK MERGER

        Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), at the time designated by Parent Bank Sub following effectiveness of the Parent Merger,

A-2-1

Company Bank Sub shall be merged with and into Parent Bank Sub pursuant to the provisions of, and with the effect provided in, 205 ILCS 5/24 (the "Banking Act") (said transaction being hereinafter referred to as the "Bank Merger"). On the Effective Date, the separate existence of Company Bank Sub shall cease, and Parent Bank Sub, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger, and shall be liable for all the liabilities of Company Bank Sub existing at the Effective Date (Parent Bank Sub being hereinafter sometimes referred to as the "Surviving Bank"). The business of the Surviving Bank shall be that of an Illinois state-chartered bank and shall be conducted at its main office and its legally established branches.

ARTICLE II
CHARTER AND BY-LAWS

        The Charter and By-Laws of Parent Bank Sub in effect immediately prior to the Effective Date shall be the Charter and By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

ARTICLE III
BOARD OF DIRECTORS

        On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Parent Bank Sub immediately prior to the Effective Date.

ARTICLE IV
CAPITAL

        The shares of capital stock of Parent Bank Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

        The shares of capital stock of Company Bank Sub held by Parent immediately after the Parent Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

ARTICLE V
EFFECTIVE DATE OF THE BANK MERGER

        The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Secretary of the Illinois Department of Financial and Professional Regulation (the "Secretary") with respect thereto or, at such later time as agreed to by the parties to this Agreement (such date and time being herein referred to as the "Effective Date"). Notwithstanding the foregoing, the consummation and effectiveness of the Merger and the Parent Merger shall be a condition precedent to the effectiveness of the Bank Merger.

ARTICLE VI
MAIN OFFICE

        The main office of the Surviving Bank shall be One Pierce Place, Suite 1500, Itasca, Illinois 60143.

ARTICLE VII
APPROVALS AND FEES

        This Agreement is subject to approval by the Secretary. Regardless of whether approval by the Secretary is granted, Parent Bank Sub and Company Bank Sub agree to pay the Secretary's expenses of examination. This Agreement is also subject to approval by the sole shareholder of each of Parent

A-2-2

Bank Sub and Company Bank Sub and in accordance with such requirement, this Agreement has been unanimously ratified and confirmed by the sole shareholder of each of Company Bank Sub and Parent Bank Sub in accordance with 205 ILCS 5/23.

ARTICLE VIII
FURTHER ASSURANCES

        If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank Sub, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank Sub shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IX
TERMINATION

        Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto and shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Merger.

ARTICLE X
DISSENTING SHAREHOLDERS

        Pursuant to the unanimous ratification and confirmation of this Agreement by the sole shareholder of each of Company Bank Sub and Parent Bank Sub, the rights of dissenting shareholders provided by the banking laws of the United States and the State of Illinois, including 205 ILCS 5/29, shall not apply.

ARTICLE XI
AMENDMENTS

        Before the Effective Date, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.

ARTICLE XII
GOVERNING LAW

        This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

ARTICLE XIII
COUNTERPARTS

        This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

* * *

A-2-3

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	STANDARD BANK AND TRUST COMPANY

Name:	Name:
Title:	Title:
ATTEST:	FIRST MIDWEST BANK

Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO BANK MERGER AGREEMENT]

Appendix B

Standard Bancshares, Inc. Amended and Restated Articles of Incorporation

Sections 8.1 and 8.2:

        8.1   Notwithstanding anything to the contrary herein, prior to the completion of a Qualifying IPO, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions without Primary Requisite Approval:

          (a)   enter into any transaction or series of transactions (A) involving a merger, reorganization, consolidation, exchange or other business combination transaction and (B) which results in any Person or group of related Persons (other than Persons who are also shareholders of the Company as of the Closing Date) acquiring more than fifty percent (50%) of the aggregate of (A) the issued and outstanding shares of Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged), and (B) the number of shares of Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged) issuable upon conversion of the issued and outstanding shares of Non-Voting Common Stock (or any shares into which the Non-Voting Common Stock is converted, substituted or exchanged, and without regard to any limitations on conversion that may apply pursuant to the terms of the Non-Voting Common Stock);

          (b)   declare bankruptcy, dissolve, voluntarily liquidate or wind-up;

          (c)   participate in the Troubled Asset Relief Program (TARP), the Capital Purchase Program (CPP) or the small business lending program or any similar government program or engage in any FDIC-assisted transaction;

          (d)   amend these Amended and Restated Articles of Incorporation or the Bylaws in any manner;

          (e)   subject to the rights of certain shareholders of the Corporation pursuant to agreements existing from time to time between such shareholders and the Corporation, initiate any registered public offering of Corporation Securities or Subsidiary Securities; or

          (f)    agree or otherwise enter into binding commitments to take any actions set forth above.

        8.2   Notwithstanding anything to the contrary herein, prior to the completion of a Qualifying IPO, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions without Secondary Requisite Approval:

          (a)   acquire or sell, transfer or otherwise dispose of any assets, business or entity (whether by purchase or sale of stock or assets, merger, business combination transaction or otherwise), or make any investment in any entity or business (other than a direct or indirect Subsidiary of the Corporation), or incur any indebtedness, assume any liabilities or issue any debt securities (other than for funding purposes in the ordinary course of business consistent with past practice), for consideration (including assumed indebtedness) or with a principal amount (as applicable) in excess of twenty percent (20%) of the consolidated shareholders equity of the Corporation, calculated in accordance with GAAP as of the quarter end immediately prior to such transaction;

          (b)   issue or repurchase any Corporation Securities or Subsidiary Securities (other than any option or other equity grants to directors, officers, employees or consultants of the Corporation or any of its Subsidiaries pursuant to employee benefit plans of the Corporation or any of its Subsidiaries approved by the Board of Directors, repurchases of Corporation Securities or Subsidiary Securities from directors, officers, employees, or consultants in connection with a termination of service on terms previously approved by the Board of Directors or, with respect to Subsidiary Securities, any issuances of Subsidiary Securities to the Corporation or any wholly-owned Subsidiary of the Corporation); provided that, notwithstanding the foregoing, a majority of the members of the entire Board of Directors may approve (without any approval of the Shareholders pursuant to this Section 8.2) the issuance of Corporation Securities or Subsidiary Securities to any Person if a majority of the members of the entire Board of Directors deem it necessary or advisable to ensure the safe and sound operation of the Corporation to satisfy any formal or informal regulatory order or directive applicable to the Corporation or any of its Subsidiaries;

          (c)   adopt or approve any plan involving the issuance of Corporation Securities or Subsidiary Securities to management of the Corporation and its Subsidiaries or modify or amend any such plan; or

          (d)   agree or otherwise enter into binding commitments to take any actions set forth above.

Definitions:

        "Common Stock" means the voting common stock, par value $0.01 per share, of the Corporation.

        "Corporation" means Standard Bancshares, Inc.

        "Non-Voting Common Stock" means the non-voting common stock, par value $0.01 per share, of the Corporation.

        "Primary Requisite Approval" means (a) the prior affirmative vote or written consent (if permitted) of at least a majority of the entire Board of Directors and (b) the prior affirmative vote or written consent of holders of at least fifty five percent (55%) of the Voting Securities.

        "Qualifying IPO" means a firm commitment underwritten public offering of shares of Common Stock and/or shares of Non-Voting Common Stock (and/or any shares into which the Common Stock and/or Non-Voting Common Stock is converted, substituted or exchanged) for cash pursuant to a Registration Statement (i) pursuant to which there is establishes a listing on a U.S. national securities exchange for the Common Stock and/or shares of Non-Voting Common Stock (and/or any shares into which the Common Stock and/or Non-Voting Common Stock is converted, substituted or exchanged), and (ii) with aggregate gross proceeds of the Company of at least seventy-five million U.S. dollars ($75,000,000).

        "Secondary Requisite Approval" means either (a) the prior affirmative vote or written consent (if permitted) of at least two-thirds (2/3rd) of the entire Board of Directors or (b) (i) the prior affirmative vote or written consent (if permitted) of at least a majority of the entire Board of Directors and (ii) the prior affirmative vote or written consent of holders of at least a majority of the holders of Voting Securities.

        "Voting Securities" means shares of Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged) and any other securities of the Corporation entitled to vote together with the Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged) as a single class on all matters with respect to which the Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged) is entitled to vote.

Standard Bancshares, Inc. Shareholders Agreement

Section 2.8

          2.8    Certain Approvals.

            (a)   Notwithstanding anything to the contrary herein, prior to the completion of a Qualifying IPO, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions without Primary Requisite Approval:

                (i)  enter into any transaction or series of transactions (A) involving a merger, reorganization, consolidation, exchange or other business combination transaction and (B) which results in any Person or group of related Persons (other than Persons who are also shareholders of the Company as of the date hereof) acquiring more than fifty percent (50%) of the aggregate of (A) the issued and outstanding shares of Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged), and (B) the number of shares of Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged) issuable upon conversion of the issued and outstanding shares of Non-Voting Common Stock (or any shares into which the Non-Voting Common Stock is converted, substituted or exchanged, and without regard to any limitations on conversion that may apply pursuant to the terms of the Non-Voting Common Stock);

               (ii)  declare bankruptcy, dissolve, voluntarily liquidate or wind-up;

              (iii)  participate in the Troubled Asset Relief Program (TARP), the Capital Purchase Program (CPP) or the small business lending program or any similar government program or engage in any FDIC-assisted transaction;

              (iv)  amend the Charter or the Bylaws in any manner;

               (v)  subject to the rights of the Investor Shareholders under the Registration Rights Agreement, initiate any registered public offering of Company Securities or Subsidiary Securities; or

              (vi)  agree or otherwise enter into binding commitments to take any actions set forth above.

            (b)   Notwithstanding anything to the contrary herein, prior to the completion of a Qualifying IPO, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions without Secondary Requisite Approval:

                (i)  acquire or sell, transfer or otherwise dispose of any assets, business or entity (whether by purchase or sale of stock or assets, merger, business combination transaction or otherwise), or make any investment in any entity or business (other than a direct or indirect Subsidiary of the Company), or incur any indebtedness, assume any liabilities or issue any debt securities (other than for funding purposes in the ordinary course of business consistent with past practice), for consideration (including assumed indebtedness) or with a principal amount (as applicable) in excess of twenty percent (20%) of the consolidated shareholders equity of the Company, calculated in accordance with GAAP as of the quarter end immediately prior to such transaction;

               (ii)  issue or repurchase any Company Securities or Subsidiary Securities (other than any option or other equity grants to directors, officers, employees or consultants of the Company or any of its Subsidiaries pursuant to employee benefit plans of the Company or any of its Subsidiaries approved by the Board of Directors, repurchases of Company Securities or Subsidiary Securities from directors, officers, employees, or consultants in connection with a termination of service on terms previously approved by the Board of Directors or, with respect to Subsidiary Securities, any issuances of Subsidiary Securities to the Company or any wholly-owned Subsidiary of the Company); provided that, notwithstanding the foregoing, a majority of the members of the entire Board of Directors may approve (without any approval of the Shareholders pursuant to this Section 2.8(b)) the issuance of Company Securities or Subsidiary Securities to any Person if a majority of the members of the entire Board of Directors deem it necessary or advisable to ensure the safe and sound operation of the Company to satisfy any formal or informal regulatory order or directive applicable to the Company or any of its Subsidiaries;

              (iii)  adopt or approve any plan involving the issuance of Company Securities or Subsidiary Securities to management of the Company and its Subsidiaries or modify or amend any such plan; or

              (iv)  agree or otherwise enter into binding commitments to take any actions set forth above.

Definitions:

        "Common Stock" means the voting common stock, par value $0.01 per share, of the Company.

        "Company" means Standard Bancshares, Inc.

        "Non-Voting Common Stock" means the non-voting common stock, par value $0.01 per share, of the Company.

        "Primary Requisite Approval" means (a) the prior affirmative vote or written consent (if permitted) of at least a majority of the entire Board of Directors and (b) the prior affirmative vote or written consent of holders of at least fifty five percent (55%) of the Voting Securities.

        "Qualifying IPO" means a firm commitment underwritten public offering of shares of Common Stock and/or shares of Non-Voting Common Stock (and/or any shares into which the Common Stock and/or Non-Voting Common Stock is converted, substituted or exchanged) for cash pursuant to a Registration Statement (i) pursuant to which there is establishes a listing on a U.S. national securities exchange for the Common Stock and/or shares of Non-Voting Common Stock (and/or any shares into which the Common Stock and/or Non-Voting Common Stock is converted, substituted or exchanged), and (ii) with aggregate gross proceeds of the Company of at least seventy-five million U.S. dollars ($75,000,000).

        "Secondary Requisite Approval" means either (a) the prior affirmative vote or written consent (if permitted) of at least two-thirds (2/3rd) of the entire Board of Directors or (b) (i) the prior affirmative vote or written consent (if permitted) of at least a majority of the entire Board of Directors and (ii) the prior affirmative vote or written consent of holders of at least a majority of the holders of Voting Securities.

        "Voting Securities" means shares of Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged) and any other securities of the Company entitled to vote together with the Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged) as a single class on all matters with respect to which the Common Stock (or any shares into which the Common Stock is converted, substituted or exchanged) is entitled to vote.

Appendix C

Standard Bancshares, Inc. Amended and Restated Articles of Incorporation

Section 4.2(a):

        4.2    Common Stock.    The Common Stock shall consist of two separate classes, of which 65,000,000 shares shall be voting Common Stock (the "Common Stock") and 15,000,000 shares shall be non-voting Common Stock (the "Non-Voting Common Stock"). Except as set forth in this Section 4.2, the Non-Voting Common Stock shall have the same rights and privileges, share ratably and be identical in all respects to Common Stock as to all matters. Each share of Non-Voting Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of Non-Voting Common Stock of the Corporation.

          (a)    Voting Rights.

              (i)  Subject to the provisions of applicable law or regulation or the Amended and Restated Bylaws of the Corporation (as from time to time amended in accordance with these Amended and Restated Articles of Incorporation, the "Bylaws") with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by applicable law or regulation or by resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to one vote.

             (ii)  The holders of Non-Voting Common Stock shall have no voting rights except as provided herein or required by applicable law or regulation. Notwithstanding the foregoing, and in addition to any other vote required by applicable law or regulation, the affirmative Vote of the holders of a majority of the outstanding shares of Non-Voting Common Stock, Voting separately as a class, shall be required to amend, alter, change or repeal (including by merger, consolidation or otherwise) any provision of these Amended and Restated Articles of Incorporation that significantly and adversely affects the powers, preferences, rights or privileges of the Non-Voting Common Stock contained herein.

C-1

Appendix D

LIST OF PARTIES ENTERING INTO THE COMMON VOTING AGREEMENT

1.
Lawrence P. Kelley

2.
Robert A. Rosholt

3.
John R. Barber

4.
Christopher Doody

5.
John D. Gallagher

6.
Timothy J. Gallagher

7.
Allen Koranda

8.
Howard K. Priess II

9.
Charles E. Shomo IV

10.
Trident SBI Holdings, LLC

11.
Pantheon Standard, L.P.

12.
The Gallagher Standard Bancshares Trust

13.
The Gallagher Family Standard Bancshares Trust

14.
Gallagher GS Trust

15.
Robert Kelly

16.
Kelly Beaty

FORM OF COMMON VOTING AGREEMENT

[    •    ], 2016

[PARENT]
[Address]

Ladies and Gentlemen:

        The undersigned, being a shareholder of [COMPANY], an Illinois corporation (the "Company"), hereby acknowledges that the Company, [PARENT], a Delaware corporation ("Parent") and [MERGER SUB], an Illinois corporation ("Merger Sub"), are concurrently entering into an Agreement and Plan of Merger, dated as of an even date herewith (as amended or modified from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), and subsequently, the Company will be merged with and into Parent. A copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement. If this agreement is being provided on behalf of a trust, the term "undersigned" shall include both the trust and the trustee.

        The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent's willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:

        1.    Owned Shares.    The undersigned owns (of record or beneficially) and has the full power and authority to vote the number of shares of Company Voting Common Stock and Company Non-Voting Common Stock set forth on the signature page hereof (the "Owned Shares"). For all purposes of this agreement, the Owned Shares will include any shares of Company Voting Common Stock and Company Non-Voting Common Stock as to which the undersigned acquires beneficial ownership after the date hereof.

        2.    Agreement to Vote Owned Shares.    The undersigned agrees that at the Company Meeting or any other meeting or action of the shareholders of the Company, including a written consent solicitation, the undersigned will (a) vote all the Owned Shares (or otherwise provide a proxy or consent) in favor of, and will otherwise support, approval, and will not initiate any proxy solicitation or undertake any other efforts not to support approval, of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement, including the other Company Shareholder Matters, and (b) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge that this letter agreement is entered into by the undersigned solely in his or her capacity as legal title and beneficial holder of the Owned Shares and that nothing in this letter agreement shall prevent any person from discharging his or her fiduciary duties as a member of the Company Board or as an officer of the Company.

        3.    Transfer of Owned Shares and Subject Parent Common Stock.

        (a)   Prior to the Effective Time, the undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) (1) directly or indirectly, sell, hypothecate, gift, bequeath, transfer, assign, pledge or in any way whatsoever otherwise encumber or dispose of (whether for or without consideration, whether voluntarily or involuntarily or by operation of law), or enter into any contract, option, commitment, derivative or other arrangement or understanding with respect to any of the foregoing (each, a

"Transfer") of, any of the Owned Shares, unless the proposed transferee executes and delivers an agreement that pursuant to which such proposed transferee agrees to comply with the requirements of this letter agreement and the undersigned provides prior written notice to Parent of any such proposed Transfer, or (2) take any action or omit to take any action which would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement. [BRACKETED LANGUAGE APPLICABLE FOR TIM GALLAGHER, JOHN GALLAGHER, THE GALLAGHER STANDARD BANCSHARES TRUST, THE GALLAGHER FAMILY STANDARD BANCSHARES TRUST AND GALLAGHER GS TRUST] [Notwithstanding the foregoing or anything else to the contrary herein,] Parent acknowledges [and agrees] that the undersigned may[, prior to the Effective Time,] Transfer any or all of the Owned Shares [(and, after the Effective Time, any or all of the Subject Parent Common Stock)] for estate planning purposes [without the consent of Parent] so long as the proposed transferee executes and delivers an agreement that pursuant to which such proposed transferee agrees to comply with the requirements of this letter agreement and the undersigned provides prior written notice to Parent of any such proposed Transfer.

        (b)   [APPLICABLE FOR LARRY KELLEY, TIM GALLAGHER, JOHN GALLAGHER, THE GALLAGHER STANDARD BANCSHARES TRUST, THE GALLAGHER FAMILY STANDARD BANCSHARES TRUST, GALLAGHER GS TRUST, BOB KELLY, KELLY BEATY, TRIDENT AND PANTHEON] [Except as permitted in Section 3(a), from the date hereof until [the sixtieth (60th) day following the Closing Date] [APPLICABLE FOR GALLAGHER GS TRUST][the earlier of (1) the death of Shirley J. Gallagher and (2) the sixtieth (60th) day following the Closing Date], the undersigned agrees that the undersigned and its [controlled] Affiliates will not, without the prior written consent of Parent, directly or indirectly, Transfer any Owned Shares or any share of Parent Common Stock received by the undersigned or its [controlled] Affiliates in connection with the Merger or otherwise owned by the undersigned or its Affiliates.]

        (c)   [APPLICABLE FOR LARRY KELLEY][Notwithstanding anything to the contrary herein, including Section 3(d), during the three hundred and sixty (360) day period following the Closing Date, the undersigned agrees that the undersigned and its Affiliates will not, directly or indirectly, without the prior written consent of Parent, Transfer more than fifty percent (50%) of the shares of Parent Common Stock received by the undersigned or its Affiliates in connection with the Merger or otherwise owned by the undersigned or its Affiliates (the "Subject Parent Common Stock").] // [APPLICABLE FOR TIM GALLAGHER, JOHN GALLAGHER, THE GALLAGHER STANDARD BANCSHARES TRUST AND THE GALLAGHER FAMILY STANDARD BANCSHARES TRUST][Notwithstanding anything to the contrary herein, including Section 3(d), during the three hundred and sixty (360) day period following the Closing Date, the undersigned agrees that the undersigned and its Affiliates will own collectively, directly, indirectly or beneficially, an aggregate amount equal to at least ten percent (10%) of the shares of Parent Common Stock received by the undersigned and its Affiliates in connection with the Merger (together with any shares of Parent Common Stock otherwise owned by the undersigned or its Affiliates, the "Subject Parent Common Stock").]

        (d)   [APPLICABLE FOR LARRY KELLEY, TIM GALLAGHER, JOHN GALLAGHER, THE GALLAGHER STANDARD BANCSHARES TRUST, THE GALLAGHER FAMILY STANDARD BANCSHARES TRUST, BOB KELLY, KELLY BEATY, TRIDENT AND PANTHEON][The undersigned agrees that the undersigned and its [controlled] Affiliates will not otherwise, at any time, directly or indirectly, without the prior written consent of Parent, Transfer any shares of Subject Parent Common Stock, except as follows:

          (1)   in brokerage transactions on any given day in an amount less than or equal to twenty percent (20%) of the average daily trading volume of Parent Common Stock for the 20-trading day period immediately preceding the date of such Transfer; or

          (2)   through a block trade; provided, however, that before effecting such a block trade, the undersigned has provided at least seventy-two (72) hours prior written notice of such proposed block trade to Parent.]

        (e)   [APPLICABLE FOR LARRY KELLEY, BOB KELLY AND KELLY BEATY][Notwithstanding anything to the contrary herein, the undersigned agrees that the undersigned and its Affiliates will at all times hold at least the minimum number of shares of Parent Common Stock required by Parent's policies and procedures to be held by executive officers of Parent.]

        (f)    The restrictions set forth in Sections 3(b), 3(c) and 3(d) shall not apply to Transfers of Parent Common Stock to any wholly owned Subsidiary or controlled Affiliate of the undersigned; provided, that the undersigned and the proposed transferee comply with the requirements set forth in this agreement and the undersigned provides prior written notice to Parent of any such proposed Transfer; provided, further, that in the event that any such transferee ceases to be a wholly owned Subsidiary or controlled Affiliate of the undersigned, then such transferee shall immediately Transfer its Parent Common Stock to the undersigned or another wholly owned Subsidiary or controlled Affiliate of the undersigned.

        (g)   The shares of Parent Common Stock received by the undersigned in the Merger shall be issued to the undersigned without any restrictive legends.

        4.    Further Assurances.    The undersigned, solely in his, her or its capacity as a shareholder of the Company, will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof. The undersigned acknowledges and agrees that in the event that the Company Board submits any of the Company Shareholder Matters to its shareholders without recommendation, or withdraws its recommendation in accordance with Section 6.2 of the Merger Agreement, all obligations in this agreement, including the agreement of the undersigned to vote the Owned Shares in accordance with the first sentence of Section 2 hereof, shall remain in full force and effect.

        5.    No Solicitation.    The undersigned, solely in his, her or its capacity as a shareholder of the Company, agrees that the undersigned shall not, and shall direct the undersigned's, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the undersigned) not to, knowingly initiate, maintain, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

        6.    [APPLICABLE TO TRIDENT, PANTHEON, TIM GALLAGHER, JOHN GALLAGHER, THE GALLAGHER STANDARD BANCSHARES TRUST AND THE GALLAGHER FAMILY STANDARD BANCSHARES TRUST] Standstill.

        (a)   Subject to Section 6(b), during the Standstill Period, without the prior written consent of Parent, the undersigned shall not, and shall not permit its Affiliates to: (1) [APPLICABLE TO TRIDENT AND PANTHEON][acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any equity securities of Parent; (2)] form, join or in any way participate in, or enter into any agreement, arrangement or understanding with, a "group" (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any equity or equity-linked or voting securities of Parent; (3) commence any tender or exchange offer for any equity securities of Parent or Rights as to any securities of Parent (other than pursuant to any stock split or stock dividend or similar corporate action affecting all shareholders on a pro rata basis); (4) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of Parent or its Significant Subsidiaries or any acquisition transaction for all or part of the assets of Parent or its Significant Subsidiaries or any of their respective businesses or any recapitalization, restructuring, change in control or similar extraordinary transaction involving Parent or its Significant Subsidiaries; (5) call or seek to call a meeting of the stockholders of Parent or initiate any stockholder proposal for action by stockholders of Parent; (6) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities; (7) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; (8) request that Parent amend, waive or otherwise consent to any action inconsistent with any provision of this Section 6; (9) nominate, seek to nominate or propose any person for election to the Board of Directors of Parent; (10) seek to amend the Amended and Restated Certificate of Incorporation of Parent or the Restated By-Laws of Parent; (11) publicly disclose through its authorized representatives any intention, plan or arrangement inconsistent with any of the foregoing; or (12) expressly take any initiative with respect to Parent which could require Parent to make a public announcement regarding (A) such initiative or (B) any of the foregoing activities.

        (b)   Notwithstanding Section 6(a), the parties agree that Section 6(a) shall not prevent or limit the undersigned or any of its Affiliates from engaging in any activities on behalf of clients in connection with brokerage, custodial, discretionary and other money and asset management, mutual and other similar fund or research businesses, activities and services in the ordinary course of its business; provided, that the purpose of the undersigned or its Affiliates is not to avoid the provisions of Section 6.

        (c)   For purposes of this Section 6, "Standstill Period" shall mean the period commencing on the Closing Date and terminating on [APPLICABLE TO TRIDENT AND PANTHEON][the first day on which the outstanding shares of Parent Common Stock beneficially owned by the undersigned and all of its Affiliates then held is less than twenty percent (20%) of the number of outstanding shares of Parent Common Stock that were beneficially owned by the undersigned and all of its Affiliates at the Effective Time.][APPLICABLE TO TIM GALLAGHER, JOHN GALLAGHER, THE GALLAGHER STANDARD BANCSHARES TRUST AND THE GALLAGHER FAMILY STANDARD BANCSHARES TRUST][fifteen (15) month anniversary of the Closing Date.]

        7.    Waiver of Certain Rights and Claims.    To the extent applicable, effective as of the Effective Time, the undersigned irrevocably agrees to waive and does hereby waive (1) any and all rights to which the undersigned has been, is or may be entitled under (A) the Company Shareholders Agreement, (B) the Registration Rights Agreement and (C) the Investment Agreement, dated as of November 5, 2012, by and between the Company and the undersigned (the "Investment Agreement"); (2) any and all claims (whether at law, at equity, through arbitration or otherwise) against the Company, Parent, the Surviving Corporation and their respective Affiliates and each of their respective officers, employees and directors to the extent relating to, in connection with or arising from the Company Shareholders Agreement, the Registration Rights Agreement or the Investment Agreement; and (3) any and all claims arising prior to or as of the Effective Time as a result of the undersigned's ownership of the Owned Shares (whether at law, at equity, through arbitration or otherwise) against the Company and entities that are its Affiliates prior to the Effective Time and each of their respective officers, employees and directors (and against Parent and the Surviving Corporation and their respective Affiliates, as applicable, each as successors to the Company or any entity that is any Affiliate of the Company prior to the Effective Time), including without limitation claims relating to, in connection with or arising from the Merger Agreement or the Merger, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, other than the right to receive dividends declared prior to the Effective Time and the consideration provided for in the Merger Agreement upon consummation of the Merger. To avoid doubt, the waiver contained in this Section 7 shall be absolute and perpetual effective as of the Effective Time unless and until such time as this agreement is terminated pursuant to Section 11 below.

        8.    Company Stock Settled Rights.    If the undersigned holds any Company Stock Settled Rights, then the undersigned hereby agrees to and confirms the Independent Committee value determination of $17.99 per share of Company Common Stock, in connection with the redemption of the Company Stock Settled Rights in accordance with Section 2.6 of the Stock Settled Rights Agreement and Section 3.2(c) of the Merger Agreement. To the extent necessary, the agreement set forth in this Section 8, together with any similar agreement for all other holders of Company Stock Settled Rights, shall constitute an amendment to the Stock Settled Rights Agreement to such effect.

        9.    Company Shareholders Agreement.    To the extent relevant and applicable with respect to any "Transfer" under the Company Shareholders Agreement contemplated by this agreement, Parent hereby agrees to be bound by the terms of the Company Shareholders Agreement until the earlier of the termination of this agreement pursuant to Section 11 below and the termination of the Company Shareholders Agreement at the Effective Time.

        10.    Specific Performance.    The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.

        11.    Termination of this Agreement.    This agreement will terminate automatically upon the termination of the Merger Agreement by either or both of the Company or Parent pursuant to Section 8.1 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

        12.    Certain Representations and Warranties.    The undersigned hereby represents and warrants to Parent that the undersigned has the right, power and authority to execute and deliver this agreement; such execution and delivery, and the performance by the undersigned of each of its obligations under this agreement, does not and will not violate, result in a breach of, or require any consent, approval, or notice under, any trust instrument, organizational document, contract or agreement of any type or Law; and this agreement has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines).

        13.    Appraisal Rights.    The undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the transactions contemplated by the Merger Agreement that he, she or it may have with respect to the Owned Shares under applicable Law.

        14.    Governing Law.    This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

        15.    Counterparts.    This agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        16.    Severability.    Each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

        17.    Third Party Beneficiary.    The parties hereby designate the Company as an express third-party beneficiary of this Agreement having the right to enforce the terms herein, including, without limitation, Section 2 and Section 3(a).

*    *    *

        The undersigned has executed and delivered this agreement as of the day and year first above written.

Very truly yours,

Name:
Title:

Number of Shares of Company Voting Common Stock:
Number of Shares of Company Non-Voting Common Stock:

ACCEPTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:
[PARENT]
By:
Name:
Title:

[SIGNATURE PAGE TO COMMON VOTING AGREEMENT]

Appendix E

LIST OF PARTIES ENTERING INTO THE NON-COMPETITION AGREEMENT

1.
Lawrence P. Kelley

2.
Robert A. Rosholt

3.
John R. Barber

4.
Christopher Doody

5.
John D. Gallagher

6.
Timothy J. Gallagher

7.
Allen Koranda

8.
Howard K. Priess II

9.
Charles E. Shomo IV

10.
Trident SBI Holdings, LLC

11.
Pantheon Standard, L.P.

12.
The Gallagher Standard Bancshares Trust

13.
The Gallagher Family Standard Bancshares Trust

14.
Robert Kelly

15.
Kelly Beaty

16.
Gallagher GS Trust

FORM OF CONFIDENTIALITY,
NON-SOLICITATION [AND NON-COMPETITION] AGREEMENT

        CONFIDENTIALITY, NON-SOLICITATION [AND NON-COMPETITION] AGREEMENT (the "Agreement"), dated as of [    •    ], 2016, by and among [COMPANY], an Illinois corporation (the "Company"), [PARENT], a Delaware corporation ("Parent"), and the undersigned (the "Covenantor"). Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

        WHEREAS, Covenantor is currently an executive officer, member of the Board of Directors or shareholder of the Company and/or [    •    ], a wholly-owned Subsidiary of the Company ("Company Bank Sub"), and owns (of record or beneficially) the number of shares of Company Common Stock set forth on the signature page hereof ("Owned Shares");

        WHEREAS, Parent, Company and [MERGER SUB], an Illinois corporation ("Merger Sub") are entering into an Agreement and Plan of Merger on the date hereof (the "Merger Agreement"), upon the terms and subject to the conditions of which the parties intend to effect a strategic business combination pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the "Merger"), and subsequently, the Company will be merged with and into Parent, with Parent as the surviving corporation, and the Company will cause the Company Bank Sub to merge with and into [    •    ], a wholly owned Subsidiary of Parent, with Parent Sub Bank being the surviving bank ("Parent Bank Sub");

        WHEREAS, Covenantor agrees to enter into this Agreement containing covenants that the parties acknowledge and agree are essential to the sale or transfer of the Company's business to Parent as a result of consummation of the Merger and for other good and valuable consideration, the receipt of which is hereby acknowledged; and

        WHEREAS, Covenantor, Company and Parent acknowledge and agree that the post-Merger covenants contained herein are reasonable and necessary to protect the goodwill of the Company and Company Bank Sub that is being acquired by Parent in the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:

        1.    Effectiveness; Effect on Prior Agreements.    This Agreement shall be effective as of the date hereof. Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with the provisions thereof, this Agreement shall be null and void.

        2.    Confidential Information.    (a) Covenantor agrees to keep secret and confidential all documents, materials and information about or relating to the Company, Company Bank Sub, Parent, Parent Bank Sub any of their respective Subsidiaries or any of their respective businesses, including, without limitation, information about customers or prospective customers, business contacts, transactions, contracts, intellectual property, finances, personnel, products and pricing, or corporate affairs of which Covenantor is aware, whether or not relating to or arising out of Covenantor's specific duties and all other documents, materials and information relating to the Company, Company Bank Sub or any of their respective subsidiaries or any of their respective businesses ("Confidential Information"). Covenantor shall not disclose or make known any such Confidential Information or anything relating thereto to any person or entity except (i) in connection with the ordinary course of the Company and/or its Subsidiaries' business prior to the Effective Time, consistent with past practices, (ii) to officers, directors, employees, agents and advisors of Parent and its Subsidiaries (iii) to such other persons or entities as may be authorized by Parent and (iv) to the extent required by Law or requested by regulatory authority. Confidential Information is limited to information that is not generally known to the Company's competitors, that has not been voluntarily disclosed to the public by the Company, and that is not otherwise in the public domain, except as a result of a disclosure by Covenantor in breach of this Agreement.

        (b)   Upon Covenantor ceasing to be an officer, member of the Board of Directors of the Company and/or Company Bank Sub or holder of greater than five percent (5%) of the outstanding Company Common Stock for any reason, unless Covenantor is an employee of Parent or Parent Bank Sub, Covenantor shall promptly return to Parent and its Subsidiaries any and all Confidential Information in Covenantor's possession or under Covenantor's control, including, without limitation, all reports, analyses, summaries, notes, or other documents or work papers, containing or based upon any Confidential Information, whether prepared by Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, Covenantor or any other person or entity; provided, however, that in lieu of returning such Confidential Information, Covenantor may (at his, her or its sole election) destroy such Confidential Information and confirm such destruction to Parent; and provided, further, that Covenantor shall not be required to return or destroy any Confidential Information as may be required to be retained by him, her or it by Law.

        (c)   Should any person or entity request in any manner that Covenantor disclose any Confidential Information, Covenantor shall promptly notify Parent of such request and the content of all communications and discussions relating thereto unless otherwise prohibited by Law.

        3.    [Covenant not to Compete]; Non-Solicitation of Employees and Customers; Non-Disparagement of Parent.

        (a)   [SECTION 3(a) TO BE APPLICABLE FOR ALL PARTIES OTHER THAN TRIDENT AND PANTHEON] [Covenantor agrees that for [a][an] [two (2) year](1)[eighteen (18) month](2)[six (6) month](3) period immediately following the effective time of the Merger as provided by the Merger Agreement (the "Effective Time"), Covenantor and its [controlled] Affiliates will:(4)

          (1)   not, directly or indirectly (whether as principal, agent, independent contractor, consultant, advisor, director, officer, employee or otherwise), own, manage, operate, join, be employed by, control or otherwise carry on, participate in the ownership, management, operation or control of, or engage in any business offering the same or substantially similar lending, deposit taking or other banking products or services, including without limitation, all trust, fiduciary or agency services provided by [Parent Bank Sub, as those offered or sold by]the Company,[or] Company Bank Sub[or the Parent], or any of their respective Subsidiaries, immediately [after][prior to] the Effective Time (a "Competing Business"), in any county within the State of Illinois and the State of Indiana, and within a 100 mile radius of each such county, where the Company, the Company Bank Sub[, Parent,] or any of their respective Subsidiaries has banking facilities or within which it conducts business immediately [after][prior to] the Effective Time of the Merger (for purposes of the foregoing, a Competing Business shall include any organizational activities with respect to a business that would be a Competing Business once such business is organized and operating); provided, however, that Covenantor and its Affiliates shall not be prohibited from owning passively less than five percent (5%) of the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national stock exchange, whether or not such corporation

(1)
Note to Draft: Applicable for Larry Kelley.

(2)
Note to Draft: Applicable for the Gallagher family signatories to this Agreement and Bob Kelly and Kelly Beaty.

(3)
Note to Draft: Applicable for independent directors.

(4)
Note to Draft: Restrictions in (1) below will be based on the products, services and business activities and locations of the Company and Company Bank Subsidiary for Gallagher family signatories and independent directors.

  is a Competing Business; provided, further, that Covenantor and its Affiliates shall not be prohibited from engaging in any business (other than the Competing Business) in which Covenantor or its Affiliates otherwise engage as of the date hereof; and

          (2)   inform any Competing Business which seeks to engage the services of Covenantor or its Affiliates that Covenantor and its Affiliates are bound by this Section 3 and the other terms of this Agreement.]

        (b)   Covenantor agrees that for [a][an] [one (1) year](5)[two (2) year](6)[eighteen (18) month](7)[six (6) month](8) period immediately following the Effective Time, Covenantor and its [controlled] Affiliates will:

          (1)   not solicit or induce or attempt to solicit or induce, directly or indirectly, any employee of the Company, Company Bank Sub or the Parent, or any of their respective Subsidiaries [(other than any family member)](9), whether or not such person would commit a breach of any employment agreement by reason of leaving service, to terminate such employee's employment relationship with the Company, Company Bank Sub or Parent (or Parent Bank Sub following the Merger), or any of their respective Subsidiaries; and

          (2)   not (x) solicit by mail, by telephone, by personal meeting, by electronic communication, through publications or other media or by any other means, either directly or indirectly, any customer of the Company, Company Bank Sub or Parent, or any of their respective Subsidiaries with whom Covenantor or its Affiliates had contact for the purpose of conducting Company or Company Bank Sub business, for whom Covenantor or its Affiliates had supervisory responsibility or about whom Covenantor or its Affiliates had access to Confidential Information [prior to the Effective Time](10) (each, a "Restricted Customer"); or (y) intentionally interfere with or damage (or attempt to interfere with or damage) any relationship between Parent, Parent Bank Sub or any affiliates thereof, on the one hand, and any such Restricted Customer, on the other hand[; provided that in no event shall any member of the Gallagher or Henry families or any Affiliate thereof be a Restricted Customer for purposes of this Agreement].(11) For purposes of the non-solicitation restriction contained in Section 3(b)(2)(x) and (y), "Restricted Customer" also includes any individual or entity specifically and reasonably identified by the Company by written notice to Covenantor at the time of the Merger as a prospective customer of the Company, and with whom Covenantor or its Affiliates had contact on behalf of the Company in an attempt to conduct Company business, or about whom Covenantor or its Affiliates received Confidential Information[prior to the Effective Time]. For purposes of clarity, the termination of Covenantor's employment with Parent, if applicable, shall not by itself be treated as a violation of Section 3(b)(2)(y).

        (c)   Covenantor acknowledges and understands that the Company's and Parent's, and their respective Subsidiaries', good name and goodwill are extremely valuable and the result of the expenditure of substantial time, effort and resources by the respective party. Therefore, during the

(5)
Note to Draft: Applicable for Trident and Pantheon.

(6)
Note to Draft: Applicable for Larry Kelley.

(7)
Note to Draft: Applicable for Tim Gallagher, John Gallagher, Bob Kelly and Kelly Beaty.

(8)
Note to Draft: Applicable for independent directors.

(9)
Note to Draft: To be included for Gallagher family shareholders only.

(10)
Note to Draft: Bracketed language in this section to be included for Tim Gallagher, John Gallagher and independent directors.

(11)
Note to Draft: To be included for Gallagher family shareholders only.

period described in Section 3(b) of this Agreement, Covenantor agrees not to make, or cause to be made, any statement or disclosure that disparages the Company or the Parent, or any of their respective Subsidiaries, or any person known by Covenantor to be a director, officer or employee of any of the foregoing, or assist any other person, business or entity to do so.

        (d)   Covenantor understands and agrees that money damages are an inadequate remedy for any breach or attempted or threatened breach of this Section 3 by Covenantor or its Affiliates and that Company and Parent and their respective Subsidiaries shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Covenantor hereby consents to the granting of an injunction (temporary or otherwise) against Covenantor or to the entering of any other court order against Covenantor prohibiting and enjoining Covenantor or its Affiliates from violating, or directing Covenantor to comply with, any provision of this Section 3. Covenantor also agrees and understands that such remedies shall be in addition to any and all remedies, including damages, available to Company, Company Bank, Parent and/or any Subsidiaries or affiliates thereof against Covenantor or its Affiliates for such breaches or threatened or attempted breaches. If Covenantor or its Affiliates breaches any provision herein, and is not immediately or preliminarily enjoined from such breach, then, upon a court of competent jurisdiction finding such provision enforceable, the time periods relating to the restrictions above shall be tolled for the period of such breach and pendency of the lawsuit until all appeal periods initiated by Covenantor have expired.

        4.    Entire Agreement; Modification.    This Agreement contains the entire agreement between Covenantor, Parent and the Company with respect to the subject matter hereof and it is the complete, final and exclusive embodiment of the agreement with regard to this subject matter hereof, provided, however, that this Agreement shall not supersede or otherwise effect any agreement or understanding between the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, on the one hand and Covenantor on the other hand that includes any confidentiality, restrictive covenant or other provisions concerning the subject matter hereof on the part of Covenantor. This Agreement is being entered into by Covenantor without reliance on any promise or representation other than those expressly contained herein, and this Agreement cannot be amended except in writing signed by all parties hereto.

        In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be overly broad as to duration, geographical scope, activity or subject, this Agreement shall be construed by limiting and reducing such overly broad provision, so as to be enforceable to the extent compatible with the applicable Law as it shall then appear.

        5.    Notices.    For the purposes of this Agreement, notices, demands, and all other communications shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, and if to the Covenantor, delivered to the last address on file with the Company, and if to the Company, to its main offices located at [    •    ], and if to Parent, to its main offices located at [    •    ] or to such other address as any such party may have furnished to the others, in writing, in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        6.    Waiver.    If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        7.    Assignment.    This Agreement and any rights or obligations hereunder may be assigned by Parent to any Subsidiary of Parent or any successor in interest to Parent's or any of its Subsidiaries' businesses. This Agreement may not be assigned by Covenantor.

        8.    Headings.    The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

        9.    Governing Law.    This Agreement shall be governed by the laws of the State of Illinois without reference to the choice of law principles thereof. Any claim, lawsuit or dispute involving the interpretation or enforcement of this Agreement must be held in a court of competent jurisdiction located in Cook County, Illinois. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court located in Cook County, Illinois, agrees that process may be served upon term in any manner authorized by the laws of such jurisdiction and waives and covenants not to assist or plead any objection which they might otherwise have to such jurisdiction and such process.

        10.    Counterparts.    This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        11.    [Termination.    This Agreement shall terminate upon the death of Shirley J. Gallagher.](12)

*    *    *

(12)
Note to Draft: To be included for Gallagher GS Trust only.

        IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date first set forth above.

[COMPANY]
By:
Name:
Title:

[PARENT]
By:
Name:
Title:

[COVENANTOR]
Name:

Number of Shares of Company Voting Common Stock:
Number of Shares of Company Non-Voting Common Stock:

[SIGNATURE PAGE TO CONFIDENTIALITY, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT]

Appendix F

Opinion of Sandler O'Neill & Partners, L.P.

June 28, 2016

Board of Directors
First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, IL 60143

Ladies and Gentleman:

        First Midwest Bancorp, Inc. ("Parent"), Standard Bancshares, Inc. (the "Company") and a newly formed corporation and wholly-owned subsidiary of Parent ("Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth in the Agreement, merge with and into the Company with the Company being the surviving corporation (the "Merger"), and (ii) as soon as reasonably practicable thereafter, Parent intends to merge the Company with and into Parent with Parent being the surviving corporation (the "Parent Merger", and together with the Merger, the "Mergers"). Pursuant to the terms of the Agreement, upon the effective time of the Merger, each share of the Company voting and non-voting common stock, $0.01 par value per share, issued and outstanding immediately prior to the effective time of the Merger ("Company Common Stock"), except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into, as provided in the Agreement, the right to receive 0.4350 of a share of Parent Common Stock, $0.01 par value per share, subject to adjustment as set forth in the Agreement (the "Per Common Share Consideration"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Mergers are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Common Share Consideration to Parent.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 28, 2016; (ii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iv) publicly available consensus mean and median analyst earnings per share estimates for Parent for the years ending December 31, 2016 and December 31, 2017; (v) internal financial projections for Parent for the year ending December 31, 2016 through December 31, 2020, as provided by the senior management of Parent; (vi) internal financial projections for the Company for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of Parent; (vii) the pro forma financial impact of the Mergers on Parent based on assumptions relating to transaction expenses, purchase accounting adjustments, the cost of cancelling the outstanding Company Stock Options, Company Phantom Stock and Company Stock Settled Rights, cost savings, the reversal of certain consolidated loan loss provision expense of the Company, a core deposit intangible asset, the possible debt refinancing by Parent and the closure of certain branch offices following the closing of the Mergers, as provided by and confirmed with the senior management of Parent; (viii) the publicly reported historical price and trading activity for Parent common stock, including a comparison of certain stock market information for Parent common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for Parent and the Company with similar commercial banks for which publicly available information is available; (x) the financial terms of certain recent

F-1

mergers and business combinations in the commercial banking industry on a national and regional basis, to the extent publicly available; (xi) the current market environment generally and in the commercial banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Parent the business, financial condition, results of operations and prospects of Parent and held similar discussions with certain members of the senior management of the Company regarding the business, financial condition, results of operations and prospects of the Company.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from pubic sources, that was provided to us by Parent or the Company, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Parent and the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Parent or the Company, or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Parent or the Company, or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the consolidated allowance for loan losses of Parent or the Company, or the combined entity after the Mergers, and we have not reviewed any individual credit files relating to Parent or the Company, or any of their respective subsidiaries. We have assumed, with your consent, that the respective consolidated allowances for loan losses for both Parent and the Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used financial projections for Parent for the year ending December 31, 2016 through December 31, 2020, as provided by the senior management of Parent. In addition, in preparing its analyses Sandler O'Neill used internal financial projections for the Company for the years ending December 31, 2016 through December 31, 2020, as provided by the senior management of Parent. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, the cost of cancelling outstanding Company Stock Options, Company Phantom Stock and Company Stock Settled Rights, cost savings, the reversal of certain consolidated loan loss provision expense of the Company, a core deposit intangible asset, the possible debt refinancing by Parent and the closure of certain branch offices following the closing of the Mergers, as provided by and confirmed with the senior management of Parent. With respect to the foregoing information, the respective managements of Parent and the Company confirmed to us that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Parent and the Company and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Parent's or the Company's consolidated assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Parent and the Company will remain as going concerns for all periods relevant to our analyses.

F-2

        In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply with all the material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are, subject to the standards contained therein, true and correct, that each of the parties to such agreements will timely perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, in each case to the extent such is material to our analyses and this opinion, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Mergers, no delay, limitation, restriction or condition will be imposed that would, individually or in the aggregate, have a material adverse effect on the Company, Parent or the contemplated benefits of the Mergers or any related transaction, (iii) the Mergers and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Mergers will qualify as a reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Parent has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Mergers and the other transactions contemplated by the Agreement.

        Our analyses and opinion are necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent common stock at any time or what the value of Parent common stock will be once it is actually received by the holders of Company Common Stock

        We have acted as Parent's financial advisor in connection with the Mergers and will receive a fee for our services, which fee is contingent upon consummation of the Mergers. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to us upon closing of the Mergers. Parent has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date of this opinion, we have provided certain other investment banking services to Parent and received fees for such services. In addition, as we have previously advised you, we have provided certain investment banking services to the Company in the two years preceding the date of this opinion and received compensation for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Parent, the Company and their respective affiliates. We may also actively trade the equity and debt securities of Parent or its affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Parent in connection with its consideration of the Agreement and Mergers and does not constitute a recommendation to any shareholder of Parent as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Mergers or the Parent Common Stock Issuance. Our opinion is directed only to the fairness, from a financial point of view, of the Per Common Share Consideration to Parent and does not address the underlying business decision of Parent to engage in the Mergers, the form or structure of the Mergers or any other transactions contemplated in the Agreement, the relative merits of the Mergers as compared to any other alternative transactions or business strategies that might exist for Parent, or the effect of any other transaction in which Parent might engage or any other terms contemplated by the Agreement. We also do not express any opinion as to the amount or nature of the compensation to

F-3

be received in the Mergers, or any other transactions contemplated by the Agreement, by any Parent or Company officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent, provided, however, Sandler O'Neill will provide its consent for this opinion to be included in regulatory filings to be completed in connection with the Mergers.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Common Share Consideration is fair to Parent from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners L.P. SANDLER O'NEILL & PARTNERS L.P.

F-4

Appendix G

Opinion of J.P. Morgan Securities LLC

June 27, 2016

The Board of Directors
Standard Bancshares, Inc.
7800 West 95th Street
Hickory Hills, IL 60457

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share, and non-voting common stock, par value $0.01 per share (collectively, the "Company Common Stock"), of Standard Bancshares, Inc. (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Transaction") of the Company with a wholly-owned subsidiary of First Midwest Bancorp, Inc. (the "Acquiror"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Acquiror and its subsidiary, Benjamin Acquisition Corporation, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates (other than shares held in a trust, fiduciary or nominee capacity or as a result of debts previously contracted) and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive 0.4350 shares (the "Exchange Ratio") of the Acquiror's common stock, par value $0.01 per share (the "Acquiror Common Stock"). We also understand that the Exchange Ratio will be subject to adjustment as provided in the Agreement based on the amount of certain expenses as set forth in the Agreement (the "Expense Adjustment").

        In connection with preparing our opinion, we have (i) reviewed a draft dated June 24, 2016 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of each of the managements of (a) the Company and (b) the Acquiror, as adjusted by the management of the Company, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we conducted any review of individual credit files of the Company or the Acquiror or evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of loan and lease portfolios or assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Acquiror and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Acquiror, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, and that the Expense Adjustment will not result in any adjustment to the Exchange Ratio that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Acquiror Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC

Appendix H

Sections 11.65 and 11.70 of the Illinois Business Corporation Act

§ 11.65. Right to Dissent.

(a)
A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

(1)
consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

(2)
consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

(3)
an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(i)
alters or abolishes a preferential right of such shares;

(ii)
alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

(iii)
in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

(4)
any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

(b)
A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

(c)
A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

§ 11.70. Procedure to Dissent.

(a)
If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

(b)
If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

(c)
Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

(d)
A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

(e)
If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

(f)
If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

(g)
The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

(h)
Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

(i)
The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

(1)
Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

(2)
Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

(j)
As used in this Section:

(1)
"Fair value", with respect to a dissenter's shares, means the proportionate interest of the shareholder in the corporation, without discount for minority status or, absent extraordinary circumstance, lack of marketability, immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

(2)
"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        First Midwest Bancorp, Inc. ("First Midwest") is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believes to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Article Sixth of First Midwest's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of First Midwest shall be liable to First Midwest or its stockholders for monetary damages arising from a breach of a fiduciary duty owed to First Midwest or its stockholders.

        Article 6 of First Midwest's Amended and Restated By-laws provides that, to the extent permitted by the DGCL, First Midwest shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of First Midwest or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First Midwest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of First Midwest, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to First Midwest unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of First Midwest has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Any indemnification (unless ordered by a court) shall be made by First Midwest only upon a determination in the specific case that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (3) if such quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the corporation) in a written opinion, or (4) by the stockholders.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Each of the directors and officers of First Midwest are covered by insurance policies maintained and held in effect by First Midwest against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Item 21.    Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of June 28, 2016 between First Midwest Bancorp, Inc., Standard Bancshares, Inc. and Benjamin Acquisition Corporation (included as Appendix A to the joint proxy statement/prospectus contained in this registration statement).†
3.1	First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 27, 2009).
3.2
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to First Midwest Bancorp, Inc.'s Quarterly Report on Form 10-Q filed on August 4, 2014).
3.3	First Midwest Bancorp, Inc.'s Amended and Restated By-laws (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed on May 24, 2016).
4.1
Form of First Midwest Bancorp, Inc.'s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to First Midwest Bancorp, Inc.'s Registration Statement on Form S-4 filed on December 29, 2015).
5.1	Opinion of Nicholas J. Chulos as to the validity of the securities being registered.*
8.1	Opinion of Sullivan & Cromwell LLP regarding the federal income tax consequences of the mergers.*
8.2	Opinion of Kirkland & Ellis LLP regarding the federal income tax consequences of the mergers.*
15.1	Acknowledgement of Ernst & Young LLP.
15.2	Acknowledgement of RSM US, LLP.
21.1	Subsidiaries of First Midwest Bancorp, Inc. (incorporated by reference to Exhibit 21 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 23, 2016).
23.1	Consent of Nicholas J. Chulos (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of RSM US, LLP.
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).
23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 8.2).
24.1	Power of Attorney.*
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	Consent of J.P. Morgan Securities LLC.
99.3	Form of Proxy to be used by First Midwest Bancorp, Inc.

Exhibit	Description
99.4	Form of Proxy to be used by Standard Bancshares, Inc.

*
Previously filed with the registrant's registration statement on Form S-4 (333-213532), which was filed with the SEC on September 8, 2016.

†
Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and First Midwest agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (i)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on October 18, 2016.

FIRST MIDWEST BANCORP, INC.
By:	/s/ MICHAEL L. SCUDDER Michael L. Scudder President, Chief Executive Officer, and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY

/s/ ROBERT P. O'MEARA* Robert P. O'Meara	Chairman of the Board
/s/ MICHAEL L. SCUDDER Michael L. Scudder	President, Chief Executive Officer, and Director
/s/ PAUL F. CLEMENS Paul F. Clemens	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
/s/ BARBARA A. BOIGEGRAIN* Barbara A. Boigegrain	Director
/s/ JOHN F. CHLEBOWSKI, JR.* John F. Chlebowski, Jr.	Director
/s/ BR. JAMES GAFFNEY, FSC* Br. James Gaffney, FSC	Director
/s/ PHUPINDER S. GILL* Phupinder S. Gill	Director

SIGNATURE		CAPACITY

/s/ KATHRYN J. HAYLEY* Kathryn J. Hayley		Director
/s/ PETER J. HENSELER* Peter J. Henseler		Director
/s/ PATRICK J. MCDONNELL* Patrick J. McDonnell		Director
/s/ FRANK B. MODRUSON* Frank B. Modruson		Director
/s/ ELLEN A. RUDNICK* Ellen A. Rudnick		Director
/s/ MARK G. SANDER Mark G. Sander		Director
/s/ MICHAEL J. SMALL* Michael J. Small		Director
/s/ J. STEPHEN VANDERWOUDE* J. Stephen Vanderwoude		Director
*By	/s/ NICHOLAS J. CHULOS Nicholas J. Chulos, Attorney-in-Fact	Executive Vice President, Corporate Secretary and General Counsel

Date: October 18, 2016

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of June 28, 2016 between First Midwest Bancorp, Inc., Standard Bancshares, Inc. and Benjamin Acquisition Corporation (included as Appendix A to the joint proxy statement/prospectus contained in this registration statement).†
3.1	First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 27, 2009).
3.2
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to First Midwest Bancorp, Inc.'s Quarterly Report on Form 10-Q filed on August 4, 2014).
3.3	First Midwest Bancorp, Inc.'s Amended and Restated By-laws (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed on May 24, 2016).
4.1
Form of First Midwest Bancorp, Inc.'s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to First Midwest Bancorp, Inc.'s Registration Statement on Form S-4 filed on December 29, 2015).
5.1	Opinion of Nicholas J. Chulos as to the validity of the securities being registered.*
8.1	Opinion of Sullivan & Cromwell LLP regarding the federal income tax consequences of the mergers.*
8.2	Opinion of Kirkland & Ellis LLP regarding the federal income tax consequences of the mergers.*
15.1	Acknowledgement of Ernst & Young LLP.
15.2	Acknowledgement of RSM US, LLP.
21.1	Subsidiaries of First Midwest Bancorp, Inc. (incorporated by reference to Exhibit 21 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 23, 2016).
23.1	Consent of Nicholas J. Chulos (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of RSM US, LLP.
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).
23.5	Consent of Kirkland & Ellis LLP (included in Exhibit 8.2).
24.1	Power of Attorney.*
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	Consent of J.P. Morgan Securities LLC.
99.3	Form of Proxy to be used by First Midwest Bancorp, Inc.
99.4	Form of Proxy to be used by Standard Bancshares, Inc.

*
Previously filed with the registrant's registration statement on Form S-4 (333-213532), which was filed with the SEC on September 8, 2016.

†
Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and First Midwest agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.